EXHIBIT 15.1

The following information has been given to The Stock Exchange, London and is furnished pursuant to General Instruction B to the General Instructions to Form 6-K:

AstraZeneca PLC Annual Report and Form 20-F Information 2006

CONTENTS

2006 IN BRIEF			1	FINANCIAL STATEMENTS			19.	Reserves	120
CHAIRMAN’S STATEMENT			2	Preparation of the Financial Statements			20.	Minority interests	121
CHIEF EXECUTIVE OFFICER’S REVIEW			3	and Directors’ Responsibilities		96	21.	Dividends to shareholders	121
FINANCIAL HIGHLIGHTS			6	Directors’ Responsibilities for, and Report			22.	Acquisitions of business operations	121
DIRECTORS’ REPORT				on, Internal Control over Financial Reporting		96	23.	Disposal of business operations	123
Business review			8	Auditors’ Reports on the Financial			24.	Post-retirement benefits	123
>	Business environment		9	Statements and on Internal Control over			25.	Employee costs and share option
>	Strategy		11	Financial Reporting (Sarbanes-Oxley				plans for employees	128
>	Our resources, skills and capabilities		12	Act Section 404)		97	26.	Commitments and contingent liabilities	133
>	Measuring performance		15	Independent Auditors’ Report to the			27.	Leases	146
>	Therapy area review			Members of AstraZeneca PLC (Group)		97	28.	Statutory and other information	146
	–	Cardiovascular medicines	16	Consolidated Income Statement		98	29.	Share capital of parent company	147
	–	Gastrointestinal medicines	20	Consolidated Statement of			Principal Subsidiaries		148
	–	Neuroscience medicines	23	Recognised Income and Expense		98	Additional Information for US Investors		149
	–	Oncology medicines	26	Consolidated Balance Sheet		99	Independent Auditors’
	–	Respiratory and Inflammation		Consolidated Cash Flow Statement		100	Report to the Members of
		medicines	29	Accounting Policies (Group)		101	AstraZeneca PLC (Company)		157
	–	Infection medicines	32	Notes to the Financial			Company Balance Sheet		158
>	Geographic review		33	Statements (Group)			Accounting Policies (Company)		159
>	Research and development		37	1.	Operating profit	104	Notes to the Financial
>	Development pipeline table		40	2.	Profit on sale of interest in		Statements (Company)
>	Portfolio management and				joint venture	104	1.	Fixed asset investments	160
	commercialisation		43	3.	Finance income and expense	105	2.	Other debtors	160
>	Supply		44	4.	Taxation	105	3.	Non-trade creditors	160
>	Managing risk		45	5.	Earnings per $0.25 Ordinary Share	107	4.	Loans	160
>	Corporate responsibility		47	6.	Segment information	108	5.	Reserves	161
>	People		48	7.	Property, plant and equipment	110	6.	Reconciliation of movements
>	Main facilities		49	8.	Intangible assets	111		in shareholders’ funds	161
>	Other businesses		49	9.	Other investments	112	7.	Share capital	161
>	Industry regulation		50	10.	Inventories	112	8.	Commitments and contingent
>	Reporting performance		52	11.	Trade and other receivables	113		liabilities	162
>	Financial review		53	12.	Cash and cash equivalents	113	9.	Statutory and other information	162
Governance			71	13.	Interest-bearing loans and borrowings	113	GROUP FINANCIAL RECORD – IFRS		163
>	Board of Directors		71	14.	Financial risk management		GROUP FINANCIAL RECORD – US GAAP		164
>	Corporate governance		75		objectives and policies	114	SHAREHOLDER INFORMATION		165
>	CEO, SET and delegation of authority		77	15.	Financial instruments	115	RISK FACTORS		172
>	Other matters		78	16.	Trade and other payables	118	ADDITIONAL INFORMATION		177
Board of Directors			80	17.	Provisions for liabilities and charges	119	CROSS-REFERENCE TO FORM 20-F		178
DIRECTORS’ REMUNERATION REPORT			82	18.	Statement of changes in equity	119	GLOSSARY		179

Cautionary statement regarding
forward-looking statements
The purpose of this Annual Report and Form 20-F Information is to provide information to the members of the Company. In order, inter alia, to utilise the ‘safe harbour’ provisions of the US Private Securities Litigation Reform Act 1995, we are providing the following cautionary statement: This Annual Report and Form 20-F Information contains certain forward-looking statements with respect to the operations, performance and financial condition of the AstraZeneca Group. Although we believe our				expectations are based on reasonable assumptions, any forward-looking statements, by their very nature, involve risks and uncertainties and may be influenced by factors that could cause actual outcomes and results to be materially different from those predicted. The forward-looking statements reflect knowledge and information available at the date of the preparation of this Annual Report and Form 20-F Information and the Company undertakes no obligation to update these forward-looking statements. We identify the forward-looking statements by using the words ‘anticipates’,

‘believes’, ‘expects’, ‘intends’ and similar expressions in such statements. Important factors that could cause actual results to differ materially from those contained in forward-looking statements, certain of which are beyond our control, include, among other things, those factors identified under the heading Risk Factors on pages 172 to 176 of this document. Nothing in this Annual Report and Form 20-F Information should be construed as a profit forecast.

© AstraZeneca PLC 1 February 2007

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1

ASTRAZENECA IS ONE OF THE WORLD’S LEADING PHARMACEUTICAL COMPANIES, WITH A BROAD RANGE OF MEDICINES DESIGNED TO FIGHT DISEASE IN IMPORTANT AREAS OF HEALTHCARE. BACKED BY STRONG SCIENCE AND WIDE-RANGING COMMERCIAL SKILLS, WE ARE COMMITTED TO SUSTAINABLE DEVELOPMENT OF OUR BUSINESS AND THE DELIVERY OF A FLOW OF NEW MEDICINES THAT MAKE A DIFFERENCE IN THE LIVES OF PATIENTS AND CREATE VALUE FOR OUR SHAREHOLDERS AND WIDER SOCIETY.

2006 IN BRIEF

>	SALES INCREASED BY 11% TO $26,475 MILLION.

>	STRONG PERFORMANCE OF FIVE KEY GROWTH PRODUCTS (NEXIUM, SEROQUEL, CRESTOR, ARIMIDEX AND SYMBICORT ) WITH COMBINED SALES REACHING $13,318 MILLION, UP 23%.

>	OPERATING PROFIT INCREASED BY 28% TO $8,216 MILLION. OPERATING MARGIN IMPROVED BY 3.8 PERCENTAGE POINTS TO 31.0% OF SALES.

>	FREE CASH FLOW OF $6,788 MILLION. SHAREHOLDER RETURNS TOTALLED $5,382 MILLION (DIVIDENDS $2,220 MILLION; NET SHARE RE-PURCHASES $3,162 MILLION).

>	DIVIDEND INCREASED BY 32% TO $1.72.

>	EPS UP 34% TO $3.86.

>	OUR PRODUCT PORTFOLIO NOW INCLUDES 11 MEDICINES EACH WITH ANNUAL SALES OF MORE THAN $1 BILLION.

>	GOOD SALES GROWTH IN ALL REGIONS,WITH THE US UP 16%, EUROPE UP 6%, JAPAN UP 5% AND REST OF WORLD UP 11%.

>	BETWEEN 1 DECEMBER 2005 AND 31 JANUARY 2007, THE COMPANY HAS COMPLETED 12 SIGNIFICANT LICENSING AND ACQUISITION PROJECTS AND NINE SIGNIFICANT RESEARCH COLLABORATIONS.

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6	ASTRAZENECA ANNUAL REPORT AND FORM 20-F INFORMATION 2006

FINANCIAL HIGHLIGHTS

1 Growth rates represent underlying performance, which shows growth at constant exchange rates (CER) by excluding the effects of exchange rate movements. Underlying CER growth is calculated by retranslating the current year performance at the previous year’s exchange rates and adjusting for other exchange effects, including hedging.

2 Free cash flow represents net cash flows before financing activities, and is calculated as: net cash inflow before financing activities, adjusted for acquisitions of businesses, movements in short term investments and fixed deposits and disposal of intangible assets.

DIVIDEND FOR 2006

	$	Pence	SEK	Payment date

First interim dividend	0.49	26.6	3.60	18 September 2006

Second interim dividend	1.23	63.0	8.60	19 March 2007

Total	1.72	89.6	12.20

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8	ASTRAZENECA ANNUAL REPORT AND FORM 20-F INFORMATION 2006

BUSINESS REVIEW

ASTRAZENECA IN BRIEF
>	WE DISCOVER, DEVELOP, MANUFACTURE AND MARKET PRESCRIPTION PHARMACEUTICALS FOR IMPORTANT AREAS OF HEALTHCARE: CARDIOVASCULAR, GASTROINTESTINAL, NEUROSCIENCE, ONCOLOGY, RESPIRATORY AND INFLAMMATION,AND INFECTION.

>	BROAD PRODUCT RANGE, INCLUDING MANY WORLD LEADERS AND A NUMBER OF KEY GROWTH PRODUCTS: ARIMIDEX, CRESTOR, NEXIUM, SEROQUEL AND SYMBICORT.

>	ACTIVE IN OVER 100 COUNTRIES WITH GROWING PRESENCE IN IMPORTANT EMERGING MARKETS; CORPORATE OFFICE IN LONDON, UK; MAJOR R&D SITES IN SWEDEN,THE UK AND THE US.

>	OVER 66,000 EMPLOYEES (58% IN EUROPE, 27% IN THE AMERICAS AND 15% IN ASIA, AFRICA AND AUSTRALASIA).

>	AROUND 12,000 PEOPLE AT 16 R&D CENTRES IN 8 COUNTRIES.

>	27 MANUFACTURING SITES IN 19 COUNTRIES.

>	WE SPEND OVER $16 MILLION EACH WORKING DAY ON DISCOVERING AND DEVELOPING NEW MEDICINES.

INTRODUCTION
In this section, we have applied the best practice principles of an operating and financial review and discuss the main trends and factors underlying the development, performance and position of AstraZeneca during 2006.

To that end, we provide in this business review an overview of AstraZeneca’s business environment and information about our research, development, manufacturing and sales and marketing activities worldwide, including our 2006 performance in these areas, as seen through the eyes of the Board.

We describe the external environment in which we operate, including the opportunities and challenges, the market for pharmaceuticals, the competitive and regulatory environment, and the principal risks and uncertainties.

We describe our strategy for managing the opportunities and challenges of our business environment, the resources that we bring to bear and how they are aligned to create value through achievement of our strategic objectives, and likely future developments in our business. We also highlight the importance of leadership, effective decision-making and risk management.

Finally, we explain how our progress towards achievement of our objectives is measured.

In the therapy area, geographic and financial reviews, we report on our financial performance during 2006 at a global level, in different geographic areas and at a product level. We also report in detail on the progress of our pipeline and developments in relation to our marketed products (such as new indications, regulatory filings and clinical trial data).

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DIRECTORS’ REPORT	9
Business Review

BUSINESS ENVIRONMENT

AS A GLOBAL, RESEARCH-BASED PHARMACEUTICAL COMPANY, WE OPERATE IN AN EVER-CHANGING ENVIRONMENT THAT PRESENTS BOTH OPPORTUNITIES AND CHALLENGES FOR OUR BUSINESS.

GROWING DEMAND FOR HEALTHCARE There remains a strong fundamental demand for healthcare that underpins the industry’s future growth prospects. Specific elements that contribute to this include:

Japan is the second largest country for pharmaceutical sales at $57 billion (10% of worldwide sales), with growth of 1% in 2006 declining from 7% growth in 2005. This was largely due to the biennial price revisions enforced by the Japanese Ministry of Health, Labour and Welfare.

Europe accounts for 29% of the world market and growth slowed to 5% in 2006 (from 6% in 2005). Growth among major markets within Europe ranged from 0% in Belgium to 7% in Spain, with large countries such as Germany, France and the UK showing growth of 3%, 4% and 3%, respectively.

Asia Pacific and Latin America account for 7% and 4%, respectively, of worldwide sales. Notable growth from countries in these regions in 2006 came from China (sales of $10.4 billion, growth of 13%), Brazil (sales of $8.6 billion, growth of 14%), Korea (sales of $8.3 billion, growth of 13%) and India (sales of $5.4 billion, growth of 13%), which ranked 9th, 10th, 11th and 15th respectively in world markets.

THERAPY AREAS
According to the World Health Organization (WHO), the greatest burden of disease is in non-communicable disease. Conditions such as malignant tumours, ischaemic heart disease, cerebrovascular disease, chronic obstructive pulmonary disease (COPD), schizophrenia, bipolar disorder and asthma are significant contributors. However, communicable diseases are also increasing, due primarily to HIV/AIDS and tuberculosis.

AstraZeneca’s skills, experience and resources are focused on the following therapy areas, which together represent a significant proportion of the worldwide burden of disease:

Cardiovascular (CV)
CV disease claims more lives each year than the next four leading causes of death combined. Globally, CV disease accounts for 17 million deaths each year, making it the greatest risk to life for most adults. CV is also the single largest therapy area in the global healthcare market, with a world market value of $137 billion. One in three adults has some form of CV disease, including diseases such as high blood pressure (market value $48 billion), abnormal levels of blood cholesterol (market value $35 billion), thrombosis – including heart attacks and stroke (market value $17 billion)

>	The growing number of people who expect high standards of healthcare, especially among the elderly, who represent a rising proportion of developed nations’ populations; and

>	Many diseases are under-diagnosed, sub-optimally treated or do not have effective therapies.

The growing demand for healthcare will be met not only by existing therapies but also by new ones originating from advances in the understanding of the biology of disease and the application of new technologies. Innovative new products have been launched by the industry in recent years, which are changing therapeutic approaches and are improving quality of life for patients.

In addition, fast-developing economies such as China and India are expanding the number of patients who can benefit from medicines. This represents a significant opportunity for the industry.

WORLD MARKETS
The world pharmaceutical market in 2006 was valued at $574 billion. This represents an increase in constant US dollar terms of 6% over the previous year, which is lower than in 2005 (when growth was 7%). The US is by far the largest pharmaceutical market in the world, accounting for $267 billion of sales (47% of the worldwide total). US growth rose to 7% in 2006 (from 5% in 2005), despite continuing cost-containment pressures and the growing use of generic pharmaceuticals. This rise was largely due to the increased uptake of products following implementation of the Medicare prescription drug benefit scheme in 2006.

In this Business Environment section, unless otherwise specified, sector-wide market data (ie not specific to AstraZeneca or any of its products) are based on MAT (Moving Annual Total) Q3 2006 data and the 2005 comparisons are based on MAT Q4 2005 data.

and diabetes (market value $20 billion). High blood pressure and abnormal levels of blood cholesterol are well known to damage the arterial wall and thereby to lead to atherosclerosis. The most important and frequent manifestations of atherosclerosis are heart attacks and stroke. Diabetes is associated with an increased risk for a number of serious, sometimes life-threatening complications, including heart attack, stroke, blindness, kidney disease, nervous system disease and amputations. Heart disease death rates among adults with diabetes are two-to-four times higher than the rates for adults without diabetes. In the US, 21 million people suffer from diabetes and two in five people with diabetes still have poor cholesterol control, one in three have poor blood pressure control and one in five have poor glucose control.

Gastrointestinal (GI)
The world GI market is valued at $35 billion, of which the proton pump inhibitor market represents $23 billion. In the West (ie Europe and North America combined), according to different estimates between 10% and 20% of adults suffer from gastro-oesophageal reflux disease (GERD). The prevalence rate of GERD in Asia is lower but increasing.

Neuroscience
The world market value in this therapy area is $108 billion. It comprises psychiatry (market value $49 billion), neurology (market value $30 billion), analgesia (market value $25 billion) and anaesthesia (market value $4 billion). The medical need continues to be significant in all of these areas, and at AstraZeneca we are targeting areas where new therapies can make a real difference:

>	Depression and anxiety disorders remain under-diagnosed and under-treated, with 15% of the population suffering from major depression on at least one occasion in their lives, schizophrenia affecting around 1% of the population, and 17 million people suffering from bipolar disorder across the major markets.

>	Alzheimer’s disease, the most common cause of dementia, affects more than 24 million people worldwide today, with this number predicted to reach 40 million by 2020. Further, current therapy is symptomatic and does not significantly modify the course of this progressive neuro-degenerative disorder.

>	Chronic pain, which affects over 20% of the population, is a significant medical need, with pain management the most common reason for seeking medical care.

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10	ASTRAZENECA ANNUAL REPORT AND FORM 20-F INFORMATION 2006

BUSINESS ENVIRONMENT CONTINUED

Cancer
The world market value for cancer therapies is $32 billion and growing strongly. Despite dramatic advances in treatment, cancer remains the second highest cause of death in developed countries, and epidemiological evidence points to this trend now emerging in the less developed world. At present cancer accounts for 7.6 million (or 13%) of all deaths worldwide annually, with these numbers projected to continue rising, resulting in an estimated 9 million people dying from cancer in 2015 and 11.4 million dying in 2030. Globally, lung cancer kills more people than any other tumour type. However, there are significant differences in the pattern and severity of disease between Asian and Western populations. Whilst breast, prostate and colo-rectal cancers are common in the West, gastric and liver cancers are more prevalent in Asia. For further information about our cancer therapies, see page 26.

Respiratory & Inflammation
The respiratory world market value is $43 billion. The WHO estimates that 100 million people worldwide suffer from asthma and more than twice that from COPD, which is currently the fourth leading cause of death in the world with further increases in the prevalence and mortality of the disease predicted for the coming decades. The inflammatory market is estimated to be worth $16 billion, with over 40% being for the treatment of rheumatoid arthritis. Biological therapies dominate the inflammatory market in terms of sales value.

Information about the medicines we have or are developing in the above disease areas and our 2006 product performance is set out on pages 29 to31.

Infection
The world market value is $59 billion, with anti-bacterials accounting for $31 billion. Infectious diseases cause more than 11 million deaths each year. World demand for antibiotics remains high, due to escalating resistance and the increased risk of serious infections. Tuberculosis remains a worldwide threat and is newly diagnosed in approximately two million people every year in India and over eight million people worldwide.

GROWING CHALLENGES FOR INDUSTRY
Whilst the fundamentals of the world pharmaceuticals market remain robust, the industry is facing real challenges.

Pressure on costs
Expenditure on healthcare typically represents between 6% and 15% of a country’s Gross Domestic Product (GDP), with developed countries towards the top end of that range and developing countries spending less. As a proportion of this, pharmaceutical expenditure is usually between 10% and 20% and is therefore still less than 2% of GDP in most countries.

Nevertheless, healthcare systems, whether based on public or private funding, have a finite ability to pay for treatments. Cost-containment remains an ever-present constraint on industry growth. During 2006, further pricing pressures have been placed on the industry through legislation and other means, not only in major established markets, but also in China and India. For more information, see page 50 (Price Regulation).

Doctors remain the principal decision makers regarding which of the available treatments should be prescribed for their patients, but as the economic burden of funding therapies increases, payers, including governments, health insurers, managed care organisations and employers are increasing their efforts to influence the choices doctors make.

Demonstrating economic benefit
Research-based pharmaceutical companies increasingly have to demonstrate the economic as well as the therapeutic value of their medicines to those who pay for healthcare. This requires investment, throughout the life-cycle of a medicine, in studies to demonstrate added medical benefit, cost-effectiveness, cost-benefit and medical outcomes (such as survival and quality of life improvements) in addition to traditional clinical trials designed to establish safety and efficacy. These research efforts also help to ensure we can target our treatments at those patients who will benefit most, a growing expectation of payers and of society in general.

Research and development productivity
Successful companies will be those that enhance their productivity in the discovery and development of new and differentiated medicines designed to meet the growing demand. The industry is working to improve research productivity through the application of new technologies. At the same time, our regulators are also setting increasingly high hurdles for the approval of medicines.

Drug safety
Decisions on acceptable benefit/risk profiles for medicines have the potential to be positively or negatively affected by a number of factors. These include pre-clinical data, pre- and post-marketing clinical data and regulatory decisions reflecting society’s concerns and aspirations. For more information, see page 46.

Competition
AstraZeneca’s principal competitors are other international, research-based pharmaceutical and biotechnology companies that also sell branded, patent-protected, prescription medicines. In common with those other companies, following patent expiry, our products also compete with generic pharmaceuticals – mainly on price, since generic manufacturers do not bear the high costs of research and development. Nor do they typically invest in safety monitoring or marketing to create the demand that companies such as AstraZeneca do. The industry’s intellectual property base is increasingly being challenged by generic companies seeking an early entry into large markets, which puts pressure on product life-cycles.

Industry regulation
The pharmaceutical industry is one of the most strictly regulated of all industries. Prescription pharmaceutical products are subject to significant legislation and regulation, the amount and impact of which are still growing, concerning the requirements for establishing safety, efficacy and quality. The degree and scope of these regulations vary according to national and regional demands concerning the development and commercialisation of drug products. The processes for regulatory approval for products are complex, time-consuming and involve significant expenditure. In addition to safety and efficacy, regulation covers every aspect of the product including the chemical composition, manufacturing, quality controls, handling, packaging, labelling, distribution, promotion and marketing. After launch of new medicines, regulatory agencies require numerous conditions to be met in the safety surveillance, risk management, clinical, manufacturing and marketing areas. For more information, see pages 50 and 51.

Reputation
The reputation of the pharmaceutical industry has been in decline. Contributory factors include heightened public concern about issues such as drug safety (exacerbated by some high-profile withdrawals of marketed medicines in recent years), transparency of information, sales and marketing practices, and the cost of medicines.

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DIRECTORS’ REPORT	11
Business Review

STRATEGY

ASTRAZENECA IS A SUCCESSFUL GLOBAL RESEARCH-BASED
PRESCRIPTION PHARMACEUTICAL COMPANY, AND OUR GOAL IS TO
MAKE A DIFFERENCE IN THE LIVES OF PATIENTS AND CREATE VALUE
FOR OUR SHAREHOLDERS AND WIDER SOCIETY, THROUGH THE
DELIVERY OF INNOVATIVE MEDICINES IN IMPORTANT AREAS OF
HEALTHCARE.

OUR STRATEGY Our strategy for ensuring that we continue to make our best contribution to healthcare and deliver sustained, industry-leading, responsibly managed growth centres on three key priorities:		OUR OBJECTIVES The objectives that we have identified as critical drivers of success in delivering our strategy are focused on four core areas:
Patients
>	Strengthening our pipeline of new medicines, from our own research laboratories and by accessing scientific innovation that resides outside AstraZeneca.	> Gaining and using insight effectively by:

Working closely with patients and their healthcare providers to understand what they need and what they value.

Incorporating this insight into all aspects of our business decision-making (from discovery to marketing and beyond) to ensure we remain focused on those healthcare needs that are most relevant. This includes targeting our medicines at those patients for whom they are most effective.

>	Delivering the full potential of all our marketed medicines, through rigorous life-cycle management and excellent customer support.

>	Challenging our cost structure to make room for the further investment necessary in these critical activities.

Across all of our activities, we will continue to work closely with all our stakeholders to provide medicines that meet patient needs and add value for society, within the scope of our existing therapy areas and beyond.

We have a clear set of objectives for delivering this strategy. Through the professionalism and commitment of our people, we are determined to deliver a performance that will place AstraZeneca among the best in the industry.

>	Providing superior customer support through:

Innovative practices that enable patients and their caregivers to better understand their disease and treatment options, and to get the medicines they need and the best possible value from them.

Products
>	Strengthening our research platform and pipeline to deliver a flow of innovative, new products by:

Improving further the quality, speed and productivity of our internal discovery and development through the use of leading- edge science, alongside a continued focus on driving effective risk management, decision-making and efficiency across all our processes.

Accessing attractive external opportunities to enhance our internal innovation through partnerships, alliances and acquisitions that further strengthen our pipeline of new products.

Making a strategic move into biologicals to build a major presence in the fast- growing biopharmaceuticals sector.

>	Realising the full potential of our marketed products by:

Actively managing the lifecycles of each of our brands to leverage the full therapeutic and commercial potential of our range.

Driving high standards of sales force effectiveness and marketing excellence.

Building on our leadership positions in existing markets and expanding our presence in important emerging ones.

People
>	Getting the best from our global workforce by:

Providing effective leadership with clear objectives and accountabilities.

Effectively managing and developing all our talent.
Promoting a culture of diversity and inclusion in which people feel valued and rewarded for their individual and team contribution.

>	Making every interaction count by:

Ensuring people understand that how we do business is just as important as what we do, and that everyone has a responsibility for integrating our core values into their everyday business activity.

Performance
>	Delivering a performance that will place us among the best in the industry, with a reputation as one of the most forward- thinking and responsible companies by:

Meeting our promises in all aspects of our business, focusing on our core priorities and on how we deliver them.

Effectively managing the opportunities and risks associated with all our business activities.

Rigorously challenging our cost structure to improve cost-effectiveness and operational excellence.

Ensuring a continuous focus on corporate governance and compliance.

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12	ASTRAZENECA ANNUAL REPORT AND FORM 20-F INFORMATION 2006

OUR RESOURCES, SKILLS AND CAPABILITIES

WE HAVE WIDE-RANGING RESOURCES, SKILLS AND CAPABILITIES
ALIGNED TO DELIVERING OUR STRATEGIC OBJECTIVES.TOGETHER
WITH THE CLEAR DIRECTION OUR STRATEGY PROVIDES, WE BELIEVE
ASTRAZENECA IS WELL PLACED TO CONTINUE TO DELIVER A
STRONG PERFORMANCE IN EACH OF OUR CORE AREAS OF ACTIVITY
AND MAINTAIN BUSINESS SUCCESS OVER TIME.

When a new medicine is launched, we may typically have between eight and 15 years of patent or data protection in which to generate the income needed to recoup the investment required to maintain a flow of new medicines for important areas of healthcare.

We rigorously manage our patent portfolio through a team of intellectual property professionals dedicated to the cost-effective management and enforcement of intellectual property rights for the optimal global protection of, and legitimate reward from, AstraZeneca’s innovations and commercial products. We vigorously defend our intellectual property rights, including taking appropriate infringement action in various courts throughout the world. See page 136 for details of patent litigation.

Sales and marketing
Active in over 100 countries, we have an extensive worldwide sales and marketing network. In the majority of key markets, we sell through wholly-owned local marketing companies. Elsewhere, we sell through distributors or local representative offices. Global brand strategy is built and led by our Global Marketing (GM) function (formerly known as Global Marketing and Business Development) working in partnership with our largest marketing companies. This shared approach creates a consistent platform on which all our local marketing companies can build according to individual market needs.

Our products are marketed primarily to physicians (both primary care and specialist) as well as to other healthcare professionals. Marketing efforts are also directed towards explaining the economic as well as the therapeutic benefits of our products to governments and healthcare buying groups.

Face-to-face contact is still the single most effective marketing method, but increasingly the efforts of our sales forces are being complemented by our use of the internet to facilitate and enhance our commercial activities. For a few products we also use direct-to-consumer television advertising campaigns in the US. A specific focus on sales and marketing innovation is driving us to explore new ideas, including implementation of learning from other industries, to ensure AstraZeneca is at the forefront in responding to the rapidly changing external environment.

OUR MEDICINES
We have a powerful range of medicines targeted at meeting patient needs in the important areas of healthcare discussed earlier. Many of them are world leaders. All of them are designed to be innovative and more effective and/or to offer added patient benefits such as reduced side effects or better ways of taking the treatment. Even after a new medicine is launched, we continue to explore all the ways it can be used to get the most benefit for patients. Underpinning all our activities is a commitment to developing and/or maintaining a continuous dialogue with patients and other stakeholders to help ensure we gain the insight necessary to maintain a flow of new medicines that make a difference in healthcare.

Our portfolio of marketed medicines is highly competitive, with growth in the short to medium term being driven by five key growth products, Arimidex, Crestor, Nexium, Seroquel and Symbicort, all launched over the last 12 years. Backed by our successful mature brands such as Pulmicort, Zoladex, Seloken/Toprol-XL, Diprivan and Merrem, these five key growth products provide the platform for our continued success whilst we enhance our pipeline for the future by improving internal innovation and productivity and accessing external innovation potential.

We have clearly defined life-cycle management programmes for our marketed products designed to maximise the benefit they bring to patients’ lives and their commercial potential within the timeframe that patent protection is available to us.

Intellectual property
Patents enable information on inventions to be made widely available and are important incentives for the continued innovation that drives society’s progress. Patents do not create a monopoly for treating a disease – other manufacturers are able to develop a different medicine to treat the same condition. Also, patents are limited in time and after their expiry, competitors (both innovative and generic) can legitimately market the same product. Because patents require the disclosure and publication of information about the patented medicine, they can stimulate competition to innovate improved alternatives that expand the range of treatment options – which is important because patients respond differently to different medicines in the same class.

Our policy is to apply for appropriate intellectual property protection for all of the inventions and innovations that arise from our drug discovery, development, manufacturing and other business activities. This policy is designed to provide each of our products with an effective portfolio of valid, enforceable patent and other intellectual property rights in all significant markets to protect against unauthorised competition during commercialisation. This shield of intellectual property rights extends to research technologies, for discovering, manufacturing and delivering products, in which we invest significant resources. The adequacy of the patent, design, trade mark and domain name portfolio for individual products is kept under review during product development, clinical evaluation and marketing so that, wherever possible, additional protection may be sought for new applications and other developments. Our research operating model allows appropriate intellectual property strategies to be formulated and regularly updated from an early stage in product development.

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DIRECTORS’ REPORT	13
Business Review

As well as building on our leading positions in existing key markets such as the US, Japan and Europe, we continue to increase our strength through strategic investment in the fast-growing markets of the future, of which China offers the most outstanding opportunity.

Supply and manufacturing
We currently have some 13,500 people at 27 manufacturing sites in 19 countries, dedicated to delivering a secure, high quality, cost-effective supply of our product range worldwide. Of these 13,500 people, around 1,300 are employed in active pharmaceutical ingredient supply and 11,500 in formulation and packaging. We operate a small number of sites for the manufacture of active ingredients, complemented by efficient use of outsourcing. AstraZeneca has active ingredient sites in the UK, Sweden and France and a bulk drug purification plant in Germany. Principal formulation sites for tablets and capsules are located in the UK, Sweden, Puerto Rico, France, Germany and the US. There are also major formulation sites for the global supply of parenteral and inhalation products in Sweden, France and the UK. Packaging is undertaken at a large number of locations, both at AstraZeneca sites and at contractors’ facilities, located close to our marketing companies to ensure rapid and responsive product supply.

OUR RESEARCH AND DEVELOPMENT
Our global research and development (R&D) organisation is therapy area-led with scientific, medical, technical input and control provided by large multi-skilled Discovery and Development functions. This offers a number of advantages including sharing of best practice and efficient use of resources across a multi-site, global organisation. During 2006, we continued to improve our focus on speed and quality of project delivery and to ensure we fully exploit promising new projects and technology platforms across and outside the main therapy areas. In total we employ around 12,000 people at 16 R&D centres in eight countries – comprising eight joint Discovery and Development facilities in the UK, US, Sweden and a new Innovation Centre that will be built in China; a further seven sites in the UK, US, Canada, India and France that focus only on Discovery; and a facility in Japan for drug development only. These resources are complemented by clinical development capability at 40 sites around the world.

Development portfolio
A core priority is ensuring that our growing range of candidate drugs (compounds with the potential to become new medicines) are developed effectively to meet the future needs of patients. We have a wide range of compounds in early development, and a total of 23 projects in Phase I, 20 projects in Phase II and 28 projects in Phase III development. Whilst the majority of projects are small molecule candidate drugs, an increasing proportion of our early development compounds are biopharmaceuticals (see pages 38 and 39 for more information).

Externalisation
In today’s world of rapid scientific and technological advance, no company can rely exclusively on its own discovery and development. Where appropriate we seek to strengthen our internal capabilities through acquisitions and alliances with external partners whose skills and resources complement our own and which broaden our base for disease research.

We continuously monitor new and emerging sciences for opportunities that will help us to develop the next generation of medicines that offer better results for patients. One such opportunity is biopharmaceuticals – medicines derived from biological molecules, which are often based on proteins produced naturally by living organisms in response to disease, for example antibodies. New technologies have opened up the possibility of producing effective, potent antibodies in large supply that can be used to fight disease. As part of our expansion into this fast-growing area, and building on a successful alliance, during 2006 we acquired Cambridge Antibody Technology Group plc (CAT) – a leading UK-based biotechnology company. CAT’s skills in biological therapeutics complement our expertise and strength in small molecule science, and provide a foundation for building a future pipeline of new products from both areas of research. For more information on CAT research, see page 38 or visit the website, cambridgeantibody.com.

Elsewhere in this report you can read about other licences, collaborations and acquisitions we have entered into.

Product portfolio management
One of the greatest challenges facing any pharmaceutical company is maintaining the quality of its product portfolio. We work to ensure that we effectively prioritise emerging research opportunities (whether from our own discovery activities or from external sources), develop them to meet market needs and maximise the potential of our marketed brands.

During 2005 to 2006, to further strengthen our effort in these areas, we reviewed and refined the way the relevant teams across our business work together. The refinements aim to improve the connectivity, co-ordination and focus of all the various activities, both internally and externally focused, that contribute to maintaining a high quality range of differentiated products that meet patient needs and add value for our stakeholders. More details about our Portfolio Management and Commercialisation can be found on page 43.

OUR PEOPLE
Our most important resource is our people. With over 66,000 employees, we value the diversity of skills and abilities that a global workforce brings to our business. Within our performance-driven culture, we aim to give our employees the support they need to develop their full potential and to provide a working environment in which they are energised and informed. Optimising individual and team performance, effectively managing and developing all our talent, communicating and fostering our core values and improving our leadership capability are core priorities, alongside a commitment to ensuring the safety, health and wellbeing of all our employees worldwide. For more information, see page 48.

Leadership
Good leadership and effective risk management are key to ensuring our resources and capabilities continue to be focused on meeting the challenges, and maximising the opportunities, of our business environment.

The Board of Directors: Our Board comprises Executive Directors, with direct responsibility for business operations, and Non-Executive Directors, who have responsibility to bring independent, objective judgement to bear on Board decisions. The Board sets Company strategy and policies and monitors progress

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14	ASTRAZENECA ANNUAL REPORT AND FORM 20-F INFORMATION 2006

towards meeting objectives. It conducts an in-depth strategy review annually. It also assesses whether or not obligations to shareholders and others are understood and met, which includes regular reviews of financial performance and critical business issues. See pages 80 and 81 for more information on the Board.

The Senior Executive Team (SET): The SET is a cross-functional, cross-territorial group, established and led by the Chief Executive Officer. It focuses on the day-to-day running of business operations and on Company development. It regularly reviews and makes decisions on all major business issues, save those which have been specifically reserved for the Board. The SET comprises the three Executive Directors and six executive vice-presidents, each of whom has a specific area of responsibility in line with our business structure. See page 77 for more information on the SET.

RISK MANAGEMENT
Our ability to effectively identify and manage the risks to our business is also key to our continued success. Our Risk Advisory Group (RAG), led by the Chief Financial Officer and consisting of representatives from each business function, assists senior management in identifying and assessing our main business risks in a co-ordinated manner. It focuses in particular on cross-functional risks, linking risk management to business performance reporting and sharing best practice across the organisation to drive continuous improvement. The RAG reports twice a year to the SET and its reports on the Company’s risk profile are reviewed annually by the Board and the Audit Committee. For more information, see pages 45 and 75.

REPUTATION AND RESPONSIBILITY
We also know that how we do business, as well as what we do, is important to our reputation among stakeholders and wider society. Maintaining their trust and confidence in AstraZeneca as a responsible company means ensuring that wherever we have a presence or an impact, we live up to our core values and publicly stated standards of ethical behaviour. Backed by our global Corporate Responsibility Policy and performance measures, we continue to drive the integration of corporate responsibility considerations into everyday business thinking throughout the Company. This includes providing managers with guidance on putting the global standards into practice at a local level, as well as communicating with our employees to ensure their understanding of our commitment and how everyone has a part to play in making sure AstraZeneca continues to be welcomed as a valued member of the global community.

During 2006, we undertook a comprehensive stakeholder engagement exercise across the full range of our key stakeholders to understand better their perception of AstraZeneca and its activities. The feedback from this initiative is helping to inform the development of a more consistent approach to stakeholder engagement and reputation management across the Company. This includes further improving our ability to gain, and consistently capture, the insight that helps us to remain focused on real healthcare needs.

For more information about our approach to managing our corporate responsibility and about our performance, policies and principles, see page 47 of this report and also the separate Corporate Responsibility Summary Report 2006.

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DIRECTORS’ REPORT	15
Business Review

MEASURING PERFORMANCE

THE BOARD AND THE SENIOR EXECUTIVE TEAM (SET) USE A QUARTERLY BUSINESS PERFORMANCE MANAGEMENT (BPM) REPORT TO MEASURE OUR PROGRESS IN DELIVERING OUR STRATEGIC OBJECTIVES.

The report provides Board and SET members with shared insight into current progress against short-term non-financial objectives and current year milestones for longer-term strategic goals.		PRODUCTS
Marketed products
		>	Sales value growth at constant exchange rates, split between “key growth”, “patent expiry” and “base” products (see page 52).

A range of financial and non-financial objectives are set each year. During 2006 the focus was on the following key areas:
		>	Global sales and US prescription share trends for key growth products (see page 52).
>	Product performance
>	Pipeline	>	Market share percentages for key growth products.
>	Productivity and profitability
>	Shareholder returns	>	Life-cycle delivery.
>	Reputation
>	Governance
Pipeline
During 2006, we reviewed our BPM framework with a view to further enhancing our focus on our strategic objectives, which are now grouped under four areas:		>	New candidate drugs (see page 39).
		>	Number of development projects by Phase (see page 39).
>	Patients
>	Products	>	R&D investment in US dollar terms (see page 6).
>	People
>	Performance	>	Progress against development milestones.

Reputation and governance objectives have been included in all four areas, to reflect the importance of integrating consistent behaviours across all of our business activities.
PERFORMANCE
		>	Earnings per share growth (see page 6).
Shareholder returns have been included in the Performance area.
		>	Cost growth rates (see page 6).
The means of measuring performance in these areas range from quantitative, comparative performance measures to more qualitative, discursive analysis.
		>	Gross margin, costs and operating profit margin percentages (progression over time) (see page 52).

Together, they provide the framework for consistently monitoring and reporting our progress towards achieving our objectives and, ultimately, delivering enduring shareholder value.		>	Dividends and share re-purchases (see page 6).

		>	Free cash (see page 6).

Specific measures that our Board and SET use when assessing performance in relation to the key areas noted above, or that are otherwise judged to be helpful in enabling shareholders better to understand and evaluate our business, are described and illustrated throughout this report. Examples include:		>	Total shareholder return (see page 90).

As a result of our review of our BPM framework in 2006, we are developing new objectives for 2007 in relation to Patients and People. We will report on these objectives in due course.

MEASURING REPUTATION
The performance measures referred to above are measures of our progress in what we do in the business of delivering successful medicines and, thus, shareholder value. As previously mentioned, we also include reputation and governance objectives within the key areas described above.

In terms of measuring the way we do business, we have a range of key performance indicators (KPIs), by which we measure our progress in important areas of corporate responsibility (CR). Auditing of compliance and external assurance is fundamental to ensuring high standards of ethical behaviour, and compliance is integrated into many of the KPIs used to measure our CR progress. More details about these KPIs and our 2006 performance are provided in the separate Corporate Responsibility Summary Report 2006, or on our website.

We also participate in leading external surveys, such as the Dow Jones Sustainability Indexes, which are important means of evaluating our performance and understanding better the demands of sustainable development.

AstraZeneca is listed in the 2007 Dow Jones Sustainability World Index, used by asset managers globally to guide their socially responsible investment. However, whilst we improved our score, we did not regain the place we lost in 2005 in the European Index (Dow Jones STOXX), where competition for places is increasingly fierce.

GOVERNANCE
The AstraZeneca Code of Conduct (which is available on our website1) sets out the high standards we expect from our employees, and with which compliance is mandatory. As part of our commitment under that Code to comply with all applicable laws and codes of practice, we apply all of the principles of good governance in the 2006 UK Combined Code on Corporate Governance. The way in which we do so is described on page 75. We also comply with all of the provisions of the UK Combined Code and our corporate governance practices are generally consistent with the New York Stock Exchange’s corporate governance listing standards (see page 75 for a description of any significant differences). Our ‘continuous assurance’ processes, as described on page 75, are designed to ensure we effectively monitor our compliance with these standards.

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16	ASTRAZENECA ANNUAL REPORT AND FORM 20-F INFORMATION 2006

CARDIOVASCULAR (CV) MEDICINES

2006 IN BRIEF

>	CRESTOR SALES EXCEEDED $2 BILLION, WITH OVER 9 MILLION PATIENTS TREATED AND ALMOST 72 MILLION PRESCRIPTIONS WRITTEN SINCE LAUNCH.

>	SELOKEN/TOPROL-XL SALES EXCEEDED $1.7 BILLION, BUT OUR PATENT PROTECTION FOR TOPROL-XL WAS INVALIDATED BY A US COURT, A DECISION WHICH IS BEING APPEALED.

>	IN NOVEMBER, SANDOZ LAUNCHED ITS 25MG VERSION, AND PAR PHARMACEUTICAL STARTED DISTRIBUTING AN AUTHORISED GENERIC VERSION, OF METOPROLOL SUCCINATE EXTENDED-RELEASE TABLETS IN THE US.

>	EXANTA WAS WITHDRAWN IN FEBRUARY 2006 FOLLOWING NEW PATIENT SAFETY DATA.

>	APPROVAL OF NEW HEART FAILURE INDICATION FOR ATACAND IN THE US.

>	THE DEVELOPMENT PROGRAMME FOR GALIDA WAS TERMINATED IN MAY.

>	IN JANUARY 2007 WE ANNOUNCED A WORLDWIDE COLLABORATION WITH BRISTOL-MYERS SQUIBB COMPANY TO DEVELOP AND COMMERCIALISE TWO INVESTIGATIONAL COMPOUNDS BEING STUDIED FOR THE TREATMENT OF TYPE 2 DIABETES.

MARKETED PRODUCTS

Crestor* (rosuvastatin calcium) is a member of the class of products known as statins and is used for the treatment of high cholesterol levels.

Atacand# (candesartan cilexetil) is an angiotensin II antagonist for the first-line treatment of hypertension and symptomatic heart failure.

Seloken/Toprol-XL (metoprolol succinate) is a once daily tablet for 24-hour control of blood pressure and for use in heart failure and angina.

Plendil (felodipine) is a calcium antagonist for the treatment of hypertension and angina.

Zestril† (lisinopril dihydrate), an ACE inhibitor, is used for the treatment of a wide range of CV diseases, including hypertension.

PERFORMANCE
								2006 compared to		2005 compared to
			2006			2005	2004		2005		2004

			Growth			Growth
			due to			due to
		Growth	exchange		Growth	exchange		Growth	Growth	Growth	Growth
	Sales	underlying	effects	Sales	underlying	effects	Sales	underlying	reported	underlying	reported
	$m	$m	$m	$m	$m	$m	$m	%	%	%	%

Crestor	2,028	745	15	1,268	338	22	908	59	60	38	40

Seloken/Toprol-XL	1,795	62	(2)	1,735	333	15	1,387	3	3	24	25

Atacand	1,110	133	3	974	68	27	879	14	14	8	11

Tenormin	320	(24)	(8)	352	(21)	5	368	(7)	(9)	(5)	(4)

Zestril	307	(23)	(2)	332	(118)	10	440	(7)	(8)	(27)	(25)

Plendil	275	(86)	1	360	(103)	8	455	(24)	(24)	(23)	(21)

Other	283	(27)	(1)	311	(38)	9	340	(9)	(9)	(12)	(9)

Total	6,118	780	6	5,332	459	96	4,777	15	15	10	12

PIPELINE
Compound	Mechanism	Areas under investigation	Phase				Estimated filing date

NCEs			PC	I	II	III	Europe	US

AGI-1067	Anti-atherogenic	atherosclerosis					4Q 2007	2Q/3Q 2007

AZD6140	ADP receptor antagonist arterial thrombosis						> 2009	> 2009

Saxagliptin (BMS)	dipeptidyl peptidase-4	diabetes					> 2009	1H 2008
(DPP-4) inhibitor

Crestor/ABT-335	statin + fibrate	dyslipidaemia						2009
(Abbott)	fixed combination

AZD9684	CPU inhibitor	thrombosis					> 2009	> 2009

AZD0837	thrombin inhibitor	thrombosis					> 2009	> 2009

AZD6610	PPAR alpha with	dyslipidaemia					> 2009	> 2009
“partial gamma”

Dapagliflozin (BMS)	sodium-glucose	diabetes					> 2009	> 2009
cotransporter-2
(SGLT2) inhibitor

AZD2479	Reverse Cholesterol	dyslipidaemia					> 2009	> 2009
Transport enhancer

AZD1175		diabetes/obesity					> 2009	> 2009

AZD2207		diabetes/obesity					> 2009	> 2009

AZD1305	antiarrhythmic	arrhythmias					> 2009	> 2009

AZD6370		diabetes					> 2009	> 2009

AZD8593		haemostasis					> 2009	> 2009

AZD4121	cholesterol absorption	dyslipidaemia					> 2009	> 2009
inhibitor

AZD1283		thrombosis					> 2009	> 2009

AZD5861		dyslipidaemia					> 2009	> 2009

AZD1656		diabetes/obesity					> 2009	>2009

AZD3988		diabetes/obesity					> 2009	> 2009

Line extensions

Atacand	angiotensin II antagonist	diabetic retinopathy					2009	2009

Atacand Plus	angiotensin II antagonist	32/12.5 mg, 32/25 mg for					2H 2008
	/thiazide diuretic	hypertension

Crestor	statin	atherosclerosis					Filed	Filed

Crestor	statin	outcomes CHF					2H 2008	2H 2008

Crestor	statin	outcomes End Stage					2009	2009
Renal Disease

Seloken/Toprol-XL	beta-blocker	HCTZ combination						Approved

Discontinued projects

Exanta		prevention of stroke			Exanta was withdrawn from the market in February 2006
in AF

AZD1092		diabetes

Galida		diabetes/metabolic syndrome			We have discontinued these other developments as a result of their failure to meet their target product profiles.

AZD8677		dyslipidaemia/diabetes

AZD7009		atrial fibrillation conversion

AZD8450		dyslipidaemia

Abbreviations in this pipeline table are explained in the Glossary on pages 179 and 180.

*	Licensed from Shionogi & Co., Ltd.
#	Licensed from Takeda Chemical Industries Ltd.
†	Licensed from Merck & Co., Inc

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DIRECTORS’ REPORT	17
Business Review

WE ARE A WORLD LEADER IN CV MEDICINES, BACKED BY OVER 40 YEARS’ EXPERIENCE. WE AIM TO BUILD ON OUR STRONG POSITION, FOCUSING ON THE GROWTH SEGMENTS OF DYSLIPIDAEMIA, THROMBOSIS, TYPE 2 DIABETES, ATHEROSCLEROSIS AND ATRIAL FIBRILLATION.

PRODUCTS
Crestor has now been approved in 84 countries and launched in 74, including the US, Canada, Japan and the majority of EU countries.

Dyslipidaemia is increasingly recognised as a major health issue. Of those people currently being treated for high cholesterol, only about half reach their cholesterol goal on existing treatments, whilst the other half remain at higher cardiovascular risk. More effective treatments, such as Crestor, continue to be required in this area.

In multiple clinical studies, Crestor has been shown to be highly effective in lowering low-density lipoprotein cholesterol or ‘bad cholesterol’ (LDL-C), allowing the majority of patients to reach their LDL-C goals with the 10mg usual starting dose. Additionally, Crestor produces an increase in high-density lipoprotein cholesterol or ‘good cholesterol’ (HDL-C), an effect that is observed across the 5, 10, 20 and 40mg doses.

We have an extensive database of pre-and post-approval clinical trials experience involving more than 70,000 patients treated with Crestor and post-marketing surveillance involving more than 9.1 million patients treated with Crestor since its launch in 2003. These data and data from the ongoing pharmacoepidemiology programme support the favourable benefit/risk profile of Crestor and confirm that the safety profile is in line with other marketed statins.

Crestor provides significant reductions in LDL-C, with the additional benefits of raising HDL-C and lowering triglycerides. At its usual 10mg starting dose, Crestor has been shown to reduce LDL-C by up to 52% and to bring 8 out of 10 patients to their LDL-C goal.

Our extensive, long-term global clinical research programme (known as the GALAXY programme), which began in 2002, includes studies that investigate the effect of Crestor on cardiovascular risk reduction and patient outcomes with Crestor. The programme involves over 50,000 patients in over 50 countries. The GALAXY programme was designed to address important unanswered questions in statin research by investigating links between optimal lipids control, atherosclerosis and cardiovascular morbidity and mortality. So far, a number of the studies have been completed and we have seen data from two completed atherosclerosis studies: the ORION study, which in 2005 examined the potential for Crestor to shrink the lipid-rich necrotic core of plaques and so improve their stability; and the ASTEROID study, which in 2006 demonstrated that Crestor has significant effects on coronary atherosclerosis. The METEOR study has been completed and will be presented at the American College of Cardiology meeting in March 2007. METEOR is a placebo-controlled, long-term study in low-risk patients and forms the basis of a submission for an atherosclerosis label made to the Food and Drug Administration (FDA) and in the EU through the Mutual Recognition Procedure in January 2007. ASTEROID and ORION were included in the submission as supportive studies. The outcomes studies within the GALAXY programme will begin to deliver results in 2008.

The large Crestor post-marketing surveillance (PMS) programme in Japan has been successfully completed. An interim report received a positive response from the Pharmaceutical and Medical Devices Agency (a unit within the Japanese regulator), leading to a full launch of Crestor in Japan in September 2006. Promotional activities in Japan increased in September with an expansion of the number of sales representatives to 1,350 from AstraZeneca and 1,350 from Shionogi (who co-market the drug in Japan).
These representatives are calling on more than 30,000 healthcare professionals and we have reported commercial sales for Crestor in Japan in the second half of 2006.

Other launches of Crestor in 2006 included Australia and South Africa.

Since June, several companies have launched generic forms of simvastatin in the US, which will increase competition in the cholesterol treatment market. We believe the impact on Crestor will be modest.

Atacand: The family of products to which Atacand belongs has been well accepted in the market and competes in the fastest growing sector in terms of value of the global hypertension market (angiotensin II antagonists – plain and combinations with diuretic). A 32mg dose is available to support the use of Atacand in hypertension and congestive heart failure (CHF). Launches of the 32mg dosage strength outside the US continued, and this strength is now available in most major markets. The clinical programme investigating the effect of Atacand (up to 32mg dosage) on retinopathy normotensive in diabetic patients (DIRECT) continued during 2006.

Seloken/Toprol-XL is the world’s leading product by sales in the beta-blocker (plain and combinations with diuretic) class.

As reported last year, on 17 January 2006 summary judgment was entered against AstraZeneca in the ongoing patent litigation in the US involving three companies challenging AstraZeneca’s patents and seeking FDA approval to sell metoprolol succinate (the generic name for Seloken/Toprol-XL). The Court found that the patents-in-suit are invalid and unenforceable. We disagree with and are disappointed by these conclusions and have appealed to the US Court of Appeals for the Federal Circuit. The appeal has been fully briefed and argued and a decision of the Federal Circuit is expected in 2007. Further information about this litigation is set out on page 142.

In November, Sandoz (formerly Eon) launched its 25mg metoprolol succinate product in the US and we announced that we had entered into a supply and distribution agreement with Par Pharmaceutical Companies, Inc. to distribute an authorised generic version of metoprolol succinate extended-release tablets in the US. Currently, the authorised generic product will be distributed only in the 25mg dosage strength. The signing of this agreement does not affect the availability of our branded Toprol-XL. We will continue to manufacture Toprol-XL and to make it available in the US. The timing of any approval or entry to the market of other proposed generic products is hard to predict, and consequently the 2007 financial contribution from sales of Toprol-XL in the US is difficult to forecast with any degree of certainty.

Exanta: In February 2006, we announced that we were withdrawing the anti-coagulant Exanta (melagatran/ximelagatran) from the market and terminating its development. This decision was triggered by new patient

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18	ASTRAZENECA ANNUAL REPORT AND FORM 20-F INFORMATION 2006

CARDIOVASCULAR (CV) MEDICINES CONTINUED

safety data from a clinical trial in orthopaedic surgery involving patients treated for a 35-day period for venous thromboembolic events (VTE) prophylaxis, longer than was currently approved for marketing. The new data indicated a potential risk of severe liver injury, with a new observation of rapid onset of signs and symptoms in the weeks following the end of treatment. This was an observation that had not previously been made in relation to Exanta. It indicated that regular liver function monitoring might not mitigate the possible risk.

Exanta was previously marketed in 12 countries for up to 11 days’ use in prevention of VTE in patients undergoing elective hip or knee replacement surgery.

PIPELINE
Our pipeline includes life-cycle management initiatives for approved products mentioned above, as well as development compounds across the whole discovery and development cycle.

AGI-1067 is an anti-atherosclerotic agent being studied for the treatment of patients with coronary artery disease (CAD), which is the subject of licence, collaboration and co-promotion agreements between AstraZeneca and AtheroGenics, Inc.

Existing cardiovascular treatments are effective at reducing risk, but morbidity and mortality associated with CV disease remain high. There is a need for new treatments that can provide further CV morbidity and mortality benefits, over and above those already provided by the current standard of care.

Current treatments are focused on treating the risk factors that contribute to plaque growth in the vessel wall. Studies conducted to date indicate that AGI-1067 appears to have effects on the oxidative-inflammatory process in the vascular wall, thereby potentially more directly influencing the disease process that leads to atherosclerotic plaque.

AGI-1067 is being evaluated in a Phase III clinical trial called ARISE (Aggressive Reduction of Inflammation Stops Events). ARISE is a double-blind, placebo-controlled study designed to assess the safety and efficacy of AGI-1067 on top of current standard therapies in reducing CV morbidity and mortality in patients with CAD. The study involves more than 6,000 patients in over 250 cardiac centres in Canada, South Africa, the UK and the US. The science in this area is challenging: the mode of action of AGI-1067 is novel and, if successful, AGI-1067 would be the first drug of its type. The results from the pivotal ARISE trial, which are expected in early 2007, will characterise both the safety and efficacy of AGI-1067. Only when these results are available and have been fully evaluated can a meaningful assessment be made of the balance of risk and benefit for AGI-1067 and of the potential for regulatory approval and clinical use.

AZD6140 is being investigated as a reversible oral adenosine diphosphate (ADP) antagonist to prevent more thrombotic events than are prevented with currently available thienopyridine therapies in patients afflicted with Acute Coronary Syndrome (ACS).

ACS encompasses a range of clinical conditions that include unstable angina, ST segment elevation MI (STEMI) and non-ST segment elevation MI. Despite many advances, ACS still accounts for about 2.5 million hospital admissions worldwide annually and is a major cause of morbidity and mortality. There remains a need to develop products that offer improvements over the current standard of care.

AZD6140 is currently being evaluated in PLATO, a single, large, event-driven, head-to-head outcomes study, which began in October. PLATO is designed to demonstrate the superior efficacy of AZD6140 over clopidogrel in the reduction of CV death, myocardial infarction and stroke in patients with ACS. PLATO is expected to run in 40 countries with over 1,000 centres and aims to recruit 18,000 patients. If successful, AZD6140 could represent an important treatment option for patients and physicians.

Galida: In May, AstraZeneca announced that it was discontinuing the development of its dual peroxisome proliferator-activated receptor (PPAR) alpha and gamma agonist Galida (tesaglitazar), which was being evaluated for the treatment of the glucose and lipid abnormalities associated with Type 2 diabetes.

The decision was based on our interpretation of clinical data from the completed and ongoing Phase II and Phase III studies. AstraZeneca, in consultation with health authorities and leading medical experts in the field, judged that the overall benefit/risk profile of Galida was unlikely to offer patients significant advances over currently available therapy.

All primary efficacy endpoints were met in the Phase III trials and there were no immediate safety concerns for patients. In line with our commitment to transparency, we will make all Galida clinical trial data available as appropriate through scientific presentation, publication in peer-reviewed scientific journals or via the Company’s Clinical Trials Website (astrazenecaclinicaltrials.com), once the final analyses have been completed.

We remain committed to the development of novel treatments for diabetes and related metabolic and CV diseases. See more in relation to diabetes in the Early Development Activities section below.

Early Development Activities
Activities that are currently in the early development phase – up to dose-finding in humans – are focused on four main areas: diabetes/obesity; atherosclerosis (dyslipidaemia and other approaches to treatment of atherosclerosis); thrombosis-related diseases; and atrial fibrillation.

Diabetes/Obesity
Following the closure of the Galida project in 2006, our focus is now on new, non-PPAR-related targets. Two projects have been moved into Phase I clinical testing and several compounds are in pre-clinical development.

In January 2007, we made a significant step in strengthening our late-stage pipeline when we announced a worldwide (apart from Japan) collaboration with Bristol-Myers Squibb Company (BMS) to develop and commercialise two investigational compounds being studied for the treatment of Type 2 diabetes. Both compounds were discovered by BMS. Saxagliptin, a once-daily oral dipeptidyl peptidase-4 (DPP-4) inhibitor, is currently in Phase III development. Upon successful completion of the development programme, the companies plan to file for US regulatory approval of saxagliptin during the first half of 2008. Dapagliflozin (previously referred to as BMS-512148), an oral sodium-glucose cotransporter-2 (SGLT2) inhibitor, is currently in Phase IIb development.

On 1 February 2007, we announced an exclusive global licensing and research collaboration agreement with Palatin Technologies, Inc. The collaboration is aimed at discovering, developing and commercialising small molecule compounds that target melanocortin receptors and have potential in treating obesity, diabetes and metabolic syndrome.

Atherosclerosis
In order to provide effective therapy for all patients with any type of dyslipidaemia, new projects are underway to discover and develop medicines to be used as monotherapy or in combination with statins (such as Crestor).

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DIRECTORS’ REPORT	19
Business Review

The cholesterol absorption inhibitor project aims to provide additional LDL-C reduction when an absorption inhibitor is used in combination with a statin. Our development compound (AZD4121) is expected to enter clinical development during 2007. AZD6610 is a PPAR alpha compound with partial effect on gamma receptors and is in Phase II clinical testing for the treatment of combined dyslipidaemia (LDL-C and trygliceride elevation with low levels of HDL-C).

Patients with various mixed dyslipidaemias are expected to become more prominent segments of the dyslipidaemic population, due to increased prevalence of metabolic syndrome and diabetes. In July we signed an agreement with Abbott Laboratories to co-develop and co-promote a cholesterol treatment in the US to treat three important blood lipids – LDL-C, HDL-C and triglycerides –in a single pill. The fixed-dose combination therapy will combine Crestor with either ABT 335, a next-generation fenofibrate currently under development by Abbott, or Abbott’s currently marketed fenofibrate, TriCor™. Final selection between the two programmes will be based upon data generated from the initial studies, with an anticipated regulatory submission to the FDA in 2009.

Thrombosis
In the anti-coagulation area our focus is on AZD0837, an oral direct thrombin inhibitor in Phase II testing. Three months’ treatment of patients with atrial fibrillation indicated that the liver signal seen with Exanta is not seen with AZD0837 treatment. Work is ongoing to develop an extended-release formulation in order to reduce peak/trough variability and provide an opportunity for once-daily dosing.

In the anti-platelet area AZD1283 has been selected for pre-clinical development. The aim is to develop an effective anti-platelet drug with markedly reduced bleeding risk. AZD9684 has been tested in a proof-of-principle study with patients with diagnosed acute pulmonary embolism. Data indicate that the compound enhances the endogenous fibrinolytic system. Due to its short half-life, the compound needs to be given parenterally to treat acute thrombosis-related CV events.

In 2006 we entered into an agreement with the Australian company Cerylid Biosciences to acquire kinase inhibitors that have the potential to deliver a very effective anti-platelet therapy with minimal risk for bleeding complications. The aim is to start a lead optimisation pre-clinical project in early 2007.

Atrial fibrillation (AF)
During 2005, we discontinued development of the oral formulation of AZD7009 (for the maintenance of sinus rhythm after conversion of AF) due to non-cardiac adverse events. New clinical results from a dose-finding study with short-term intravenous administration of AZD7009 were delivered during 2006. However, due to non-cardiac adverse events, a decision to stop further development was taken during the summer. Continued work in the area has focused on a follow-up compound, AZD1305, where efficacy can be anticipated to be similar to AZD7009, but with an aim to provide a better side-effect profile. AZD1305 is in Phase I.

Details of all compounds in the CV pipeline are contained in the table on page 16.

PERFORMANCE 2006
Reported performance
CV sales were up by 15% on a reported basis, rising from $5,332 million in 2005 to $6,118 million in the current year. The strong performance of Crestor was the principal driver of growth.

Underlying performance
Excluding exchange effects, CV sales grew by 15%. Annual sales for Crestor exceeded $2 billion for the first time in 2006 and, since launch in early 2003, more than 70 million prescriptions have been written. Crestor sales in the US were up 57% to $1,148 million for the year. New prescriptions for statins in the US were up 18%; Crestor new prescriptions were up 58%. Crestor new prescription market share in December 2006 was 9.6%, a 2.7 percentage point increase over the last year, and this represented the largest share gain recorded by a branded statin in 2006. Beginning in January 2007, new prescription market data will be distorted by the launch of multiple generic simvastatin products. In other markets Crestor sales increased by 61% on good growth in Europe (up 56%) and in Asia Pacific following launch in Australia and Japan in the second half. Volume share of the statin market for Crestor is now 17.4% in Canada; 11.5% in the Netherlands; 19.3% in Italy; and 12.9% in France.

Sales of Toprol-XL in the US were up 7% for the full year to $1,382 million. Total prescriptions in the US increased by 10% versus last year. The November launch of Sandoz’s 25mg metoprolol succinate product in the US was followed by an announcement that we had entered into a supply and distribution agreement with Par Pharmaceutical to distribute an authorised generic version of the same 25mg dosage strength in the US market. As a consequence, adjustments were taken in respect of pipeline inventory in the marketplace with the effect that sales are now being recognised as prescriptions are written. Sales of Seloken in other markets were down 7% for the full year to $413 million.

Atacand sales in the US were up 12% to $260 million with new prescriptions up 7%. In other markets, Atacand sales were up 14% to $850 million.

Plendil sales were down 24% as a result of generic competition in the US market, where Plendil sales declined by 71% to $24 million.

PERFORMANCE 2005
Reported performance
Reported CV sales rose by 12% from $4,777 million in 2004 to $5,332 million in 2005. Strong growth from Crestor and Seloken/Toprol-XL more than offset the declines in Plendil and Zestril.

Underlying performance
Excluding exchange effects, CV sales grew by 10%.

Crestor sales for the full year reached $1,268 million, up 38%. Crestor sales in the US increased by 34% to $730 million for the full year. In the week ending 20 January 2006, share of new prescriptions in the US statin market was 6.9% . Market share in the dynamic segment (new and switch patients) was 8.8% in that same week. In other markets, sales for the full year were up 41%, on good growth in Europe (up 44%) and Canada (up 25%). Volume share of the statin market for Crestor in November 2005 was 13.4% in Canada; 11.2% in the Netherlands; 11.7% in Italy; and 6.0% in France.

Sales of Toprol-XL in the US increased by 32% for the full year to $1,291 million, which was ahead of underlying growth of 23% as a result of the de-stocking which occurred in 2004. Sales of Seloken in other markets were up 4% for the full year.

Atacand sales in the US were down 8% for the full year to $232 million, in line with the decline in total prescriptions. Increased promotion following regulatory approval for the heart failure indication stabilised Atacand prescription market share over the second half of 2005. In other markets, Atacand sales were up 14% for the full year to $742 million.

Plendil sales for the full year were down 23% worldwide as a result of generic competition in the US market, where sales declined by 49% to $84 million. Zestril sales also fell, by 27% from $440 million to $332 million.

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20	ASTRAZENECA ANNUAL REPORT AND FORM 20-F INFORMATION 2006

GASTROINTESTINAL (GI) MEDICINES

2006 IN BRIEF

>	SALES OF NEXIUM EXCEEDED $5 BILLION FOR THE FIRST TIME.

>	NEXIUM RECEIVED APPROVAL IN THE US FOR THE TREATMENT OF CHILDREN AGED 12-17 YEARS OLD WITH GERD AS WELL AS THE TREATMENT OF PATIENTS WITH ZOLLINGER ELLISON SYNDROME.

>	NEXIUM SACHET 20MG AND 40MG FORMULATION RECEIVED APPROVAL IN THE US.

>	WE COMMENCED LITIGATION AGAINST TEVA/IVAX IN THE US FOR INFRINGEMENT OF OUR PATENTS IN RELATION TO ESOMEPRAZOLE MAGNESIUM.

>	THE EUROPEAN PATENT OFFICE RULED THAT ONE OF THE EUROPEAN SUBSTANCE PATENTS FOR NEXIUM WOULD BE REJECTED.

>	LOSEC/PRILOSEC SALES WERE $1.4 BILLION WITH CONTINUED STRONG SALES GROWTH IN JAPAN.

MARKETED PRODUCTS
Nexium (esomeprazole) is the first proton pump inhibitor (PPI) for the treatment of acid-related diseases to offer clinical improvements over other PPIs and other treatments.

Losec/Prilosec (omeprazole) was the first PPI, and is used for the short-term and long-term treatment of acid-related diseases.

Entocort (budesonide) is a locally acting corticosteroid for the treatment of inflammatory bowel disease (IBD) with better tolerability than other corticosteroids and greater efficacy than aminosalicylic acid medicines.

PERFORMANCE
								2006 compared to		2005 compared to
	2006			2005			2004		2005		2004

			Growth			Growth
			due to			due to
		Growth	exchange		Growth	exchange		Growth	Growth	Growth	Growth
	Sales	underlying	effects	Sales	underlying	effects	Sales	underlying	reported	underlying	reported
	$m	$m	$m	$m	$m	$m	$m	%	%	%	%

Nexium	5,182	555	(6)	4,633	702	48	3,883	12	12	18	19

Losec/Prilosec	1,371	(266)	(15)	1,652	(339)	44	1,947	(16)	(17)	(17)	(15)

Other	78	8	–	70	(19)	1	88	11	11	(21)	(20)

Total	6,631	297	(21)	6,355	344	93	5,918	4	4	5	7

PIPELINE

Compound	Mechanism	Areas under investigation	Phase				Estimated filing date

NCEs			PC	I	II	III	Europe	US

AZD9056	ion channel	inflammatory bowel					>2009	>2009
	blocker (P2X7)	disease

AZD3355	inhibitor of transient						>2009	>2009
lower GERD
oesophageal sphincter
relaxations (TLESR)

AZD2066		GERD					>2009	>2009

AZD5329		functional GI disease					>2009	>2009

Line extensions

Nexium	proton pump inhibitor	NSAID GI side effects –					Promotable[1]	Filed
symptom resolution

Nexium	proton pump inhibitor	NSAID GI side effects –					Launched	Filed
ulcer healing

Nexium	proton pump inhibitor	peptic ulcer bleeding					1H 2008	1H 2008

Nexium	proton pump inhibitor	GERD					Filed	Approved
sachet
formulation

Nexium low	proton pump inhibitor	low dose aspirin					>2009	>2009
dose		associated
aspirin combination		peptic ulcer

Nexium	proton pump inhibitor	extra-oesophageal					>2009[2]	>2009[2]
reflux disease

Discontinued projects

AZD9343		GERD					We have discontinued these developments as a result of their failure to meet their target product profiles.

AZD6538		GERD

AZD8081		functional GI disease

AZD9272		GERD

AZD9335		GERD

1 Authorities stated these symptoms were already captured within the GERD label. Text stating “No clinical interaction with naproxen or rofecoxib” was approved.

2 Project Extraesophageal reflux disease (reflux asthma) will be completed but will not result in a regulatory filing. Abbreviations in this pipeline table are explained in the Glossary on pages 179 and 180.

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DIRECTORS’ REPORT	21
Business Review

WE AIM TO MAINTAIN OUR LEADING POSITION IN GI TREATMENTS THROUGH CONTINUED MARKET PENETRATION FOR NEXIUM WORLDWIDE, EXPLORING NEW AREAS OF CLINICAL USE FOR NEXIUM AND FURTHER BROADENING ITS USE IN CURRENT APPROVED INDICATIONS, COUPLED WITH HIGH QUALITY INNOVATION AND PRODUCTIVITY IN THE RESEARCH AND DEVELOPMENT OF NEW THERAPIES IN THE GERD AREA.

2006. Although Dr. Reddy’s filed an Abbreviated New Drug Application in August 2006, Dr. Reddy’s did not challenge three patents with exclusivity expiring in November 2017 and August 2015. Dr. Reddy’s cannot market generic esomeprazole magnesium in the US until the end of the exclusivity afforded by those patents. Details of our ongoing litigation for wilful patent infringement by Ranbaxy, IVAX/Teva are set out on page 140.

The rejection of the AstraZeneca European substance patent relating to Nexium should not have any substantive impact on our ability to uphold and enforce our Nexium patents in the US. We have several US patents covering Nexium, all of which can be differentiated from the rejected European patent.

Losec/Prilosec: Patients have benefited from over 840 million treatments with Losec/Prilosec since its launch in 1988. Continued strong sales growth of Losec/Omepral was seen in Japan in 2006.

Patent protection for omeprazole, the active ingredient in Losec/Prilosec, has expired. (The first patent expiration was in Germany in 1999.) In a small number of countries, including some major markets, patent term extensions or supplementary protection certificates have been granted for the active ingredient. Further information about the status of omeprazole patents and patent litigation, including details of generic omeprazole launches, is set out on pages 137 to 139.

Our appeal to the Court of First Instance regarding the European Commission decision to impose fines totalling €60 million ($75 million) for alleged infringements of European competition law relating to certain omeprazole intellectual property and regulatory rights is still pending. Details of this appeal are set out on page 139.

Entocort continued its progress during 2006, based on its increasing acceptance as first-line therapy for mild to moderate active Crohn’s disease. It is approved in 44 countries.

PRODUCTS
Nexium has been evaluated in clinical studies involving around 80,000 patients in over 60 countries and offers very effective acid inhibition. In the treatment of reflux oesophagitis, it provides healing and symptom relief in more patients than Losec/Prilosec, lansoprazole or pantoprazole. It is an effective, long-term therapy for patients with gastro-oesophageal reflux disease (GERD), with or without oesophagitis. For the treatment of active peptic ulcer disease, seven-day Nexium triple therapy (in combination with two antibiotics for the eradication of H.pylori) heals most patients without the need for follow-up anti-secretory therapy. In the US, Nexium received approval in 2006 for the treatment of children aged 12-17 years old with GERD, and the Nexium sachet 20mg and 40mg formulation received approval as an alternative to oral capsules. Also in 2006, Nexium was approved in the US, EU and Australia for the treatment of patients with the rare gastric acid disorder Zollinger Ellison Syndrome.

Nexium is used to treat a wide range of patients with acid-related disorders, including patients that are newly diagnosed, as well as those that are switched from other therapies such as omeprazole, other PPIs and H2-receptor antagonists.

Nexium was first launched in Sweden in August 2000 and is now available in approximately 100 markets, including the US, Canada and all EU countries. It has been well received by patients and physicians alike and close to 539 million patient treatments had been administered by the end of 2006.

The parenteral form of Nexium, which is used in the EU when oral administration is not applicable for the treatment of GERD and upper GI side effects induced by NSAIDs (non-steroidal anti-inflammatory drugs), has now been approved in 86 countries, including the US and all EU countries.

Nexium is approved in Europe for healing and prevention of ulcers associated with NSAID therapy. In the US, Nexium is approved for the reduction in the occurrence of gastric ulcers associated with continuous NSAID therapy in patients at risk of developing gastric ulcers.

In December 2006, the European Patent Office (EPO) ruled that one of the European substance patents for Nexium would be rejected, following an appeal from the German generic manufacturer ratiopharm. The original patent expiry for this patent was 2014.

Whilst disappointed with the EPO decision, AstraZeneca has confidence in the intellectual property portfolio protecting Nexium. This portfolio includes process, method of use and additional substance patents with expiration dates ranging from 2009 through to 2019. The process patent is under opposition with the EPO and an Opposition Division oral hearing is scheduled for October 2007 (postponed from the original hearing date in March 2007). In addition to these patents, Nexium has data exclusivity valid to 2010 in major European markets.

In the US, we commenced patent litigation against generic manufacturers Ranbaxy Laboratories in 2005 and IVAX in January

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22	ASTRAZENECA ANNUAL REPORT AND FORM 20-F INFORMATION 2006

GASTROINTESTINAL (GI) MEDICINES CONTINUED

PIPELINE
Our pipeline includes the life-cycle management initiatives for approved products mentioned above, as well as development compounds across the whole discovery and development cycle.

In addition to exploring new areas of clinical use for Nexium and further broadening the scope of its use in current areas, we focus on developing novel approaches to treating GERD by inhibition of reflux with or without concomitant treatment of gastro-oesophageal hypersensitivity.

During the year, AZD3355 and AZD9343 were tested in humans. Based on its better profile, AZD3355 was selected to enter Phase II testing in patients for the treatment of GERD.

Following the disease area review described on page 38 we took the decision to discontinue discovery work in other areas of GI.

Details of all compounds in the GI pipeline are contained in the table on page 20.

PERFORMANCE 2006
Reported performance
Gastrointestinal sales grew by 4% to $6,631 million, up from $6,355 million in 2005. The performance of Nexium (particularly in the US) more than compensated for the continued decline in Losec/Prilosec sales.

Underlying performance
After excluding the effects of exchange, GI sales grew by 4%.

In the US, Nexium sales increased by 13% to $3,527 million. Dispensed tablet volume for Nexium increased by 17%; all other PPI class brands in aggregate declined by 4%. Nexium volume growth more than offset lower realised prices from contracted sales.

Sales of Nexium in other markets reached $1,655 million for the full year (up 10%) as good volume growth in France and Italy helped mitigate the significant price erosion in Germany. As a result, Europe sales improved by 6% to $1,166 million, whilst Asia Pacific revenues increased by 14% to $195 million, driven by Japan and China.

Losec/Prilosec sales were down 16% to $1,371 million. Prilosec sales were down 12% in the US and Losec sales in other markets were down 17%. Sales in Japan were up 7% at $227 million, whilst sales in China were flat.

PERFORMANCE 2005
Reported performance
Gastrointestinal sales grew by 7% to $6,355 million in 2005 from $5,918 million in the previous year. The slowing in the decline of Losec/Prilosec sales and the continued strong performance of Nexium accounted for this growth.

Underlying performance
After excluding the effects of exchange, GI sales rose by 5%.

In the US, Nexium sales increased by 15% to $3,125 million. Nexium market share of total prescriptions in the US PPI market was 30.3% in December 2005. Strong growth in dispensed tablets (up 14%) was partially offset by lower realised prices resulting from performance-based contracts and Medicaid. Nexium was the only branded PPI to gain market share in 2005. Sales of Nexium in other markets reached $1,508 million for the full year (up 25%) on a 2 percentage point gain in market share.

Losec/Prilosec sales were down 17% to $1,652 million. In the US, sales were $264 million, a fall of 28%. In other markets, Losec sales declined 15% overall, although sales increased by 25% in Japan and by 16% in China.

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DIRECTORS’ REPORT	23
Business Review

NEUROSCIENCE MEDICINES

2006 IN BRIEF

>	SEROQUEL GLOBAL SALES GREW 24% TO $3.4 BILLION.

>	SEROQUEL 50MG AND 400MG NEW TABLET STRENGTHS LAUNCHED IN THE US.

>	SEROQUEL APPROVED FOR BIPOLAR DEPRESSION IN THE US IN OCTOBER.

>	REGULATORY PACKAGE FOR SEROQUEL SR FORMULATION SUBMITTED IN THE US, EUROPE AND REST OF WORLD.

>	NXY-059 DEVELOPMENT TERMINATED FOLLOWING RESULTS FROM SAINT II TRIAL.

>	US ANAESTHETIC AND ANALGESIC PRODUCTS DIVESTED TO ABRAXIS BIOSCIENCE, INC. IN JULY.

>	AZD3480 TO PROGRESS INTO PHASE IIB CLINICAL TESTING IN ALZHEIMER’S DISEASE AND COGNITIVE DISORDERS IN SCHIZOPHRENIA.

MARKETED PRODUCTS
Seroquel (quetiapine fumarate) is an atypical anti-psychotic drug. It is indicated for schizophrenia in 87 markets and bipolar mania in 73 markets and in the US has the additional indication for bipolar depression. Its overall clinical efficacy and tolerability profile has made it the leading atypical anti-psychotic in the US.

Zomig (zolmitriptan) is for the treatment of migraine with or without aura.

Diprivan (propofol), an intravenous general anaesthetic, is used in the induction and maintenance of anaesthesia, light sedation for diagnostic procedures and for intensive care sedation.

Naropin (ropivacaine) is the world’s bestselling, long-acting local anaesthetic. With its safety and mobility profile, it is replacing the previous standard treatment of bupivacaine in major markets.

Xylocaine (lidocaine) continues to be the world’s most widely used short-acting local anaesthetic after more than 50 years on the market.

PERFORMANCE
								2006 compared to		2005 compared to
			2006			2005	2004		2005		2004

			Growth			Growth
			due to			due to
		Growth	exchange		Growth	exchange		Growth	Growth	Growth	Growth
	Sales	underlying	effects	Sales	underlying	effects	Sales	underlying	reported	underlying	reported
	$m	$m	$m	$m	$m	$m	$m	%	%	%	%

Seroquel	3,416	655	–	2,761	710	24	2,027	24	24	35	36

Zomig	398	47	(1)	352	(11)	7	356	13	13	(3)	(1)

Diprivan	304	(62)	(3)	369	(136)	5	500	(17)	(18)	(27)	(26)

Local Anaesthetics	529	24	(6)	511	(44)	13	542	5	4	(8)	(6)

Other	57	(8)	(1)	66	(6)	1	71	(12)	(14)	(8)	(7)

Total	4,704	656	(11)	4,059	513	50	3,496	16	16	15	16

PIPELINE

Compound	Mechanism	Areas under investigation	Phase				Estimated filing date

NCEs			PC	I	II	III	Europe	US

PN-400 (Pozen)	naproxen +	signs and symptoms of OA					>2009	>2009
	esomeprazole	and RA

AZD3480	neuronal nicotinic	cognitive disorders in					>2009	>2009
	receptor agonist	schizophrenia

AZD3480	neuronal nicotinic	Alzheimer’s disease					>2009	>2009
receptor agonist

AZD9272	glutamate receptor	neuropathic pain					>2009	>2009
modulator

AZD2327	enkephalinergic	anxiety and depression					>2009	>2009
receptor modulator

AZD5904	enzyme inhibitor	multiple sclerosis					>2009	>2009

AZD1080		Alzheimer’s disease					>2009	>2009

AZD3783		anxiety and depression					>2009	>2009

AZD3102		Alzheimer’s disease					>2009	>2009

AZD6538		neuropathic pain					>2009	>2009

AZD8797		multiple sclerosis					>2009	>2009

AZD1940		nociceptive and					>2009	>2009
neuropathic pain

AZD3241		Parkinson’s disease					>2009	>2009

AZD2066		analgesia					>2009	>2009

AZD6280		anxiety					>2009	>2009

AZD1386		analgesia					>2009	>2009

AZD2624		schizophrenia					>2009	>2009

AZD0328		Alzheimer’s disease					>2009	>2009

AZD3043	GABA-A receptor	short-acting anaesthetic					>2009	>2009
modulator

AZD7903		analgesia					>2009	>2009

Line extensions

Seroquel SR	D2 /5HT2 antagonist	schizophrenia					Filed	Filed

Seroquel	D2 /5HT2 antagonist	bipolar maintenance					4Q 2007	2Q 2007

Seroquel	D2 /5HT2 antagonist	bipolar depression					4Q 2007	Approved

Seroquel SR	D2 /5HT2 antagonist	generalised anxiety disorder					2H 2008	1H 2008

Seroquel SR	D2 /5HT2 antagonist	major depressive disorder					2H 2008	1H 2008

Seroquel SR	D2 /5HT2 antagonist	bipolar mania					1H 2008	1H 2008

Seroquel SR	D2 /5HT2 antagonist	bipolar depression					1H 2008	1H 2008

Discontinued projects

NXY-059		stroke		We have discontinued these developments as a result of their failure to meet their target product profiles.

AZD9272		anxiety

AZD9335		neuropathic pain

AZD7512		depression and anxiety

Abbreviations in this pipeline table are explained in the Glossary on pages 179 and 180.

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24	ASTRAZENECA ANNUAL REPORT AND FORM 20-F INFORMATION 2006

NEUROSCIENCE MEDICINES CONTINUED

WE AIM TO STRENGTHEN OUR POSITION IN THE NEUROSCIENCE MARKET, THROUGH FURTHER GROWTH OF SEROQUEL AND THE SUCCESSFUL INTRODUCTION OF A RANGE OF LIFE-CHANGING MEDICINES IN AREAS OF SIGNIFICANT MEDICAL NEED.

PIPELINE
Our pipeline includes the life-cycle management initiatives for approved products mentioned above, as well as development compounds across the whole discovery and development cycle.

PRODUCTS
Seroquel offers a well-established benefit/risk profile, with proven efficacy across a range of symptoms in schizophrenia and bipolar disorder and has an advantageous tolerability profile. This includes placebo-like effects on extrapyramidal symptoms across the dose range in the licensed indications of schizophrenia and bipolar mania. In addition there is no elevation of prolactin.

This profile has led to the increased use of Seroquel, exceeding market growth in all markets commercialised by AstraZeneca. Seroquel is the market-leading atypical anti-psychotic in the US in terms of monthly new and total prescriptions. In Europe, Seroquel continues to grow two to three times faster than the atypical market by value. Seroquel for the treatment of bipolar mania has been licensed in 73 countries. Bipolar disorder is now the fastest-growing segment for Seroquel.

In October, the US Food and Drug Administration (FDA) approved the new indication for Seroquel in bipolar depression. Seroquel is the first and only single-agent medication approved for both poles (mania and depression) in bipolar disorder. The approval was based on the results of the two BOLDER studies, which highlighted the effectiveness of Seroquel as early as week one in both bipolar disorder type I and II. A boxed warning regarding risk of suicidality in children and adolescents was added to the US bipolar depression labelling for Seroquel. This is consistent with the US label warnings on other anti-depressants.

New dosage strengths of Seroquel (50mg and 400mg) were launched in the US in April 2006, providing increased dosing flexibility.

In July, a New Drug Application (NDA) was submitted to the FDA seeking approval for the new once-daily, sustained-release (SR) formulation of Seroquel for schizophrenia. Beginning in October, further submissions were made to regulatory authorities in Europe, Canada and other markets. In addition to the convenience of once-daily dosing, the new formulation will offer faster titration and the ability to reach the effective dose range by the second day of dosing. The Seroquel SR data set contains unique data on relapse prevention compared with the immediate-release (IR) formulation. Seroquel SR is also being studied in the new indications of major depressive disorder (MDD) and generalised anxiety disorder (GAD).

In February 2006, Teva Pharmaceuticals USA amended its previously submitted Abbreviated New Drug Application for quetiapine fumarate 25mg by adding 100, 200 and 300mg tablets. Further information on our ongoing patent infringement lawsuit against Teva in the US in relation to quetiapine fumarate (the active ingredient in Seroquel) is set out on page141.

Zomig is available in a unique range of formulations, offering physicians a choice of ways to provide rapid relief for migraine patients. Zomig is the prescription market leader in Europe.

Zomig Nasal Spray delivers fast pain relief and now accounts for 7% of Zomig global sales.

Zomig Rapimelt is a melt-in-the-mouth formulation offering patients a convenient, orange-flavoured tablet that can be taken without water whenever a migraine attack strikes. Zomig Rapimelt now accounts for more than 36% of Zomig global sales.

Diprivan is the world’s best-selling intravenous general anaesthetic. More than 90% of total Diprivan sales consist of Diprivan EDTA, a microbial-resistant formulation, which is approved in the majority of markets.

Naropin obtained approval in the EU and New Zealand for extended use in paediatric patients to include neonates and infants aged below one year old. These are the first approvals that will enable children of this age to benefit from an effective, long-acting local anaesthetic.

In July, we sold our range of US branded anaesthetics and analgesic products (including Diprivan and Naropin) to Abraxis BioScience, Inc. and entered into a five-year supply agreement with them for these products.

Our product pipeline and life-cycle management efforts are focused on the important areas of psychiatry, analgesia, neurology and anaesthesia. Following the disease area review described on page 38 we took the decision to discontinue discovery work in Parkinson’s disease, multiple sclerosis and neuroprotection in stroke, but current projects in development will continue as planned.

Psychiatry
In psychiatry, we continue to expand the opportunities for Seroquel. Clinical programmes for GAD and MDD using the Seroquel SR formulation are underway. An additional clinical programme with Seroquel SR was initiated in bipolar disorder in December. Filings for all these programmes are anticipated in 2008.

To strengthen our psychiatry pipeline in 2006, we progressed two compounds, AZD2327 and AZD3783, into clinical development for the treatment of anxiety and depression.

Analgesia
In pain control, our research focus is nociceptive pain (caused by tissue damage) and neuropathic pain (caused by nerve damage). We will expand our research capabilities in the area of chronic pain by building on the phage and ribosome technologies owned by Cambridge Antibody Technology Group plc.

Our three candidate drugs in development from the collaboration we entered into with NPS Pharmaceuticals, Inc. in March 2001, have been joined by AZD1940 and AZD1386 – potential analgesics from our Montreal discovery laboratories.

In August, we announced an exclusive global agreement with Pozen Inc. to co-develop fixed-dose combinations utilising Pozen’s proprietary formulation technology. The initial development is PN-400, a fixed-dose combination of naproxen and esomeprazole, which has the potential to provide chronic pain sufferers with a new treatment that has good efficacy and a low upper gastrointestinal side-effect profile.

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DIRECTORS’ REPORT	25
Business Review

Neurology
We have eight development programmes, of which three are in clinical evaluation, in Alzheimer’s disease and specific segments of other neuro-degeneration diseases, multiple sclerosis and Parkinson’s disease.

In October, we announced that we were ceasing development of the investigational drug NXY-059 for Acute Ischaemic Stroke, after analysing the results from the second and pivotal Phase III trial, SAINT II. The trial, which recruited approximately 3,200 patients worldwide, did not meet its primary outcome of a statistically significant reduction in stroke-related disability, as assessed by the Modified Rankin Scale. The SAINT II trial did not support the findings from the first, smaller (approximately 1,700 patients) Phase III trial, SAINT I, which did show a positive effect on disability as measured by the Modified Rankin Scale. Both trials were required to show a positive benefit on disability to support a regulatory filing.

We will work closely with the SAINT trial’s Steering Committee to analyse the pooled data from the SAINT I and SAINT II trials to ensure the lessons for future stroke research are identified and communicated appropriately via peer-reviewed medical journals and relevant scientific congresses. We plan to work with the SAINT Steering Committee to present the data at the International Stroke Congress in San Francisco in February 2007. NXY-059 was licensed from Renovis, Inc.

AZD3102, for the treatment of Alzheimer’s disease, is in pre-clinical development in collaboration with Dyax Corp.

As announced by Targacept, Inc. in December, AZD3480, the neuronal nicotinic receptor agent that we licensed from Targacept, has successfully completed the planned evaluation studies and will progress into Phase IIb clinical testing in both Alzheimer’s disease and cognitive disorders in schizophrenia.

Anaesthesia
AZD3043, a novel, short-acting intravenous anaesthetic/sedative agent, was licensed from Theravance, Inc. in May. AZD3043 is in late pre-clinical development and we will undertake the clinical development of the compound. If the project succeeds and if regulatory approval is received, AstraZeneca will manufacture and commercialise this compound.

Details of all compounds in the pipeline in the areas of psychiatry, analgesia, neurology and anaesthesia are contained in the table on page 23.

PERFORMANCE 2006
Reported performance
Neuroscience sales grew by 16% to $4,704 million in 2006 from $4,059 million in 2005 with growth in all geographic areas, driven chiefly by Seroquel.

Underlying performance
After excluding exchange effects of $11 million, underlying growth was 16%.

Seroquel sales reached $3,416 million (up 24%). In the US, Seroquel sales were up 24% to $2,486 million. Total prescriptions increased by 12%, well ahead of the market. The Seroquel share of total prescriptions in the US anti-psychotic market increased to 30.2% in December, up 1.7 percentage points over last year. In other markets, sales were up 23%, on good growth in Europe (up 25% to $619 million) and in Asia Pacific (up 15% to $149 million).

Zomig sales increased by 13% to $398 million. Zomig sales comparisons in the US for the full year as compared with 2005 are affected by the resumption of full responsibility from MedPointe, Inc. for US commercialisation in April 2005. Sales for Zomig in the US were up 39%, although total prescriptions declined by 6%. Sales of Zomig in other markets were unchanged.

The divestment of Diprivan in the US in June led to a 17% decline in sales to $304 million.

PERFORMANCE 2005
Reported performance
Sales in the Neuroscience therapy area rose by 16% in 2005, up to $4,059 million from $3,496 million in 2004. Seroquel was the principal driver of performance, recording a 36% increase in sales.

Underlying performance
On a constant exchange rate basis, Neuroscience sales grew by 15%.

Seroquel sales reached $2,761 million (up 35%). In the US, Seroquel sales increased 33% to $2,003 million, ahead of prescription growth of 20% as a result of higher realised prices and favourable contract rebate adjustments. Seroquel share of new prescriptions in the US atypical anti-psychotic market increased to 29.8% in December 2005. In other markets, sales for the full year increased by 40% on strong growth in Europe (up 48%), Asia Pacific (up 22%) and Canada (up 29%).

Zomig sales declined by 3% to $352 million, as growth in other markets (up 8%) was more than offset by an 18% decline in the US. The US decline was chiefly as a result of lower first-quarter sales following the return of the distribution arrangements from MedPointe, which took effect from 1 April 2005.

Diprivan sales in other markets were down 8% to $369 million. US sales declined 44%, chiefly on lower prices as a result of the introduction of another generic product.

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26	ASTRAZENECA ANNUAL REPORT AND FORM 20-F INFORMATION 2006

ONCOLOGY MEDICINES

2006 IN BRIEF
>	ARIMIDEX SALES GREW 29% TO $1.5 BILLION – NOW THE LEADING HORMONAL BREAST CANCER THERAPY IN THE US, JAPAN AND FRANCE.

>	CASODEX GROWTH CONTINUED IN BOTH EARLY AND ADVANCED PROSTATE CANCER.

>	ZOLADEX SALES AGAIN EXCEEDED $1 BILLION, 20 YEARS AFTER FIRST APPROVAL.

>	ZACTIMA PHASE III NSCLC TRIALS CONTINUE.

>	RECENTIN (FORMERLY AZD2171) PIVOTAL CRC CLINICAL TRIAL PROGRAMME STARTED.

>	AGREEMENT TO CO-PROMOTE ABRAXANE® WITH ABRAXIS BIOSCIENCE, INC. IN THE US.

>	ALLIANCE WITH SCHERING AG TO CO-DEVELOP A NOVEL SERD TO TREAT BREAST CANCER.

MARKETED PRODUCTS
Arimidex (anastrozole) is the world’s leading aromatase inhibitor by value and volume for the treatment of breast cancer.

Faslodex (fulvestrant) is an oestrogen receptor antagonist for the treatment of breast cancer, with no known agonist effects, that down-regulates the oestrogen receptor.

Casodex (bicalutamide) is the world’s leading anti-androgen therapy by value and volume for the treatment of prostate cancer.

Zoladex (goserelin acetate implant), in one-and three-month depots, is the world’s second largest LHRH agonist by value for the treatment of prostate cancer, breast cancer and certain benign gynaecological disorders.

Iressa (gefitinib) is an epidermal growth factor receptor-tyrosine kinase inhibitor (EGFR-TKI) that acts to block signals for cancer cell growth and survival in NSCLC.

Nolvadex (tamoxifen citrate) remains a widely prescribed breast cancer treatment.

Abraxane® (paclitaxel protein-bound particles for injectable suspension) (albumin-bound), owned by Abraxis BioScience, Inc., is a novel, albumin-bound formulation of paclitaxel for the treatment of breast cancer. Abraxane® is co-promoted in the US under an agreement with Abraxis BioScience, Inc.
PERFORMANCE
								2005 compared to		2006 compared to
			2006			2005	2004		2005		2004

			Growth			Growth
			due to			due to
		Growth	exchange		Growth	exchange		Growth	Growth	Growth	Growth
	Sales	underlying	effects	Sales	underlying	effects	Sales	underlying	reported	underlying	reported
	$m	$m	$m	$m	$m	$m	$m	%	%	%	%

Arimidex	1,508	338	(11)	1,181	354	16	811	29	28	44	46

Casodex	1,206	104	(21)	1,123	97	14	1,012	9	7	10	11

Zoladex	1,008	17	(13)	1,004	65	22	917	1	-	7	9

Iressa	237	(30)	(6)	273	(118)	2	389	(11)	(13)	(31	(30)

Faslodex	186	45	1	140	39	2	99	32	33	39	41

Nolvadex	89	(22)	(3)	114	(21)	1	134	(19)	(22)	(16	(15)

Other	28	18	–	10	(5)	1	14	180	180	(36	(29)

Total	4,262	470	(53)	3,845	411	58	3,376	12	11	12	14

PIPELINE
Compound	Mechanism	Areas under investigation	Phase				Estimated filing date

NCEs			PC	I	II	III	Europe	US

Zactima	VEGF/EGF TKI inhibitor with RET kinase activity	NSCLC					2H 2008	2H 2008

Recentin (AZD2171)[1]	VEGF signalling inhibitor (VEGFR-TKI)	NSCLC and CRC					>2009	>2009

Zactima	VEGF/EGF TKI inhibitor with RET kinase activity	medullary thyroid cancer					2H 2008	2H 2008

ZD4054	endothelin A receptor antagonist	prostate cancer					>2009	>2009

AZD5896	AGT inhibitor	solid tumours					>2009	>2009

AZD6244	MEK inhibitor	solid tumours					>2009	>2009
(ARRY-142886)

CAT-3888	recombinant immunotoxin hairy cell	hairy cell leukaemia					>2009	>2009

AZD0530	SRC kinase inhibitor	solid tumours and haematological malignancies					>2009	>2009

AZD1152	aurora kinase inhibitor	solid tumours and haematological malignancies					>2009	>2009

AZD4769		solid tumours					>2009	>2009

AZD2281	PARP inhibitor	breast cancer					>2009	>2009

AZD4877		solid tumours					>2009	>2009

AZD1689	hypoxia activated cytotoxic	solid tumours					>2009	>2009

AZD8931		solid tumours					>2009	>2009

AZD7762		solid tumours					>2009	>2009

AZD9935	VEGF signalling inhibitor (VEGFR-TKI)	solid tumours					>2009	>2009

AZD0424	SRC kinase inhibitor	solid tumours					>2009	>2009

AZD5180	anti-angiogenic	solid tumours					>2009	>2009

AZD1845		solid tumours					>2009	>2009

AZD8330		solid tumours					>2009	>2009

AZD3646		solid tumours and haematological malignancies					>2009	>2009

AZD9468		solid tumours					>2009	>2009

AZD2932		solid tumours					>2009	>2009

AZD4992							>2009	>2009

CAT-8015	recombinant immunotoxin haematological malignancies						>2009	>2009

CAT-5001	recombinant immunotoxin solid tumours						>2009	>2009

AZD6918		solid tumours					>2009	>2009

Line extensions

Faslodex	oestrogen receptor antagonist	first-line advanced breast cancer					>2009	>2009

Faslodex	oestrogen receptor antagonist	adjuvant					>2009	>2009

Iressa	EGFR-TK inhibitor	breast cancer					>2009	>2009

Discontinued projects

Faslodex	second-line after aromatase inhibitor failure	We have discontinued these developments as a result of their failure to meet their target product profiles.

Iressa	head and neck

[1]	This compound is in Phase II/III development.
Abbreviations in this pipeline table are explained in the Glossary on pages 179 and 180.

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DIRECTORS’ REPORT	27
Business Review

WE AIM TO MAINTAIN OUR POSITION AS A WORLD LEADER IN CANCER TREATMENT THROUGH CONTINUED GROWTH OF ARIMIDEX, FURTHER LAUNCHES AND LINE EXTENSIONS OF NEWER PRODUCTS SUCH AS FASLODEX, AND THE SUCCESSFUL INTRODUCTION OF NOVEL THERAPEUTIC APPROACHES CURRENTLY IN THE DEVELOPMENT PIPELINE.

did, however, confirm a number of important clinical benefits for Iressa, including tumour shrinkage and a significant improvement in the time to treatment failure. Pre-planned subgroup analyses showed a statistically significant increase in survival with Iressa in patients of Asian ethnicity and in patients who had never smoked.

PRODUCTS
Arimidex continues to grow strongly on the basis of the ATAC five-year treatment data. In several key markets, it has already replaced tamoxifen as the preferred primary adjuvant treatment for post-menopausal women with hormone-receptor positive invasive early breast cancer. In 2006, Arimidex exceeded two million patient years of clinical experience and is now the leading hormonal therapy in the US, Japan and France. In June, Arimidex was approved in Europe for a new switch indication for patients who have already received two to three years of tamoxifen. This was based on results from three collaborative group trials: ABCSG-8, ARNO and ITA, which showed the benefits of switching to Arimidex rather than continuing on tamoxifen. Arimidex is the first and only aromatase inhibitor indicated as both primary adjuvant and switch therapy.

Data presented at the European Society of Medical Oncology meeting in September showed that the combination of Arimidex with Herceptin™ (trastuzumab) was synergistic and effective in patients with advanced post-menopausal breast cancer who were both hormone-receptor positive and Her2 Neu positive. These patients are considered to be at higher risk of the cancer spreading. When the two drugs were combined, this was proved more effective than Arimidex alone. These data do not yet form part of the current licence. Arimidex is also approved for the treatment of advanced breast cancer in post-menopausal women based on demonstrated advantages over tamoxifen and megestrol acetate.

Faslodex offers an additional hormonal therapy for patients with hormone-sensitive advanced breast cancer, delaying the need for cytotoxic chemotherapy. Due to its novel mode of action, Faslodex offers an effective, well-tolerated additional treatment with the compliance and convenience benefits of a once-monthly injection. Faslodex is now launched in more than 30 markets. It is indicated for the second-line treatment of hormone-receptor positive advanced breast cancer in post-menopausal women.

At the San Antonio Breast Cancer Symposium in December, the first results of the EFECT study were presented. This study compared Faslodex with exemestane in patients who had received prior aromatase inhibitor therapy – the first Phase III trial in this patient population. The study showed Faslodex to have similar efficacy to exemestane. Trials are ongoing to further understand the full utility of Faslodex in the treatment of post-menopausal breast cancer.

Casodex continued growth has been driven by: the use of Casodex 50mg in advanced prostate cancer; the growth of Casodex 150mg, which is approved for use in locally advanced prostate cancer in over 60 countries; and the growth of Casodex 80mg, which is only available in Japan, where it is approved for all stages of prostate cancer.

Zoladex is used for the treatment of prostate cancer (for which it is approved in 105 countries), breast cancer and gynaecological disorders. In non-metastatic prostate cancer, Zoladex is the only luteinising-hormone-releasing hormone (LHRH) agonist shown to improve overall survival both when used in addition to radical prostatectomy and when used in addition to radiotherapy. In breast cancer, Zoladex is widely approved for use in advanced breast cancer in pre-menopausal women. In a number of these countries, Zoladex is also approved for the adjuvant treatment of early stage pre-menopausal breast cancer as an alternative to and/or in addition to chemotherapy. Zoladex offers proven survival benefits for breast cancer patients with a favourable tolerability profile.

Iressa is indicated for the treatment of advanced non-small cell lung cancer (NSCLC) in patients who have failed chemotherapy. It is approved in 35 countries. Clinical trials have shown that Iressa is an effective and generally well-tolerated treatment for some patients with advanced NSCLC. Those patients who benefit tend to do so quickly, and sometimes results are dramatic.

In 2004, results from the ISEL study, which compared Iressa with placebo in advanced NSCLC patients who had failed prior chemotherapy, failed to reach statistical significance compared with placebo in the overall population and in the subgroup of patients with adenocarcinoma. The ISEL study

Following the announcement of the ISEL data, in 2005 we voluntarily withdrew the European submission for Iressa and regulatory authorities in the US and Canada restricted the use of Iressa to those patients already benefiting from the drug. In the Asia Pacific region, due to the ethnic differences in lung cancer, Iressa has become an established therapy for pre-treated advanced NSCLC, and use of the drug in the first-line advanced setting is now being studied in a large, Phase III, pan-Asian trial known as the IPASS study, which involves 1,212 patients.

Progress continues to be made in identifying which patients, in which treatment settings, are most likely to benefit from treatment with Iressa, and we will strive to complete a programme of such work.

The Japanese Phase III Study V-15-32 comparing Iressa with docetaxel in NSCLC has now reported. There was no statistically significant difference in overall survival between the two treatments but the study, which was set up to demonstrate statistical non-inferiority, did not meet the primary objective, as the confidence interval did not lie entirely below the pre-defined non-inferiority limit. However, we believe these data have not altered the benefit/risk profile of Iressa in pre-treated Japanese NSCLC patients.

Further Phase II trials are ongoing to evaluate the potential benefits of Iressa in NSCLC and other EGF receptor-driven tumours.

Abraxane®: In April, we announced an agreement with Abraxis BioScience, Inc. (Abraxis) to co-promote Abraxis’s product Abraxane® in the US. Abraxane® (paclitaxel protein-bound particles for injectable suspension) (albumin-bound) is a novel, albumin-bound formulation of paclitaxel, which was approved by the US Food and Drug Administration (FDA) in January 2005. Abraxane® is indicated for the treatment of breast cancer after failure of combination chemotherapy for metastatic disease or relapse within six months of adjuvant chemotherapy. This agreement gives us access to the key US chemotherapy market and Abraxane® compliments and extends our US oncology product portfolio. Co-promotion started on 1 July.

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28	ASTRAZENECA ANNUAL REPORT AND FORM 20-F INFORMATION 2006

ONCOLOGY MEDICINES CONTINUED

PIPELINE
Our pipeline includes life-cycle management initiatives for approved products mentioned above, as well as compounds across the whole discovery and development cycle.

Zactima (vandetanib) is a once-daily oral anti-cancer therapy that selectively inhibits clinically validated pathways in cancer (vascular endothelial growth factor (VEGF) receptor, EGF receptor), blocking the development of a tumour’s blood supply (anti-angiogenesis) and the growth and survival of the tumour itself. Zactima also inhibits receptor-tyrosine kinase (RET kinase) activity, an important growth driver in certain types of thyroid cancer.

The worldwide Phase III second-line NSCLC development programme with Zactima is enrolling patients in the US, Europe, and the rest of the world, including China and Japan. The Phase III studies currently underway involve: docetaxel with and without Zactima; pemetrexed with and without Zactima; Zactima versus erlotinib; and Zactima versus placebo plus best supportive care in patients who have been previously treated with an EGF receptor antagonist.

In 2005, promising early data in hereditary medullary thyroid cancer led to orphan drug designation for Zactima by the FDA and the European Medicines Agency (EMEA), as well as fast-track status for regulatory review by the FDA. Orphan drug designation encourages the development of new products that demonstrate promise for the diagnosis, prevention and/or treatment of life-threatening or very serious conditions that are rare and affect relatively few people (not more than five in 10,000 people a year in the EU and fewer than 200,000 people a year in the US). Fast-track designation enables more frequent discussions with the FDA in order to obtain their input into the drug development plan. It also provides the option of submitting the New Drug Application in sections as opposed to simultaneous submission of all components, thereby facilitating and expediting the development and review of new drugs intended to treat serious or life-threatening conditions and that demonstrate the potential to address unmet medical needs. A Phase II trial has completed recruitment and a randomised study is ongoing. In addition, the anti-cancer activity of Zactima continues to be evaluated in colo-rectal, glioma, head and neck, breast and prostate cancers.

Recentin (formerly AZD2171) is a highly potent, selective, orally active inhibitor of VEGF receptor signalling in solid tumours. Recentin inhibits all three VEGF receptors irrespective of activating ligand. Following the decision in 2005 to accelerate the development of Recentin, and the subsequent commencement of the pivotal Phase II/III NSCLC study in November 2005, the pivotal colo-rectal cancer (CRC) programme started in 2006. The programme includes a head-to-head study comparing Recentin plus FolFox with bevacizumab (Avastin™) plus FolFox in first-line CRC. It also includes two other studies in CRC, namely a second-line head-to-head study with bevacizumab and a first-line study involving Recentin with and without chemotherapy. As well as these programmes, the US National Cancer Institute is now recruiting to 15 studies in a number of different tumour settings as part of the Recentin signal search programme.

The foundations of our early oncology pipeline are novel compounds that target signalling pathways believed to be pivotal in cancer cell growth, invasion and survival, with two products in Phase II and eight others in Phase I development. AZD6244, a potent MEK inhibitor licensed from Array Biopharma, has now entered Phase II studies across a range of tumours, including malignant melanoma, pancreatic cancer, CRC and NSCLC. The Phase II trials in hormone-resistant prostate cancer for the endothelin A antagonist, AZD4054, are proceeding and will report mature survival data in early 2007. Phase I studies with the poly-ADP-ribose polymerase (PARP) inhibitor AZD2281, part of the KuDOS portfolio, have now completed and Phase II studies will commence in early 2007. The dual-specific Src/Abl kinase inhibitor, AZD0530, has shown dramatic effect on biomarkers of cell motility and bone resorption and is starting Phase II studies in a range of malignancies. This compound has the potential for activity in a wide range of tumours. The following compounds from the early portfolio achieved First Time in Man during the year: AZD4877, a novel inhibitor of cell cycle; AZD7762, a tumour-selective chemo sensitizer; AZD8931, a dual inhibitor of epidermal growth factor receptor (erbB1 and erbB2) signalling pathways.

AstraZeneca and Schering AG formed a new alliance in September to co-develop and jointly commercialise AZD4992, Schering AG’s novel SERD (selective estrogen receptor down-regulator) for the treatment of breast cancer.

PERFORMANCE 2006
Reported performance
Oncology sales increased by 11% to $4,262 million in 2006 principally due to the continued strong Arimidex performance.

Underlying performance
Excluding the effects of exchange, Oncology sales grew by 12%.

In the US, sales of Arimidex were up 29% to

$614 million. Total prescriptions increased by 21%. Arimidex share of total prescriptions for hormonal treatments for breast cancer was 37.5% in December, up 2.7 percentage points during the year. In other markets, Arimidex sales grew by 29% due to an increase in sales in Europe (up 30%) and Asia Pacific (up 27%) on strong volumes.

Casodex sales increased by 9% to $1,206 million. In the US, sales were up 23% to $295 million. Sales in other markets were up 5%, with sales in Japan up 10% to $286 million.

Iressa sales in markets outside the US increased by 10%. Sales in the Asia Pacific region were up 15% to $207 million. Worldwide sales of Faslodex were up 32% to $186 million, largely due to the 74% increase in Europe. Sales in the US were up 12%.

Zoladex sales exceeded $1 billion for the second year in a row with declines in the US offset by growth elsewhere. We have recorded revenue of $18 million from Abraxane®.

PERFORMANCE 2005
Reported performance
Oncology sales increased by 14% to reach $3,845 million in 2005, compared with $3,376 million in 2004.

Underlying performance
Excluding the effects of exchange, Oncology sales grew by 12%.

Casodex sales in the US increased by 3% to $239 million. Sales in other markets were up 11%, with Japan accounting for nearly half of this growth.

Arimidex sales increased 44% to $1,181 million. Arimidex value share of the market for hormonal treatments for breast cancer reached 50% in October 2005. In the US, sales of Arimidex were up 59%. In other markets, sales were up 35% on excellent growth in Europe (up 35%) and Japan (up 27%).

Iressa sales were down 31%, chiefly as a result of the 63% decline in the US. Iressa sales in Asia Pacific increased 7% as sales in China and other markets more than offset a 15% decline in Japan.

Sales for Faslodex reached $140 million (up 39%) as a result of good growth in Europe since marketing approval in March 2004. Sales in the US were up 11%.

Zoladex sales increased 7% to $1,004 million, as good sales growth in other markets (up 13%) offset a 23% decline (from both volume and price effects) in the US.

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DIRECTORS’ REPORT	29
Business Review

RESPIRATORY AND INFLAMMATION (R&I) MEDICINES

2006 IN BRIEF

>	SYMBICORT ACHIEVED SALES OF $1.2 BILLION (UP 18%).

>	PULMICORT CONTINUED TO SHOW STRONG PERFORMANCE WITH STEADY GROWTH.

>	IN JULY,THE FDA APPROVED SYMBICORT IN A PRESSURISED METERED DOSE INHALER (PMDI) FOR MAINTENANCE TREATMENT OF ASTHMA IN PATIENTS AGED 12 YEARS AND ABOVE.

>	IN OCTOBER, SYMBICORT SMART, A NEW APPROACH TO MANAGING ASTHMA USING SYMBICORT AS BOTH A MAINTENANCE AND RELIEVER THERAPY WAS APPROVED FOR USE IN ADULTS THROUGH THE EU MUTUAL RECOGNITION PROCEDURE.

>	IN SEPTEMBER,WE ENTERED INTO A PARTNERSHIP WITH DYNAVAX TECHNOLOGIES CORPORATION TO DEVELOP A TLR-9 AGONIST FOR ASTHMA AND COPD.

MARKETED PRODUCTS
Symbicort (budesonide/formoterol) is an innovative and effective asthma and COPD treatment that offers superior efficacy with flexible dosing.

Pulmicort (budesonide) is a corticosteroid anti-inflammatory inhalation drug that helps prevent symptoms and improves the control of asthma.

Pulmicort Respules (budesonide inhalation suspension) is the first and only nebulised corticosteroid in the US for children as young as 12 months.

Oxis (formoterol) is a fast- and long-acting beta-agonist therapy for asthma and COPD.

Rhinocort (budesonide) is a nasal steroid treatment for allergic rhinitis (hay fever), perennial rhinitis and nasal polyps.

Accolate (zafirlukast) is an oral leukotriene receptor antagonist for the treatment of asthma.
PERFORMANCE
								2006 compared to		2005 compared to
			2006			2005	2004		2005		2004

			Growth			Growth
			due to			due to
		Growth	exchange		Growth	exchange		Growth	Growth	Growth	Growth
	Sales	underlying	effects	Sales	underlying	effects	Sales	underlying	reported	underlying	reported
	$m	$m	$m	$m	$m	$m	$m	%	%	%	%

Pulmicort	1,292	132	(2)	1,162	96	16	1,050	11	11	9	11

Symbicort	1,184	182	(4)	1,006	179	30	797	18	18	22	26

Rhinocort	360	(27)	–	387	21	5	361	(7)	(7)	6	7

Oxis	88	(3)	–	91	(14)	4	101	(3)	(3)	(14)	(10)

Accolate	81	9	–	72	(45)	1	116	13	13	(39)	(38)

Other	146	(9)	–	155	(7)	4	158	(6)	(6)	(5)	(2)

Total	3,151	284	(6)	2,873	230	60	2,583	10	10	9	11

PIPELINE
Compound	Mechanism	Areas under investigation	Phase Estimated filing date

NCEs			PC	I	II	III	Europe	US

AZD9056	ion channel	rheumatoid arthritis					>2009	>2009
blocker (P2X7)

AZD1981		asthma					>2009	>2009

AZD5672		rheumatoid arthritis					>2009	>2009

AZD6703		rheumatoid arthritis					>2009	>2009

AZD4818		COPD					>2009	>2009

CAT-354	anti-IL-13 antibody	asthma					>2009	>2009

AZD5904		COPD					>2009	>2009

AZD1744		asthma					>2009	>2009

AZD6067	protease inhibitor	COPD					>2009	>2009

AZD6357		osteoarthritis					>2009	>2009

AZD7928		COPD					>2009	>2009

AZD2392		asthma					>2009	>2009

AZD3825		asthma					>2009	>2009

AZD1236		COPD					>2009	>2009

AZD5069		COPD					>2009	>2009

AZD9668		COPD					>2009	>2009

AZD9215		asthma					>2009	>2009

AZD1678		asthma					>2009	>2009

AZD8848		asthma					>2009	>2009

AZD8075		asthma					>2009	>2009

AZD6605		osteoarthritis					>2009	>2009

CAM-3001		rheumatoid arthritis					>2009	>2009

AZD3199		asthma/COPD					>2009	>2009

Line extensions

Symbicort Turbuhaler	inhaled steroid/fast onset, long-acting ß2 agonist	Symbicort Maintenance and Reliever Therapy for asthma (SMART)					Approved

Symbicort pMDI	inhaled steroid/fast onset, long-acting ß2 agonist	asthma					Filed[1]	Approved[2]

Symbicort pMDI	inhaled steroid/fast onset, long-acting ß2 agonist	COPD					Filed[1]	1H 2008

Discontinued projects

AZD3778	indication rhinitis	We have discontinued these developments as a result of their failure to meet their target product profiles.

AZD2914	COPD

AZD8955	OA

AZD9056	COPD

AZD8309	RA

AZD8309	COPD

AZD3342	COPD

[1]	To be supplemented in 2008 with data supporting two additional strengths.
[2]	US approval based on 12 years and above.
Abbreviations in this pipeline table are explained in the Glossary on pages 179 and 180.

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30	ASTRAZENECA ANNUAL REPORT AND FORM 20-F INFORMATION 2006

RESPIRATORY AND INFLAMMATION (R&I) MEDICINES CONTINUED

WE AIM TO BUILD ON OUR STRONG POSITION IN ASTHMA
TREATMENT THROUGH THE GROWTH OF KEY PRODUCTS, PARTICULARLY SYMBICORT, NEW INDICATIONS AND MARKET LAUNCHES AND THE SUCCESSFUL INTRODUCTION OF NOVEL APPROACHES TO OTHER AREAS OF INFLAMMATORY DISEASE
SUCH AS SEVERE CHRONIC OBSTRUCTIVE PULMONARY DISEASE (COPD), RHEUMATOID ARTHRITIS AND OSTEOARTHRITIS.

PRODUCTS
Symbicort is an innovative treatment that provides rapid, effective control of asthma and COPD.

In July, the Food and Drug Administration (FDA) approved Symbicort in the US in a pressurised Metered Dose Inhaler (pMDI) for maintenance treatment of asthma in patients aged 12 years and above. We continue to plan for a US launch around the middle of 2007, although achieving this launch timeline is dependent upon successful transfer of technology from development to manufacturing and completion of validation batches.

Outside the US, Symbicort is marketed in the Turbuhaler dry powder device and is approved in over 90 countries and launched in more than 70.

In October, Symbicort SMART, a new approach to managing asthma using Symbicort as both a maintenance and reliever therapy was approved for use in adults through the EU Mutual Recognition Procedure. Symbicort SMART has been approved for use in over 25 countries and enables patients to take control of their asthma simply using just one inhaler for both maintenance and relief of asthma symptoms. This treatment concept, which represents a change from current medical practice, is possible with Symbicort as it contains formoterol, a bronchodilator which is both rapid-acting and long-lasting, coupled with the corticosteroid budesonide to provide an important anti-inflammatory effect. With Symbicort SMART, patients receive a maintenance dose in line with normal practice to establish asthma control, and then take additional inhalations ‘as needed’ if symptoms occur, to provide both rapid relief and increased asthma control. This means that the underlying inflammation is treated with every inhalation, even when Symbicort is used for symptom relief, which leads to a reduced risk of having an asthma attack.

The SMILE study was published in The Lancet in August. This study (which involved 3,394 patients) was designed to evaluate the contribution of the ‘as-needed’ budesonide part of Symbicort SMART in preventing asthma exacerbations. All patients were given Symbicort as maintenance therapy and either terbutaline, formoterol or Symbicort as reliever. The results show that the ‘as-needed’ budesonide part of Symbicort SMART is effective in reducing exacerbations of all types as well as in improving day-to-day symptom control compared to traditional reliever therapy with bronchodilators alone.

Preliminary data from the COMPASS study were published as an abstract at the European Respiratory Society meeting in September. This double-blind study demonstrated that the Symbicort SMART concept was more effective in reducing all forms of exacerbations than both double the usual maintenance dose of Symbicort plus a separate reliever medication and salmeterol/fluticasone at its most frequently prescribed fixed dose (50/250 µg twice daily) plus a separate reliever medication.

Symbicort is also approved in many countries for use in patients with COPD, where trial data have shown it reduces exacerbation rates compared to a long-acting bronchodilator.

Pulmicort remains one of the world’s leading asthma medicines and is available in several forms, including the Turbuhaler dry powder inhaler, a pMDI and Pulmicort Respules suspension for the treatment of children and infants.

The current Pulmicort Turbuhaler has been technically modified to improve dosing properties (dose uniformity) and to introduce a dose counter. The enhanced version was approved by the FDA in July.

The first European approvals (in Finland, Latvia, Germany, Austria and Denmark) for a more environmentally friendly HFA-based Pulmicort pMDI were received in 2006.

Pulmicort Respules is the first and only nebulised corticosteroid in the US for children as young as 12 months. Sales have grown strongly as a result of high medical need in the age group combined with the product’s beneficial profile, which together have strengthened the product’s position as the inhaled corticosteroid of choice for the treatment of children under five with asthma. In September, Pulmicort Respules was approved and launched in Japan for the maintenance treatment of paediatric asthma and as prophylactic therapy in children aged six months or over and less than five years of age.

Information on AstraZeneca’s ongoing patent infringement action against IVAX in the US in relation to a budesonide inhalation suspension is set out on page141.

Oxis is a beta-agonist therapy with a fast onset and long-acting clinical effect for the relief of asthma symptoms. Oxis is added to the treatment regime when corticosteroid treatment alone is not adequate. Oxis is also indicated for symptom relief in COPD. During 2006, all drugs classified as “long-acting beta agonists” were required to include safety precautions in their prescribing information such as “not to be used in asthma without concurrent steroid treatment”.

Rhinocort is a treatment for allergic rhinitis (hay fever). It combines powerful efficacy with rapid onset of action and minimal side effects and is available as a once-daily treatment in the Rhinocort Aqua (nasal spray) and the Turbuhaler dry powder inhaler forms.

PIPELINE
Our pipeline includes the life-cycle management initiatives for approved products mentioned above, as well as development compounds across the whole discovery and development cycle.

We focus on developing new therapies for currently unmet medical needs in COPD, asthma, rheumatoid arthritis and osteoarthritis.

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DIRECTORS’ REPORT	31
Business Review

The development of Symbicort for COPD and paediatric asthma in the US is on track, with submissions scheduled for the first half of 2008 and late 2007 respectively. The development of two new strengths of the pMDI product is also on track, with submission of additional data to supplement the filing in the EU scheduled for the second half of 2008.

As discussed in more detail on page 38, we acquired Cambridge Antibody Technology Group plc (CAT) during the year. The existing alliance with CAT had established a strong portfolio in R&I diseases, which continued to make good progress. Together, we are now working on 11 discovery projects in R&I diseases. The first compounds are expected to move into development in 2007. In addition to forming the foundation for our biopharmaceuticals strategy, the acquisition of CAT added CAT-354 (in Phase I trials for asthma) and CAM-3001 to the R&I pipeline.

In September, we announced we had entered into a three-year partnership with Dynavax Technologies Corporation (Dynavax) to pursue opportunities in the field of Toll-like receptor 9 (TLR-9) for use in asthma and COPD. Dynavax has unique competence in generating immunostimulatory sequences that activate TLR-9, and the alliance will enable us to expand our portfolio of small molecules and biologicals.

On 1 February 2007, we announced a major discovery alliance with Argenta Discovery Limited aimed at identifying improved bronchodilators to treat COPD. A team of scientists from each company will collaborate in order to identify long-acting muscarinic (M3) antagonists (LAMAs) and dual acting muscarinic antagonist-ß2 agonist (MABA) candidate drugs.

Details of all compounds in the R&I pipeline are contained in the table on page 29.

PERFORMANCE 2006
Reported performance
Sales in the R&I therapeutic area grew by 10% from $2,873 million in 2005 to $3,151 million in 2006. Pulmicort and Symbicort were the major contributors to this growth.

Underlying performance
On a constant exchange rate basis, sales in R&I increased by 10%.

Sales of Symbicort increased by 18% to $1, 184 million on continued market growth and share gains in Europe, where sales were $1,018 million. Sales in other markets reached $166 million.

Worldwide sales of Pulmicort were up 11% to $1,292 million. Once again, the primary driver for growth was Pulmicort Respules in the US, where sales were up 24%. Volume growth in the US was approximately 10%, with price changes, managed care rebate adjustments and inventory movements also contributing to the sales growth. Pulmicort sales in the rest of the world were $457 million.

Rhinocort sales were down 7% to $360 million, chiefly on sales of Rhinocort Aqua in the US market (down 9%).

PERFORMANCE 2005
Reported performance
Continued growth from Symbicort drove the increase in reported sales for R&I, which grew by 11% from $2,583 million in 2004 to $2,873 million in 2005.

Underlying performance
On a constant exchange rate basis, sales in R&I increased by 9%.

Symbicort sales reached $1,006 million. Sales growth was 22% as market share continues to increase in the fast-growing combination product segment of the asthma and COPD markets. Over 80% of Symbicort sales were made in Europe in 2005.

Sales of Pulmicort were up 9% as the 18% growth in the US (fuelled by a 28% increase in Pulmicort Respules) to $682 million more than offset a 2% decline in other markets.

Rhinocort sales were up 6% chiefly on sales of Rhinocort Aqua in the US (up 7%), where price changes and managed care rebate adjustments more than offset the 10% decline in total prescriptions. Rhinocort sales in the US were $277 million.

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32	ASTRAZENECA ANNUAL REPORT AND FORM 20-F INFORMATION 2006

INFECTION MEDICINES

WE AIM TO BUILD A FRANCHISE IN THE TREATMENT OF
INFECTIOUS DISEASES BY INCREASING SALES OF MERREM
AND BY EXPLOITING OUR TRADITIONAL, STRUCTURAL AND
GENOMIC-BASED DISCOVERY TECHNOLOGIES TO BRING
NEW PRODUCTS TO MARKET.		MARKETED PRODUCTS Merrem/Meronem* (meropenem) is an intravenous carbapenem anti- bacterial for the treatment of serious, hospital-acquired infections.
	*	Licensed from Sumitomo Pharmaceuticals Co., Ltd.

2006 IN BRIEF

>	MERREM SALES OF $604 MILLION.

>	STEADY UNDERLYING GROWTH FOR MERREM IN THE US (33%), EUROPE (18%) AND GLOBALLY (20%), DESPITE THE NEED TO RESTRICT SUPPLY DURING MANUFACTURING DISRUPTIONS.

>	WORK DEDICATED TO FINDING A NEW TREATMENT FOR TUBERCULOSIS CONTINUES AT OUR R&D FACILITY IN BANGALORE, INDIA.

>	AGREEMENT TO DEVELOP AND COMMERCIALISE CUBICIN™ WITH CUBIST PHARMACEUTICALS, INC. IN CHINA AND CERTAIN OTHER COUNTRIES.

PERFORMANCE
								2006 compared to		2005 compared to
			2006			2005	2004		2005		2004

			Growth			Growth
			due to			due to
		Growth	exchange		Growth	exchange		Growth	Growth	Growth	Growth
	Sales	underlying	effects	Sales	underlying	effects	Sales	underlying	reported	underlying	reported
	$m	$m	$m	$m	$m	$m	$m	%	%	%	%

Merrem	604	96	3	505	67	15	423	19	20	15	19

Other	73	(29)	-	102	(16)	2	116	(28)	(28)	(14)	(12)

Total	677	67	3	607	51	17	539	11	12	9	13

PIPELINE
Compound	Mechanism	Areas under investigation	Phase				Estimated filing date

NCEs			PC	I	II	III	Europe	US

CytoFab™	anti-TNF-alpha	severe sepsis					>2009	> 2009
polyclonal antibody

AZD5099		infection					>2009	> 2009

Abbreviations in this pipeline table are explained in the Glossary on pages 179 and 180.

PIPELINE
Continued progress has been made in the discovery work at our R&D facility in Boston, US. Focused on anti-bacterial agents with a novel mechanism of action, the programme is now delivering clinical candidates for initial human phase testing.

As announced by us in November, the development programme for CytoFab™, our treatment for severe sepsis licensed from Protherics Inc., will be expanded with the addition of a 480-patient Phase II study programme. This will be used to estimate more accurately both the required number of patients and the appropriate dose(s) for the subsequent pivotal Phase III study. Sepsis is a life-threatening condition resulting from uncontrolled severe infections, which affects an estimated three million people a year worldwide.

Work dedicated to finding a new treatment for tuberculosis continues at our R&D facility in Bangalore, India. Tuberculosis remains a worldwide threat and is newly diagnosed in approximately two million people every year in India and over eight million people worldwide. For more information see the separate Corporate Responsibility Summary Report 2006.

In December we entered into a licence agreement with Cubist Pharmaceuticals, Inc. for the development and commercialisation of the antibiotic Cubicin™ (daptomycin for injection) in China and certain other countries in Asia, the Middle East and Africa not covered by existing Cubicin™ international partnering agreements. The agreement does not include Japan, which is yet to be partnered. Cubicin™ is the first antibiotic in a new class of anti-infectives called lipopeptides.

On 31 January 2007 we announced our acquisition of Arrow Therapeutics Ltd., a biotechnology company focused on the discovery and development of anti-viral therapies. This transaction is an important strategic step in strengthening our portfolio of anti-infective treatments and complements our internal capabilities in anti-bacterials. It also fits with our decision to re-focus our disease area research, with infection and anti-bacterials now one of our key therapy areas. The acquisition augments our portfolio with clinical and pre-clinical compounds and programmes. These include two anti-Hepatitis C Virus (HCV) compounds that target the novel NS5a protein: A-831 in Phase I and A-689 in pre-clinical development. Arrow’s most advanced compound is RSV604, currently in Phase II clinical development and partnered with Novartis. RSV604 is a first-in-class, small molecule, oral anti-Respiratory Syncytial Virus (RSV) compound.

PERFORMANCE 2006
Reported performance
Infection sales rose by 12% from $607 million in 2005 to $677 million in 2006, as sales of Merrem grew by 20%.

Underlying performance
Excluding effects of exchange, underlying sales in Infection increased by11%. Merrem sales grew by 19% to reach $604 million, primarily driven by increased performance in the US and Europe.

PERFORMANCE 2005
Reported performance
Infection sales grew by 13% to $607 million from $539 million in 2004, with Merrem sales increasing by 19%.

Underlying performance
After excluding the effects of exchange, infection sales grew by 9%. Underlying growth of 15% from Merrem, with sales of $505 million, was the principal driver of this growth.

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DIRECTORS’ REPORT	33
Business Review

GEOGRAPHIC REVIEW

2006 IN BRIEF

>	THE US DELIVERED AN EXCELLENT YEAR, DRIVEN NOTABLY BY NEXIUM, SEROQUEL, CRESTOR AND ARIMIDEX.

>	ASTRAZENECA MAINTAINED ITS MARKET POSITION AS THE SECOND LARGEST PHARMACEUTICAL COMPANY IN CANADA.

>	THE REST OF THE WORLD DELIVERED A STRONG YEAR, DRIVEN BY KEY GROWTH PRODUCTS (NEXIUM, CRESTOR, SYMBICORT, SEROQUEL AND ARIMIDEX ) AND EXPANSION INTO EMERGING MARKETS.

>	EUROPE ACHIEVED GOOD GROWTH IN 2006 AHEAD OF KEY COMPETITORS, DESPITE SIGNIFICANT GOVERNMENT COST-CONTAINMENT INTERVENTIONS, ESPECIALLY IN GERMANY.

>	IN ASIA PACIFIC,ASTRAZENECA REMAINS ONE OF THE FASTEST- GROWING COMPANIES, INCLUDING CHINA WHERE HKAPI RANKED US THE NUMBER ONE MULTINATIONAL PHARMACEUTICAL COMPANY IN THE PRESCRIPTION MARKET.

>	JAPAN CONTINUED TO GROW AHEAD OF THE MARKET, DRIVEN BY THE PERFORMANCE OF CASODEX, LOSEC, ARIMIDEX AND IRESSA.

>	SALES IN THE LATIN AMERICA REGION INCREASED BY 22%, DRIVEN BY MEXICO,VENEZUELA, CENTRAL AMERICA AND THE CARIBBEAN.

STATEMENTS OF COMPETITIVE POSITION,
GROWTH RATES AND SALES
As in the rest of this Annual Report and Form 20-F Information, except as otherwise stated, market information in this Geographic Review regarding the position of our business or products relative to its or their competition is based upon published statistical sales data for the 12 months ended 30 September 2006 obtained from IMS Health, a leading supplier of statistical data to the pharmaceutical industry. For the US, dispensed New or Total prescription data are taken from the IMS Health National Prescription Audit for the 12 months ended 31 December 2006. Except as otherwise stated, these market share and industry data from IMS Health have been derived by comparing our sales revenue to competitors’ and total market sales revenues for that period. Except as otherwise stated, growth rates and sales are given at constant exchange rates.

PERFORMANCE
								2006 compared to		2005 compared to
			2006			2005	2004		2005		2004

			Growth			Growth
			due to			due to
		Growth	exchange		Growth	exchange		Growth	Growth	Growth	Growth
	Sales	underlying	effects	Sales	underlying	effects	Sales	underlying	reported	underlying	reported
	$m	$m	$m	$m	$m	$m	$m	%	%	%	%

US	12,449	1,678	–	10,771	1,140	–	9,631	16	16	12	12

Europe	8,903	519	(79)	8,463	598	216	7,649	6	5	8	11

Japan	1,503	73	(97)	1,527	114	(17)	1,430	5	(2)	8	7

RoW	3,620	343	88	3,189	290	183	2,716	11	14	15	21

Total	26,475	2,613	(88)	23,950	2,142	382	21,426	11	11	10	12

NORTH AMERICA
US
Product Performance, Clinical Trial Data and Regulatory Submissions

Reflecting our continued commitment to attaining market leadership in a highly competitive and challenging environment, sales in the US rose by 16% from $10,771 million in 2005 to $12,449 million in 2006. The combined sales of Nexium, Seroquel, Crestor and

Arimidex were $7,775 million in 2006, which represented over 62% of our total US sales. AstraZeneca is currently the fifth largest pharmaceutical company in the US, with our sales representing a 5% share of US prescription pharmaceutical sales. Sales for Aptium Oncology (previously Salick Health Care) and Astra Tech rose by 12% and 41% to $374 million and $41 million, respectively.

Nexium continues to lead the proton pump inhibitor (PPI) market for new prescriptions, total prescriptions and total capsules dispensed. The new Medicare prescription benefit helped to fuel overall PPI market growth of 10% in 2006. Nexium posted growth rates ahead of the PPI market. The Medicare programme, along with the overall competitive market, did result in some net price erosion for Nexium in 2006. There were several positive regulatory milestones, as approvals were granted for Nexium for Zollinger Ellison Syndrome and for paediatric patients aged 12-17 years old. A new Nexium formulation of delayed-release granules for oral suspension was also approved and will be introduced in 2007.

In 2006, Seroquel enhanced its leading position as the number one prescribed atypical anti-psychotic on the market, with sales of $2,486 million (up 24%, +24% reported). Seroquel posted prescription growth of 12% with an increase of 1.6 million prescriptions. In July a New Drug Application (NDA) was submitted to the Food and Drug Administration (FDA) seeking approval for a sustained-release formulation for Seroquel for the treatment of schizophrenia. In October, we received FDA approval for a new indication for Seroquel for the treatment of patients with depressive episodes associated with bipolar disorder.

Seroquel is now the first and only single medication approved by the FDA to treat both depressive and manic episodes associated with bipolar disorder. Clinical trials intended to support indications for Seroquel in both major depressive disorder and general anxiety disorder were recruiting in 2006.

Crestor was the fastest-growing branded single-agent statin in terms of share of new prescriptions in the US in 2006, with sales of $1,148 million. This performance was despite the market entry of generic statins, confirming that Crestor remains a clinically important option for many patients, especially the broad range of higher-risk patients. There were also three large-scale studies in several ethnic populations that are historically under-represented in clinical trials. We continued to improve formulary access for Crestor among managed care organisations in 2006.

Atacand continued to perform well in 2006, with sales totalling $260 million (up 12%, +12% reported). In March, the results of the TROPHY study were presented, which evaluated the effects of early pharmacological treatment with Atacand in patients with pre-hypertension and showed potential for delaying the development of hypertension.

Toprol-XL sales continued to grow in 2006, by 7%, with net sales of $1,382 million representing a $91 million increase compared to 2005. As reported last year, on 17 January 2006 summary judgment was entered against AstraZeneca in the ongoing patent litigation in the US involving three companies challenging AstraZeneca’s patents and seeking FDA approval to sell metoprolol succinate (the generic name for Toprol-XL). The Court found that the patents-in-suit are invalid and unenforceable. We disagree with and are disappointed by these conclusions and have appealed to the US Court of Appeals for the Federal Circuit. The appeal has been fully briefed and argued and a decision of the Federal Circuit is expected in 2007. Further information about this litigation is set out on page 142.

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34	ASTRAZENECA ANNUAL REPORT AND FORM 20-F INFORMATION 2006

GEOGRAPHIC REVIEW CONTINUED

In November, Sandoz (formerly Eon Labs Manufacturing, Inc., one of the parties to the above litigation), launched a 25mg dosage strength of generic metoprolol succinate extended-release tablets. Subsequently, we announced that we had entered into a supply and distribution agreement with Par Pharmaceutical, and Par began distribution of an authorised generic version of the 25mg dosage strength of metoprolol succinate extended-release tablets in the US. The signing of this agreement does not affect the availability of AstraZeneca’s branded Toprol-XL. AstraZeneca will continue to manufacture and make Toprol-XL available in the US in all dosage strengths.

Arimidex continued to perform well with sales up 29% (+29% reported) to $614 million for the full year. In the second half of the year, Arimidex became the market leader in total and new prescriptions for hormonal treatments for breast cancer in the US market, surpassing tamoxifen for the first time.

Pulmicort Respules, the only inhaled corticosteroid for the treatment of asthma approved in the US for children as young as 12 months, has experienced strong sales growth of 24% over the previous year. In June, we filed a Citizen’s Petition with the FDA raising our concern regarding the bioequivalence testing, product quality and labelling changes that would be, in its view, necessary for approval of any follow-on budesonide inhalation suspension, such as that filed by IVAX Pharmaceuticals Inc. in September 2005.

An NDA was filed in September 2005 for Symbicort pMDI for the long-term maintenance treatment of asthma in patients aged 12 years and above for two strengths (80/4.5 and 160/4.5 micrograms). This application was approved in 10 months (July 2006) within the Prescription Drug User Fee Act (PDUFA) timeline, only the third inhalation product within the pulmonary division to achieve approval within a 10-month period. Since the FDA approval, we have been preparing for US launch and the first pivotal trial data were unveiled in an abstract at the American College of Asthma, Allergy and Immunology in November. We continue to plan for a US launch around the middle of 2007, although achieving this launch timeline is dependent upon successful transfer of technology from development to manufacturing and completion of validation batches.

Medicare Part D Prescription Drug Benefit
Implementation of the Medicare Part D prescription drug benefit began in January 2006. A new, robust market segment formed this year, as a greater than anticipated number of elderly and disabled Medicare beneficiaries signed up for this voluntary programme. Of the 43 million eligible beneficiaries, more than 50% – 22.5 million people – are now enrolled in the programme, including six million who, prior to 2006, were covered by Medicaid. Another 40% of beneficiaries receive prescription benefits through other sources judged to be equivalent to or better value than Part D, such as employment-based retiree coverage or the Veteran’s Administration. Less than 10% of the eligible population remains without coverage.

Enrolment data from the Centers for Medicare and Medicaid Services (CMS) show that two providers enrolled 44% of the Part D enrolees into their plans. Three-quarters of the Part D enrolees are enrolled in plans offered by 12 providers. According to CMS, competition among private plans reduced beneficiary and government costs by 35% in 2006, with similar savings expected in 2007. CMS has found that, on average, Medicare beneficiaries in the plans with the lowest prices could save up to 23% off the prices they would have paid without coverage, and some could save up to 56%. As part of our commitment to helping patients get the medicines they need, including those who are enrolled in, or who are eligible for, a Medicare Part D prescription drug plan, the Company gave a significant grant of $10 million that helped produce the My Medicare Matters™ outreach and education initiative. Thanks to this support, during the first open enrolment period, My Medicare Matters™ educators worked side-by-side with thousands of community-based groups to provide one-on-one help sessions to more than 210,000 individuals in 44 regions within the US, helping to make My Medicare Matters™ the most recognised Part D outreach initiative among these community groups.

Our brands currently have extensive access on Medicare Part D formularies and are widely available to Medicare beneficiaries. Whilst payer mix varies by brand, between 20% and 30% of total prescriptions for our major in-line brands are currently paid for by Part D plans. Driven primarily by both the success of our contracting strategy and prescription volume growth in the Medicare segment, AstraZeneca has, on balance, realised a positive financial impact as a result of Medicare Part D. Over time, however, the success of the programme will depend, in large measure, on beneficiary satisfaction (including access to medicines), the effect of the coverage gap (a period of no insurance coverage in which beneficiaries must pay the full amount out of pocket), whether employers shift retirees to Part D and whether there will be attempts to modify or amend the programme.

Canada
During 2006, four products contributed combined sales of over $600 million (Crestor $185 million, Losec $152 million, Nexium $149 million and Seroquel $122 million), with Crestor, Losec and Nexium among the top 20 prescription products in Canada by sales. Total sales for the year were $1,031 million, down on an underlying basis by 1% (reported up 6%).

We maintained our market position as the second largest pharmaceutical company in Canada. Crestor maintained its number two market ranking and was the fastest-growing statin in both new and total prescriptions (41% and 33% respectively), supported by the Crestor Healthy Changes Support Program, which helps patients to understand better and improve the management of their cholesterol and to develop a healthier lifestyle.

Seroquel remains the leader in new and total prescriptions within the atypical anti-psychotics market. Atacand continues to outperform the anti-hypertensive market, with new prescription growth of over 21%, compared with market growth of only 10%.

Several of our marketed products received regulatory approval for new indications or label changes: Nexium to heal and reduce the risk of gastric ulcers associated with NSAID therapy (non-steroidal anti-inflammatory drugs); and Faslodex, whose Product Monograph was updated with clinical trial findings regarding use in patients with mild to moderate hepatic impairment. However, the Product Monograph for Zomig tablets,
Zomig Nasal Spray and Zomig Rapimelt underwent class-labelling changes clarifying the use of Zomig for acute migraine therapy.

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DIRECTORS’ REPORT	35
Business Review

In November, the Supreme Court of Canada (SCC) reversed an earlier Federal Court of Appeal decision that had quashed the marketing approval for the generic omeprazole capsule product of Apotex Inc. (Apotex). The SCC had permitted Apotex to sell its product pending the resolution of the appeal. As a result of the November decision, Apotex can now continue to sell its omeprazole capsules in Canada. For more details of this and other litigation in Canada, see page 138.

REST OF THE WORLD
Sales in the rest of the world performed strongly, up 8% to $12,995 million (+6% reported). Key growth products (Nexium, Crestor, Symbicort, Seroquel and Arimidex) were up 24% against 2005 (+23% reported). Sales in emerging markets were up a strong 22% (+23% reported). This increase was underpinned by continued investments in sales and marketing initiatives.

Europe
We performed well in Europe, ranking third in terms of sales growth rate, achieving an overall market share of 5% and maintaining our position as the fifth largest prescription drug company. At $8,903 million, sales were up 6% (+5% reported) with strong underlying demand in Spain, Italy, Greece and many of the countries in Central and Eastern Europe. Excluding sales of patent-expired products ($839 million, down 20% and 21% on a reported basis), sales in Europe were up 10% (+9% reported).

The good sales performance was underpinned by strong underlying volume growth for our key brands, partly offset by the impact of government interventions, with Crestor (+56%, +56% reported), Arimidex (+30%, +29% reported), Seroquel (+25%, +24% reported), Symbicort (+18%, +17% reported) and Nexium (+6%, +5% reported) all increasing their market shares in most countries.

Overall our sales in France ($1,642 million) were maintained at the same level as 2005 (reported down 1%), maintaining our sales ranking of fourth. We saw good sales growth for our key growth products (+19%, +18% reported), especially Crestor and Nexium, both of which gained significant market share from competitors, although this was partially offset by the continuing decline of patent-expired products.

In Germany sales of $1,165 million were down 4% (down 5% reported) compared with 2005. This was a result of a combination of price reductions and increased pressure on physicians to write generic prescriptions in place of branded or newer patented products, which particularly affected sales of Nexium. Our specialty care drugs, Arimidex and Seroquel, however, showed good growth.

In the UK, sales were $850 million, driven by Arimidex (+78%, +77% reported), which benefited from approval for use with switch patients previously receiving tamoxifen. Symbicort (+41%, +41% reported) and Seroquel (+34%, +34% reported) also performed strongly.

In Italy, sales were up $113 million to $1,265 million, which represents growth of 11% (+10% reported). The performance of Crestor continued the momentum gained in 2005 (+58%, +58% reported) and Arimidex (+29%, +29% reported) remains the market leader in the aromatase inhibitor market by sales. Nexium sales were up 31% (reported +28%) and the approval for risk reduction of NSAID-associated stomach ulcers in 2005 continued to drive sales.

In Spain, sales of $745 million were driven by Nexium (+67%, +67% reported), Symbicort (+19%, +18% reported) and Seroquel (+20%, +20% reported).

Strong sales were recorded in Central and Eastern Europe, particularly in Russia, where the pharmaceutical market continued to benefit from the introduction of a federal reimbursement list for pharmaceuticals in 2005.

See page 50 (Industry Regulation) for a discussion of government cost-containment measures in Europe and their impact on our business.

Japan
In Japan, we were the second fastest-growing company amongst the top 15 pharmaceutical companies, and increased our ranking from fourteenth in 2005 to thirteenth this year. Strong volume growth from key products offset the biennial government review of drug prices to deliver sales of $1,503 million, growth of 5% (down 2% reported). The key drivers of this were the oncology portfolio, particularly Arimidex (+19%, +12% reported),

Casodex (+10%, +3% reported) and Iressa (+6%, flat reported), together with Losec (+7%, flat reported) and Seroquel (+4%, down 2% reported).

The planned interim analysis for the Crestor Post-Marketing Surveillance (PMS) study was submitted to the regulatory authorities in September and, based on its findings, and together with Shionogi & Co. Ltd., we started the full-scale launch of Crestor ahead of schedule on 25 September.

Asia Pacific (excluding Japan)
Asia Pacific (excluding Japan) sales were up 10% (+10% reported) to $1,528 million in 2006, with contributions from some of the fastest-growing and important emerging markets in the world. Sales growth for these emerging markets (all Asia Pacific markets excluding Australia and New Zealand) was up 17% (+20% reported) with sales of $974 million.

South Korea growth (+29%, +38% reported) was driven by the successful launch of Crestor and continued development of Atacand and Iressa.

In China, the growth and expansion strategy of the past four years has continued to provide strong returns. AstraZeneca is the largest multinational pharmaceutical company in the prescription market in China, as surveyed by the Hong Kong Association of the Pharmaceutical Industry, with one of the highest growth rates. Investments in a large field force covering extensive areas of China allow AstraZeneca to ensure our products reach Chinese patients. In 2006, AstraZeneca also announced the establishment of the Innovation Centre, China (ICC). This investment in Chinese research and discovery science is aimed at creating new opportunities in the area of lung cancer, hepatocellular carcinoma cancer (HCC), gastric/oesophageal cancer and pre-menopausal breast cancer. The ICC will also establish collaborations with major medical centres in China.

Strong gains were also seen in India and Thailand, where market dynamics are continuing to be positive.

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36	ASTRAZENECA ANNUAL REPORT AND FORM 20-F INFORMATION 2006

GEOGRAPHIC REVIEW CONTINUED

In Australia, we are ranked third in the market in terms of sales, with high volume growth of key brands such as Arimidex, Seroquel,
Atacand and Nexium. Crestor was launched successfully in December.

Latin America
Latin America enjoyed strong sales performance of $732 million, up 23% (+26% reported), mainly driven by Mexico, Venezuela, Central America and the Caribbean. As a result, our market share grew to 2% in the prescription market, taking us to tenth position in the rankings of the prescription market.

The Latin America region has experienced improved political and economic stability. This has led to us investing significantly in further development of our key growth products and in the fast-growing markets. As a result, they showed strong performance with sales of $219 million, which is up 53% versus last year (+58% reported). Nexium took over the number one position for Latin America with sales of $94 million (up 48%, +51% reported). Crestor enjoyed a strong year with sales of $57 million (up 82%, +88% reported).

Mexico continued to be our largest market in the region, with sales of $286 million (up 23%, +23% reported). Our share in the prescription market moved up to 3% and we moved up to eleventh position in the rankings. Crestor is the market leader in terms of volume and second in terms of value. The over-the-counter (OTC) business increased $7 million to $30 million (up 32%, +31% reported), with particularly strong sales of Losec OTC ($21 million).

In Brazil, sales were $247 million with an underlying growth of 17% (+30% reported). The best-selling brand was Zoladex with sales of $37 million.

The performance of other markets in the region was strong, particularly for Venezuela, Central America and the Caribbean.

Middle East and Africa
Middle East and Africa showed good growth of +25% (+21% reported), driven by Nexium, Symbicort and Crestor. We outperformed the pharmaceutical market in terms of underlying growth rate in our key markets: Egypt, Saudi Arabia, the Gulf States and South Africa.

Our new manufacturing site in Egypt was inaugurated in December. It is AstraZeneca’s first manufacturing facility in the Middle East and demonstrates our commitment to invest in the region and our confidence in Egypt. The plant will have a capacity of 250 million tablets and represent a $32 million investment.

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DIRECTORS’ REPORT	37
Business Review

RESEARCH AND DEVELOPMENT

We must also have an organisation that is fit for purpose and capable of discovering and developing better medicines with a very strong emphasis on quality – both the properties of the molecules and the characteristics of the organisation and its decision-making.

In our competitive world, speed is also vital. We’re now focusing on increasing the productivity and speed of our development process from beginning to end. We are asking the right questions and delivering data on time – even though the outcomes may not always be what we would wish.

Patient benefit underpins all our work and we continue to develop our capability to measure efficacy alongside a deep commitment to the safest possible usage of our products.

In the short term, our business needs will be met through life-cycle management and delivery of our Phase III programmes.

In the mid term we look to drive our Phase I, Phase II and pre-clinical projects towards proof of concept and proof of principle as rapidly as possible whilst recognising that we need to continue to externalise, both tactically to fill potential gaps and strategically, to access the enormous world of external science. We’ve already shown what we can do through both licensing and acquisition and our organisational focus and mindset have moved to a point where discovery has become a process that is much wider than our own laboratories.

In the long term, in addition to our current capabilities, we’re also seeking to transform AstraZeneca through the use of novel biomarkers and imaging as well as a strategic move into biologicals to build a major presence in the fast-growing biopharmaceuticals sector.”

JOHN PATTERSON FRCP
Executive Director, Development

“My number one priority is to deliver a stream of medicines that meet unmet patient needs. A successful pharmaceutical company needs to have a continuous flow of exciting and differentiated medicines capable of sustaining global growth in the short, medium and long term. Bearing in mind the very long time needed to deliver a new medicine, we are actively managing each of these time periods.

WE HAVE A GLOBAL RESEARCH AND DEVELOPMENT
ORGANISATION, WITH AROUND 12,000 PEOPLE AT 16 MAJOR CENTRES IN EIGHT COUNTRIES DEDICATED TO TRANSLATING LEADING-EDGE SCIENCE INTO INNOVATIVE, NEW MEDICINES THAT MAKE A DIFFERENCE IN THE LIVES OF PATIENTS.

In 2006, we spent $3.9 billion on research and development (2005 $3.38 billion, 2004 $3.47 billion) and approved $300 million of R&D capital investments including announcements of major new facilities in Sweden (safety pharmacology), the US (cancer and infection) and China (cancer).

We want to be among the best in the industry in terms of the quality of our work and the speed with which we get new medicines to market. During 2006 we continued our drive to improve the efficiency of our processes and the effectiveness of our decision-making, so that we can quickly eliminate weaker candidate drugs (CDs) and concentrate on the robust, rapid progress of the ones most likely to succeed as significant advances in healthcare.

In line with our strategy, we also continued to focus on accessing external innovation that complements our in-house capabilities, and on page 39 you can read more about our externalisation activities during the year.

PIPELINE STRATEGY Our R&D strategy is geared to maintaining a flow of new products that will deliver sustained business growth in the short, medium and long term.

In the short term, our business needs will be met through successful delivery of the Phase III programmes and optimised life-cycle management for our key products.

In 2006, we experienced some setbacks with our Phase III portfolio with the termination of the programmes for Galida and NXY-059, as described in more detail on pages 18 and 25 respectively. Despite these setbacks, as at 1 February 2007 we still have 28 Phase III programmes compared with 29 at the end of January 2006.

Notable successes in the life-cycle management of our key marketed brands during the year included nine submissions and nine approvals in the US or EU and are described in the Therapy Area Review (pages 16 to 32).

In the mid term we will drive our pre-clinical and clinical Phase I and II projects towards proof of concept as rapidly as possible whilst recognising that we will need to continue our emphasis on externalisation to complement our internal R&D efforts. Our drug discovery effort is now a process that is much wider than our own laboratories, as we actively seek to make alliances and acquisitions with external partners to gain access to leading drug projects or technology platforms.

The progress we are making in our drive to increase productivity is reflected in the growth of our early development portfolio: during 2006 21 CDs were selected (compared with 25 in 2005 and 18 in 2004), and we have 92 development projects in the proof of principle phase (before Phase III, late-stage development).

During 2006 we progressed 12 compounds into man.

In the long term, in addition to our current capabilities, we are also seeking to transform the AstraZeneca pipeline through a strategic move into biopharmaceuticals and by using biomarkers to help identify winning projects much earlier.

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38	ASTRAZENECA ANNUAL REPORT AND FORM 20-F INFORMATION 2006

RESEARCH AND DEVELOPMENT CONTINUED

Disease area focus
During 2006, we reviewed our disease target areas and re-focused our efforts to ensure our scientific resources are best positioned to enhance our contribution to healthcare and long-term competitiveness. We remain in the same therapy areas, but within these areas we have prioritised the diseases where we believe our skills can make the most difference, and have withdrawn from those where we believe we have less chance of success. We also established a New Opportunities Team, which is dedicated to reviewing and evaluating appropriate new opportunities beyond our current therapy areas. The table opposite shows the areas on which we are focusing mid to long term and those from which we have withdrawn.

Biopharmaceuticals
During the last few years, biological molecules have been the fastest-growing segment of the pharmaceutical market. As part of a comprehensive biopharmaceutical strategy, we are determined to secure a significant share of this market. By playing an active role in the utilisation and development of these technologies, we aim to bring new medicines based on them to patients as early as possible as well as attacking diseases that were not amenable to small-molecule approaches.

With our acquisition of Cambridge Antibody Technology Group plc (CAT) in mid-2006, we took a major step towards our goal of establishing a significant biopharmaceuticals capability. This acquisition was built upon the strong foundation laid by our existing collaboration with CAT to discover new antibody-based medicines for respiratory and inflammatory diseases. It allows AstraZeneca to apply CAT’s world-leading technology platform for the discovery of novel human monoclonal antibodies to all of our disease research areas. The acquisition also enables CAT to secure consistent strategic investment to broaden the range of targets and disease mechanisms to which its technology can be applied, as well as the opportunity to develop the technology beyond its current capabilities.

In addition to the antibody projects being pursued by CAT, the first anti-cancer antibody to come from our collaboration with Abgenix further strengthened our biopharmaceutical development portfolio during the year.

DISEASE AREA FOCUS
GROW	MAINTAIN	EXIT
Diabetes/Obesity	Alzheimer’s Disease	Hypertension

Infection	Arrhythmia	Inflammatory Bowel Diseases

Analgesia	Asthma	Functional GI Disorders

Inhalation	Atherosclerosis	Parkinson’s Disease

Translational Science	Bipolar Disorder	Multiple Sclerosis
through the Innovation
Centre China (ICC)	Chronic Obstructive	Addiction
Pulmonary Disease
Insomnia
Depression/Anxiety
Neuroprotection in Stroke
Oncology

Osteoarthritis

Schizophrenia

Thrombosis

Certain Gastro-oesophageal
Reflux Disease including
Nexium life-cycle management

Monoclonal antibody approaches
to Rheumatoid Arthritis

Whilst we build our biological capabilities, both internally and through collaborations and acquisitions, we will continue to apply our long-standing in-house skills and experience in small-molecule R&D and aim to maintain a complementary flow of new products from both areas of science over time. We anticipate that from 2010 onwards, one in four AstraZeneca candidate drugs eligible for full development will be biologicals.

Investing in China
During 2006, we announced a $100 million investment over the next three years in the establishment of the AstraZeneca Innovation Centre, China. The Centre will focus on translational science by developing knowledge about Chinese patients, biomarkers and genetics. The initial therapeutic area for the Innovation Centre will be cancer. In addition, we are also expanding our research capabilities in China by increasing further the number of scientific collaborations with local Chinese organisations and through our plan to establish a China Clinical Pharmacology Unit.

DISCOVERY RESEARCH
In Discovery, our scientists work together across national boundaries to exchange ideas, to promote best practice and to maximise the scientific potential offered by our size and global reach.	Improving productivity and quality remains a core priority, underpinned by three major initiatives: Lead Generation, Discovery Medicine and Safety Assessment.

Lead Generation
Our strategic initiatives are directly aligned to improving the quality of chemical leads and biological targets, so that we can eliminate, at an earlier stage, those compounds that are unlikely to make it through clinical development. Strategic alliances with WuXi Pharmatech Co. Ltd (China) and ChemBridge (US) were signed in 2006 in order to collaborate on the identification, selection and supply of proprietary compounds to significantly enhance our existing compound collection. Also in 2006, a collaboration with the Effector Cell Institute (ECI) (Japan) was initiated to further develop and apply ECI’s proprietary chemotaxis monitoring technology for use in high-content screening.

Discovery Medicine
We continue to focus on the collaboration between clinical medicine and basic science (Discovery Medicine), which is increasingly important in helping us gain a better understanding of human diseases and the suitability of future medicines to treat those diseases, as well as identify and deploy biomarkers for enhanced decision-making during clinical development.

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DIRECTORS’ REPORT	39
Business Review

Safety Assessment
Alongside continued investment in early understanding of the profiles of new molecules, we continue to implement high-throughput testing of safety and drug metabolism and pharmacokinetics early in the research process, so that CDs chosen for development are more likely to succeed.

DEVELOPMENT
People in our Development organisation specialise in taking a newly discovered compound from the laboratories, through clinical research, regulatory submissions, ongoing pharmaceutical development and life-cycle management. Project teams bring together all the relevant skills and experience needed for the rapid progress of new medicines and the management of development risks.

The change programme initiated during 2005 to enhance project delivery and improve R&D interfaces has been further developed. Improvement objectives focused on speeding up the progression of early Phase projects along the pipeline and to market, and on increased quality, are being actively tracked and implemented in line with our aim to become one of the best companies in the industry.

In clinical development, eClinical components are now fully implemented in our working routines. These include the use of web-based data capture for all new Phase II to strategic Phase IV studies and the recruitment of healthy volunteers, patients and clinical investigators via the internet. The sharing of information via eEnablement for all clinical study teams and clinical investigators will further enhance our clinical productivity and quality and reduce costs.

EXTERNALISATION
In line with our increased drive to pursue external acquisitions, licensing and partnership opportunities that will strengthen our research pipeline and help us to deliver the next generation of medicines, between the beginning of December 2005 and the end of January 2007, the Company has completed 12 significant licensing and acquisition projects and nine significant research collaborations. These initiatives have added five Phase II and two Phase III projects to our late-stage development pipeline. We also entered into more than 300 other new collaborations (compared with more than 200 in 2005), bringing our total number of active R&D collaborations and agreements to over 1,850. Examples of some of these transactions are as follows:

Biopharmaceuticals
The acquisition of CAT, which has been the cornerstone for building the biologicals pipeline in the Respiratory and Inflammatory area (Osteoarthritis, Rheumatoid Arthritis, Asthma and COPD) and will now be extended to our other research areas.

Cardiovascular
A partnership with Abbott Laboratories to co-develop and market a Crestor/fenofibrate fixed-dose combination product. This collaboration has the potential to provide physicians and patients with the first statin and fibrate combination in a single pill to simplify the treatment of patients with mixed dyslipidaemia.

A partnership with the Australian company Cerylid, to acquire kinase inhibitors that have the potential to deliver a very effective anti-platelet therapy with minimal risk for bleeding complications. The aim is to start a lead-optimisation pre-clinical project in early 2007.

A worldwide (apart from Japan) collaboration with Bristol-Myers Squibb Company (BMS) to develop and commercialise two investigational compounds (both discovered by BMS) being studied for the treatment of Type 2 diabetes. Saxagliptin, a dipeptidyl peptidase-4 (DPP-4) inhibitor, is currently in Phase III development. Dapagliflozin (previously referred to as BMS-512148), a sodium-glucose cotransporter-2 (SGLT2) inhibitor, is currently in Phase IIb development.

An exclusive global licensing and research collaboration agreement with Palatin Technologies, Inc. The collaboration is aimed at discovering, developing and commercialising small molecule compounds that target melanocortin receptors and have potential in treating obesity, diabetes and metabolic syndrome.

Respiratory and Inflammation
A partnership with Dynavax Technologies Corporation to develop a TLR-9 agonist for asthma and COPD.

A discovery alliance with Argenta Discovery Limited aimed at identifying improved bronchodilators to treat COPD.

Cancer
A partnership with Schering AG to co-develop and jointly commercialise a novel selective oestrogen receptor down-regulator (SERD) for the treatment of breast cancer.

Infection
A licence agreement with Cubist Pharmaceuticals, Inc. for the development and commercialisation of the antibiotic Cubicin™ (daptomycin for injection) in China and certain other countries in Asia, the Middle East and Africa not covered by existing Cubicin™ international partnering agreements. The agreement does not include Japan, which is yet to be partnered. Cubicin™ is the first antibiotic in a new class of anti-infectives called lipopeptides.

Our acquisition of Arrow Therapeutics Ltd., a privately owned UK biotechnology company, focused on the discovery and development of anti-viral therapies.

Neuroscience
A collaboration agreement with the Karolinska Institutet, Sweden on the expansion of one of the world’s pre-eminent PET (Positron Emission Tomography) centres.

An exclusive global agreement with Pozen, Inc. to co-develop fixed-dose combinations of naproxen and Nexium for chronic pain. The fixed-dose combinations will have the potential to provide chronic pain sufferers with a new treatment with reduced upper GI side effects.

A partnership with Axon Biochemicals on Dopamine Partial Agonists for the treatment of diseases of the nervous system, including psychotic and mood disorders.

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40	ASTRAZENECA ANNUAL REPORT AND FORM 20-F INFORMATION 2006

ASTRAZENECA DEVELOPMENT PIPELINE 1 FEBRUARY 2007

Estimated filing date

Therapy area	Compound	Mechanism	Areas under investigation	Europe	US
PRE-CLINICAL: NCEs

Cardiovascular	AZD6370		diabetes	>2009	>2009

	AZD8593		haemostasis	>2009	>2009

	AZD4121	cholesterol absorption inhibitor	dyslipidaemia	>2009	>2009

	AZD1283		thrombosis	>2009	>2009

	AZD5861		dyslipidaemia	>2009	>2009

	AZD1656		diabetes/obesity	>2009	>2009

	AZD3988		diabetes/obesity	>2009	>2009

Gastrointestinal	AZD2066		GERD	>2009	>2009

	AZD5329		functional GI disease	>2009	>2009

Neuroscience	AZD3102		Alzheimer’s disease	>2009	>2009

	AZD6538		neuropathic pain	>2009	>2009

	AZD8797		multiple sclerosis	>2009	>2009

	AZD1940		nociceptive and neuropathic pain	>2009	>2009

	AZD3241		Parkinson’s disease	>2009	>2009

	AZD2066		analgesia	>2009	>2009

	AZD6280		anxiety	>2009	>2009

	AZD1386		analgesia	>2009	>2009

	AZD2624		schizophrenia	>2009	>2009

	AZD0328		Alzheimer’s disease	>2009	>2009

	AZD3043	GABA-A receptor modulator	short-acting anaesthetic	>2009	>2009

	AZD7903		analgesia	>2009	>2009

Oncology	AZD9935	VEGF signalling inhibitor (VEGFR-TKI)	solid tumours	>2009	>2009

	AZD0424	SRC kinase inhibitor	solid tumours	>2009	>2009

	AZD5180	anti-angiogenic	solid tumours	>2009	>2009

	AZD1845		solid tumours	>2009	>2009

	AZD8330		solid tumours	>2009	>2009

	AZD3646		solid tumours and haematological malignancies	>2009	>2009

	AZD9468		solid tumours	>2009	>2009

	AZD2932		solid tumours	>2009	>2009

	AZD4992			>2009	>2009

	CAT-8015	recombinant immunotoxin	haematological malignancies	>2009	>2009

	CAT-5001	recombinant immunotoxin	solid tumours	>2009	>2009

	AZD6918		solid tumours	>2009	>2009

Respiratory and Inflammation	AZD6067	protease inhibitor	COPD	>2009	>2009

	AZD6357		osteoarthritis	>2009	>2009

	AZD7928		COPD	>2009	>2009

	AZD2392		asthma	>2009	>2009

	AZD3825		asthma	>2009	>2009

	AZD1236		COPD	>2009	>2009

	AZD5069		COPD	>2009	>2009

	AZD9668		COPD	>2009	>2009

	AZD9215		asthma	>2009	>2009

	AZD1678		asthma	>2009	>2009

	AZD8848		asthma	>2009	>2009

	AZD8075		asthma	>2009	>2009

	AZD6605		osteoarthritis	>2009	>2009

	CAM-3001		rheumatoid arthritis	>2009	>2009

	AZD3199		asthma/COPD	>2009	>2009

Infection	AZD5099		infection	>2009	>2009

Abbreviations used in the above table are explained in the Glossary on pages 179 and 180.

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DIRECTORS’ REPORT	41
Business Review

Estimated filing date

Therapy area	Compound	Mechanism	Areas under investigation	Europe	US
PHASE I: NCEs

Cardiovascular	AZD2479	reverse cholesterol transport enhancer	dyslipidaemia	>2009	>2009

	AZD1175		diabetes/obesity	>2009	>2009

	AZD2207		diabetes/obesity	>2009	>2009

	AZD1305	antiarrhythmic	arrhythmias	>2009	>2009

Neuroscience	AZD9272	glutamate receptor modulator	neuropathic pain	>2009	>2009

	AZD2327	enkephalinergic receptor modulator	anxiety and depression	>2009	>2009

	AZD5904	enzyme inhibitor	multiple sclerosis	>2009	>2009

	AZD1080		Alzheimer’s disease	>2009	>2009

	AZD3783		anxiety and depression	>2009	>2009

Oncology	AZD0530	SRC kinase inhibitor	solid tumours and haematological malignancies	>2009	>2009

	AZD1152	aurora kinase inhibitor	solid tumours and haematological malignancies	>2009	>2009

	AZD4769		solid tumours	>2009	>2009

	AZD2281	PARP inhibitor	breast cancer	>2009	>2009

	AZD4877		solid tumours	>2009	>2009

	AZD1689	hypoxia activated cytotoxic	solid tumours	>2009	>2009

	AZD8931		solid tumours	>2009	>2009

	AZD7762		solid tumours	>2009	>2009

Respiratory andInflammation	AZD5672		rheumatoid arthritis	>2009	>2009

	AZD6703		rheumatoid arthritis	>2009	>2009

	AZD4818		COPD	>2009	>2009

	CAT-354	anti-IL-13 antibody	asthma	>2009	>2009

	AZD5904		COPD	>2009	>2009

	AZD1744		asthma	>2009	>2009

PHASE II: NCEs

Cardiovascular	Crestor/ABT-335 (Abbott)	statin + fibrate fixed combination	dyslipidaemia		2009

	AZD9684	CPU inhibitor	thrombosis	>2009	>2009

	AZD0837	thrombin inhibitor	thrombosis	>2009	>2009

	AZD6610	PPAR alpha with “partial gamma”	dyslipidaemia	> 2009	>2009

	dapagliflozin (BMS)	sodium-glucose cotransporter-2 (SGLT2) inhibitor	diabetes	> 2009	>2009

Gastrointestinal	AZD9056	ion channel blocker (P2X7)	inflammatory bowel disease	>2009	>2009

	AZD3355	inhibitor of transient lower oesophageal	GERD	>2009	>2009
sphincter relaxations (TLESR)

Neuroscience	PN-400 (Pozen)	naproxen + esomeprazole	signs and symptoms of OA and RA	>2009	>2009

	AZD3480	neuronal nicotinic receptor agonist	cognitive disorders in schizophrenia	>2009	>2009

	AZD3480	neuronal nicotinic receptor agonist	Alzheimer’s disease	>2009	>2009

Oncology	Zactima	VEGF/EGF TKI inhibitor with RET kinase activity	medullary thyroid cancer	2H 2008	2H 2008

	ZD4054	endothelin A receptor antagonist	prostate cancer	>2009	>2009

	AZD5896	AGT inhibitor	solid tumours	>2009	>2009

	AZD6244 (ARRY-142886)	MEK inhibitor	solid tumours	>2009	>2009

	CAT-3888	recombinant immunotoxin hairy cell	hairy cell leukaemia	>2009	>2009

Respiratory and Inflammation	AZD9056	ion channel blocker (P2X7)	rheumatoid arthritis	>2009	>2009

	AZD1981		asthma	>2009	>2009

Infection	CytoFab™	anti-TNF-alpha polyclonal antibody	severe sepsis	>2009	>2009

PHASE II: LINE EXTENSIONS

Gastrointestinal	Nexium	proton pump inhibitor	extra-oesophageal reflux disease	>2009[1]	>2009

Oncology	Iressa	EGFR-TK inhibitor	breast cancer	>2009	>2009

1 Project Extraesophageal reflux disease (reflux asthma) will be completed but will not result in a regulatory filing.

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42	ASTRAZENECA ANNUAL REPORT AND FORM 20-F INFORMATION 2006

ASTRAZENECA DEVELOPMENT PIPELINE 1 FEBRUARY 2007 CONTINUED

Estimated filing date

Therapy area	Compound	Mechanism	Areas under investigation	Europe	US

PHASE III: NCEs

Cardiovascular	AGI-1067	anti-atherogenic	atherosclerosis	4Q 2007	2Q/3Q 2007

	AZD6140	ADP receptor antagonist	arterial thrombosis	>2009	>2009

	saxagliptin (BMS)	dipeptidyl peptidase-4 (DPP-4) inhibitor	diabetes	>2009	1H 2008

Oncology	Zactima	VEGF/EGF TKI inhibitor with RET kinase activity	NSCLC	2H 2008	2H 2008

	Recentin (AZD2171)[2]	VEGF signalling inhibitor (VEGFR-TKI)	NSCLC and CRC	>2009	>2009

PHASE III: LINE EXTENSIONS

Cardiovascular	Atacand	angiotensin II antagonist	diabetic retinopathy	2009	2009

	Atacand Plus	angiotensin II antagonist/thiazide diuretic	32/12.5 mg, 32/25 mg for hypertension	2H 2008

	Crestor	statin	atherosclerosis	Filed	Filed

	Crestor	statin	outcomes CHF	2H 2008	2H 2008

	Crestor	statin	outcomes End Stage Renal Disease	2009	2009

	Seloken/Toprol-XL	beta-blocker	HCTZ combination		Approved

Gastrointestinal	Nexium	proton pump inhibitor	NSAID GI side effects – symptom resolution	Promotable[3]	Filed

	Nexium	proton pump inhibitor	NSAID GI side effects – ulcer healing	Launched	Filed

	Nexium	proton pump inhibitor	peptic ulcer bleeding	1H 2008	1H 2008

	Nexium sachet formulation	proton pump inhibitor	GERD	Filed	Approved

	Nexium low dose	proton pump inhibitor	low dose aspirin associated peptic ulcer	>2009	>2009
aspirin combination

Neuroscience	Seroquel SR	D2 /5HT2 antagonist	schizophrenia	Filed	Filed

	Seroquel	D2 /5HT2 antagonist	bipolar maintenance	4Q 2007	2Q 2007

	Seroquel	D2 /5HT2 antagonist	bipolar depression	4Q 2007	Approved

	Seroquel SR	D2 /5HT2 antagonist	generalised anxiety disorder	2H 2008	1H 2008

	Seroquel SR	D2 /5HT2 antagonist	major depressive disorder	2H 2008	1H 2008

	Seroquel SR	D2 /5HT2 antagonist	bipolar mania	1H 2008	1H 2008

	Seroquel SR	D2 /5HT2 antagonist	bipolar depression	1H 2008	1H 2008

Oncology	Faslodex	oestrogen receptor antagonist	first-line advanced breast cancer	>2009	>2009

	Faslodex	oestrogen receptor antagonist	adjuvant	>2009	>2009

Respiratory and Inflammation	Symbicort Turbuhaler	inhaled steroid/fast onset, long-acting ß2 agonist	Symbicort Maintenance and Reliever	Approved
Therapy for asthma (SMART)

	Symbicort pMDI	inhaled steroid/fast onset, long-acting ß2 agonist	asthma	Filed[4]	Approved[5]

	Symbicort pMDI	inhaled steroid/fast onset, long-acting ß2 agonist	COPD	Filed[4]	1H 2008

2 This compound is in Phase II/III development. 3 Authorities stated these symptoms were already captured within the GERD label. Text stating “No clinical interaction with naproxen or rofecoxib” was approved. 4 To be supplemented in 2008 with data supporting two additional strengths. 5 US approval based on 12 years and above.

Therapy area	Compound	Areas under investigation

DISCONTINUED NCEs

Cardiovascular	Galida	diabetes/metabolic syndrome

	AZD1092	diabetes

	AZD8677	dyslipidaemia/diabetes

	AZD7009	atrial fibrillation conversion

	AZD8450	dyslipidaemia

Gastrointestinal	AZD9343	GERD

	AZD6538	GERD

	AZD8081	functional GI disease

	AZD9272	GERD

	AZD9335	GERD

Neuroscience	NXY-059	stroke

	AZD9272	anxiety

	AZD9335	neuropathic pain

	AZD7512	depression and anxiety

Respiratory and Inflammation	AZD3778	indication rhinitis

	AZD2914	COPD

	AZD8955	OA

	AZD9056	COPD

	AZD8309	RA

	AZD8309	COPD

	AZD3342	COPD

Therapy area	Compound	Areas under investigation
DISCONTINUED LINE EXTENSIONS

Cardiovascular	Exanta	prevention of stroke in AF

Oncology	Faslodex	second-line after aromatase inhibitor failure

	Iressa	head and neck

Comments
Exanta was withdrawn from the market in February 2006. All other project discontinuations were as a result of their failure to meet their target product profiles.

As disclosure of compound information is balanced by the business need to maintain confidentiality, information in relation to some compounds listed here has not been disclosed at this time.

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DIRECTORS’ REPORT	43
Business Review

PORTFOLIO MANAGEMENT AND COMMERCIALISATION

ONE OF THE GREATEST CHALLENGES FACING ANY PHARMACEUTICAL COMPANY IS MAINTAINING THE QUALITY OF ITS PORTFOLIO.

At AstraZeneca, we have always worked across functional boundaries to ensure that we effectively identify and (consistent with any contractual obligations) prioritise emerging research opportunities (whether from our own discovery activities or from external sources), develop them to meet market needs and maximise the potential of our marketed brands.

During 2006, to further strengthen our effort in these areas, we reviewed and refined the way the relevant teams across our business work together. The refinements aim to improve the connectivity, co-ordination and focus of all the various activities that go into maintaining a high quality range of differentiated products that meet patient needs and add value for our stakeholders.

Portfolio Strategy Team
Good portfolio management starts with selecting the best, and the right balance of, new product projects, followed by effective decision-making along their critical paths to ensure we continue to invest only in the medicines with the highest potential.

Our Portfolio Strategy Team (PST), which was established in 2005, determines the appropriate balance of internal and external investment to maintain a high quality product portfolio. Chaired by the Executive Vice-President of Global Marketing, the team comprises the heads of our Discovery, Development, Strategic Planning and Business Development (SPBD), Finance and Commercial teams.

The PST also sets the strategic direction for our product portfolio, working closely with our Discovery organisation and Therapy Area Portfolio Teams (TAPTs) to determine the areas of disease on which we will focus, both now and in the future.

The role of the TAPTs is to create a portfolio of potential new medicines from any source, in line with the therapeutic area strategy, and to manage these projects through development from pre-clinical to late Phase II.

The PST establishes the overall licensing strategy by reviewing the licensing and acquisition proposals prepared by all our TAPTs in their efforts to build their portfolios. This ensures appropriate risk mitigation through augmentation of opportunities generated in-house with those developed outside AstraZeneca.

Once in development, the management of individual projects, including continued risk assessment and mitigation, is done by Global Product Teams and reviewed by the Product Review Board, which is led by our Executive Director of Development.

Strategic Planning and
Business Development
Our new Strategic Planning and Business Development organisation (SPBD), which reports directly to the Chief Financial Officer, is designed to improve the focus, co-ordination and execution of our externalisation activity, specifically the accessing of external research and development technologies, products and collaborations.

SPBD will work closely with our TAPTs, each of which now has a dedicated SPBD member. This enables greater co-ordination in the identification, review and pursuit of appropriate external investment opportunities, in line with our strategy and aligned with the individual therapy area strategies.

Global Marketing
Working closely with all these teams, Global Marketing (GM, formerly Global Marketing and Business Development) is responsible for ensuring strong commercial direction in the management of our research activities and developing brands portfolio, both for our marketed and pre-launch brands, including optimising their life-cycles, and leading portfolio and brand development decisions of marketed products.

Disease target product profiles (TPPs) are defined at an early stage in the drug discovery process, based on the insight GM provides into medical and patient needs and the drivers behind recommending, prescribing, paying for and taking the medication. These TPPs guide our R&D activity and help shape the therapy area and marketing strategies.

When a candidate drug enters development, from our internal pipeline or through externalisation, a more specific TPP is developed based on medical and patient need, the product’s features and benefits, medical and health outcomes information, market positioning, demonstration of value and the competitive environment. This profile is used throughout the development programme to prioritise further investment.

All these activities are driven by the insight into our core customers that GM is responsible for identifying and developing. Increasingly, our customer base and their respective needs have become much more complex. The attitudes and needs of regulators and payer groups, as well as physicians, patients and other healthcare professionals are key drivers of both our product development and marketing activities.

GM is also responsible for developing the global strategic communications for each brand, working closely with the major marketing companies. With the development of new communication channels and an increasing appetite for healthcare information among patients and physicians, it is increasingly important to develop clear, consistent global communication programmes for our brands that are integrated across the communication channels. As part of the recent reorganisation, a greater focus has been put on developing our strategic communication capabilities.

Portfolio Governance
Rigorous portfolio governance is applied across our range of portfolio management activities, from setting disease area strategies in Discovery through to the life-cycle management of launched brands.

The drug development process is divided into a series of research stages, separated by performance milestones and tollgates that determine transition of a project to the next stage. Four key bodies, consisting of leaders of the functions relevant to the respective stage of development, assess information, review options and recommend a course of action to our Senior Executive Team. If the project is to continue, the relevant body sets a baseline and tolerances, which provide a framework within which the projects and programmes can operate.

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44	ASTRAZENECA ANNUAL REPORT AND FORM 20-F INFORMATION 2006

SUPPLY

UNINTERRUPTED SUPPLY OF OUR PRODUCTS TO CUSTOMERS IS CRITICAL TO ASTRAZENECA’S SUCCESS. WE MEASURE OUR PERFORMANCE USING FOUR KEY METRICS: CUSTOMER SERVICE, SUPPLY CAPABILITY, COST EFFICIENCY AND LICENCE TO OPERATE.

CUSTOMER SERVICE
A core priority is to provide first-class customer service for all products and in all markets, thereby ensuring we can support the continued growth of our business. Our supply chains are designed to maximise flexibility and the application of the supply system that we introduced in 2004 continues to improve supply chain performance.

SUPPLY CAPABILITY
Process improvements, continual asset review and the effective use of external partners ensure the secure and effective supply of our products. As part of our overall risk management, we carefully consider the timing of investment to ensure that secure supply chains are in place for our products. We have a programme in place to provide appropriate supply capabilities for our new products, including an assessment of needs for new technologies (such as biologics). Capital expenditure on supply and manufacturing facilities totalled approximately $201 million ($206 million in 2005, $ 352 million in 2004) across a range of projects.
AstraZeneca’s global purchasing policies and processes, together with our Integrated Risk Management process, are aimed at ensuring uninterrupted supply of raw materials and other key supplies, all of which are purchased from a range of suppliers. Our process systematically examines a range of risks to global supply, such as disasters that remove supply capability or the unavailability of key raw materials. It ensures that these risks are mitigated by the implementation of contingency plans, including the appropriate use of dual or multiple suppliers and maintenance of appropriate stock levels. Although the price of raw materials may fluctuate from time to time, our global purchasing policies seek to avoid such fluctuations becoming material in our business. During 2006 we have felt the effect of increased oil prices, although the impact on our business has not been material.

COST EFFICIENCY
2006 saw the continued focus on our new supply system, which has demonstrated progressive benefits, with higher customer service levels, reduced manufacturing lead times and consequently lower stock levels. The system has now been substantially implemented throughout the supply network, and we are now driving further improvements using “lean” principles, focusing on what adds value for our customers and patients whilst simultaneously eliminating waste. Leveraging the improvements of the new supply system also enabled us to focus on a wide-ranging cost and efficiency programme. This also delivered significant benefits in the year, and we are expecting further progress in 2007 and beyond.

Cost efficiencies are also driven by continuous review of our manufacturing assets to make sure that they are being used most effectively, whilst preserving the flexibility we need to respond to fluctuations in demand. During 2006 we announced that we would be closing our facility in Indonesia in 2007 and that we would commence supply from a new manufacturing facility in Egypt in 2007.

On 1 February 2007, we announced our intention to reduce our Operations workforce by 3,000 jobs over the next three years to address over-capacity in the supply chain. These reductions will be the subject of a full consultation process with staff representatives to ensure that the process is fair and transparent.

Our Category Management process continues to drive cost efficiencies in our external expenditure.

LICENCE TO OPERATE
We are committed to delivering a secure basis for assured product quality that underpins both the safety and efficacy of our medicines. As part of this, the outcomes of routine internal inspections as well as those by regulatory authorities are rigorously reviewed and, if required, actions are taken to further enhance compliance consistently across the organisation. The results of all external inspections carried out during 2006 were fully satisfactory and resulted in the approval of a number of new medicines – of particular note, the manufacturing site in Dunkirk, France was approved to supply Symbicort pMDI to the US market. All regulatory compliance issues at our sites or those of our partners were resolved satisfactorily.

Throughout the year, we have been actively involved through our membership in industry associations in influencing new regulation relating to the control of manufacture, both at national and international levels in countries such as Europe, the US and Japan. Our goal is to ensure that our views are heard, and that harmonisation of regulation, its interpretation and its implementation becomes embedded in the majority of the countries in which we operate.

Safety, health and environment (SHE) operating standards are increasingly stringent, with regulators placing particular emphasis on environmental issues and the safety of chemicals. Our manufacturing sites operate under various regulatory and licensing regimes and internal management systems, and we are focused on meeting all applicable requirements. There are currently no SHE issues that constrain us from fully utilising any facilities. We continue to track, actively participate in, and pursue internal initiatives relating to international research and policy developments associated with emerging SHE policy and legislative matters. Examples include pharmaceuticals in the environment, chemical control regulations and climate change. It is possible that we could incur capital or operational costs in connection with future voluntary activities or regulatory developments relating to these issues including, for example, process or equipment changes associated with wastewater quality, raw material substitutions, “green chemistry” initiatives or energy efficiency. We are addressing these matters proactively. For example, our preparatory work is progressing for the formal implementation of the EU REACH regulation in 2007, which aims to protect the environment and human health whilst enhancing the competitiveness of EU industry.

Our aim for continuous improvement includes learning from incidences of non-compliance and sharing good practice to further promote high standards.

Further information and statistics about our SHE performance can be found in the separate Corporate Responsibility Summary Report 2006 or on our website, astrazeneca.com.

FORWARD PLANNING
Our commitment to improving productivity in Operations is a continuous process and a core part of our strategy. In 2007, we shall be focusing on six streams of activity that offer the greatest potential benefit: continuing to review asset utilisation and potential outsourcing opportunities; driving the Lean programme and other aspects of operational excellence; further integrating all elements of the supply chain to drive competitive advantage; integrating assets and service in distribution; developing a global IS strategy for Operations; and re-aligning key elements of the support organisation.

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DIRECTORS’ REPORT	45
Business Review

MANAGING RISK

CORE TO OUR CONTINUED SUCCESS IS OUR ABILITY TO IDENTIFY AND EFFECTIVELY MANAGE THE RISKS TO OUR BUSINESS, BE THEY STRATEGIC, OPERATIONAL, COMPLIANCE, REPUTATIONAL, FINANCIAL OR ENVIRONMENTAL.

Backed by our Group Risk & Control Policy, we continue to integrate risk management across all business functions, to ensure managers understand the importance of identifying business risks and how they should be managed. Appropriate tools include a risk management framework that all managers can use to recognise, assess and actively manage the challenges in their areas.

Risk identification, evaluation and mitigation are facilitated by the Integrated Risk Management (IRM) team of risk management professionals. The IRM team supports the Risk Advisory Group (RAG), which is led by the Chief Financial Officer and consists of representatives from each business function. The role of the RAG continues to be advisory and is to assist senior management in identifying and assessing our main business risks in a co-ordinated manner. It focuses in particular on cross-functional risks, agreeing what are the most significant risks affecting the organisation and the industry, linking risk management to business performance reporting and sharing best practice across the organisation to drive continuous improvement in this area. The RAG reports twice a year to the Senior Executive Team, and its reports on the Company’s risk profile are reviewed annually by both the Audit Committee and the Board. Members of the IRM team are deployed, where appropriate, to assist senior managers in identifying, assessing and developing strategies for managing risk in their respective areas of responsibility. The team also carries out a rolling programme of training staff in effective integrated risk management and develops networks for the sharing and embedding of best practice.

The main areas of risk that AstraZeneca faces are discussed below. Many of these areas of risk are also discussed elsewhere in this report. See also the description of Risk Factors on pages 172 to 176 and the discussion of internal controls and management of risk on page 75 (Governance).

BRINGING A NEW MEDICINE TO MARKET
The path to a new medicine is a long, complex, expensive and risky process.

Research and development
Every new medicine is the result of an intensive discovery and development process, taking between eight and 12 years and typically costing over $800 million per product. Thousands of compounds are investigated for their potential to become a new medicine; however, only a small number succeed because of the demanding criteria of the ongoing selection process, which centres on safety and efficacy in patients. Our externalisation and biologics strategies described in more detail elsewhere in this report are part of our approach to managing this risk by supplementing and enhancing our internal organic, small-molecule discovery and development efforts. However, it should be recognised that both are relatively new capabilities for AstraZeneca.

Regulatory approval
Before a new medicine can be launched on the market, we are required to obtain regulatory approval, based on its safety, efficacy and quality. The submission of an application to regulatory authorities (which are different, with different requirements, in each country) does not guarantee approval to market. Regulators can refuse to grant approval or may require additional data before approval is given, even though the medicine may already be launched in other countries.

Launch
The anticipated launch dates of major new medicines have a significant impact on a number of areas of our business, including investment in large clinical trials, the manufacture of pre-launch stocks, investment in marketing materials ahead of a product launch, sales force training and the timing of anticipated revenue from commercial sales of new products. Any significant delay to launch could therefore have an adverse effect on our financial performance.

As discussed in more detail elsewhere in this report, we continue to focus on improving the productivity of our discovery and development processes. For example, each individual project maintains a risk log together with risk mitigation plans. These individual project risks are aggregated by the portfolio management group to identify the major portfolio risks and reviewed by the Product Review Board twice a year. This continuing focus is aimed at ensuring we deliver as quickly as possible high-quality, safe and effective new medicines that meet regulatory requirements, are launched successfully, and make a difference for patients worldwide. The changes we made to our operating model to simplify our project processes in 2005 should continue to strengthen governance and risk management. Strategic investment continues to be focused on areas directly linked to increased quality and number of new products. In Discovery, we continue to aim to increase the output of high-quality candidate drugs with a lower risk of failure in development.

PERFORMANCE OF A NEW MEDICINE
AstraZeneca’s financial performance can be impacted if a new product does not succeed as anticipated, or its sales growth is slower than predicted. The commercial success of our new medicines is of particular importance to us in order to replace sales lost as and when patent protection expires in major markets for established marketed products.

Competition and price pressure
In all our markets, we compete against major prescription pharmaceutical companies that in many cases are able to match or exceed the resources we have available to us, particularly in the areas of research and marketing investment. Some of our key growth products, such as Crestor, compete directly with similar products marketed by some of these companies. We also compete with biotechnology companies and companies who manufacture generic versions of our products following patent expiry. In most of our markets, there is continued economic, regulatory and political pressure to limit the cost of pharmaceuticals. For more information, see page 50 (Industry Regulation) and page 174 (Risk Factors).

We continue to focus on developing differentiated products that offer improved treatment options to meet patient needs and bring economic benefit to healthcare systems. When setting the price of a medicine, we aim to reflect its full value to customers, patients and society in general. Our pricing will also take account of the fact that, as a publicly-owned company, we have a duty to ensure that we continue to deliver value for our shareholders. We balance many different factors, including ensuring appropriate patient access, in our global pricing policy, which provides the framework for optimising the profitability of our products in a sustainable way.

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46	ASTRAZENECA ANNUAL REPORT AND FORM 20-F INFORMATION 2006

MANAGING RISK CONTINUED

Intellectual property
It is our policy to apply for intellectual property protection for all inventions and innovations created as a result of the investments in R&D throughout the AstraZeneca organisation. We vigorously defend our intellectual property rights, including taking appropriate infringement action in various courts throughout the world. Obtaining adequate protection for the intellectual property associated with our significant investment in R&D activities continues to be a key business imperative. The range of protection includes patents, trade marks, design registrations, copyright and internet domain name registrations.

There are many different types of challenges to our intellectual property rights. Generic companies continue to seek early market access for their own generic competing products. Increasingly, research-based companies are challenging each other’s intellectual property rights. See further discussion on page 172 (Risk Factors). In addition, we may be impacted by government actions, particularly in developing countries, aimed at limiting the value of intellectual property rights in the interests of public health.

Product safety and efficacy
Although we carry out extensive clinical trials before a new product is launched, these trials cannot replicate the complete range of patient circumstances that exist among much larger patient populations. It takes time in broader clinical use following launch of a new medicine to be able to establish a more complete assessment of its eventual efficacy and/or safety and likely future commercial performance. We have comprehensive and rigorous systems in place for detecting and rapidly evaluating adverse events, and for taking any action that may be required, including communicating with the relevant regulatory authorities. We also strive to identify whether particular types of patients may be more susceptible to the risks associated with a particular drug, and what the early indicators of this might be, so that side effects can be avoided or minimised in these patients.

We have an experienced, in-house team of over 500 clinical drug safety professionals working across AstraZeneca and dedicated to the task of ensuring that we meet our commitment to drug safety throughout the processes described above. Each of our products (whether in development or on the market) has an assigned global drug safety physician who, supported by a team of drug safety scientists, is responsible for that product’s continuous safety surveillance.

Drug safety managers in each of our national companies have local responsibility for product safety within their respective countries.

Product liability claims
Given the widespread impact that medicines may have on the health of large patient populations, pharmaceutical companies have historically been subject to large product liability damages claims, settlements and awards for injuries allegedly caused by the use of their products. Adverse publicity relating to the safety of a product or of other competing products may increase the risk of product liability claims. See further discussion on page 175 (Risk Factors) and an update on ongoing product liability claims in Note 26 (Commitments and Contingent Liabilities).

SUPPLY
As part of our overall risk management, we carefully consider the timing of investment to ensure that secure supply chains are in place for our products (see page 44).

SUPPLIERS
In common with most, if not all, pharmaceutical companies, in some of our areas of activity we increasingly rely on third parties, such as for the supply of raw materials, equipment, manufacturing, formulation or packaging services and maintenance services. We actively manage our relationships with our suppliers to ensure they deliver on time and to our required specifications. However, some events beyond our control could result in an interruption to supply that could affect business continuity and impact our financial performance.

COUNTERFEITING
Counterfeit medicines are a danger to patients all over the world, as they may contain harmful excipients or the wrong dose of the active ingredient or none at all. The most recent authoritative surveys have estimated that approximately 10% of medicines in emerging economies are counterfeit, and this rises to over 20% in many of the former Soviet republics and as high as 30% in parts of Latin America, Asia and Africa. By contrast, in developed countries with effective regulatory systems, counterfeits represent less than 1% of the market.

It is in the public interest that patients are made properly aware of the risks of counterfeit medicines and of the industry’s determination to work closely with national and international authorities to combat the problem. Undue or misplaced fear or anxiety about the issue might induce some patients to stop taking their medicines, with consequential risks to their health. In addition, public loss of confidence in the integrity of pharmaceutical products as a result of counterfeiting could have an adverse impact on AstraZeneca’s reputation and financial performance.

AstraZeneca uses a range of measures to protect against counterfeit medicines, and continues to develop its capability in this area:

>	We are introducing technologies that make copying our products more difficult for counterfeiters.

>	We conduct market surveillance and monitor the supply chain to identify potential counterfeiting operations.

>	We respond rapidly to any reports of counterfeit AstraZeneca medicines, working with regulators, healthcare professionals, distributors, law enforcement agencies and other organisations to ensure patient interests are protected.

>	We participate in a variety of anti- counterfeiting forums in the public and private sector, including the World Health Organization’s International Medical Products Anti-Counterfeiting Task Force (IMPACT) Working Group.

ENVIRONMENTAL LIABILITIES
Our internal programmes and management systems help to ensure that we operate our business in compliance with applicable environmental laws, regulations, licences and permits. A significant environmental, health or safety event associated with our own or a key supplier’s operations could have an adverse effect on our financial performance, and we strive to operate our business continuously in a manner that mitigates this risk. AstraZeneca has environmental contamination-related liabilities at some formerly owned sites in the US and elsewhere relating to historic operations (see pages 135 and 136), but these are carefully managed by designated technical, legal and business personnel, and we believe they are unlikely to have a material adverse effect on our financial position and results of operations.

CURRENCY FLUCTUATIONS
As a global business, currency fluctuations can significantly affect our results. Our functional and reporting currency is US dollars as this is our most significant currency, but we have substantial exposures to other currencies, in particular, significant euro- and Japanese yen-denominated income and sterling- and Swedish krona-denominated costs (see page 60 for more information). For information on how we manage these risks, see Notes 14 and 15 to the Financial Statements on pages 114 and 115.

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DIRECTORS’ REPORT	47
Business Review

CORPORATE RESPONSIBILITY (CR)

BUSINESS CONTINUITY AND
CRISIS MANAGEMENT
Our approach to risk management includes the development of robust Business Continuity Plans, where specific risks have the potential to have a severe impact on the business. During 2006, our Business Continuity Planning activities centred on a pandemic flu scenario, and plans are being developed to support business continuity for all regions and key business processes. Further work is planned for 2007 to ensure general continuity and crisis management plans are in place for all functions and levels in the organisation.

COMPLIANCE
For many years, we have had internal groups who have overseen our compliance with the internationally accepted standards of Good Laboratory Practice covering Toxicology, Process Development and part of Pharmaceutical Development, Good Manufacturing Practice for Operations, and Good Clinical Practice for all clinical trials and safety monitoring. We also have an extensive global network of compliance professionals addressing sales and marketing compliance issues.

To further strengthen our strategic approach to compliance and align tactical delivery, during 2006 we established the new position of Global Compliance Officer (GCO). Appointed in October, the new GCO reports to our Chief Executive Officer and is aligned with the network of regional and local compliance personnel across the Company who are charged with the implementation of AstraZeneca’s Global Compliance Programme within their geography or functional area. These compliance personnel work with the business to seek to ensure AstraZeneca’s compliance with our policies and standards through effective training, monitoring, auditing and enforcement processes. We also have established local compliance committees in individual markets, which focus on compliance with local external and internal codes, and we have a nominated signatory network to manage the review and approval of promotional materials.

ASTRAZENECA CORE VALUES

>	Integrity and high ethical standards

>	Respect for the individual and diversity

>	Openness, honesty, trust and support for each other

>	Leadership by example at all levels

WE BELIEVE WHAT WE DO IS IMPORTANT. WE ALSO BELIEVE HOW WE DO IT IS JUST AS IMPORTANT TO OUR STAKEHOLDERS AND WIDER SOCIETY.

Only by working responsibly can we earn the trust and confidence that make such a vital contribution to our corporate reputation and our licence to do business.

OVERVIEW
A member of the Board is responsible for overseeing CR within the Company, supported by a cross-functional, global Corporate Responsibility Committee that leads development of AstraZeneca’s CR framework. Dame Bridget Ogilvie, Non-Executive Director, performed this role until she stepped down from the Board at the 2006 Annual General Meeting, and the role has now been assumed by Professor Dame Nancy Rothwell.

Backed by our core values, we have a range of policies and standards relating to CR that are widely communicated within the organisation, and the Company continues to develop its established systems for monitoring performance. We are working hard to ensure that our high-level values are translated into consistent and appropriate actions and behaviour worldwide. Backed by our global Corporate Responsibility Policy and performance measures, we continue to drive the integration of CR considerations into everyday business thinking throughout the Company. This includes providing managers with guidance on putting the global standards into practice at a local level, as well as communicating with our employees to ensure their understanding of our commitment and how everyone has a part to play in making sure AstraZeneca continues to be welcomed as a valued member of the global community.

CR PRIORITY ACTION PLANNING
We use formal internal risk assessment, together with external benchmarking and stakeholder dialogue, to help us identify the opportunities and challenges associated with our CR.

Our CR Priority Action Plan provides a framework for managing these issues in line with our core values, including defined objectives and, where possible, appropriate key performance indicators (KPIs). This Plan is reviewed annually to ensure that it continues to address the issues relating to our business that affect or concern society today. In 2006, we introduced a new KPI for climate change, reflecting our continued commitment in this area. Recognising the responsibilities associated with our expansion through acquisition, we also added a particular reference to the Plan, under Governance and Compliance, to ensure that our CR expectations are understood by new members of the AstraZeneca Group. Other areas in the Plan include Patient Safety, Access to Medicines, including diseases of the developing world, Clinical Trials, Animal Research, Sales and Marketing, Human Rights and Diversity. Whilst other areas of CR remain firmly on our agenda, we believe that for the Plan to be meaningful, it should contain only those issues that our assessment processes have identified as having the highest priority.

AUDITING COMPLIANCE
An essential part of our CR is to continue to operate to high standards of corporate governance. Auditing compliance is a fundamental part of this. All our managers have individual responsibility for ensuring that their teams comply with the Code of Conduct and with all other AstraZeneca policies, codes and standards that are relevant to their roles. We also have a range of functions and roles dedicated to ensuring appropriate compliance processes are in place throughout the business.

During 2006, we completed the independent review of our marketing companies that began in 2005. This programme concentrated on AstraZeneca’s governance controls, particularly in the areas of sales and marketing practice, finance, IT and human resources. The findings of the review informed the development of improvement plans within each marketing company, with defined targets for completion of all actions.

CR SUMMARY REPORT 2006
The Company publishes a separate Corporate Responsibility Summary Report. More information about our commitment to CR, our priority action areas and our 2006 performance in these areas is available in the separate CR Summary Report 2006 and on our website, astrazeneca.com/responsibility.

For the third year running, we have sought independent assurance of the information contained in the CR Summary Report by an independent, third-party organisation.

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48	ASTRAZENECA ANNUAL REPORT AND FORM 20-F INFORMATION 2006

PEOPLE

PEOPLE ARE ASTRAZENECA’S MOST IMPORTANT ASSET. OUR FUTURE SUCCESS WILL BE BUILT ON THEIR EFFORTS.

Within our demanding business, we know that if we are to maintain people’s energy and commitment to delivering their best in the pursuit of AstraZeneca’s objectives, we must provide the right environment for that to happen. This means providing inspiring and effective leadership, open lines of communication, excellent learning and development opportunities, appropriate reward and benefits, and an inclusive culture in which individual success depends solely on personal merit and performance.

LEADERSHIP
Good leadership is critical to stimulating the high level of performance that is essential to our continued success in a changing and increasingly challenging environment.

We know that simply setting high-level performance targets is not enough. Actions must be identified, and accountability must be assigned at the right levels to ensure that these actions are implemented. The roles and responsibilities of the AstraZeneca Board and Senior Executive Team (SET) in this regard and also more generally are described on pages 71 and 77.

Optimising performance is a priority, and managers are responsible for working with their teams to develop performance targets against which individual and team contributions are measured and rewarded. All of our employees have clear performance targets. These targets are developed (with input from the employee to whom they relate) so as to ensure that they are appropriate for the particular work environment of the employee and to support the overall objectives of the business. This focus on clarity of business objectives is reinforced by performance-related bonus and incentive plans. The Company also encourages employee share ownership by offering employees the opportunity to participate in various employee share plans, which are described in Note 25 to the Financial Statements on page 128.

STRENGTHENING CAPABILITIES
We encourage and support all our people in fully developing their capabilities with a range of high-quality learning and development opportunities. Backed by a set of core principles and common processes that ensure a consistent approach to the management of talent across the organisation, our managers are responsible for talent management within their teams.

We also have a range of global training programmes designed to strengthen leadership capabilities, enhance core management skills and help our leaders to strengthen good working relationships across the organisation. These programmes are complemented by local initiatives, which include functional or country-specific aspects of leadership development.

DIVERSITY
We believe that every employee should be treated with the same respect and dignity. It is Company policy that there should be no discrimination against any person for any reason. All judgements about people for the purposes of recruitment, development and promotion are made solely on the basis of their ability and potential in relation to the needs of the job. Every manager is responsible for implementing this policy.

Our goal continues to be to ensure that diversity is appropriately supported in our workforce and reflected in our leadership. Diversity and talent management are included in our SET objectives and we have a set of minimum standards that support global alignment in the integration of diversity and inclusion into our Human Resources processes. During 2006, our focus continued to be on ensuring that diversity was appropriately reflected in our senior management teams. As an indicator, 33% of the 79 senior managers reporting to the SET are women (compared with 22% of 88 senior managers in 2005).

COMMUNICATION
We know that the sharing of information is essential to maintaining our people’s confidence in AstraZeneca and their commitment to its objectives. We encourage an open and participative management style at every level. As well as face-to-face meetings, we use a wide range of communications media to ensure that our people are kept up to date with business developments and are clear about the impact that these developments may have on them in their personal and professional lives.

AstraZeneca has constructive relationships with trade unions and arrangements exist for formal consultation at the operational site and national level in some countries; this includes a forum in Europe where the Chief Executive Officer meets employee representatives from 19 countries.

We use a biennial, global, web-based survey to track levels of employee engagement and identify areas that may require improvement. In 2006, we conducted our fourth such survey. The scores, which were widely communicated to employees, improved across all categories compared with the last survey in 2004 and exceeded the pharmaceutical industry benchmark in most categories. Areas of positive feedback included employee health, safety, information sharing and communication (in particular, the survey suggested that line managers were more receptive to feedback from their direct reports as compared with the 2004 survey). Overall, engagement levels are strong, although the survey highlighted the need for further improvement in some aspects of leadership and performance management. Initiatives focused on these areas have already begun, including seeking to integrate increased clarity on accountabilities into management frameworks.

PROMOTING A SAFE, HEALTHY WORKPLACE
Providing a safe workplace and promoting the health and wellbeing of all our people has always been a core priority for AstraZeneca. As we continue to expand and change our activities, we are strengthening and adjusting this commitment to safety, health and welfare, by building on our traditional programmes, which focus on workplace behaviours and attitudes, and developing new approaches to managing stress and helping employees understand their personal health risks.

At the start of 2006, we introduced new Group-wide objectives and associated targets for 2010 for safety, health and wellbeing that aim to drive continuous improvement in our performance. Our new key performance indicator (KPI) for safety, health and wellbeing combines the frequency rates for accidents resulting in fatal and serious injuries and new cases of occupational illness into one KPI, with an overall target of a 50% reduction in the combined rates by 2010, compared with a 2001/2002 reference point.

PEOPLE STRATEGY
Over the last two years, we have been identifying and addressing which people-related processes needed to be improved in order to prepare AstraZeneca for the challenges facing it and the pharmaceutical industry as a whole. The objective has been, and continues to be, to implement changes in the way people are managed and developed within the organisation in order to encourage them to contribute their best efforts towards AstraZeneca’s continued success, and to create a competitive advantage for the Group.

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DIRECTORS’ REPORT	49
Business Review

MAIN FACILITIES

We own and operate numerous manufacturing, marketing and R&D facilities worldwide. Our corporate headquarters are in London, UK and we have a significant presence in Sweden and the US.

Our principal R&D facilities are in the UK (Alderley Park/Macclesfield and Charnwood); Sweden (Lund, MöIndal and Södertälje); the US (Boston, Massachusetts and Wilmington, Delaware); Canada (Montreal, Quebec); and India (Bangalore).

In January 2007, we announced a $100 million research investment to strategically boost work in the infectious disease area and to continue our incremental growth in cancer research at our R&D centre near Boston. This expansion will accommodate up to 100 additional researchers. Construction of the 132,000 square foot expansion will begin during the first quarter of 2007 with scheduled completion by mid-2009. Upon completion, the total size of this research facility will be 382,000 square feet.

Other R&D activity is carried out at Cambridge, Avlon and KuDOS’s Horsham site in the UK, Reims in France, Shanghai in China, Osaka/ Tokyo in Japan and at Cambridge Antibody Technology’s facility in San Francisco, US.

Out of a total of 27 manufacturing sites in 19 countries our principal manufacturing facilities are in the UK (Avlon and Macclesfield); Sweden (Snäckviken and Gartuna, Södertälje); the US (Newark, Delaware and Westborough, Massachusetts); Australia (North Ryde, New South Wales); France (Dunkirk, Monts and Reims); Germany (Plankstadt and Wedel); Italy (Caponago); Japan (Maihara) and Puerto Rico (Canovanas and Carolina). Bulk drug production is concentrated in the UK, Sweden and France.

On 1 February 2007 we announced an initiative to address over-capacity in the supply chain (see page 44).

Substantially all of our properties are held freehold, free of material encumbrances and we believe such properties are fit for their purposes.

OTHER BUSINESSES

APTIUM ONCOLOGY
 Over the past 20 years, Aptium Oncology, formerly Salick Health Care, has evolved from a general healthcare company offering a broad range of services, to an oncology company that focuses on developing and managing out-patient cancer centres, primarily in the US.

Ownership of Aptium Oncology provides AstraZeneca with a unique window to the provider sector of the US oncology market and access to many opinion leaders in the field of oncology who can help shape early phase drug development decisions.

In 2006, Aptium Oncology continued to perform well in its cancer centre management business with positive profit and cash flow contributions. Focused on growth, Aptium Oncology increased its investment in sales and marketing with an emphasis on reaching senior level hospital executives at target institutions. The resulting expansion of its consultancy business is creating new opportunities for management relationships in new markets in the US. Aptium Oncology is also exploring opportunities to bring its unique model of cancer care to the UK and Ireland.

Aptium Oncology has continued development of its innovative clinical research network to improve patient care and cancer treatment with the Aptium Oncology Research Network conducting a growing number of centrally co-ordinated trials.

ASTRA TECH
 Astra Tech is engaged in the research, development, manufacture and marketing of medical devices and implants for use in healthcare, primarily in urology, surgery and odontology. It has a leading position in several countries in Europe and is expanding its operations in key markets, particularly in the US.

All product lines showed continued good sales growth in 2006. The Company has been pursuing its growth strategy for Astra Tech Dental, by further expanding its sales and marketing organisation for dental implants. Strong sales growth was achieved in major European markets, North America and Japan, and during the year Astra Tech strengthened its position, with increased market shares in all these major markets. In April, the Company successfully held its first Astra Tech World Congress for dental implants in New York City, with delegates and lecturers from 35 countries attending. A new product line to further simplify procedures and new components to further enhance the aesthetic result of implant treatment were successfully launched at the Congress. The Cresco business, acquired in 2005, has further strengthened Astra Tech Dental’s position in the prosthetic field during the year. The wholly-owned subsidiaries in Australia, Poland and Switzerland, which were established last year, have continued to develop according to plan. Further investments have been made in R&D, clinical research and new production facilities to strengthen the product portfolio. To support and service its growing marketing activities, Astra Tech is expanding the premises in Mölndal, Sweden, by building a state-of-the-art Training and Education Centre, new R&D facilities and offices, all of which will be completed during the second quarter of 2007.

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50	ASTRAZENECA ANNUAL REPORT AND FORM 20-F INFORMATION 2006

INDUSTRY REGULATION

As explained on page 10, industry regulation is an important feature of the business environment in which we operate.

Concerns surrounding the safety of medicines are having an effect across the industry. This includes increased industry regulation, as evidenced by regulators’ increased emphasis on safety and patient risk management through all stages of drug development and post-marketing surveillance. Drug review and approval become subject to more conditions including patient risk management plans, patient registries, post-marketing requirements, and conditional and limited approvals.

AstraZeneca participates in various industry associations and other external organisations, which, among other things, seek to ensure that legislators and regulators fully appreciate their impact on the pharmaceutical industry’s ability to introduce and deliver innovative new drugs to patients worldwide, not just in Europe, Japan and the US, but also in China and India and other developing markets.

AstraZeneca also engages directly with health authorities at all levels. There is a continuing dialogue between regulatory authorities and industry aimed at striking an appropriate balance between new regulation and not impeding the availability of new drugs for patients with unmet medical needs. Regulators are willing to engage in discussions earlier in development, as evidenced by the US Food and Drug Administration’s (FDA) Critical Path and the EU’s European Medicines Agency (EMEA) Pipeline initiatives. Openness and transparency are cornerstones for effective communication among AstraZeneca, regulators and the industry’s numerous stakeholders.

The exploration of technology and drug development in many new areas, such as targeted therapies, biomarkers, modelling, biologics, personalised medicine and pharmacogenomics, are testing the framework of current regulations and these new developments may need new or revised legislation, regulations and guidelines. AstraZeneca is committed to a dialogue with regulatory authorities to develop appropriate standards and processes to address these new developments.

Health authorities worldwide are collaborating more in the delivery of common approaches and increasing communication. For example, the guidelines of the International Conference on Harmonisation (ICH), intra-agency scientific agreements and intra-agency confidentiality agreements are influencing new and revised legislation and regulations around the world.

PRODUCT REGULATION
Before a pharmaceutical product is approved for marketing, it must undergo extensive clinical development programmes. The process of developing a new pharmaceutical product, from discovery to marketing approval, can typically take between eight and 12 years, but this period varies considerably in different cases and countries. The time taken from submission of an application for marketing approval to launch of the product is typically a minimum of one to two years.

After a product has been approved and launched, it is a condition of the product licence that all aspects relating to its safety, efficacy and quality must continue to meet regulatory requirements. During the marketing of a product, strict procedures must be in place to monitor, evaluate and report any potential adverse reactions. Where drug-related adverse reactions occur or it is judged that they may occur, changes may be required to prescribing advice and to product licences. Depending on the country, fines and other penalties may be imposed for failure to adhere to the conditions of product licences. This may include product recalls or a requirement that letters be sent to prescribers and other medical practitioners. In extreme cases, the product licence may be revoked, resulting in withdrawal of the product from sale. Promotional and marketing activities are also tightly controlled by regulations and self-regulating codes of ethical marketing practices.

Manufacturing plants and processes are subject to periodic external inspection by regulators as part of their monitoring procedures to ensure that manufacturers are complying with prescribed standards of operation. In extreme cases, regulators have the power to halt production and impose conditions that must be satisfied before production can resume.

PRICE REGULATION
 Prescription medicines are subject to government controls on price and reimbursement, which operate in most countries in which we sell our products. This often presents a complex matrix of different prices across countries, the impact of which may be further complicated by currency fluctuations. As a consequence, as downward pressure on pricing increases, the risk of cross-border movement of products is also rising.

US
 Currently, there is no direct government control of prices for non-government drug sales in the US. However, Federal legislation mandates that US government agencies should receive the ‘best price’ when purchasing drugs for the active military, military veterans and other selected populations. Providing the ‘best price’ to the US government is also a condition for the manufacturers’ drugs to be reimbursed by state Medicaid programmes. In addition, a large number of US states have taken action to require additional manufacturer ‘supplemental rebates’ on Medicaid drug supplies for the indigent population.

The implementation in 2006 of Part D of the Medicare Prescription Drug, Improvement, and Modernization Act 2003 has increased the volume of pharmaceuticals dispensed in 2006 and also brought additional price pressure from third-party payers, which is likely to continue. With many variables and unknowns in the Medicare Part D market formation, it is difficult to predict fully the longer-term effects on our business. Political and legislative pressures to revise Medicare Part D could lead to negotiations between the US government and the pharmaceutical industry for further discounts. In fact, the success of the Democratic Party in the US mid-term elections in November has placed the price of products and the volume of brands prescribed under Medicare Part D back into the spotlight. For further discussion of Medicare Part D, see page 34 (Geographic Review, US).

Other potential changes in legislation, regulation and policy are increasing the focus on generic versions of branded drugs. Under a new policy, the FDA has started offering accelerated approval to selected generic drugs with a high value to public health. In addition to the change in policy, the FDA Office of Generic Drugs has introduced improvements to the review of Abbreviated New Drug Applications. These changes directly impact FDA review time and the availability of generic drug products.

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DIRECTORS’ REPORT	51
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Europe
 Most governments in Europe control the price and reimbursement of medicines after taking into account the clinical, economic and social impact of a product. This budget-based approach reflects increasing constraints in overall healthcare spending. Governments increasingly require more assurance of the value of medicines as well as some assurance on predicted volume.

In several European countries, the pricing and reimbursement systems are continually reviewed, with the aim of controlling and limiting drug budgets. This is an ongoing cost-containment process that puts a downward pressure on pricing and reimbursement of medicines in Europe. One example of this is the increasing focus on using generic versions of branded drugs, as seen in a number of countries such as France and Spain.
This impacts the volume uptake of branded medicines, which in many therapy areas are now positioned as second-line agents for smaller patient populations. Recent changes in legislation have also accelerated regulatory approval for generic medicines.

In Germany, so-called ‘jumbo reference price groups’ were introduced in support of a general aim to reduce spending on drugs, by calculating new and lower reimbursement price levels. These groups are formed around broad drug classes such as statins and proton pump inhibitors, which include branded as well as generic products, which drives significant price reductions for some patented drugs.

Overall, the introduction of new cost-containment measures in Europe is increasing in frequency and intensity. Conservative industry estimates suggest that the impact of cost-containment plans in the seven major markets (UK, Germany, France, Italy, Spain, Belgium and the Netherlands), representing nearly 88% of the “EU 15” (the 15 EU Member States prior to the EU’s enlargement in 2004) pharmacy and hospital sales budget, had risen to 6.4% of total market value in 2005 (from 4.5% in 2003, according to EFPIA estimates on an annual basis).

This escalating pressure on prices is increasingly targeted on recently introduced innovative medicines, for example by imposing higher price cuts on faster-growing products or by jumbo reference pricing (see above). Some countries have sought to recover budget overruns from industry by imposing claw-backs or price cuts to cover budget shortfalls at the year-end (eg Italy and Belgium). We believe that governments should look at the overall costs of health when considering setting drug prices, by taking into account the wider benefits of pharmaceuticals to health budgets and to patients and society in an integrated way.

These interventions do not take into account the consequential delays in patient access (and market access) for new and/or innovative products, which average five or six months and in some countries extend to over one year.

Japan
 There is formal central government control of prices by the Ministry of Health, Labour and Welfare in Japan. New product prices are determined primarily by comparison with existing product classes.

Regulations include an overseas price referencing system, under which prices can be adjusted according to the average price of four major countries (the US, the UK, Germany and France). The price system was reviewed in April 2006, when measures were put in place that will reduce the occurrence of upward price adjustment. To qualify, the product must now be available in at least two of the above markets.

On a more positive side, premium prices will be more readily available for innovative products and are newly established for products registered for children under the age of 15. This is dependent on satisfying all three defined criteria for innovativeness:

a)	useful new mechanism of action;
b)	efficacy or safety superior to similar drugs; and
c)	improvement in therapeutic methods.

All existing products are subject to a price review based on the market price at least every two years. In addition, products with generic competition are forced to reduce prices by a further amount. In 2006, there was a price cut averaging 6.7% on all listed drugs and an additional 8% cut on branded drugs where generic substitutes became available after the 2004 revision. A further price review is expected in April 2008, with the likelihood that annual price decreases will follow.

In addition, a change to the prescription form in 2006 now gives an opportunity for generic substitution at the prescriber’s discretion. Further changes in drug pricing and reimbursement are anticipated in the near future. The possible changes include: implementation of reference pricing; setting differential drug reimbursement rates; more frequent generic approval and more frequent drug price revision.

PRODUCT REGULATION:APTIUM ONCOLOGY
 Aptium Oncology provides administrative, management and consulting services to hospitals for the development and operation of outpatient department comprehensive cancer programmes. The healthcare industry in the US is subject to extensive and complex federal, state and local legislation and regulations. Regulations relating to the reimbursement and control of healthcare costs, particularly those designed to prevent fraudulent billing to the government or abuse of government resources, are expansive in nature, and reimbursement rates for healthcare services are highly variable and are generally set or regulated by federal or state authorities.

PRODUCT REGULATION:ASTRA TECH
 Certified quality management systems form the basis of the regulatory environment relating to medical devices. In Europe, compliance with regulatory requirements involves the implementation and maintenance of a quality management system and, for certain products, a design dossier review. Medical devices in the US are regulated through a quality system and a requirement that the product be registered. Astra Tech continues to maintain a European and US compliant quality management system.

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52	ASTRAZENECA ANNUAL REPORT AND FORM 20-F INFORMATION 2006

REPORTING PERFORMANCE

*	TRx share represents total prescription share in the US in December (IMS data). Symbicort has not been launched in the US.

The performance data shown in the therapy area reviews on pages 16, 20, 23, 26, 29 and 32 and the geographic sales performance in the geographic review on page 33 are shown in both reported and underlying performance. Reported performance takes into account all the factors (including those which we cannot influence, principally currency exchange rates) that have affected the results of our business. Underlying performance shows sales growth at constant exchange rates (CER) to reflect the volume and price changes of the geographic and therapy areas and individual products by excluding the effects of exchange rate movements. Underlying CER growth is calculated by retranslating the current year performance at the previous year’s exchange rates and adjusting for other exchange effects, including hedging.

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DIRECTORS’ REPORT	53
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FINANCIAL REVIEW

to the market from within our research pipeline or from external sources.

Over the five years to the end of 2006, we have achieved a compound annual growth in sales of just over 10% and EPS growth of over 17%. We accomplished this whilst facing patent expirations on products whose sales were nearly half the Company sales at that time.

We know what it will take to continue to deliver a strong performance. New products are critical, but in the short term many of the ingredients for continuing our momentum can be found in our current product range and plans:

				>	Effective life-cycle management and commercial excellence in support of our five key growth products, to drive our top line.

				>	Along with good top-line growth, to exercise continued discipline in resource allocation and more aggressive cost management, aimed at further margin expansion, whilst accommodating an increased investment in research and development.

“We believe that the momentum in sales and profit growth established over the last two years, can be maintained through life-cycle opportunities described elsewhere in this report and continued improvement in productivity. Long term, performance will be driven by the delivery of new medicines				>	To put our strong cash flow to work for selective geographical expansion and strengthening the pipeline, whilst also generating competitive cash returns to shareholders.”

JONATHAN SYMONDS CBE Chief Financial Officer

The purpose of this section of the Business Review is to provide a balanced and comprehensive analysis, including the key business factors and trends, of the financial performance of the business during 2006, the financial position as at the end of the year and the main business factors and trends which could affect the future financial performance of the business.

The key sections of this Financial Review are:	MEASURING PERFORMANCE
As described on page 15, we use specific measures when assessing our performance in key areas and include them in our discussion throughout the Business Review.

			Some of the financial measures use information derived at constant exchange rates (CER), in particular, growth rates in sales and costs, operating profit and, as a consequence, earnings per share.	>	Sales and cost growth expressed in CER allows management to understand the true local movement in sales and costs, in order to compare recent trends and relative return on investment. CER growth rates can be used to analyse sales in a number of ways but, most often, we consider underlying growth by products and groups of products, and by countries and regions. Underlying sales growth can be further analysed into the impact of sales volumes and selling price. Similarly, CER cost growth helps us to focus on the real local change in costs so that we can manage the cost base effectively.

>	Measuring performance.	>	Underlying growth using constant exchange rates is defined as a non-GAAP measure because, unlike actual growth, it cannot be derived directly from the information in the Financial Statements. This measure removes the effects of currency movements, which allows us to focus on the changes in sales and expenses driven by volume, prices and cost levels relative to the prior period. However, we recognise that CER growth should not be used in isolation and, accordingly, we also discuss the comparable GAAP actual growth measures, which reflect all the factors that affect our business in the reported performance sections of this Annual Report. Underlying CER growth is calculated by re-translating the current year performance at the previous year’s exchange rates and adjusting for other exchange effects, including hedging.
>	Business background and major events affecting 2006.
>	Results of operations – summary analysis of year to 31 December 2006.

>	Financial position, including cash flow and liquidity.			>	Earnings per share growth in CER demonstrates not only the profitability of the business (based on profit after tax) but also the management of our capital structure (particularly through the share re-purchase programme).
>	Capitalisation and shareholder return.
>	Future prospects.
>	Financial risk management policies.
>	Critical accounting policies and estimates.
>	Off-balance sheet transactions, contingent liabilities and commitments.
Other measures used are not influenced so directly, or indeed at all, by the effects of exchange rates:
>	Post-employment benefits.
>	International Accounting transition.			>	Gross margin and operating profit margin percentages, which set out the progression of key performance margins and demonstrate the overall quality of the business.
>	New accounting standards.
>	Sarbanes-Oxley Act section 404.
Additionally, in accordance with US requirements:
>	Results of operations – summary analysis of year to 31 December 2005.

>	US GAAP information 2004-2006.

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54	ASTRAZENECA ANNUAL REPORT AND FORM 20-F INFORMATION 2006

FINANCIAL REVIEW CONTINUED

>	Prescription volumes and trends for key growth products, which can represent the underlying business growth and the progress of individual products better and more immediately than invoiced sales.

>	The performance of the business excluding the contribution of Toprol-XL in the US, where sales are increasingly difficult to predict given uncertainties as to the timing of generic approval and launch.

>	Free cash flow, which represents net cash flows before financing activities, and is calculated as: net cash inflow before financing activities, adjusted for acquisitions of businesses, movements in short term investments and fixed deposits, and disposal of intangible assets.

>	Net funds, representing our cash and cash equivalents, less interest bearing loans and borrowings.

>	Total shareholder return measures the returns we provide to our shareholders and reflects share price movements assuming reinvestment of dividends and is used in comparison to the performance of peer group companies.

BUSINESS BACKGROUND AND MAJOR EVENTS AFFECTING 2006
The business background is covered in the Business Environment section of this Business Review and describes in detail the developments in both our products and geographical regions. The following comments highlight how these and other factors affect our financial performance.

Our operations are focused on prescription pharmaceuticals, and over 97% of our sales are made in that sector. Sales of pharmaceutical products tend to be relatively insensitive to general economic circumstances in the short term. They are more directly influenced by medical needs and are generally financed by health insurance schemes or national healthcare budgets.

Our operating results in both the short and long term can be affected by a number of factors other than normal competition:

>	The risk of generic competition following loss of patent exclusivity or patent expiry, with the potential adverse effects on sales volumes and prices, for example, the launch of generic competition to Toprol-XL 25mg in November 2006.

>	The timings of new product launches, which can be influenced by national regulators and the risk that such new products do not succeed as anticipated.

>	The rate of sales growth and costs following new product launches.

>	The adverse impact on pharmaceutical prices as a result of the regulatory environment. For instance, although there is no direct governmental control on prices in the US, pressures from individual state programmes and health insurance bodies are leading to downward forces on realised prices. In other parts of the world, there are a variety of price and volume control mechanisms and retrospective rebates based on sales levels that are imposed by governments.

>	Currency fluctuations. Our functional and reporting currency is the US dollar, but we have substantial exposures to other currencies, in particular the euro, Japanese yen, sterling and Swedish krona.

Over the longer term, the success of our research and development is crucial, and we devote substantial resources to this area. The benefits of this investment emerge over the long term and inherently there is considerable uncertainty as to whether it will generate future products.

The most significant features of our financial results in 2006 are as follows:

>	Sales growth on an underlying basis of 11% (11% reported) to $26,475 million.

>	Sustained strong sales performances from our five key growth products (which now account for just over 50% of sales) of $13,318 million, an increase of 23% (23% reported).

>	Operating profit of $8,216 million, an underlying increase of 28% (26% reported) with an operating margin improvement of 3.8 percentage points to 31.0%.

>	11 products in the portfolio with annual sales in excess of $1 billion compared to two products five years ago.

>	Free cash flow of $6,788 million, up by $736 million.

>	Earnings per share growth of 34% (33% reported) to $3.86.

>	Strengthening of the R&D portfolio through 12 significant licensing and acquisition projects and nine significant research collaborations between December 2005 and January 2007.

>	Investment in R&D has increased by an underlying 16% (16% reported) to $3,902 million. This rise reflects both an increase in underlying activity and the effects of acquisitions and in-licensing.

>	The introduction of a generic competitor to Toprol-XL following an adverse judgment in January 2006, which affected our sales in the final quarter. We are appealing the decision. Excluding US contribution of Toprol-XL (sales of $1,382 million in 2006 and $1,291 million in 2005, earnings per share of $0.50 in 2006 and $0.41 in 2005), our sales growth was 11% (11% reported) and earnings per share growth was 36% (35% reported).

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DIRECTORS’ REPORT	55
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SALES BY THERAPY AREA (2006 AND 2005)

			2006	2005	2006 compared to 2005

		Growth	Growth due to		Growth	Growth
		underlying	exchange effects		underlying	reported
	$m	$m	$m	$m	%	%

Cardiovascular	6,118	780	6	5,332	15	15

Gastrointestinal	6,631	297	(21)	6,355	4	4

Infection	677	67	3	607	11	12

Neuroscience	4,704	656	(11)	4,059	16	16

Oncology	4,262	470	(53)	3,845	12	11

Respiratory and Inflammation	3,151	284	(6)	2,873	10	10

Other pharma	198	(30)	(4)	232	(13)	(15)

Others	734	89	(2)	647	13	13

Total	26,475	2,613	(88)	23,950	11	11

SALES BY KEY GROWTH, PATENT EXPIRY AND BASE PRODUCTS (2006 AND 2005)

			2006	2005	2006 compared to 2005

		Growth	Growth due to		Growth	Growth
		underlying	exchange effects		underlying	reported
	$m	$m	$m	$m	%	%

Key growth[1]	13,318	2,475	(6)	10,849	23	23

Patent expiry[2]	2,042	(397)	(19)	2,458	(16)	(17)

Base[3]	11,115	535	(63)	10,643	5	4

Total	26,475	2,613	(88)	23,950	11	11

[1] Arimidex, Crestor, Nexium, Seroquel, Symbicort
[2] Losec, Nolvadex, Plendil, Zestril
[3] Includes Toprol-XL

OPERATING PROFIT (2006 AND 2005)

			2006	2005	Percentage of sales		2006 compared to 2005

		Growth	Growth due to				Growth	Growth
		underlying	exchange effects		2006	2005	underlying	reported
	$m	$m	$m	$m	%	%	%	%

Sales	26,475	2,613	(88)	23,950			11	11

Cost of sales	(5,559)	(188)	(15)	(5,356)	(21.0)	(22.4)	4	4

Gross margin	20,916	2,425	(103)	18,594	79.0	77.6	13	13

Distribution costs	(226)	(15)	–	(211)	(0.9)	(0.8)	7	7

Research and development	(3,902)	(532)	9	(3,379)	(14.7)	(14.1)	16	16

Selling, general and administrative	(9,096)	(410)	9	(8,695)	(34.4)	(36.3)	5	5

Other operating income and expense	524	326	5	193	2.0	0.8	169	172

Operating profit	8,216	1,794	(80)	6,502	31.0	27.2	28	26

RESULTS OF OPERATIONS – SUMMARY ANALYSIS OF YEAR TO 31 DECEMBER 2006
The tables on this page show our sales analysed both by therapy area and by key growth/patent expiry/base products and operating profit for 2006 compared to 2005.

Reported performance
Our sales grew by 11% from $23,950 million to $26,475 million, an increase of $2,525 million. Operating profit increased by 26% from $6,502 million to $8,216 million. Earnings per share for the year were $3.86, a rise of 33% from $2.91 in 2005. We estimate that without the sales and contribution from Toprol-XL in the US sales growth would have been 11% and earnings per share would have been $3.36, up 35% over 2005.

Underlying performance
Sales
Sales for the full year increased 11% at CER with good sales growth in all regions (US up 16%; Europe up 6%; Japan up 5%; Rest of World up11%). This growth was driven by volume improvements that were offset by price reductions (particularly in the US and parts of Europe). Excluding Toprol-XL sales from both 2006 and 2005, growth was 11%.

Our portfolio now has 11 brands with annual sales of greater than $1 billion. The combined sales of five key growth products (Arimidex, Crestor, Nexium, Seroquel and Symbicort) grew by 23% to $13,318 million and now account for just over 50% of our total sales (up from 45% in 2005). Patent expiry products now represent around 8% of sales, down from 10% in 2005. Base products saw growth of 5% in 2006 over 2005 although the relative percentage of sales fell.

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56	ASTRAZENECA ANNUAL REPORT AND FORM 20-F INFORMATION 2006

FINANCIAL REVIEW CONTINUED

The Gastrointestinal portfolio grew for the second year in a row, up 4% as Nexium growth more than offset the continuing decline in Losec/Prilosec. Nexium sales increased by 12% to $5,182 million. Sales in the US were up 13% to $3,527 million on continued strong volume growth offset by lower price realisation. Nexium sales in other markets increased 10%, as good volume growth in France and Italy helped mitigate the significant price erosion in Germany. Losec/Prilosec sales were down 16% to $1,371 million with declines of 12% in the US and 17% elsewhere.

In Cardiovascular, sales grew by 15% to $6,118 million. Crestor sales exceeded $2 billion, reaching $2,028 million, up 59%. Sales in the US were up 57% to $1,148 million. Crestor share of new prescriptions in the US statin market was 9.6% in December 2006 (compared with 6.9% at the beginning of 2006). Sales in other markets increased by 61% on good growth in Europe and the second half launch in Japan. Seloken/Toprol-XL sales increased by 3% to $1,795 million. US sales growth was restricted to 7% by the launch in November of generic Toprol-XL 25mg by Sandoz (formerly Eon Labs) and our move to recognising revenue conservatively as prescriptions are written (as opposed to on shipment). Sales were $1,382 million in the US. The performances of Crestor and Seloken/Toprol-XL more than offset declines in Zestril and Plendil, down by 7% and 24%, respectively.

Respiratory and Inflammation sales increased by 10% to $3,151 million. Symbicort sales were the main driver of this growth and increased 18% to $1,184 million. Sales of Symbicort arise principally in Europe – the Company continues to plan for a US launch around the middle of 2007, although achieving this launch timeline is dependent upon successful transfer of technology and completion of the required validation batches. Elsewhere in the therapy area, Pulmicort sales rose by 11% with annual sales of $1,292 million, whilst Rhinocort sales declined to $360 million, down by 7%.

Sales in the Oncology portfolio grew by 12% to $4,262 million. Arimidex sales increased 29% to $1,508 million, with growth rates in the US (up to $614 million) and other markets the same. Casodex sales grew by 9% to $1,206 million on strong performances outside the US and Zoladex sales exceeded $1 billion for the second year in a row, again on good performance outside the US. Iressa sales fell by 11% to $237 million, a slower decline than in 2005, as growth in Asia Pacific went some way to offset declines in the US.

Neuroscience sales grew by 16% to $4,704 million. Seroquel sales exceeded $3 billion to reach $3,416 million (up 24%). In the US, Seroquel share of new prescriptions in the anti-psychotic market increased to over 30% in December. Sales in other markets increased by 23%.

We discuss the performances of the therapy areas and the individual products in those areas in more detail in the relevant sections of the Business Review.

Geographical Analysis
In the US, sales were up 16%. Sales growth for Nexium, Seroquel, Arimidex and Crestor amounted to $1,441 million, whilst there were declines in products such as Prilosec. Toprol-XL grew in the year although it faced generic competition from November. Adjusting sales to exclude Toprol-XL sales from both 2006 and 2005, growth was 11%.

Revenue from outside the US now accounts for 53% of our sales. In Europe, sales increased by 6% for the full year, with good volume growth partially offset by lower realised prices. Sales for the five key growth products combined grew by 21%. However, performance was hindered by declines in Germany, where doctors have been encouraged to prescribe generics.

Sales in Japan increased by 5% as a result of good growth for Casodex and Arimidex together with the launch of Crestor. Sales in China were up 19% to $328 million on the back of strong growth in all the major therapeutic areas, particularly Oncology.

We discuss the geographic performances in more detail in the appropriate sections of the Business Review on pages 33 to 36.

Operating Margin and Retained Profit
Operating margin increased by 3.8 percentage points from 27.2% to 31.0%. Excluding the effects of currency and other income, underlying margin increased 2.9 percentage points for the full year.

Gross margin increased by 1.4 percentage points to 79.0% of sales. Slightly lower payments to Merck (4.7% of sales) benefited gross margin by 0.1 percentage points whilst currency and royalties reduced gross margin by 0.1 percentage points and 0.2 percentage points, respectively. Excluding the prior year costs for the early termination of the MedPointe Zomig US distribution agreement and manufacturing provisons (in total $137 million) and the 2006 provisions made in respect of Toprol-XL, NXY-059 and manufacturing efficiencies (in total $215 million), underlying margin improved by 1.5 percentage points.

Research and development expenditure was up 16% to $3,902 million (14% excluding the Cambridge Antibody Technology investment) and increased by 0.6 percentage points to 14.7% of sales. Selling, general and administrative cost increases were restricted to 5% over the last year, reaching $9,096 million and adding 2.0 percentage points to operating margin.

Higher net other income and expense increased operating margin by 1.1 percentage points due principally to higher royalties, plus the $109 million gain recognised in the first half of the year from the divestment of the US anaesthetics and analgesic products to Abraxis BioSciences Inc., and the disposal of non-core products in Scandinavia ($32 million) in the final quarter.

Included within cost of sales is the movement in fair value of financial instruments used to manage our transactional currency exposures; the loss for the year, net of an exchange gain on the underlying exposures, was $11 million. Other fair value movements of $5 million are charged elsewhere in operating profit.

Net interest and dividend income for the year was $327 million (2005 $165 million). The increase over 2005 is primarily attributable to higher average investment balances and yields. The reported amounts include $43 million (2005 $15 million) arising from employee benefit fund assets and liabilities reported under IAS 19, “Employee Benefits”.

The effective tax rate for the twelve months was 29.0% (2005 29.1%) . The decrease compared to 2005 is the net effect of tax benefits arising from a different geographical mix of profits, tax deductions relating to share-based payments and the recognition of deferred tax assets in respect of tax credit carry forwards, offset by an increase in tax provisions principally in relation to global transfer pricing issues.

Earnings per share increased by 34% from $2.91 in 2005 to $3.86 for the current year. We estimate that the share re-purchase scheme has added 6 cents to earnings per share (after taking account of interest income foregone).

In 2006, Toprol-XL contributed US sales of $1,382 million and earnings per share of 50 cents. Since the timing of approval and launch

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DIRECTORS’ REPORT	57
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of other proposed generic products (in addition to the 25mg launched by Sandoz) is difficult to predict, we believe that future performance can be best judged by excluding Toprol-XL from current performance. Consequently, if Toprol-XL were excluded from the current and prior years, sales growth would be 11% and earnings per share growth would be 36%.

FINANCIAL POSITION, INCLUDING CASH FLOW AND LIQUIDITY
All data in this section are on an actual basis (unless noted otherwise).

Property, plant and equipment
The increase in the value of property, plant and equipment was due primarily to additions of $822 million and exchange of $689 million offset by depreciation and impairments of $1,003 million. Additions were mainly driven by investment in building upgrades in the UK, Sweden and the US as well as a vehicle programme in the US.

Goodwill and intangible assets
The significant increase in the value of goodwill and intangibles was primarily due to the expansion of our externalisation programme (as described in more detail below). The additions of $1,360 million arising from the acquisition of Cambridge Antibody Technology were partly offset by the disposal of the Humira™ royalty stream intangible acquired with the company ($661 million). The other major additions were from the acquisition of KuDOS Pharmaceuticals ($297 million), the co-promotion agreement in respect of Abraxane® ($200 million) and software ($121 million).

Inventories
After excluding the effects of exchange of $203 million, the value of inventories fell by $159 million to $2,250 million, a reduction of just over 7%. This reflected a continuation of the work to reduce our inventory levels, with reductions seen primarily in the US (including declines in the levels of Merck related inventory) and in the UK.

Receivables and payables
Receivables grew from $4,778 million at the end of 2005 to $5,561 million at the close of 2006. $270 million of this increase was due to exchange. The underlying rise of $513 million was driven by increases in trade debtors in the US (through higher sales in the last months of the year), the UK (primarily from higher export sales) and across several European markets. The second instalment of income due from the disposal of the anaesthetics business in the US (as described in more detail below) also contributed to the increase, which was offset by reductions in insurance balances.

There was an underlying increase in payables and provisions of $499 million arising principally from higher payables in the US (due to increased volumes of purchases from Merck) and the deferred income from the disposal of the anaesthetics business. There were also increases from insurance payables and Toprol-XL related severance provisions, which were reduced by the settlement of the defined benefit pension scheme in Japan. In addition, exchange effects accounted for just over $400 million.

Cash flow
We continue to be a highly cash-generative business. Although future operating cash flows may be affected by a number of factors as outlined in the business background section on page 54, we believe our cash resources will be sufficient for our present requirements and include sufficient cash for our existing capital programme, share re-purchases and any costs of launching new products, as well as the potential partial buy-out of Merck’s interests in 2008.

Free cash flow for the year was $6,788 million compared to $6,052 million in 2005.

After shareholder returns of $5,382 million (comprising net share re-purchases of $3,162 million and $2,220 million dividend payments), and a net $1,148 million cash outflow from acquisitions (net of cash acquired), there was an overall increase in net funds of $1,135 million.

Cash generated from operating activities in the year was $7,693 million, $950 million higher than in 2005. The improvement was due principally to an increase in profit before tax of $1,876 million offset by a $224 million increase in working capital requirements and a $563 million increase in tax paid. Tax paid for the year was $2,169 million compared to $1,606 million in 2005. This increase in 2006 compared to 2005 was due to increased profits in 2006.

Net cash outflows from investing activities were $272 million compared to $1,182 million in 2005. Net cash from investing activities was affected by the management of Group funds, with funds being transferred between long-term deposits and liquid cash. After excluding these inflows of $1,120 million (outflows of $491 million in 2005), underlying cash flows associated with investing activities were an outflow of $1,392 million in 2006 compared with $691 million in 2005. During the year, cash of $1,148 million was paid for the acquisition of Cambridge Antibody Technology and KuDOS Pharmaceuticals. There was a $388 million increase in expenditure on intangible assets as a result of the new collaboration deals (as described in the section immediately below). Proceeds of $661 million were received on disposal of the Humira™ royalty stream, an asset acquired as part of the acquisition of Cambridge Antibody Technology.

Investments, divestments and capital expenditure
The commitment to strengthening our product pipeline through pursuing external opportunities (in addition to the sustained investment in internal discovery and development) bore fruit in 2006 with two major acquisitions and several other significant licensing agreements and collaborations. In January 2006, we acquired the entire share capital of KuDOS Pharmaceuticals for $206 million to access DNA repair technology as well as several products, including the poly-ARP-ribose polymarese inhibitor in Oncology. We followed this by acquiring the total share capital of Cambridge Antibody Technology (adding to the 19.9% we have held since December 2004) to provide a foundation for establishing a significant biopharmaceuticals capability. The total cost of this acquisition of $1,116 million was reduced by disposing of the non-core intangible asset arising from the Humira™ royalty stream for $661 million in October 2006.

These acquisitions were complemented by significant licensing and collaboration agreements. These were led by four significant agreements with AtheroGenics, Inc., Protherics PLC, Targacept Inc., and Pozen, Inc., with combined payments (capitalised as intangible assets) in 2006 of $151 million. With AtheroGenics we entered into a development and commercialisation agreement for AGI-1067, a novel anti-atherosclerotic agent being studied for the treatment of patients with coronary disease, paying an upfront fee of $50 million in January 2006. Our agreement with Protherics is in respect of the anti-sepsis product CytoFab™ and involved both a 4.3% equity investment in Protherics of $13 million and an intangible asset of $31 million. In the case of Targacept, we have capitalised as an intangible asset payments totalling $30 million in respect of a neuronal nicotinic partial agonist focused on cognitive disorders. The payments comprised a $10 million upfront fee on signing and a

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58	ASTRAZENECA ANNUAL REPORT AND FORM 20-F INFORMATION 2006

FINANCIAL REVIEW CONTINUED

$20 million milestone payment when proof of concept studies commenced. The agreement with Pozen is for the co-development of a combination product comprising esomeprazole and naproxen with an upfront fee of $40 million. In addition to these, we have entered into agreements with Schering AG, Array, Kinacia, Dynavax, Cubist and Argenta, capitalising around $70 million in intangible assets. All of these agreements include provisions for further payments over and above the initial signing or upfront fees, depending on certain development and sales milestones. The second payment to Targacept is an example of such milestones.

Complementing these agreements, in June 2006 we entered into a co-promotion agreement with Abraxis BioScience, Inc. in respect of Abraxane® in the US. An upfront signing fee of $200 million was paid and to date we have earned $18 million in alliance revenue from the arrangement. We have also entered into an agreement with Abbott Laboratories to co-develop and co-promote a single pill, fixed dose combination of Crestor and an Abbott fenofibrate. Abbott has paid $50 million upfront, recognition of which has been deferred and will be credited to income should we elect to launch the product. Lastly, we disposed of our Diprivan and local anaesthetics business in the US to Abraxis for a total price of $340 million, comprising an upfront payment of $265 million and $75 million to be paid in 2007. A gain of $109 million was recognised immediately with the balance to be recognised over the accompanying five year manufacturing arrangement.

Subsequent to the year end, we entered into two collaboration agreements with Bristol-Myers Squibb Company (BMS) and Palatin Technologies Inc. for initial consideration of $100 million and $10 million, respectively.

These amounts will be capitalised as intangible assets in 2007. The collaboration with BMS is to develop and commercialise two investigational compounds being studied for the treatment of Type 2 diabetes. The collaboration with Palatin is aimed at discovering, developing and commercialising compounds to treat obesity, diabetes and metabolic syndrome. We also entered into an agreement to purchase the total share capital of Arrow Therapeutics Ltd. for $150 million. Arrow Therapeutics is a privately owned UK biotechnology company focused on the discovery and development of anti-viral therapies.

Our recent focus on in-licensing opportunities with third parties will result in additional intangible asset investment on the balance sheet. Should any of these products fail in development, the associated intangibles will need to be written off.

CAPITALISATION AND SHAREHOLDER RETURN
All data in this section are on an actual basis (unless noted otherwise).

Capitalisation
At 31 December 2006, the number of shares in issue was 1,532 million. During the year, 23.5 million shares were issued in consideration of share option plans and employee share plans for a total of $985 million. Other reserves increased by $927 million due to the effect of exchange rate and tax movements offset by actuarial losses and holding losses on available for sale investments.

Shareholders’ equity increased by a net $1,707 million to $15,304 million at year end. Minority interests increased from $94 million at 31 December 2005 to $112 million at 31 December 2006.

Dividend and share re-purchases
In line with its stated policy, the Board intends to continue its practice of growing dividends in line with earnings (maintaining dividend cover in the two to three times range) whilst substantially distributing the balance of cash flow via share re-purchases. During 2006, we returned $6,367 million out of free cash of $6,788 million to shareholders through a mix of share buy-backs and dividends. In 2007, the Board intends to re-purchase shares at a cost of $4 billion; this may be increased if there are substantial cash inflows from new share issues to meet employee share option exercises. The Board firmly believes that the first call on free cash flow is business need and, having fulfilled that, will return surplus cash flow to shareholders. The primary business need is to build the product pipeline by supporting internal and external opportunities.

We have re-purchased and cancelled 72.2 million shares in 2006 at a cost of $4,147 million. As a result, the total number of shares repurchased to date under the share re-purchase programmes begun in 1999 is 282.8 million (15.9% of our initial share capital post merger) at a cumulative cost of $13,319 million.

We paid the second interim dividend of $0.92 in respect of 2005 on 20 March 2006 and a first interim dividend for 2006 on 18 September 2006 of $0.49 per Ordinary Share. A second interim dividend for 2006 of $1.23 per Ordinary Share has been declared, which the Annual General Meeting will be asked to confirm as the final dividend.

SUMMARY OF SHAREHOLDER RETURNS

				Total		Total
	Shares		Dividend	dividend		shareholder
	re-purchased	Cost	per share	cost		returns
	(million)	$m	$	$m		$m

1999	4.4	183	0.700	1,242		1,425

2000	9.4	352	0.700	1,236		1,588

2001	23.5	1,080	0.700	1,225		2,305

2002	28.3	1,190	0.700	1,206		2,396

2003	27.2	1,154	0.795	1,350		2,504

2004	50.1	2,212	0.940	1,555		3,767

2005	67.7	3,001	1.300	2,068		5,069

2006	72.2	4,147	1.720	2,649	*	6,796	*

Total	282.8	13,319	7.555	12,531		25,850

* Total dividend cost estimated based upon number of shares in issue at 31 December 2006.

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DIRECTORS’ REPORT	59
Business Review

FUTURE PROSPECTS
The strong financial performance delivered over the past three years has stemmed from good top-line growth and disciplined management of costs. Going forward, we remain committed to maintaining a competitive financial performance during this period when, as well as the industry, we face the challenges posed by patent expirations and pricing pressures from government and private sector payers. Strengthening the pipeline, by enhancing the productivity of our internal discovery and development and continued pursuit of external opportunities, remains our number one priority. Alongside this, we will continue to challenge all elements of our business, so as to free up the resources necessary to continue to build a new product pipeline capable of sustaining growth over the long term.

Consistent with this, we have taken a further step in our drive to improve productivity, announcing a programme to improve asset utilisation in our global supply chain. Over the next three years we plan to rationalise production assets, anticipating accounting charges of approximately $500 million (of which approximately $300 million will be cash) and the reduction of approximately 3,000 positions, subject to consultations with works councils and local labour laws.

Subject to the factors identified in the business background section, we anticipate that continued sales momentum from our key product franchises should result in sales growth in the high single digits at CER in 2007. Tight management of costs should allow for significant growth in R&D investment whilst producing double-digit earnings per share growth. The effects of US Toprol-XL sales and contribution are excluded from these anticipated prospects.

RATIOS
As at and for the year ended 31 December	2006	2005	2004

Return on shareholders’ equity (%)	41.8	33.6	26.7

Equity/assets ratio (%)	51.1	54.7	56.2

Average number of employees	66,600	64,900	64,200

SENSITIVITY ANALYSIS – 31 DECEMBER 2006
			Market value change favourable/(unfavourable)

	Market value	Interest rate		Exchange rate
	31 December 2006	movement		movement

		+1%	-1%	+10%	-10%
	$m	$m	$m	$m	$m

Cash and short term investments	7,662	–	–	(81)	81

Long term debt, net of interest and currency swaps	(1,060)	–	–	–	–

Foreign exchange forwards	45	–	–	(97)	97

Foreign exchange options	–	–	–	–	–

		–	–	(178)	178

SENSITIVITY ANALYSIS – 31 DECEMBER 2005
			Market value change favourable/(unfavourable)

	Market value	Interest rate		Exchange rate
	31 December 2005	movement		movement

		+1%	-1%	+10%	-10%
	$m	$m	$m	$m	$m

Cash and short term investments	6,528	–	–	(46)	46

Long term debt, net of interest and currency swaps	(1,062)	–	–	–	–

Foreign exchange forwards	10	–	–	(45)	45

Foreign exchange options	–	–	–	–	–

		–	–	(91)	91

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60	ASTRAZENECA ANNUAL REPORT AND FORM 20-F INFORMATION 2006

FINANCIAL REVIEW CONTINUED

FINANCIAL RISK MANAGEMENT POLICIES
Insurance
Our risk management processes are described in the Governance section under the heading “Internal controls and management of risk” on page 75. An outcome of these processes is that they enable us to identify risks that can be partly or entirely mitigated through use of insurance or through self-insurance. We negotiate best available premium rates with insurance providers on the basis of our extensive risk management procedures. In the current insurance market, level of cover is decreasing whilst premium rates are increasing. Rather than simply paying higher premiums for lower cover, we focus our insurance resources on the most critical areas, or where there is a legal requirement, and where we can get best value for money. Risks to which we pay particular attention include business interruption, directors’ and officers’ liability and property damage.

Taxation
Tax risk management forms an integrated part of the Group risk management processes. Our tax strategy is to manage tax risks and tax costs in a manner consistent with shareholders’ best long-term interests, taking into account both economic and reputational factors. We draw a distinction between tax planning using artificial structures and optimising tax treatment of business transactions, and we only engage in the latter.

Treasury
Our financial policies covering the management of cash, borrowings and foreign exchange are intended to support our objective of maintaining shareholder value by managing and controlling our financial risks. Our treasury operations are conducted in accordance with policies and procedures approved by the Board. The treasury activities are managed centrally from London. Significantly all of our cash and short term investments are managed directly from London where possible and practicable. With only limited and specifically approved exceptions, all currency and interest rate hedging is conducted from London. Operating units benefit from local currency billing, which has the effect of consolidating their foreign exchange exposures to central treasury.

Foreign exchange
The Group results are reported in US dollars, our most significant currency. In addition, surplus cash generated by the business is converted to and held centrally in US dollars. We therefore manage our currency exposures against the US dollar.

About 53% of our external sales in 2006 were denominated in currencies other than the US dollar, with the euro being the main contributor and a significant proportion of our manufacturing and R&D costs were denominated in sterling or Swedish krona. Accordingly, the impact on reported earnings from a weakening in the US dollar would be to increase both sales and costs, with the net result on earnings dependent on the relative size of the exchange rate movements against the US dollar.

We manage our currency exposures centrally, based on forecast future cash flows of our major currencies. The major currencies to which we are exposed (Swedish krona, euro and sterling) tend to move in a similar direction against the US dollar, mitigating significantly the impact of exchange rate movements. Accordingly, we monitor this relationship closely and we will only hedge if we anticipate or experience a significant breakdown in this relationship. Any such hedging activity is subject to strict internal approval procedures. We do not, as a matter of policy, engage in speculative transactions, nor do we hedge currency translation exposures arising from our accounting for non-dollar subsidiaries in the Group books.

Transaction exposures arising where local subsidiaries make sales or purchases in non-local currencies are, where practicable, fully hedged using forward foreign exchange contracts.

Funding risk
The management of our liquid assets and debt balances are co-ordinated and controlled centrally by our treasury operations. We have significant positive cash flows and the liquidity of major subsidiaries is co-ordinated in cash pools and concentrated daily in London. The cash balances and unutilised debt programme are available to finance the ongoing working capital and capital investment requirements of our operations.

Interest rate risk
The Group’s policy is to match the interest rate exposure on our gross debt balance with that arising on our surplus cash position using interest rate swaps. The net effect of this is to exchange the fixed rate interest paid on our two outstanding bonds (fair value of $1,087 million at 31 December 2006) into floating rate interest referenced to six month US dollar LIBOR. The majority of our cash balance is held with third party fund managers who return a target yield referenced to seven day US dollar LIBID. In addition to interest rate swaps, we also use forward rate agreements to manage any short term timing difference between the swapped debt interest expense and cash interest income.

Credit exposure
Exposure to financial counterparty credit risk is controlled by the treasury team centrally in establishing and monitoring counterparty limits. Centrally managed funds are invested almost entirely with counterparties whose credit rating is ‘A’ or better. External fund managers who manage $5,033 million of the Group’s cash are rated AAA by Standard & Poor’s. There were no other significant concentrations of credit risk at the balance sheet date. All financial instruments are transacted with commercial banks, in line with standard market practice and are not backed with cash collateral. Trade receivable exposures are managed locally in the operating units where they arise. The Group is exposed to customers ranging from government-backed agencies and large private wholesalers to privately owned pharmacies, and the underlying local economic and sovereign risks vary throughout the world. Where appropriate, the Group endeavours to minimise risks by the use of trade finance instruments such as letters of credit and insurance.

Sensitivity analysis
The sensitivity analysis, set out in this review on page 59, summarises the sensitivity of the market value of our financial instruments to hypothetical changes in market rates and prices. Changes to the value of the financial instruments are normally offset by our underlying transactions or assets and liabilities. The range of variables chosen for the sensitivity analysis reflects our view of changes that are reasonably possible over a one year period. Market values are the

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DIRECTORS’ REPORT	61
Business Review

present value of future cash flows based on market rates and prices at the valuation date. Market values for interest rate risk are calculated using third party systems that model the present value of the instruments based on the market conditions at the valuation date. For long term debt, an increase in interest rates results in a decline in the fair value of debt.

The sensitivity analysis on page 59 assumes an instantaneous 100 basis point change in interest rates in all currencies from their levels at
31 December 2006, with all other variables held constant. Because all our debt was hedged effectively to floating rate in 2006, changes in interest rates will not change the carrying value of debt after interest rate and currency swaps. Based on the composition of our long term debt portfolio as at 31 December 2006 (which is predominantly floating rate), a 1% increase in interest rates would result in an additional $10 million in interest being incurred per year. The exchange rate sensitivity analysis on page 59 assumes an instantaneous 10% change in foreign currency exchange rates from their levels at 31 December 2006, with all other variables held constant. The +10% case assumes a 10% strengthening of the US dollar against all other currencies and the -10% case assumes a 10% weakening of the US dollar.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES
Our Financial Statements are prepared in accordance with International Accounting Standards and International Financial Reporting Standards (collectively “IFRS”) as adopted by the European Union (“adopted IFRS”) and the accounting policies employed are set out under the heading ‘Financial Statements – Accounting Policies’ on pages101 to 103. In applying these policies, we make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities. The actual outcome could differ from those estimates. Some of these policies require a high level of judgement, either because the areas are especially subjective or complex. We believe that the most critical accounting policies and significant areas of judgement and estimation are in revenue recognition, research and development, goodwill and intangible assets, provisions for contingent liabilities, post-retirement benefits, taxation and share-based compensation.

Revenue recognition
Revenue represents sales of products to external third parties and excludes inter-company income and value added taxes. We also receive income from royalties and from disposals of intellectual property, brands and product lines which are included in other operating income.

>	Sales of products to third parties: Sales revenue is recorded at the invoiced amount (excluding sales and value added taxes) less estimated accruals for product returns and rebates given to managed care and other customers – a particular feature in the US. Cash discounts for prompt payment are also deducted from sales. Revenue is recognised when title passes to the customer, which is usually either on shipment or on receipt of goods by the customer depending on local trading terms.

At the time of invoicing sales in the US, rebates and deductions that we expect to pay, generally over the following six to nine months, are estimated. These rebates typically arise from sales contracts with third party managed care organisations, hospitals, long-term care facilities, group purchasing organisations and various State programmes (Medicaid “best price” contracts, supplemental rebates etc) and can be classified as follows:
–	Chargebacks, where we enter into arrangements under which certain parties, typically hospitals, the Department of Veterans Affairs and the Department of Defense, are able to buy products from wholesalers at the lower prices we have contracted with them.
The chargeback is the difference between the price we invoice to the wholesaler and the contracted price charged by the wholesaler. Chargebacks are paid directly to the wholesalers.

–	Regulatory, including Medicaid and other federal and state programmes, where we pay rebates based on the specific terms of agreements in individual states which include product usage and information on best prices and average market prices.

–	Contractual, under which entities such as third party managed care organisations, long-term care facilities and group purchasing organisations are entitled to rebates depending on specified performance provisions, which vary from contract to contract.

Accrual assumptions are built up on a product-by-product and customer-by-customer basis taking into account specific contract provisions coupled with expected performance and are then aggregated into a weighted average rebate accrual rate for each of our products. Accrual rates are reviewed and adjusted on a monthly basis. There may be further adjustments when actual rebates are paid after the initial sale based on utilisation information submitted to us (in the case of contractual rebates) and claims/invoices (in the case of regulatory rebates and chargebacks). We believe that we have been reasonable in our estimates for future rebates using a similar methodology to that of previous years. Inevitably, however, such estimates involve judgements on aggregate future sales levels, segment mix and the respective customer contractual performance.

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Cash discounts are offered to customers to encourage prompt payment. Accruals are calculated based on historical experience and are adjusted to reflect actual experience.

Industry practice in the US allows wholesalers and pharmacies to return unused stocks within six months of, and up to twelve months after, shelf-life expiry. At point of sale, we estimate the quantity and value of goods which may ultimately be returned. Our returns accruals are based on actual experience over the preceding 12 months for established products together with market related information such as estimated stock levels at wholesalers and competitor activity. For newly launched products, we use rates based on our experience with similar products or a pre-determined percentage and for products facing generic competition (such as Toprol-XL in the US) rates based on factors such as the type of product and the inventory levels at wholesalers. In the latter case, we give particular attention to the possible level of returns and may only recognise revenue on ultimate prescribing of the product to patients. Overall, we believe that our estimates are reasonable.

The effects of these deductions on our US pharmaceuticals turnover, and the movements on accruals, are set out below:

	2006	2005	2004
	$m	$m	$m

Gross sales	16,577	14,013	12,552

Chargebacks	(975)	(905)	(754)

Regulatory – US government and state programmes	(532)	(873)	(659)

Contractual – Managed care and group purchasing organisation rebates	(2,413)	(1,201)	(949)

Cash and other discounts	(329)	(405)	(578)

Customer returns	(46)	14	(64)

Other	(256)	(244)	(248)

Net sales	12,026	10,399	9,300

			Adjustment		Carried forward
	Brought forward	Provision for	in respect	Returns	at 31 December
	1 January 2004	current year	of prior years	and payments	2004
	$m	$m	$m	$m	$m

Chargebacks	127	745	9	(763)	118

Regulatory – US government and state programmes	386	724	(65)	(552)	493

Contractual – Managed care and group purchasing organisation rebates	572	1,034	(85)	(1,031)	490

Cash and other discounts	20	578	-	(575)	23

Customer returns	316	64	-	(98)	282

Other	44	248	-	(212)	80

	1,465	3,393	(141)	(3,231)	1,486

			Adjustment		Carried forward
	Brought forward	Provision for	in respect	Returns	at 31 December
	1 January 2005	current year	of prior years	and payments	2005
	$m	$m	$m	$m	$m

Chargebacks	118	927	(22)	(838)	185

Regulatory – US government and state programmes	493	970	(97)	(765)	601

Contractual – Managed care and group purchasing organisation rebates	490	1,284	(83)	(1,271)	420

Cash and other discounts	23	405	-	(401)	27

Customer returns	282	(14)	-	(101)	167

Other	80	244	-	(270)	54

	1,486	3,816	(202)	(3,646)	1,454

			Adjustment		Carried forward
	Brought forward	Provision for	in respect	Returns	at 31 December
	1 January 2006	current year	of prior years	and payments	2006
	$m	$m	$m	$m	$m

Chargebacks	185	1,001	(26)	(1,068)	92

Regulatory – US government and state programmes	601	597	(65)	(819)	314

Contractual – Managed care and group purchasing organisation rebates	420	2,367	46	(2,198)	635

Cash and other discounts	27	329	-	(327)	29

Customer returns	167	46	-	(53)	160

Other	54	256	-	(263)	47

	1,454	4,596	(45)	(4,728)	1,277

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DIRECTORS’ REPORT	63
Business Review

The adjustments in respect of prior years benefited reported US pharmaceuticals turnover by 1.5%, 1.9% and 0.4% in 2004, 2005 and 2006, respectively. However, taking account of the following year’s reversal the net impact on 2005 and 2006 was a 0.6% understatement and a 1.3% overstatement of US pharmaceuticals turnover, respectively.

Regulatory rebates decreased by $341 million in 2006 compared to 2005, as a result of the automatic switch of those patients in state Medicaid programs into Medicare Part D, classified as a contractual rebate. Contractual rebates increased $1,212 million compared to 2005, partly as a result of this switch, and also due to volume growth.

A further factor that significantly influenced our sales in the US market prior to 2004 was wholesaler buying patterns. Wholesalers could place orders that were significantly larger than their normal levels of demand ahead of anticipated price increases or would seek to build up or run down their stock levels for other reasons. Such speculative purchases made forecasting sales patterns more difficult and could drive variances between reported and underlying demand at quarter end. In December 2003 we entered into Inventory Management Agreements to reduce the opportunity for such speculative purchases. In 2005 we replaced the Inventory Management Agreements with Distribution Service Agreements, which served to reduce even further the speculative purchasing behaviour of the wholesalers. As a result, we believe inventory movements have been neutral across the year. We continue to track wholesaler stock levels by product, using our own, third party and wholesaler data and, where we believe such distortions occur, we disclose in the Annual Report for each product and in aggregate where shipments may be out of line with underlying prescription trends. We do not offer any incentives to encourage wholesaler speculative buying and attempt, where possible, to restrict shipments to underlying demand when such speculation occurs.

>	Royalty income: Royalty income is recorded under other operating income in the Financial Statements. Royalties tend to be linked to levels of sales or production by a third party. At the time of preparing the Financial Statements, we may have to estimate the third party’s sales or production when arriving at the royalty income to be included. These estimates, which may differ from actual sales or production, do not result in a material impact on reported other operating income.

>	Sales of intangible assets (such as intellectual property, brands and product lines): A consequence of charging all internal R&D expenditure to the income statement in the year that it is incurred (which is normal practice in the pharmaceutical industry) is that we own valuable intangible assets which are not recorded on the balance sheet. We also own acquired intangible assets which are included on the balance sheet. As a consequence of regular reviews of product strategy, from time to time we sell such assets and generate income. Sales of product lines are often accompanied by an agreement on our part to continue manufacturing the relevant product for a reasonable period (often about two years) whilst the purchaser constructs its own manufacturing facilities. The contracts typically involve the receipt of an upfront payment, which the contract attributes to the sale of the intangible assets, and ongoing receipts, which the contract attributes to the sale of the product we manufacture. In cases where the transaction has two or more components, we account for the delivered item (for example, the transfer of title to the intangible asset) as a separate unit of accounting and recordrevenue on delivery of that component provided that we can make a reasonable estimate of the fair value of the undelivered component. Where the fair market value of the undelivered component (for example a manufacturing agreement) exceeds the contracted price for that component we defer an appropriate element of the upfront consideration and amortise this over the performance period. However, where the contracted price for the undelivered component is equal to or greater than the fair market value of that component we treat the whole of the upfront amount as being attributable to the delivered intangible assets and recognise the revenue upon delivery.

Research and development
Our business is underpinned by our marketed products and development portfolio. The R&D expenditure on internal activities to generate these products is generally charged to the income statement in the year that it is incurred. Purchases of intellectual property and product rights to supplement our R&D portfolio are capitalised as intangible assets. Such intangible assets are amortised from the launch of the underlying products and are tested for impairment both before and after launch. This policy is in line with practice adopted by major pharmaceutical companies.

Goodwill and intangible assets
We have significant investments in goodwill and intangible assets as a result of acquisitions of businesses and purchases of such assets as product development and marketing rights. Under adopted IFRS, goodwill is held at cost and tested annually for impairment, whilst intangibles are amortised over their estimated useful lives. Changes in these lives would result in different effects on the income statement. We estimate that a one year reduction in the estimated useful lives of intangible assets would increase the annual amortisation charge by $33 million. A substantial part of our investments in intangible assets and goodwill relates to the restructuring of the Astra-Merck joint venture in 1998, and we are satisfied that the carrying values are fully justified by estimated future earnings. Intangible assets are reviewed for impairment where there are indications that their carrying values may not be recoverable, and any impairments are charged to the income statement. Tests for impairment are based on discounted cash flow projections, which require us to estimate both future cash flows and an appropriate discount rate. Such estimates are inherently subjective. Impairments to intangible assets totalling $17m were recognised in 2006 (2005 $nil, 2004 $10 million). Under adopted IFRS, the merger of Astra and Zeneca in 1999 was recorded as a ‘merger of equals’ (pooling of interests). Under US GAAP, the merger has been accounted for as a purchase acquisition of Astra by Zeneca as discussed in more detail on page 149.

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FINANCIAL REVIEW CONTINUED

Contingent liabilities and commitments
In the normal course of business, contingent liabilities may arise from product-specific and general legal proceedings, from guarantees or from environmental liabilities connected with our current or former sites. Where we believe that potential liabilities have a low probability of crystallising or are very difficult to quantify reliably, we treat them as contingent liabilities. These are not provided for but are disclosed in the notes. Further details of these contingent liabilities are set out in Note 26 to the Financial Statements. Although there can be no assurance regarding the outcome of legal proceedings, we do not expect them to have a materially adverse effect on our financial position or profitability. We also have significant commitments that are not currently recognised in the balance sheet arising from our relationship with Merck. These are described more fully in ‘Off-balance sheet transactions, contingent liabilities and commitments’ below.

Post-employment benefits
We account for the pension costs relating to the retirement plans under IAS19 ‘Employee Benefits’. In applying IAS19, we have adopted the option of recognising gains and losses in full through reserves. In all cases, the pension costs are assessed in accordance with the advice of independent qualified actuaries but require the exercise of significant judgement in relation to assumptions for future salary and pension increases, long term price inflation and investment returns.

Taxation
Accruals for tax contingencies require management to make judgements and estimates in relation to tax audit issues and exposures. Amounts accrued are based on management’s interpretation of country-specific tax law and the likelihood of settlement. Tax benefits are not recognised unless the tax positions are probable of being sustained. Once considered to be probable, management reviews each material tax benefit to assess whether a provision should be taken against full recognition of the benefit on the basis of potential settlement through negotiation and/or litigation. All such provisions are included in creditors due within one year. Any recorded exposure to interest on tax liabilities is provided for in the tax charge.

Share-based compensation
Through the Remuneration Committee we offer share and share option plans to certain employees as part of their compensation and benefits packages, designed to improve alignment of the interests of employees with shareholders. Details of these are given in Note 25 to the Financial Statements. The charges have been calculated principally using the Black-Scholes model as a valuation basis.

OFF-BALANCE SHEET TRANSACTIONS, CONTINGENT LIABILITIES AND COMMITMENTS
Details of our contingent liabilities and commitments are set out in Note 26 to the Financial Statements. We have no off-balance sheet arrangements and our hedging activities are non-speculative. The table below sets out our minimum contractual obligations at the year end.

Arrangements with Merck
Introduction
In 1982, Astra AB set up a joint venture with Merck & Co., Inc. for the purposes of selling, marketing and distributing certain Astra products in the US. In 1998, this joint venture was restructured (the “Restructuring”). Under the agreements relating to the Restructuring (the “Agreements”), a US limited partnership was formed, in which Merck is the limited partner and we are the general partner, and we obtained control of the joint venture’s business subject to certain limited partner and other rights held by Merck and its affiliates. These rights provide Merck with safeguards over the activities of the partnership and place limitations on our commercial freedom to operate. The Agreements provide for:

>	Annual contingent payments.

>	A payment to Merck in the event of a business combination between Astra and a third party in order for Merck to relinquish certain claims to that third party’s products.

>	Termination arrangements which, if and when triggered, cause Merck to relinquish its interests in our products and activities.

These elements are discussed in further detail below together with a summary of their accounting treatments.

CONTRACTUAL OBLIGATIONS
	Less than 1 year	1-3 years	3-5 years	Over 5 years	Total
Payments due by period	$m	$m	$m	$m	$m

Bank loans and other borrowings	136	–	–	1,087	1,223

Operating leases	211	99	53	88	451

Merck arrangements	225	4,677	–	–	4,902

Other	643	–	–	–	643

Total	1,215	4,776	53	1,175	7,219

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DIRECTORS’ REPORT	65
Business Review

Annual contingent payments
We make ongoing payments to Merck based on sales of certain of our products in the US (the “contingent payments” on the “agreement products”). As a result of the merger of Astra and Zeneca in 1999, these contingent payments (excluding those in respect of Prilosec and Nexium) cannot be less than annual minimum sums between 2002 and 2007 ranging from $125 million to $225 million. Our payments have exceeded the minimum levels in 2002 to 2006 and, notwithstanding the entry of a generic competitor to Toprol-XL in November 2006, we have no reason to believe that the annual payment in 2007, the final year in which the minimum levels apply, will fall below the minimum obligations.

Payment in the event of a business combination
On the merger of Astra and Zeneca, a onetime Lump Sum Payment of $809 million was triggered. As a result of this payment, Merck relinquished any claims it may have had to Zeneca products.

Termination arrangements
The Agreements provided for arrangements and payments under which, subject to the exercise of certain options, the rights and interests in our activities and products held by Merck immediately prior to the merger would be terminated, including details of:

>	The Advance Payment
>	The Partial Retirement
>	The First Option and True-Up
>	The Loan Note Receivable
>	The Second Option

Advance Payment
The merger between Astra and Zeneca triggered the first step in the termination arrangements. Merck relinquished all rights, including contingent payments on future sales, to potential Astra products with no existing or pending US patents at the time of the merger. As a result, we now have rights to such products and are relieved of potential obligations to Merck and restrictions in respect of those products (including annual contingent payments), affording us substantial freedom to exploit the products as we see fit.

At the time of the merger, the Advance Payment was paid. It was calculated as the then net present value of $2.8 billion discounted from 2008 to the date of merger at a rate of 13% per annum and amounted to $967 million. It is subject to a true-up in 2008, as discussed under ‘First Option and True-Up’ below.

Partial Retirement
In 2008, there will be a partial retirement of Merck’s limited partnership interest by payment to Merck of an amount calculated as a multiple of the average annual contingent payments from 2005 to 2007 on the relevant products, plus $750 million.

Upon the Partial Retirement, Merck’s rights in respect of certain of the agreement products will end. The products covered by the Partial Retirement include Toprol-XL, Pulmicort, Rhinocort and Symbicort, the last of which is planned to be launched in the middle of 2007, although this timeline is dependent upon successful transfer of technology from development to manufacturing and completion of validation batches.

First Option and True-Up
In 2008, a calculation will be made of the Appraised Value, being the net present value of the future contingent payments in respect of all agreement products not covered by the Partial Retirement, other than Prilosec and Nexium. Payment of the Appraised Value to Merck in 2008 will take place only if Merck exercises the First Option. Should Merck not exercise this option in 2008, we may exercise it in 2010 for a sum equal to the 2008 Appraised Value. Contingent payments will continue from 2008 to 2010 if we exercise in 2010.

Upon exercise of the First Option, Merck will relinquish its rights over the agreement products not covered by the Partial Retirement, other than Nexium and Prilosec. If neither Merck nor we exercise the option, the contingent payment arrangements in respect of these agreement products will continue (as will our other obligations and restrictions in respect of these products) and the Appraised Value will not be paid.

Products covered by the First Option include Atacand, Plendil and certain compounds still in development.

In addition, in 2008 there will be a true-up of the Advance Payment. The true-up amount will be based on a multiple of the average annual contingent payments from 2005 to 2007 in respect of all the agreement products with the exception of Prilosec and Nexium (subject to a minimum of $6.6 billion), plus other defined amounts (totalling $912 million). It is then reduced by the Appraised Value (whether paid or not), the Partial Retirement and the Advance Payment (at its undiscounted amount of $2.8 billion) to determine the true-up amount. The true-up will be settled in 2008 irrespective of whether the First Option is exercised, and this could result in a further payment by us to Merck or a payment by Merck to us.

Should Merck exercise the First Option in 2008, we will make payments in respect of the Partial Retirement, the First Option and the true-up totalling a minimum of $4.7 billion. If we exercise the First Option in 2010, the combined effect of the amounts paid to Merck in 2008 and 2010 will total the same amount.

Loan Note Receivable
Included in the assets and liabilities covered by the Restructuring is a loan note receivable by us from Merck with a face value of $1.4 billion. In 2008, at the same time as the settlement of the Partial Retirement and the true-up, Merck will settle the loan note receivable by paying us $1.4 billion.

Second Option
A Second Option exists whereby we have the option to re-purchase Merck’s interests in Prilosec and Nexium in the US. This option is exercisable by us two years after the exercise of the First Option, whether the First Option is exercised in either 2008 or 2010. Exercise of the Second Option by us at a later date is also provided for in 2017 or if combined annual sales of the two products fall below a minimum amount provided, in each case, that the First Option has been exercised. The exercise price for the Second Option is the net present value of the future annual contingent payments on Prilosec and Nexium as determined at the time of exercise.

If the Second Option is exercised, Merck will then have relinquished all its interests in the partnership and the agreement products including rights to contingent payments.

General
The precise amount and timing of settlements with Merck under the Partial Retirement, the First Option and the true-up cannot be determined at this time. Various components of the calculations are based, in part, on net sales between 2005 and 2007 and on forecasted performance beyond 2007, and payment of the First Option is contingent upon Merck (or us) exercising the First Option. Similarly, the timing and amount of the Second Option cannot be determined at this time.

With the exception of the interests in Nexium and Prilosec, the total of the payments yet to be made under the termination arrangements is based, in part, on the contingent payments made in 2005 to 2007 (subject to the minimum amount) and is likely to be substantially driven by the sales of Toprol-XL, Pulmicort, Rhinocort and Atacand. However, we anticipate that the benefits that accrue to us under all the termination arrangements arise:

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66	ASTRAZENECA ANNUAL REPORT AND FORM 20-F INFORMATION 2006

FINANCIAL REVIEW CONTINUED

>	Currently, from the substantial freedom over products acquired or discovered post-merger.

>	On occurrence of each stage of such arrangements, from enhanced contributions from, and substantial freedom over, those products that have already been launched (for example, Rhinocort and Atacand), those that are due to be launched in the US (in particular, Symbicort) and those that are in development.

Economic benefits include relief from contingent payments, anticipated cost savings from cessation of manufacturing arrangements and other cost efficiencies together with the strategic advantages of increased freedom to operate.

Accounting treatments
Annual contingent payments: The annual contingent payments on agreement products are expensed as incurred.

Payment in the event of a business combination: The Lump Sum Payment was expensed at the point of merger since it caused no incremental benefits over the prior years’ aggregate Astra and Zeneca performance to accrue to the merged AstraZeneca entity.

Termination arrangements: We consider that the termination arrangements described above represent the acquisition, in stages, of Merck’s interests in the partnership and agreement products (including their rights to contingent payments) and depend, in part, on the exercise of the First and Second Options. The effects will only be reflected in the Financial Statements as these stages are reached. If and when all such payments are made, we will have unencumbered discretion in our operations in the US market.

The Advance Payment has been accounted for as an intangible asset and is being amortised over 20 years. This approach reflects the fact that, under the Agreements, we have acquired rights relieving us of potential obligations and restrictions in respect of Astra products with no existing or pending patents at the time of merger. Although these rights apply in perpetuity, the period of amortisation of 20 years has been chosen to reflect the typical timescale of development and marketing of a product.

The payments under the Partial Retirement, the First Option and true-up and the Second Option will be accounted for under the extant guidance when they are paid, with allocations to intangibles and goodwill, as appropriate. If Merck exercises the First Option in 2008, the net minimum payment to be made to Merck, being the combined payments of $4.7 billion less the repayment of the loan note of $1.4 billion, would be $3.3 billion. In accounting for the Restructuring in 1998, the loan note was included in the determination of the fair values of the assets and liabilities to be acquired. At that time, the loan note was ascribed a fair value of zero on acquisition and on the balance sheet because we estimated that the net minimum payment of $3.3 billion equated to the fair value of the rights to be acquired under the Partial Retirement, true-up and First Option.

Our ongoing monitoring of the projected payments to Merck and the value to us of the related rights takes full account of changing business circumstances and the range of possible outcomes to ensure that the payments to be made to Merck are covered by the economic benefits expected to be realised by us. Should our monitoring reveal that these payments exceed the economic benefits expected to be realised, we would recognise a provision for an onerous contract.

Taxation
We face a number of transfer pricing audits in jurisdictions around the world. The issues under audit are often complex and can require many years to resolve. Accruals for tax contingencies require us to make estimates and judgements with respect to the ultimate outcome of a tax audit and actual results could vary from these estimates. The total accrual included in the Financial Statements to cover the worldwide exposure to transfer pricing audits is $995 million. For certain of the audits we estimate that additional losses above and beyond the amount provided to be up to $445 million. However, we believe that it is unlikely that these additional losses will arise. It is not possible to estimate the timing of tax cash flows in relation to each outcome.

POST-EMPLOYMENT BENEFITS
We offer post-retirement benefit plans which cover many of our employees around the world. In keeping with local terms and conditions, most of these plans are defined contribution in nature where the resulting income statement charge is fixed at a set level or is a set percentage of employees’ pay. However, several plans, mainly in the UK, which has by far the largest single scheme, the US and Sweden, are defined benefit plans where benefits are based on employees’ length of service and final salary (typically averaged over one, three or five years). The UK and US defined benefit schemes were closed to new entrants in 2000. All new employees in these countries are offered defined contribution schemes.

In applying IAS19 ‘Employee Benefits’, we recognise all actuarial gains and losses immediately through reserves. This methodology results in a less volatile income statement charge than under the alternative approach of recognising actuarial gains and losses over time. Investment decisions in respect of defined benefit schemes are based on underlying actuarial and economic circumstances with the intention of ensuring that the schemes have sufficient assets to meet liabilities as they fall due, rather than meeting accounting requirements. The trustees follow a strategy of awarding mandates to specialist, active investment managers which results in a broad diversification of investment styles and asset classes. The investment approach is intended to produce less volatility in the plan asset returns.

Despite increases in the discount rates, the overall deficit in the Group’s defined benefit schemes increased from $1,706 million at 31 December 2005 to $1,842 million at 31 December 2006. This was principally due to underlying decreases in fund assets and the rate of increase in salaries. In assessing the discount rate applied to the obligations, we have used rates on AA corporate bonds with durations corresponding to the maturities of those obligations. At the last interim actuarial valuation at 31 March 2006, the market value of the UK fund’s assets was £3,070 million, representing a solvency ratio of 83% on the fund’s liabilities.

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DIRECTORS’ REPORT	67
Business Review

INTERNATIONAL ACCOUNTING TRANSITION
On transition to using adopted IFRS in the year ended 31 December 2005, we took advantage of several optional exemptions available in IFRS 1 ‘First-time Adoption of International Financial Reporting Standards’ and we discuss the major effects below.

>	Business combinations – IFRS 3 ‘Business Combinations’ has been applied from 1 January 2003, the date of transition, rather than being applied fully retrospectively. As a result, the combination of Astra and Zeneca is still accounted for as a merger, rather than through purchase accounting. If purchase accounting had been adopted, Zeneca would have been deemed to have acquired Astra. Under this scenario the purchase costs of Astra would have been $34 billion. Intangible assets amounting to approximately $12 billion would have been recognised and property, plant and equipment would have been fair valued upwards by about $288 million offset by deferred tax amounting to $4 billion. Goodwill of $15 billion would have arisen. The recognition of intangible assets and higher property, plant and equipment would have resulted in increased amortisation and depreciation charges to income, net of tax, of approximately $1 billion in 2006.

>	Employee benefits – the provisions of IAS 19 have been applied from the date of transition when the full actuarial deficit was recognised as opposed to being applied retrospectively. Since we have adopted the amendment to IAS 19 allowing actuarial gains and losses to be recognised immediately directly in equity, the adoption of this exemption makes no difference to our reported results or net assets.
>	Share-based payments – we have applied the provisions of IFRS 2 ‘Share-based Payments’ fully retrospectively, an option available to use because we have previously disclosed the fair value of applicable equity instruments granted as opposed to in respect of options granted after 7 November 2002. As a result, all years presented have a full charge in respect of share-based payments.

>	Financial instruments – although not required to, we have applied the provisions of IAS 39 ‘Financial Instruments: Recognition and Measurement’ for 2004 as well as 2005 and 2006.

>	Cumulative exchange differences – we have chosen to set the cumulative exchange difference reserve at 1 January 2003 to zero.

NEW ACCOUNTING STANDARDS
New International or US applicable accounting standards which have been issued (both adopted and not yet adopted) are discussed on pages 103 and 150 respectively.

SARBANES-OXLEY ACT SECTION 404
As a consequence of our listing on the New York Stock Exchange, AstraZeneca is required to comply with those provisions of the US Sarbanes-Oxley Act applicable to foreign issuers. Section 404 of this legislation requires companies annually to assess and make public statements about the quality and effectiveness of their internal control over financial reporting. As a non-US company, AstraZeneca is first required to report formally on its compliance with section 404 in respect of its financial year ending 31 December 2006.

The project to comply was centrally directed and has been reviewed regularly by the Senior Executive Team and by the Audit Committee. Our external auditors, KPMG Audit Plc, have been involved although the Audit Committee has monitored their involvement to ensure their independence is not impaired.

Our approach to the project has been to select key transaction and financial reporting processes in our largest operating units and a number of specialist areas such as financial consolidation and reporting, treasury operations and taxation so that, in aggregate, we have covered a significant proportion of each of the key line items in our Financial Statements. Each of these operating units and specialist areas has ensured that its relevant processes and controls are documented to appropriate standards, taking into account, in particular, the guidance provided by the US Public Company Accounting Oversight Board’s Auditing Standard No. 2. We have also reviewed the structure and operation of our “entity level” control environment. This refers to the overarching control environment, including structure of reviews, checks and balances that are essential to the management of a well controlled business.

The Directors have concluded that our internal control over financial reporting is effective as at 31 December 2006 and the assessment is set out on page 96. KPMG Audit Plc have audited this assessment as well as the effectiveness of internal control over financial reporting and as noted on page 97, their report is unqualified.

RESULTS OF OPERATIONS – SUMMARY ANALYSIS OF YEAR TO 31 DECEMBER 2005
The tables on pages 67 and 68 show our sales by therapy area and by key growth/patent expiry/base products and operating profit for 2005 compared to 2004.

SALES BY THERAPY AREA (2005 AND 2004)

	2005			2004	2005 compared to 2004

		Growth	Growth due to		Growth	Growth
		underlying	exchange effects		underlying	reported
	$m	$m	$m	$m	%	%

Cardiovascular	5,332	459	96	4,777	10	12

Gastrointestinal	6,355	344	93	5,918	5	7

Infection	607	51	17	539	9	13

Neuroscience	4,059	513	50	3,496	15	16

Oncology	3,845	411	58	3,376	12	14

Respiratory and Inflammation	2,873	230	60	2,583	9	11

Other pharma	232	54	1	177	31	31

Others	647	80	7	560	14	16

Total	23,950	2,142	382	21,426	10	12

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68	ASTRAZENECA ANNUAL REPORT AND FORM 20-F INFORMATION 2006

FINANCIAL REVIEW CONTINUED

SALES BY KEY GROWTH, PATENT EXPIRY AND BASE PRODUCTS (2005 AND 2004)
	2005			2004	2005 compared to 2004

		Growth	Growth due to		Growth	Growth
		underlying	exchange effects		underlying	reported
	$m	$m	$m	$m	%	%

Key growth[1]	10,849	2,283	140	8,426	27	29

Patent expiry[2]	2,458	(581)	63	2,976	(20)	(17)

Base[3]	10,643	440	179	10,024	4	6

Total	23,950	2,142	382	21,426	10	12

[1]	Arimidex, Crestor, Nexium, Seroquel, Symbicort
[2]	Losec, Nolvadex, Plendil, Zestril
[3]	Includes Toprol-XL

OPERATING PROFIT (2005 AND 2004)
			2005	2004	Percentage of sales		2005 compared to 2004

		Growth	Growth due to				Growth	Growth
		underlying	exchange effects		2005	2004	underlying	reported
	$m	$m	$m	$m	%	%	%	%

Sales	23,950	2,142	382	21,426			10	12

Cost of sales	(5,356)	(110)	(53)	(5,193)	(22.4)	(24.2)	(2)	(3)

Gross margin	18,594	2,032	329	16,233	77.6	75.8	13	15

Distribution costs	(211)	(30)	(4)	(177)	(0.8)	(0.9)	(17)	(19)

Research and
development	(3,379)	135	(47)	(3,467)	(14.1)	(16.2)	4	3

Selling, general
and administrative	(8,695)	(325)	(102)	(8,268)	(36.3)	(38.6)	(4)	(5)

Other operating income
and expense	193	(40)	7	226	0.8	1.1	(18)	(15)

Operating profit	6,502	1,772	183	4,547	27.2	21.2	39	43

Reported performance
Our sales increased by 12% compared to 2004, representing a rise of $2,524 million from $21,246 million to $23,950 million. Operating profit increased by 43% from $4,547 million to $6,502 million.

Underlying performance
Sales
After excluding the effects of exchange, underlying sales increased by 10%. Global sales of growth products reached $10,849 million (up 27%) and comprised 45% of total sales (compared to 39% in 2004). Patent expiry products declined by 20%, recording sales in aggregate of $2,458 million in 2005, 10% of our total sales (compared to 14% in 2004). Sales of base products increased by 4%, although the relative percentage of total sales fell.

In the Gastrointestinal therapy area, Nexium sales reached $4,633 million, up 18%. Sales in the US reached $3,125 million on strong volume growth partially offset by lower price realisation. Sales outside the US increased 29% to $1,167 million.

Sales of Cardiovascular products grew by 10% to $5,332 million. Crestor sales were up 38% to $1,268 million with sales in the US up

34% to $730 million. Sales in other markets increased by 41%. Seloken sales increased by 24% to $1,733 million, and together with Crestor, offset declines in Zestril and Plendil.

Oncology sales grew by 12% to $3,845 million driven by a 44% increase in Arimidex. Casodex grew by 10% to $1,123 million whilst Zoladex sales exceeded $1 billion for the first time. Iressa sales fell by 31% to $273 million.

Neuroscience also saw significant growth driven by Seroquel sales which increased by 15% to $2,761 million (up 35%).

Respiratory and Inflammation sales increased by 9% to $2,873 million with Symbicort (up 22% to $1,006 million) the principal driver.

Geographic analysis
Underlying sales growth in the US was 12%. However, growth was estimated to be 10% when adjusted for net wholesaler inventory movements in 2003 and 2004. Increased sales of Crestor, Seroquel, Nexium and Arimidex more than offset a further $102 million decline in sales of Prilosec. Inventory movements were neutral following the successful introduction of Distribution Service Agreements. Adjustments to prior year managed care accruals benefited US sales growth by 2%.

Sales in Europe were up 8%, with increased volume partially offset by declining realised prices. The launch roll out for Crestor and good growth for Nexium (up 24%), Symbicort (up 21%), Arimidex (up 35%) and Seroquel (up 48%) more than offset declines in Losec (down 24%) and other mature products.

Sales in Japan were up 8% on strong performance in Oncology products (up 8%) and for Losec (up 25%).

Operating margin and retained profit
Gross margin increased by 1.8 percentage points to 77.6% of sales. Lower payments to Merck (4.8% of sales) and positive currency each benefited gross margin by 0.1 percentage points. Excluding prior year Exanta and Iressa provisions totalling $236 million, the costs associated with the termination of the MedPointe Zomig US distribution agreement in the first quarter of 2005, and the site rationalisation provisions of $105 million charged in the final quarter, underlying margin improved by 1.2 percentage points. This was due mostly to favourable product mix and continued operational efficiencies.

R&D and SG&A combined grew by 2%, with R&D declining by 4% and SG&A growing by 4%. Before exchange effects,

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DIRECTORS’ REPORT	69
Business Review

the combined effect of these movements added 4.1 percentage points to operating margin. Excluding the omeprazole EU fine ($75 million) and the investments made on the Medicare Outreach programme in the fourth quarter of 2005, SG&A growth was 2%. The decline in R&D was partly a consequence of our productivity focus and partly due to the relatively early stage of compounds in development.

Lower other income reduced margin by 0.3 percentage points due principally to the gain on the disposal of the Durascan business in 2004.

Operating margin increased by 6.0 percentage points from 21.2% to 27.2% . Currency benefited margin by 0.4 percentage points resulting in an underlying margin improvement of 5.6 percentage points.

Net interest and dividend income was $165 million (2004 $78 million) and included net income of $15 million arising from employee benefit fund assets and liabilities.

The fair value adjustments relating to financial instruments amounted to a $23 million charge (compared to $111 million in 2004); $32 million charge in cost of sales, $17 million benefit to R&D and $8 million charge to interest.

The effective tax rate was 29.1% (2004 rate excluding exceptional items 26.6%) . The increase over 2004 was due to the release of provisions following a settlement of prior year issues in 2004 and no relief in respect of the omeprazole fine. Taxation in 2004 also benefited from a one-off reduction in the deferred tax liability in relation to rolled over gains following agreements with the relevant tax authorities.

Earnings per share before exceptional items grew by 41% from $2.01 in 2004 to $2.91 in 2005. We estimate that the share repurchase programme added 8 cents to earnings in 2005.

FINANCIAL POSITION, INCLUDING CASH FLOW AND LIQUIDITY
All data in this section are on an actual basis (unless otherwise stated).

The net book value of our assets fell by $806 million from $14,497 million to $13,691 million. The net profit was distributed through share re-purchases of $3,001 million and dividends of $1,676 million leaving negative exchange effects of $1,052 million to reduce net assets.

Property, plant and equipment
The net book value of property, plant and equipment fell from $8,097 million to $6,985 million. Exchange effects and depreciation (in total $1,768 million) together with site rationalisations of around $100 million and disposals more than offset capital expenditure of $832 million.

Goodwill and intangible assets
Investment in intangible assets amounted to $176 million in 2005. Development acquisitions amounted to $100 million and software development costs totalled $76 million. After exchange effects ($242 million) and amortisation ($272 million), the net book value of intangible assets and goodwill fell by $338 million.

Inventories
The value of inventory at the year end fell from $3,020 million to $2,206 million reflecting a drive to reduce levels together with the effect of exchange. This drive took place primarily in the US although there were successful inventory reduction initiatives group-wide.

Receivables and payables
Receivables increased from $4,620 million to $4,778 million. This reflected increased trade receivables in several markets resulting from a mixture of increased sales in the fourth quarter and timing of US receipts. This increase was offset by exchange effects.

Trade and other payables remained unchanged from 2004. Trade payable increases in the US and Sweden were offset by exchange effects.

Cash flow
Cash generated from operating activities in 2005 was $6,743 million compared with $4,817 million in 2004. This increase was principally a result of a $1,823 million increase in profit before tax and the effects of a net $332 million cash inflow from favourable movements in working capital, particularly inventory, offset by a $360 million increase in tax paid.

Cash outflows from investing activities of $1,182 million in the year compared with $970 million inflows in 2004. The inflows in 2004 were mainly a result of a change in investment strategy that led to the bulk of group cash being transferred to more liquid funds – these require classification as cash equivalents under IFRS rather than short term investments. Capital expenditure fell by $253 million to $810 million whilst expenditure on non-current asset investments was $105 million lower in 2005 as a result of the $110 million investment in Cambridge Antibody Technology Group plc made in the fourth quarter 2004. In 2004, the disposal proceeds of $355 million were primarily in respect of the disposal of Advanta; there were no such disposals in 2005.

Free cash flow for the year was $6,052 million (compared to $3,932 million in 2004). After accounting for net share re-purchases of $2,858 million, the $1,717 million dividend payment to shareholders and foreign exchange effects, there was a $968 million increase in cash and cash equivalents.

Investments, divestments and capital expenditure
New collaboration agreements signed during 2005 with Avanir and Astex created intangible assets worth $20 million. Further payments were made in respect of existing in-licensed products amounting to $44 million.

In December 2005, new collaboration agreements with Protherics PLC, Targacept Inc. and AtheroGenics, Inc. were announced. We have invested $41 million in the global development and commercialisation agreement with Protherics, being a 4.3% investment in equity and an intangible asset. The licensing and commercialisation agreement with AtheroGenics initially required a $50 million payment by us and the licensing and research collaboration agreement with Targacept initially required a $10 million payment by us. Both of these payments were recorded as intangible assets.

After the year end, we also acquired the total share capital of KuDOS Pharmaceuticals Limited for $210 million, subject to cash and working capital adjustments. Most of the cost of the investment reflects an intangible asset representing the oncology technology platform of KuDOS.

US GAAP INFORMATION 2004-2006
Our Financial Statements have been prepared in accordance with IFRS which differ in certain significant respects from US GAAP. In particular, under US GAAP:

>	The AstraZeneca merger has been accounted for as a purchase accounting acquisition of Astra AB (Astra) by Zeneca Group PLC (Zeneca).

>	Variations from the regular costs of pension and other post-retirement benefits are spread on a systematic basis over the estimated average remaining service lives of current employees in the plan.

>	In-process research and development costs on acquisitions of companies and costs of in-licensed development intangibles are expensed.

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70	ASTRAZENECA ANNUAL REPORT AND FORM 20-F INFORMATION 2006

FINANCIAL REVIEW CONTINUED

Although there are several differences between our net income and assets under IFRS and US GAAP, these differences in accounting represent substantially all of the adjustments. Further details of the impact of the differences between IFRS and US GAAP are set out in the Additional Information for US Investors on page 149.

INCOME, SHAREHOLDERS’ EQUITY AND CASH FLOW UNDER US GAAP
Results of continuing operations (US GAAP)
2006 compared with 2005
Sales grew from $23,950 million in 2005 to $26,475 million in 2006, driven in the main by the strong performance of our five key growth products which now account for more than 50% of our revenues. Operating income increased by $1,067 million to $6,422 million; the sales growth was complemented by cost-containment in selling, general and administrative expenses and higher other income but offset by increased research and development (up to $4,042 million) and one-off in-process research and development charges of $502 million. Basic earnings per share increased from $2.40 in 2005 to $2.81 in 2006.

The annual impairment tests on our US GAAP goodwill balances resulted in no impairments at 31 December 2006.

2005 compared with 2004
Sales increased by $2,524 million resulting in $23,950 million in 2005 compared to $21,426 million in 2004. Strong performances from the five key growth products drove the underlying 10% increase. Together with cost-containment measures, this resulted in a rise in net income of $933 million from $2,951 million in 2004 to $3,884 million in 2005. Earnings per share rose from $1.76 in 2004 to $2.40 in 2005. SFAS No. 132 (R) on share-based payments was adopted in the year, and has been applied retrospectively.

Taxation
Taxation in 2006 amounted to $2,298 million, an effective rate of 34.3% compared to 29.1% in 2005. The increase was due principally to the non-deductibility of in-process research and development charges.

Cash flow
Cash flow from operating activities improved by $954 million compared to 2005 to $7,873 million. Improved operating performance was partially offset by higher tax payments. Acquisitions (including in-process research and development) and increased in-licensing activity resulted in higher outflows, offset by movements in short term investments and fixed deposits. After dividends and share re-purchases totalling $6,367 million, offset in part by share issues ($985 million), net funds improved from $5,420 million to $5,537 million.

Operating activities performance drove an increase in cash flow from $4,842 million in 2004 to $6,919 million in 2005. Increased sales were the principal driver behind this improvement, combined with continued working capital management. Continued decreases in capital expenditure (down from $1,183 million in 2004 to $942 million in 2005) meant that the primary use of the surplus cash was in returns to shareholders through share re-purchases ($2,858 million after share issues) and dividends ($1,717 million).

Operating activities contributed $4,842 million cash in 2004, an increase of $1,426 million over 2003. This improvement was a reflection of improved profitability and working capital management countered by higher tax payments. The cash was utilised in increasing investing activities in short term investments and fixed deposits ($862 million) together with capital expenditure and acquisition and disposals (net $910 million, after receipts of $355 million on Advanta and Durascan). Financing outflows remained at similar levels to 2003, but this was the net effect of new loan proceeds of $725 million and increased returns to shareholders through share re-purchases and dividends totalling $3,488 million.

Net assets (US GAAP)
Under US GAAP, net assets are significantly higher than under IFRS because the merger between Astra and Zeneca has been regarded as a purchase of Astra by Zeneca. Goodwill on the acquisition of Astra amounted to $14.4 billion (up from the 2005 balance of $13.1 billion due to exchange) whilst adjustments to fixed assets (both tangible and intangible) fell through depreciation and amortisation (offset by exchange) from $5.2 billion to $4.7 billion. Under US GAAP, our net assets totalled $32.5 billion at 31 December 2006 and were comprised of $7.9 billion property, plant and equipment, $22.5 billion goodwill and intangible assets and $18.2 billion other assets, whilst total liabilities amounted to $16.1 billion. The adoption of SFAS No.158 ‘Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans –an amendment of FASB Statements No.87, 88, 106 and 132(R)’ has reduced net assets by $1.6 billion.

US GAAP
	2006	2005	2004
	$m	$m	$m

Operating income	6,422	5,355	3,775

Net income for the year	4,392	3,884	2,951

Shareholders’ equity	32,467	31,894	35,477

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DIRECTORS’ REPORT	71
Governance

GOVERNANCE

TABLE OF CONTENTS
Board of Directors

>	Board composition, processes, responsibilities and appointments

>	Board meetings

>	Board changes

>	Election and re-election of Directors

>	Board committees

>	Audit Committee

>	Remuneration Committee

>	Nomination Committee

>	Science Committee

Corporate Governance

>	UK Combined Code on Corporate Governance

>	Internal controls and management of risk

>	Turnbull Report guidance

>	Group Risk & Control Policy/ Risk Advisory Group

>	The US Sarbanes-Oxley Act of 2002

>	The New York Stock Exchange

>	Independence of Directors under the UK Combined Code

>	Code of Conduct

>	Group Internal Audit

Chief Executive Officer, the Senior Executive Team and delegation of authority

>	Business objectives and performance

>	Policy and Disclosure Committee

>	Disclosure of information to auditors

Other matters

>	Subsidiaries and principal activities

>	Branches

>	Dividend

>	Going concern accounting basis

>	Changes in share capital

>	Mandatory shareholding for Directors

>	Shareholder communications

>	Returns to shareholders

>	Political donations

>	Use of financial instruments

>	Creditor payment policy

>	Annual General Meeting

>	External auditor

BOARD OF DIRECTORS
Details of members of the Board at 31 December 2006 are set out on pages 80 and 81.

Board composition, processes, responsibilities and appointments
The Board comprises Executive and Non-Executive Directors. In the view of the Board, the majority of Board members are for the purposes of the UK Combined Code on Corporate Governance and the corporate governance standards of the New York Stock Exchange, independent Non-Executive Directors. The roles of Executive Directors are clearly delineated in their service contracts. All Directors are collectively responsible for the success of the Company. However, Executive Directors have direct responsibility for business operations, whereas the Non-Executive Directors have a responsibility to bring independent, objective judgement to bear on Board decisions. This includes constructively challenging management and helping to develop the Company’s strategy. The Non-Executive Directors scrutinise the performance of management and have various responsibilities concerning the integrity of financial information, internal controls and risk management. To help maintain a strong executive presence on the Board, in addition to the Executive Directors attending, members of the Senior Executive Team (SET) routinely attend Board meetings on a rotational basis. At the end of every Board meeting the Company’s Non-Executive Directors meet without the Executive Directors present.

There is an established procedure operated by the Nomination Committee for the appointment of new directors to the Board. Appointments are based on the merits of the candidates, who are measured against objective criteria. All of the Directors retire at each Annual General Meeting (AGM) and may offer themselves for re-election by shareholders. The Board reviews annually the status of succession to senior positions, including those at Board level, and ensures it has regular contact with, and access to, succession candidates.

The Board sets the Company’s strategy and policies and monitors progress towards meeting its objectives. To this end, it conducts a formal strategy review annually. The Board also assesses whether its obligations to the Company’s shareholders and others are understood and met. This includes regular reviews of the Company’s financial performance and critical business issues.

At its meeting in December 2006, the Board conducted its annual review and assessment of how it operates. This was done without external facilitation and included consideration and discussion of the nature and level of its interaction with the Company’s management; the quality, quantity and scope of information which flows to the Board from management, and the way in which it flows; the content of Board meetings and presentations to Board meetings; the composition of the Board; the practical arrangements for the work of the Board; and the work and operation of the Board’s committees. Overall, Board members concluded that the Board and its committees were operating in an effective and constructive manner.

At the same meeting, the Chairman also reported to the Board on his conversations with each Non-Executive Director about his or her individual performance and that of the Board as a whole, which took place during the fourth quarter of 2006. The Non-Executive Directors reviewed the performance of the Chief Executive Officer and other Executive Directors in their absence. In addition, the Board under the chairmanship of the Senior Independent Director reviewed the performance of the Chairman in his absence, during that same December Board meeting.

The Company maintained directors’ and officers’ liability insurance cover throughout 2006.

In early 2006 the Company entered into a deed of indemnity in favour of each Board member. Under Article 134 of the Company’s Articles of Association the current Directors and officers were already indemnified in accordance with the Companies Act 1985.

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72	ASTRAZENECA ANNUAL REPORT AND FORM 20-F INFORMATION 2006

GOVERNANCE CONTINUED

However, consistent with recent changes to the Companies Act 1985, and in the interests of retaining high-quality, skilled individuals, current market practice is for companies to enter into a separate deed of indemnity in favour of each director. As at the date of this report, these deeds of indemnity are still in force and provide that the Company shall indemnify the Directors, to the extent permitted by law and the Company’s Articles of Association, in respect of all losses arising out of, or in connection with, the execution of their powers, duties and responsibilities, as directors of the Company or any of its subsidiaries.

Board meetings
The Board held six scheduled meetings and one other meeting in 2006. Five of the Board meetings were held in London, one in Södertälje and one by teleconference. All Directors participated in all meetings, save as set out in the following table:

Name	Number of meetings attended

Sir Peter Bonfield	5	[4]

David Brennan	7

John Buchanan	5	[5]

Jane Henney	5	[6]

Michele Hooper	6	[8]

Joe Jimenez	7

Håkan Mogren	7

Erna Möller	7

Dame Bridget Ogilvie[1]	2

John Patterson	7

Louis Schweitzer	7

Jonathan Symonds	7

Marcus Wallenberg	7

John Varley[2]	2	[7]

Dame Nancy Rothwell[3]	4

[1]	Resigned 27 April 2006.
[2]	Appointed 26 July 2006.
[3]	Appointed 27 April 2006.
[4]	Unable to attend the meetings on 30 March due to a commitment abroad and on 25 July due to illness.
[5]	Unable to attend the meeting on 1 February because he was in Australia. He was also unable to attend the meeting on 26 April because of a conflicting meeting.
[6]	Unable to attend the meeting on 30 March because of a conflict with another meeting. She was also unable to attend the meeting on 25 October because of a commitment in the US.
[7]	Unable to attend the meeting on 13 September due to other commitments already scheduled prior to his appointment.
[8]	Unable to attend the meeting on 30 March because of a conflict with another meeting.

The Board is currently scheduled to meet six times in 2007.

Board changes
David Brennan became Chief Executive Officer with effect from 1 January 2006.

At the AGM on 27 April 2006, Dame Bridget Ogilvie, a Non-Executive Director, stepped down from the Board. Dame Bridget served the Company as a Non-Executive Director for nine years and worked as a member of various Board committees including, most recently, the Audit Committee and the Science Committee.

Professor Dame Nancy Rothwell was appointed as Non-Executive Director with effect from 27 April 2006.

John Varley was appointed as Non-Executive Director with effect from 26 July 2006.

Election and re-election of Directors
All of the Directors will retire under Article 65 of the Company’s Articles of Association at the AGM in April 2007. The Notice of AGM will give details of those Directors presenting themselves for election or re-election at the AGM. Sir Peter Bonfield and Erna Möller intend to step down as Directors of the Company at the 2007 AGM.

Board committees
Audit Committee
The current members of the Audit Committee are John Buchanan (Chairman of the Committee), Jane Henney and Michele Hooper. They are all Non-Executive Directors. The Board considers each member to be independent under the UK Combined Code and under the general guidance and specific criteria of the New York Stock Exchange’s corporate governance listing standards concerning the composition of audit committees applicable to non-US companies. In August 2006, the Company submitted the required annual written affirmation to the NYSE confirming its full compliance with those standards. Dame Bridget Ogilvie was a valued member of the Audit Committee for part of 2006, stepping down with effect from 27 April 2006 at the same time she resigned as a Director. The Board remains satisfied that at least one member of the Audit Committee has recent and relevant financial experience. At its meeting in December 2006, the Board determined that Dr Buchanan and Ms Hooper are Audit Committee financial experts for the purposes of the US Sarbanes-Oxley Act of 2002.

The core remit of the Audit Committee includes reviewing and reporting to the Board on:

>	Matters relating to the audit plans of the external auditor and the internal audit function.

>	The Company’s overall framework for internal control over financial reporting and for other internal controls and processes.

>	The Company’s overall framework for risk management with particular emphasis on financial risks.

>	The accounting policies and practices of the Company.

>	The annual and quarterly financial reporting carried out by the Company.

The Audit Committee is charged with promptly bringing to the attention of the Board any significant concerns of the external auditor or the Chief Internal Auditor about the conduct, results or overall outcome of their audit work, any matters which may significantly affect or impair the independence of the external auditor, any significant deficiencies or material weaknesses in the design or operation of the Company’s internal control over financial reporting or other internal controls and any serious issues of non-compliance.

The Audit Committee oversees the establishment, implementation and maintenance of the Company’s Code of Conduct. It establishes procedures for the receipt and handling of complaints concerning accounting or audit matters. It recommends to the Board the appointment of the external auditor, subject to the approval of the Company’s shareholders at a general meeting. Shareholders in a general meeting authorise the Directors to fix the remuneration of the external auditors. The Audit Committee reviews and approves the appointment and any dismissal of the Chief Internal Auditor.

The Audit Committee maintains policies and procedures for the pre-approval of all audit services and permitted non-audit services undertaken by the external auditor. The principal purpose of these policies and procedures is to ensure that the independence of the external auditor is not impaired. The policies and procedures cover three categories of work – audit services, audit-related services and tax services. The policies define the type of work that falls within each of these categories, as well as those non-audit services that the external auditor is prohibited from performing under the rules of the US Securities and

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DIRECTORS’ REPORT	73
Governance

Exchange Commission and other relevant UK professional and regulatory requirements. The pre-approval procedures permit certain audit, audit-related and tax services to be performed by the external auditor during the year, subject to fee limits agreed with the Audit Committee in advance. The Group Financial Controller and the Director of Group Tax monitor the status of all services being provided by the external auditor. The procedures also deal with the placing of non-audit work out for tender, where appropriate. Authority to approve work in excess of the pre-agreed fee limits is delegated to the Chairman of the Audit Committee in the first instance. Regular reports to the full Audit Committee are also provided for and, in practice, a standing agenda item at Audit Committee meetings covers the operation of the pre-approval procedures.

The full remit of the Audit Committee is available on the Company’s website1.

The Audit Committee held six scheduled meetings during 2006. All of these meetings were held in London, UK (including one by telephone). All Audit Committee members participated in all meetings, save as set out in the following table:

Name	Number of meetings attended

John Buchanan	6

Jane Henney	4

Michele Hooper	6

Dame Bridget Ogilvie*	3

*	Resigned as a director and stepped down from the Audit Committee with effect from 27 April 2006.

Following each Audit Committee meeting, the Chairman of the Committee reported to the Board on the principal matters covered at the meeting. The minutes of Audit Committee meetings were also circulated to all Board members.

In addition to attendance at Audit Committee meetings, members of the Audit Committee met individual managers or groups of managers from the Company on a number of occasions during 2006. This direct contact with other managers helped the Directors gain a deeper insight into areas relevant to the Audit Committee’s work and provided an opportunity to discuss specific areas of interest.

During the year, in line with its normal practice, the Audit Committee also held a number of private meetings, without management present, with both the Company’s Chief Internal Auditor and the lead partners from the Company’s external audit firm. The purpose of these meetings was to facilitate free and open discussions between the Audit

Committee members and those individuals, separately from the main sessions of the Audit Committee, which were attended by the Chief Financial Officer and the Group Financial Controller.

During 2006 and January 2007, the business considered and discussed by the Audit Committee included the matters referred to below:

>	The Company’s financial disclosures were reviewed and various accounting matters considered.

>	Reports were received from the external auditor concerning its audit of the financial statements of the Company and from management, the internal audit function and the external auditor on the effectiveness of the Company’s system of internal controls and, in particular, its internal control over financial reporting. This included review and discussion of the results of the Company’s ‘continuous assurance’ and annual ‘letter of assurance’ processes. These processes are described on page 75. The Audit Committee also reviewed quarterly activity reports of audit work carried out by the internal audit function and the status of follow-up actions with management.

>	The Audit Committee reviewed data about calls made by employees to the Company’s Code of Conduct helpline either seeking guidance on issues, or raising concerns, together with the results of enquiries into these matters. No material issues were reported through this route during the year.

>	The Audit Committee reviewed accounting matters relating to the Company’s arrangements with Merck & Co., Inc. resulting from the restructuring in 1998 of the joint venture between Astra AB and Merck & Co., Inc.

>	The Audit Committee reviewed reports relating to certain taxation matters.

>	The Audit Committee continued to review the Company’s US sales and marketing compliance programme as well as initiatives being taken in the International Sales and Marketing Organisation in respect of internal control, governance and compliance matters.

>	The Audit Committee reviewed matters concerning the internal audit and global finance functions, including the GIA internal audit and the KPMG audit plan.

>	The Audit Committee reviewed the amount
of audit and non-audit fees of the external auditor throughout 2006. The Audit Committee was satisfied throughout the year that the objectivity and independence of the external auditor were not in any way impaired by either the nature of the non- audit work undertaken by the external auditor during the year, the level of non- audit fees charged for such work or any other facts or circumstances. Further details of the audit and non-audit fees for the year are disclosed in Note 28 to the Financial Statements on page 146.

>	The Audit Committee reviewed the Company’s continuing work to comply with the applicable provisions of the US Sarbanes-Oxley Act of 2002 (the ‘Act’). In particular, it regularly reviewed progress against the implementation in 2006 of section 404 of the Act concerning internal control over financial reporting. The Audit Committee also periodically reviewed the role of the external auditor in the section 404 related work to ensure its independence was not impaired and would not be impaired at such time as they were required to make an attestation opinion. More details about the implementation of section 404 of the Act are set out in the Financial Review on page 67.

>	A review and assessment of the Audit Committee’s performance was carried out.

>	The Audit Committee reviewed aspects of the Company’s Risk Management processes as well as the Group Risk profile and risk management plans ahead of scrutiny by the Board.

Following discussions at a meeting in January 2007, the Audit Committee unanimously recommended to the Board that a resolution for the re-appointment of KPMG Audit Plc as the Company’s external auditor be proposed to shareholders at the AGM in April 2007.

At the same meeting, the Chief Executive Officer and the Chief Financial Officer presented to the Audit Committee their conclusions following the evaluation of the effectiveness of the Company’s disclosure controls and procedures required by Item 15(a) of Form 20-F as at 31 December 2006. Based on their evaluation, the Chief Executive Officer and the Chief Financial Officer concluded that, as at that date, the Company maintains an effective system of disclosure controls and procedures.

1 www.astrazeneca.com/article/11156.aspx

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74	ASTRAZENECA ANNUAL REPORT AND FORM 20-F INFORMATION 2006

GOVERNANCE CONTINUED

There was no change in the Company’s internal control over financial reporting that occurred during the period covered by this Annual Report and Form 20-F Information that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

The Audit Committee is currently scheduled to meet seven times in 2007.

Remuneration Committee
The members of the Remuneration Committee are Sir Peter Bonfield (Chairman of the Committee), John Buchanan, Joe Jimenez, Erna Möller and (since 26 July 2006) John Varley. They are all Non-Executive Directors. The Board considers them all to be independent. (Independence of Non-Executive Directors is discussed in more detail on page 76.)

Sir Peter Bonfield and Erna Möller will step down at the AGM in 2007, and Sir Peter’s role as Chairman of the Committee will be assumed by John Varley.

The remit of the Remuneration Committee is as follows:

(i)	After appropriate consultation with the Chairman and Chief Executive Officer, to make recommendations to the Board on the Company’s policy for executive remuneration and to determine, on behalf of the Board, the entire individual remuneration package, including the terms and conditions of employment and the retirement/severance provisions in relation to the Chairman, the Deputy Chairman, the Chief Executive Officer, Executive Directors, the Secretary and such other senior managers as may be determined by the Chief Executive Officer.

In formulating its proposals, the Committee is required to give such persons every encouragement to enhance the Company’s performance and to ensure that they are fairly, but responsibly, rewarded for their individual contributions.

(ii)	To make recommendations to the Board for the Company’s Executive Share Option Scheme and Employee and Executive Performance Bonus Schemes (and any other similar schemes) and to exercise the powers of the Directors under the rules of such schemes.
(iii)	At all times to ensure that the Company complies to the fullest extent appropriate and practicable with the Combined Code setting out Principles of Good Governance and the Code of Best Practice annexed to the Listing Rules of the Financial Services Authority.

A copy of the Remuneration Committee’s remit is available on the Company’s website1.

The Remuneration Committee met four times in 2006. Each meeting was attended by all of its members, except that other commitments prevented John Buchanan from attending the meetings on 1 February and 6 December. John Varley joined the Committee on 26 July and only attended meetings after that date.

Further information about the Company’s remuneration policy and practice is set out in the Directors’ Remuneration Report on pages 82 to 94.

Nomination Committee
The members of the Nomination Committee during 2006 were Louis Schweitzer (Chairman of the Committee), Håkan Mogren, Sir Peter Bonfield, Jane Henney and Joe Jimenez. All the current members of the Nomination Committee are Non-Executive Directors. With the exception of the Chairman and Dr Mogren (for the reasons explained below), the Board considers them all to be independent for the purposes of the UK Combined Code on Corporate Governance and applicable corporate governance standards of the NYSE.

The Nomination Committee met twice in 2006. The remit of the Nomination Committee is to make proposals to the Board for any new appointments as Directors of the Company. Any decisions relating to the appointment of a director are made by the entire Board and not the Nominations Committee. The principal tasks in relation to nomination matters in 2006 related to the appointment of John Varley in anticipation of Sir Peter Bonfield stepping down at the next AGM and the appointment of Dame Nancy Rothwell as successor to Dame Bridget Ogilvie.

The Nomination Committee also reviewed the balance of the Board and the requirements for future Non-Executive Directors.

A copy of the Nomination Committee’s remit is available on the Company’s website1.

Science Committee
The members of the Science Committee are Jane Henney, Erna Möller, Dame Bridget Ogilvie (until 27 April 2006) and Dame Nancy Rothwell (who became Chairman of the Committee when she joined the Committee in July 2006), Jan Lundberg, John Patterson and Christopher Reilly. They are all Non-Executive Directors, except Jan Lundberg, John Patterson and Christopher Reilly. Erna Möller will step down at the 2007 AGM.

The remit of the Science Committee is:

(i)	To provide assurance to the Board regarding the quality, integrity and competitiveness of AstraZeneca’s science-based research and development activities. The Committee will aim to assure itself that the approaches and targets adopted throughout the R&D organisation are competitive and an appropriate use of shareholder funds, but it will not be expected to review individual research or licensing projects.

(ii)	To consider reports from or join any meeting with any relevant external advisory board when AstraZeneca is considering entry into new areas of science or medicine.

(iii)	To review, from time to time, together with other external experts important bioethical issues faced by AstraZeneca and to assist in the formulation of, and to agree on behalf of the Board, appropriate policies in relation to such issues.

(iv)	To consider with external experts, from time to time, future trends in medical science and technology.

A copy of the Science Committee’s remit is available on the Company’s website1.

The Science Committee met twice in 2006, when it reviewed and discussed its remit and modus operandi, the Company’s cardiovascular research and development and science policy. All members participated in both meetings, one of which was held by teleconference.

1 www.astrazeneca.com/article/11156.aspx

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DIRECTORS’ REPORT	75
Governance

CORPORATE GOVERNANCE
UK Combined Code on
Corporate Governance
The Board has prepared this report with reference to the UK Combined Code on Corporate Governance published in July 2003 by the Financial Reporting Council, as amended in June 2006, and related guidance.

The Company is applying all the main and supporting principles of good governance in the Combined Code. The way in which these principles are being applied is described below.

The Company is complying with all of the provisions of the Combined Code.

Internal controls and management of risk
The Board has overall responsibility for the Company’s system of internal controls, which aims to safeguard shareholders’ investments and the Company’s assets, and to ensure that proper accounting records are maintained and that the financial information used within the business and for publication is accurate, reliable and fairly presents the financial position of the Company and the results of its business operations. The Board is also responsible for reviewing the effectiveness of the system of internal controls. The system is designed to provide reasonable (not necessarily absolute) assurance of effective operations and compliance with laws and regulations. For more information, refer to the paragraphs relating to the Audit Committee and the US Sarbanes-Oxley Act of 2002 on pages 72 and 75.

Turnbull Report guidance
Since the publication in September 1999 by the Institute of Chartered Accountants in England and Wales of the Turnbull Report, ‘Internal Control: Guidance for Directors on the Combined Code’, the Directors have continued to review the effectiveness of the Group’s system of controls, risk management and the Company’s high-level internal control arrangements. These reviews have included an assessment of internal controls, and in particular internal financial controls, supported by management assurance of the maintenance of control, reports from the Group Internal Audit function, as well as the external auditor on matters identified in the course of its statutory audit work.

Underpinning these reviews is an annual ‘letter of assurance’ process by which responsible managers confirm the adequacy of their systems of internal financial and non-financial controls, their compliance with Company policies and relevant laws and regulations (including the industry’s regulatory requirements), and confirm they have reported any control weaknesses through the Company’s ‘continuous assurance’ process.

The Directors believe that the Company maintains an effective, embedded system of internal controls and complies with the Turnbull Report guidance.

Group Risk & Control Policy/ Risk Advisory Group
The Company views the careful management of risk as a key management activity. Through the adoption by the Board of a Group Risk & Control Policy and supporting standards, the Company has sought to confirm and formalise the drive to manage business risks as a key element of all activities.

Supporting line management activities is a dedicated risk management team who help to ensure key risks are identified and communicated appropriately. The outputs of this team are reviewed by the Risk Advisory Group (RAG), which comprises senior representatives from each business function. The RAG considers new and emerging risks as well as risks across different parts of the organisation. It also plays an important role in promoting continuous improvement in the management of risk by sharing best practice throughout the organisation. It is chaired by the Chief Financial Officer and reports twice a year to the Senior Executive Team. The RAG’s reports on the Company’s risk profile are reviewed by both the Audit Committee and the Board.

The US Sarbanes-Oxley Act of 2002
AstraZeneca PLC American Depositary Shares are traded on the New York Stock Exchange (NYSE) and, accordingly, the Company is subject to the reporting and other requirements of the US Securities and Exchange Commission (SEC) applicable to foreign issuers. The US Sarbanes-Oxley Act (the ‘Act’) came into force at the end of July 2002. As a result of its NYSE listing, the Company is subject to those provisions of the Act applicable to foreign issuers. Section 404 of this legislation requires companies to include in their annual report filed with the SEC a report by management stating its responsibility for establishing internal control over financial reporting and to assess annually the effectiveness of such internal control. In addition, the external auditor is required to attest to and report on management’s assessment. As a foreign issuer that qualifies as a large accelerated filer, AstraZeneca is first required to comply with section 404 in respect of its financial year ended 31 December 2006.

The Company has complied with those provisions of the Act applicable to foreign issuers. The Board believes that, prior to the Act coming into force, the Company already had a sound corporate governance framework, good processes for the accurate and timely reporting of its financial position and results of operations and an effective and robust system of internal controls. Consequently, the Company’s approach to compliance with the Act has principally involved the development and adjustment of its existing corporate governance framework and associated processes concerning reporting, internal controls and other relevant matters.

For information about the work undertaken during 2006 to enable the Company to comply with the SEC rules that implement section 404 see the Financial Review on page 67. The Directors’ assessment of the effectiveness of the internal control over financial reporting is set out on page 96 (Directors’ Responsibilities).

The New York Stock Exchange
The Company, as a foreign issuer with American Depositary Shares listed on the NYSE, must disclose any significant ways in which its corporate governance practices differ from those followed by US companies under the NYSE’s corporate governance listing standards. In addition, the Company must comply fully with the provisions of the listing standards that relate to the composition, responsibilities and operation of audit committees. These provisions incorporate the rules concerning audit committees implemented by the SEC under the Act.

The Company has reviewed the corporate governance practices required to be followed by US companies under the NYSE’s listing standards and its corporate governance practices are generally consistent with those standards. However, not all members of the Nomination Committee are considered independent for these purposes (see explanation below).

The Company’s Audit Committee complies with the provisions of the listing standards that relate to the composition, responsibilities and operation of audit committees. In August 2006, the Company submitted the required annual written affirmation to the NYSE confirming its full compliance with those and other applicable provisions. More detailed information about the Audit Committee and its work during 2006 is set out in the Audit Committee’s Report above.

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76	ASTRAZENECA ANNUAL REPORT AND FORM 20-F INFORMATION 2006

GOVERNANCE CONTINUED

Independence of Directors under the
UK Combined Code
During 2006, the Board considered the independence of each Non-Executive Director, including Dame Nancy Rothwell and John Varley. With the exception of two of them (as set out below) and the Chairman, the Board considers that all of the Non-Executive Directors are independent in character and judgement and that there are no relationships or circumstances that are likely to affect their independent judgement. The Board also considers that Louis Schweitzer, who was appointed Non-Executive Chairman with effect from 1 January 2005, was independent on appointment. In accordance with the Combined Code, the Board has not subsequently considered the independence of the Chairman.

For the reasons explained below, the Board does not believe that Håkan Mogren, Non-Executive Deputy Chairman, or Marcus Wallenberg can be determined independent under the revised Combined Code. However, the Board believes that both Dr Mogren and Mr Wallenberg have brought, and continue to bring, considerable business experience and to make valuable contributions to the work of the Board.

Dr Mogren was previously the Chief Executive Officer of Astra AB and Executive Deputy Chairman of the Company and is now a member of the Board of Directors of Investor AB, a company that, as at 31 December 2006, held approximately 3.37% of the Ordinary Shares of the Company. This holding represents a significant proportion of Investor AB’s overall investment portfolio.

Mr Wallenberg was a member of the Board of Directors and Chief Executive Officer of Investor AB until 1 September 2005, when he stepped down.

The Board also considered, in particular, the positions of Sir Peter Bonfield, Senior Non-Executive Director, Erna Möller and Jane Henney. For the reasons explained below, it is the Board’s view that they are independent. Each discharges his or her duties in a properly independent manner and constructively and appropriately challenges the Executive Directors and the Board.

Sir Peter is a Non-Executive Director of Telefonaktiebolaget LM Ericsson. Marcus Wallenberg is also a Non-Executive Director of Ericsson. Investor AB, of which Mr Wallenberg was Chief Executive Officer until 1 September 2005, held approximately 5% of Ericsson’s shares (representing approximately 19% of the voting rights) at 31 December 2006. The Board is satisfied that Sir Peter’s presence on the Ericsson Board results from his broad experience of the global telecommunications industry and not from any connection with Investor AB or the Wallenberg family. The Board also had regard to the length of time that Sir Peter has served as a Non-Executive Director of the Company (he was first appointed to the Zeneca Group PLC board in 1995).

The position of Senior Non-Executive Director of the Company was established in 2002, and the Chairman and Chief Executive Officer have only been in their roles since January 2005 and 2006 respectively. The Board therefore asked Sir Peter to continue in the role for one more year to provide valuable further continuity, and he was re-elected at the AGM in 2006. Sir Peter intends to step down as a Director of the Company at the AGM in 2007, after which Michele Hooper will become the Senior Non-Executive Director.

Professor Möller is the Chief Executive Officer of the Board of the Knut and Alice Wallenberg Foundation, a charitable foundation in Sweden that supports scientific research and educational programmes by awarding financial grants to individuals or institutions. Although one of the Foundation’s principal investments is in Investor AB, all investment decisions of the Foundation are made by its investment committee, of which Professor Möller is not a member. Her role, as Chief Executive Officer of the Board of the Foundation, is principally to lead the scrutiny of applications for grants and maintain close contacts with scientific and educational institutions in Sweden to develop the work of the Foundation.

Jane Henney is a Non-Executive Director of AmerisourceBergen Corporation and CIGNA Corporation, both of which are customers of the Company in the US. The Board considered these relationships and concluded that they did not compromise her independence.

Code of Conduct
The policy of the Company is to require all of its subsidiaries, and their employees, to observe high ethical standards of integrity and honesty and to act with due skill, care, diligence and fairness in the conduct of business. The Company’s management seeks to reinforce the standards outlined in the Code of Conduct throughout the business. In particular, all employees are required to comply with the letter and spirit of the AstraZeneca Code of Conduct and with the standards detailed by the Company in support of it.

The AstraZeneca Code of Conduct is available on the Company’s website1. It is an important demonstration of the Company’s uncompromising commitment to honesty and integrity. The Company maintains procedures for raising integrity concerns, which include a confidential helpline for employees worldwide. During 2006, 106 employees used the confidential helpline and other routes to seek guidance on corporate responsibility issues or to raise concerns, all of which were reviewed by Group Internal Audit and reported on, as appropriate, to the Audit Committee. To date, no material issues have been identified through this route.

The Company also has a Finance Code of Conduct that complements the main AstraZeneca Code of Conduct and applies to the Chief Executive Officer, the Chief Financial Officer and the Company’s principal accounting officers (including key Finance staff in major overseas subsidiaries). The Finance Code of Conduct also applies to all Finance function employees and reinforces the importance of the integrity of the Company’s Financial Statements, of the reliability of the accounting records on which they are based and of the robustness of the relevant controls and processes.

The Group policies are available on a dedicated intranet site, the availability and purpose of which has been communicated throughout the organisation.

Group Internal Audit
Group Internal Audit (GIA) is an independent appraisal function that derives its authority from the Board through the Audit Committee. Its primary role is to provide reasonable and objective assurance about the adequacy and effectiveness of the Company’s financial control framework, compliance with laws, regulations and policies and risk management processes.

1 www.astrazeneca.com/article/511609.aspx

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DIRECTORS’ REPORT	77
Governance

GIA seeks to discharge the responsibilities set down in its charter by reviewing:

>	The processes for ensuring that business risks are effectively managed.

>	The financial and operational controls that help to ensure that the Company’s assets are properly safeguarded from losses, including fraud.

>	The controls that help to ensure the reliability and integrity of management information systems.

>	The processes for ensuring compliance with policies and procedures and external legislation and regulation (other than those relating to safety, health and the environment and product regulatory compliance, which are the responsibility of other audit functions).

>	On an ad hoc basis, whether value for money is obtained (in terms of efficient use of the Company’s resources).

GIA also reviews other functions and risk areas, at the request of the Audit Committee and senior management and acts as a source of constructive advice and best practice, assisting senior management with its responsibility to improve governance, control, compliance and risk management.

CHIEF EXECUTIVE OFFICER,
THE SENIOR EXECUTIVE TEAM AND
DELEGATION OF AUTHORITY
The Chief Executive Officer has been delegated authority from, and is responsible to, the Board for directing and promoting the profitable operation and development of the Company, consistent with the primary aim of enhancing long-term shareholder value in relation to all matters save those which have been specifically reserved for the Board.

The Chief Executive Officer is responsible to the Board for the management and performance of the Company’s businesses within the framework of Company policies, reserved powers and routine reporting requirements. He is obliged to refer certain major matters (defined in the formal delegation of the Board’s authority) back to the Board. The roles of the Board, the Board’s committees, the Chairman, the Chief Executive Officer and the SET are documented, as are the Company’s delegated authorities and reserved powers, the means of operation of the business and the roles of corporate functions.

The Chief Executive Officer has established and chairs the SET. Whilst the Chief Executive Officer retains full responsibility for the authority delegated to him by the Board, the SET is the vehicle through which he exercises that authority in respect of the Company’s business (including Aptium Oncology and Astra Tech).

The members of the SET are David Brennan, Chief Executive Officer; Jonathan Symonds, Chief Financial Officer; John Patterson, Executive Director, Development; Bruno Angelici, Executive Vice-President, Europe, Japan, Asia Pacific and rest of world; Tony Zook, Executive Vice-President, North America; Jan Lundberg, Executive Vice-President, Discovery Research; Martin Nicklasson, Executive Vice-President, Global Marketing (formerly Global Marketing and Business Development); David Smith, Executive Vice-President, Operations; and Tony Bloxham, Executive Vice-President, Human Resources.

The SET normally meets once a month to consider and decide major business issues. It also usually reviews those matters that are of a size or importance to require the attention of, or that are reserved to, the Board before such matters are submitted to the Board for review and decision.

Business objectives and performance
Each business function (eg R&D, Operations) is subject to an annual budget and target-setting process, including forecasts for the following two years together with a sensitivity and risk analysis, quarterly updates of the forecast for the current year and regular reporting. Performance reviews are undertaken regularly in each part of the business. The Company’s quarterly business performance management report process uses a broad range of measures that link directly to the achievement of key business priorities linked to the overall business strategy. Treasury operations are centralised, operate within defined limits and are subject to regular reporting requirements and Audit Committee reviews. During 2006, the Board and SET undertook a review of the business performance management report process and the measures used therein. A new form of report will be used from 2007 onwards. For more details see Measuring Performance on page 15.

Disclosure Policy and Disclosure Committee
The Company’s Disclosure Policy provides a framework for the handling and disclosure of inside information and other information of interest to shareholders and the investment community. It also defines the role of the Disclosure Committee. The Chief Financial Officer, the Executive Director, Development, the Group Secretary and Solicitor, the Vice-President, Corporate Affairs and the Global Head of Investor Relations were the members of the Disclosure Committee during 2006. The Disclosure Committee meets regularly to assist and inform the decisions of the Chief Executive Officer concerning inside information and its disclosure. Periodically, it reviews the Company’s disclosure controls and procedures and its own operation as part of work carried out to enable management and the Board to assure themselves that appropriate processes are operating for the Company’s planned disclosures, such as its quarterly results announcements and scheduled investor relations events. In addition, the Disclosure Committee members are members of the steering group that reviews the drafts of, and the process for preparing, this Annual Report and Form 20-F Information.

Recognising the importance to shareholders and the investment community of news about certain of the Company’s key development and marketed products, much of the Disclosure Committee’s work in 2006 focused on ensuring that accurate, complete and timely disclosures were made concerning Exanta, Crestor, Nexium, Seroquel, Symbicort, NXY-059, Galida, Toprol-XL and Iressa. Another important area of focus was transactions such as the agreement with Abraxis BioScience Inc. to co-promote Abraxane® and the acquisition of Cambridge Antibody Technology Group plc. Throughout 2006, the Disclosure Committee met monthly to review a rolling schedule of key news concerning the Company and its products and activities. The schedule was subsequently reviewed on a monthly basis by the SET. In addition, the Disclosure

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78	ASTRAZENECA ANNUAL REPORT AND FORM 20-F INFORMATION 2006

Committee held frequent ad hoc meetings to review specific disclosure issues.

Disclosure of information to auditors
The Directors who held office at the date of approval of this Directors’ Report confirm that, so far as they are each aware, there is no relevant audit information of which the Company’s auditors are unaware; and each Director has taken all the steps that he/she ought to have taken as a Director to make himself/herself aware of any relevant audit information and to establish that the Company’s auditors are aware of that information.

OTHER MATTERS
Subsidiaries and principal activities
AstraZeneca PLC is the holding company for a group of subsidiaries whose principal activities are described in the Business Review on pages 8 to 70. Principal subsidiaries and their locations are given on page 148.

Branches
The following members of the AstraZeneca Group have representative or scientific offices outside the UK:

AstraZeneca UK Limited: Bulgaria, Chile, Croatia, Costa Rica, Cuba, Ghana (scientific office), Romania, Russia, Serbia & Montenegro, Slovenia and Ukraine.

AstraZeneca AB: Egypt (scientific office), Latvia, Saudi Arabia (scientific office) and Slovakia.

AstraZeneca Export and Trading AB: Estonia, Lithuania and United Arab Emirates.

Dividend
The Company’s dividends for 2006 of $1.72 (89.6 pence, SEK 12.20) per Ordinary Share amount to, in aggregate, a total dividend payment to shareholders of $2,649 million.

Going concern accounting basis
In view of the Company’s resources, results of operations and overall financial condition, the Directors continue to adopt the going concern basis in preparing the Financial Statements.

Changes in share capital
Changes in the Company’s Ordinary Share capital during 2006, including details of the allotment of new shares under the Company’s share plans, are given in Note 29 to the Financial Statements.

Mandatory shareholding for Directors
The Company’s Articles of Association require each Director to be the beneficial owner of Ordinary Shares in the Company with an aggregate nominal value of $125 (500 shares). Such holding must be obtained within two months of the date of the Director’s appointment. At 31 December 2006, all of the Directors complied with this requirement and full details of each Director’s interests in shares of the Company are set out in the Directors’ Remuneration Report on pages 91 to 94.

Shareholder communications
In its financial reporting to shareholders and other interested parties by means of annual and quarterly reports, the Board aims to present a balanced and understandable assessment of the Company’s financial position and prospects.

The Company maintains a corporate website containing a wide range of information of interest to institutional and private investors: astrazeneca.com.

The Company has frequent discussions with institutional shareholders on a range of issues affecting its performance. These include meetings following the announcement of the annual results with the Company’s largest institutional shareholders on an individual basis. In addition, the Company responds to individual ad hoc requests for discussions from institutional shareholders. The Senior Non-Executive Director is available to shareholders if they have concerns that contact through the normal channels of Chairman, Chief Executive Officer or Chief Financial Officer has failed to resolve, or for which such contact is inappropriate.

All shareholders, including private investors, have an opportunity at the AGM to put questions to members of the Board on matters relating to the Company’s operation and performance.

Returns to Shareholders
The Company’s stated distribution policy comprises both a regular cash dividend and a share re-purchase component, which provides a flexible means of returning value to shareholders, while allowing the Company to manage its capital structure more efficiently over time.

Shareholders have different preferences, and the Board believes the combination of regular cash dividends and share buyback programmes enables it to balance the interests of all shareholder groups.

The Board continually reviews its shareholders’ return strategy, and in 2006 re-stated its intention to grow dividends in line with earnings growth, whilst ensuring the dividend remains covered by at least two times earnings.

The Board also firmly believes the first call on free cash flow is investment in the business, after which surplus cash should be returned to the shareholders. Accordingly, in 2007 the Board intends to return $4 billion of funds to shareholders via a share re-purchase programme. Should there be additional cash inflow during 2007 from the issue of shares in respect of employees exercising share options, the Board will consider extending the re-purchase programme to include this additional amount.

During 2006, the Company purchased
72.2 million of its own Ordinary Shares with a nominal value of $0.25 each for cancellation, at an aggregate cost of $4.1 billion. Also during 2006, 23.5 million shares were issued in respect of employee share plans for a total consideration of $1.0 billion. The net number of shares re-purchased in 2006 was therefore 48.7 million, which represents 3.1% of the Company’s issued share capital at 1 January 2006.

Since the Company began its share re-purchase programmes in 1999, a total of 282.8 million Ordinary Shares have been purchased for cancellation at an aggregate cost of $13.3 billion. This represents approximately 15.9% of the Company’s total issued share capital at the time the re-purchase programme commenced in 1999.

The Company continues to maintain robust controls in respect of all aspects of the share re-purchase programme to ensure compliance

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DIRECTORS’ REPORT	79
Governance

with English law and the FSA’s Listing Rules, Disclosure Rules and Prospectus Rules. In particular, the Company’s Disclosure Committee meets to ensure that the Company does not purchase its own shares during prohibited periods. At the AGM on 26 April 2007, the Company will seek a renewal of its current permission from shareholders to purchase its own shares.

Political donations
Under the UK’s Political Parties, Elections and Referendums Act 2000 (the ‘Act’), shareholder authority is required for political donations to be made or political expenditure to be incurred by the Company or its subsidiaries in the EU. Neither the Company nor its subsidiaries made any donations or incurred any expenditure in 2006 in the EU in respect of which shareholder authority or disclosure in this Directors’ Report is required under the Act. Neither the Company nor its subsidiaries intend to make any such donations or incur any such expenditure in the EU in the foreseeable future. However, the Act defines ‘political organisation’ broadly and, for example, interest groups or lobbying organisations concerned with the review of government policy or law reform may be caught by the definition.

To enable the Company to continue to support such organisations without inadvertently breaching the Act, a resolution will, as in previous years, be proposed at the AGM on 26 April 2007 to authorise the Company to make donations or incur expenditure in the European Union up to an aggregate limit of $150,000.

In 2006, AstraZeneca’s US legal entities made contributions amounting in aggregate to $416,675 (2005 $255,470) to state political party committees and to campaign committees of various state candidates affiliated with the major parties in accordance with pre-established guidelines. All contributions were made only where allowed by US federal and state law. American nationals (those with valid ‘green cards’) exercised decision-making over the contributions and the funds were not provided or reimbursed by any non-US legal entity. Such contributions do not constitute political donations or political expenditure for the purposes of the UK’s Political Parties, Elections and Referendums Act 2000 and were made without any involvement of persons or entities outside the US.

Use of financial instruments
For information on the Company’s use of financial instruments, see Notes 14 and 15 to the Financial Statements (pages 114 and 115).

Creditor payment policy
It is not Company policy formally to comply with the Confederation of British Industry’s code of practice on the prompt payment of suppliers. It is, however, Company policy to agree to appropriate payment terms with all suppliers when agreeing to the terms of each transaction, to ensure that those suppliers are made aware of the terms of payment and, subject to their compliance, abide by the terms of payment. The total amount of money owed by AstraZeneca PLC’s subsidiaries to trade creditors at the balance sheet date was equivalent to 74 days’ average purchases. No equivalent disclosure is provided in respect of AstraZeneca PLC, as it has no external creditors.

Annual General Meeting
The Company’s AGM will be held on Thursday 26 April 2007. The principal meeting place will be in London. There will be a simultaneous satellite meeting in Stockholm.

External auditor
A resolution will be proposed at the AGM on 26 April 2007 for the re-appointment of KPMG Audit Plc, London as auditor of the Company.

The external auditor has undertaken various pieces of non-audit work for the Company during 2006. More information about this work and the audit and non-audit fees paid by the Company are set out in Note 28 to the Financial Statements on page 146. The external auditor is not engaged by the Company to carry out any non-audit work on which it might, in the future, be required to express an audit opinion. As explained more fully in the Audit Committee’s Report on pages 72 to 74, the Audit Committee has established pre-approval policies and procedures for audit and non-audit work permitted to be carried out by the external auditor and has carefully monitored the objectivity and independence of the external auditor throughout 2006.

On behalf of the Board
G H R MUSKER
Group Secretary and Solicitor
1 February 2007

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80	ASTRAZENECA ANNUAL REPORT AND FORM 20-F INFORMATION 2006

BOARD OF DIRECTORS AT 31 DECEMBER 2006

LOUIS SCHWEITZER (64)
Non-Executive Chairman
Chairman of the Nomination Committee
Appointed as a Director 11 March 2004. Non-Executive Chairman of Renault SA since April 2005. Chairman and Chief Executive Officer of Renault SA 1992-2005. President of the Management Board of Renault-Nissan BV 2002-2005. Chief Financial Officer and Executive Vice-President 1988-1992 and President and Chief Operating Officer 1990-1992, Renault SA. Non-Executive Director of BNP-Paribas, Electricité de France, Veolia Environnement, Volvo AB and L’Oréal. Vice-Chairman of the Supervisory Board of Philips Electronics NV.	DAVID R BRENNAN (53)
Executive Director and Chief Executive Officer
Appointed as a Director 14 March 2005. Appointed Chief Executive Officer with effect from 1 January 2006. Member of the Executive Board of the Pharmaceutical Research and Manufacturers of America (PhRMA). Board member of the European Federation for Pharmaceutical Industries and Associations (EFPIA). Executive Vice-President, North America, AstraZeneca PLC 2001-2005. Chairman of the Board of the Southeastern Chapter of the American Heart Association 2004-2006.

JONATHAN SYMONDS CBE (47)
Executive Director and Chief Financial Officer
Appointed as a Director 1 October 1997. Also has overall responsibility for Strategic Planning & Business Development, Information Services and Global Purchasing. Non-Executive Director of Diageo plc. Former member of the UK Accounting Standards Board (August 2003 – August 2006). Joint Chairman of the Business Tax Forum. Member of the Advisory Board of Oxford University Centre for Business Taxation.

MARCUS WALLENBERG (50)
Non-Executive Director
Appointed as a Director 6 April 1999. Formerly a Director of Astra AB (appointed 18 May 1989). Stepped down from the Audit Committee on 31 December 2005. Chairman of Skandinaviska Enskilda Banken AB. Chairman of Saab AB. Vice-Chairman Telefonaktiebolaget LM Ericsson. Non-Executive Director of Electrolux AB, Stora Enso Oyj and the Knut and Alice Wallenberg Foundation. Chairman of International Chamber of Commerce (ICC).	ERNA MÖLLER (66)
Non-Executive Director
Member of the Remuneration Committee and the Science Committee
Appointed as a Director 6 April 1999. Formerly a Director of Astra AB (appointed 15 May 1995). Executive Director of the Knut and Alice Wallenberg Foundation. Professor of Clinical Immunology and Vice-Chairman of the Nobel Assembly, Karolinska Institutet. Member of the Royal Swedish Academy of Engineering Sciences and the Royal Swedish Academy of Science.	JOHN VARLEY (50)
Non-Executive Director
Member of the Remuneration Committee
Appointed as a Director 26 July 2006. Executive Director of Barclays Bank plc and Barclays plc since 1998 and Group Chief Executive since 2004. Director of Ascot Authority Holdings since 2001. President of the Employers’ Forum on Disability and member of the International Advisory Panel of the Monetary Authority of Singapore. Treasurer and Trustee of St. Dunstan’s, Trustee of Thornton Smith Plevins Young People’s Trust and Chairman of Business Action on Homelessness.

JOHN BUCHANAN (63)
Non-Executive Director
Chairman of the Audit Committee and Member of the Remuneration Committee
Appointed as a Director 25 April 2002. Executive Director and Group Chief Financial Officer of BP p.l.c. 1996-2002. Member of the UK Accounting Standards Board 1997-2001. Senior Independent Director of BHP Billiton Plc. Deputy Chairman of Vodafone Group Plc. Chairman of Smith & Nephew plc.	JOE JIMENEZ (47)
Non-Executive Director
Member of the Remuneration Committee and the Nomination Committee
Appointed as a Director 1 July 2003. Executive Vice-President of H J Heinz Company and President and Chief Executive Officer of Heinz Europe 2002-2006. Corporate Vice-President then Senior Vice-President and President of Heinz North America 1998-2002. Non-Executive Director of Blue Nile, Inc

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DIRECTORS’ REPORT	81
Board of Directors

JOHN PATTERSON FRCP (58)
Executive Director, Development
Appointed as a Director 1 January 2005. Fellow of the Royal College of Physicians. Director of the British Pharma Group. Non-Executive Director of Cobham plc. Non-Executive Director of Amersham plc 2001-2004. President of the Association of the British Pharmaceutical Industry 2002-2004. Member of the Supervisory Board of the UK Medicines Control Agency 1990-1994. Executive Vice-President, Product Strategy & Licensing and Business Development, AstraZeneca PLC 1999-2004.	HÅKAN MOGREN KBE (62)
Non-Executive Deputy Chairman Member of the Nomination Committee
Appointed as a Director 6 April 1999. Formerly Chief Executive Officer and a Director of Astra AB (appointed 18 May 1988). Member of the Board of Directors of Investor AB, Rémy Cointreau SA, Groupe Danone and Norsk Hydro ASA. Director of the Marianne and Marcus Wallenberg Foundation. Member of the Royal Swedish Academy of Engineering Sciences.	MICHELE HOOPER (55)
Non-Executive Director Member of the Audit Committee
Appointed as a Director 1 July 2003. President and Chief Executive Officer of Stadtlander Drug Company 1998-1999. Corporate Vice-President and President, International Businesses of Caremark International Inc. 1992-1998. Non-Executive Director of PPG Industries, Inc. Non-Executive Director of Warner Music Group, Inc.

PROFESSOR DAME NANCY ROTHWELL (51)
Non-Executive Director
Chairman of the Science Committee
Appointed as a Director 27 April 2006. Also has responsibility for overseeing Corporate Responsibility. MRC Research Professor and Vice-President for Research at the University of Manchester. Trustee of Cancer Research UK and the Campaign for Medical Progress, Chair of the Research Defence Society, Chair of the Wellcome Trust Public Engagement Strategy Panel. Council member of the Biotechnology and Biological Sciences Research Council. Prior appointments include: President of the British Neuroscience Association and Council member of the Medical Research Council.

JANE HENNEY (59)
Non-Executive Director
Member of the Audit Committee, the Nomination Committee and the Science Committee Appointed as a Director 24 September 2001. Currently Senior Vice-President and Provost for Health Affairs, University of Cincinnati Medical Academic Health Center, appointed April 2003. Prior appointments include: Deputy Director, US National Cancer Institute; Vice-Chancellor of Health, University of Kansas Medical Center; Deputy Commissioner for Operations, US Food and Drug Administration; and Commissioner of Food and Drugs, US Food and Drug Administration. Non-Executive Director of AmerisourceBergen Corporation and CIGNA Corporation. Other board appointments include The Commonwealth Fund, China Medical Board, OMERIS and BIO/START.

SIR PETER BONFIELD CBE, FRENG (62)
Senior Non-Executive Director
Chairman of the Remuneration Committee and Member of the Nomination Committee
Appointed as a Director 1 January 1995. Fellow of the Royal Academy of Engineering. Non-Executive Director of Telefonaktiebolaget LM Ericsson, Mentor Graphics Corporation, Taiwan Semiconductor Manufacturing Company, Ltd., Sony Corporation, Japan and Actis Capital LLP. Vice-President of The British Quality Foundation. Member of the Citigroup International Advisory Board. Member of the Sony Corporation Advisory Board. Chairman of NXP Supervisory Board. Non-Executive Director, Corporate Board of the Department for Constitutional Affairs.

Other officers of the Company at 31 December 2006 included members of the Senior Executive Team, as set out on page 77, and:

GRAEME MUSKER
Group Secretary and Solicitor
Appointed as Company Secretary 6 June 1993.

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82	ASTRAZENECA ANNUAL REPORT AND FORM 20-F INFORMATION 2006

DIRECTORS’ REMUNERATION REPORT

This Directors’ Remuneration Report has been prepared in accordance with the Directors’ Remuneration Report Regulations 2002 and meets the relevant requirements of the Listing Rules of the Financial Services Authority. As required by the Regulations, a resolution to approve the report will be proposed at the Annual General Meeting (AGM) on Thursday 26 April 2007.

TABLE OF CONTENTS
Remuneration Committee
membership and meetings

Remuneration Committee remit

Overall remuneration policy and purpose

Principal components of
employee remuneration

Executive Directors’ remuneration

Pension arrangements

Performance targets and measurement

AstraZeneca Share Option Plan

AstraZeneca Performance Share Plan

> Grant and vesting of Awards

> Basis of participation

> Performance period

> Performance targets

> Individual limit

> Performance under the AstraZeneca Performance Share Plan in 2006

Executive Directors’ service contracts

Position of the Non-Executive Directors

External appointments and retention of fees

Directors’ emoluments in 2006

Directors’ interests in shares

Audit

Pensions

Transactions with Directors

Total Shareholder Return graphs

Unitised stock plans

Share options

Gains by Directors on exercise of share options

REMUNERATION COMMITTEE MEMBERSHIP AND MEETINGS
The members of the Remuneration Committee are Sir Peter Bonfield (Chairman of the Committee), John Buchanan, Joe Jimenez, Erna Möller and (since 26 July 2006) John Varley. They are all Non-Executive Directors. The Board considers them all to be independent. (Independence of Non-Executive Directors is discussed in more detail in the Directors’ Report on page 76.)

Sir Peter Bonfield and Erna Möller do not intend to submit themselves for re-election at the AGM in 2007, and Sir Peter’s role as Chairman of the Committee will be assumed by John Varley.

The Remuneration Committee met four times in 2006. Each meeting was attended by all of its members, except that other commitments prevented John Buchanan from attending the meetings on 1 February and 6 December. John Varley joined the Committee on 26 July and only attended meetings after that date. At the request of the Remuneration Committee, David Brennan (Chief Executive Officer), Tony Bloxham (Executive Vice-President, Human Resources), Peter Brown (Vice-President, Global Compensation and Benefits) and Louis Schweitzer (Chairman), as well as the Secretary of the Remuneration Committee, Graeme Musker, attended all of its meetings in 2006, except when their own remuneration was being discussed. They provided advice and services that materially assisted the Remuneration Committee during the year. In doing so, Mr Brown drew on various sources of data concerning directors’ and executives’ salaries, bonus levels and other incentives including general pharmaceutical industry reports and surveys, as well as surveys specifically carried out for the Company. These included certain surveys prepared for the Company by Towers Perrin.

During 2006, Ms Carol Arrowsmith of Deloitte again provided the Remuneration Committee with independent advice on all matters being considered by it. During 2006, Deloitte also provided taxation advice and other non-audit services to the Company.

REMUNERATION COMMITTEE REMIT
The remit of the Remuneration Committee is as follows:

(i)	After appropriate consultation with the Chairman and Chief Executive Officer, to make recommendations to the Board on the Company’s policy for executive remuneration and to determine, on behalf of the Board, the entire individual remuneration package, including the terms and conditions of employment and the retirement/severance provisions in relation to the Chairman, the Deputy Chairman, the Chief Executive Officer, Executive Directors, the Secretary and such other senior managers as may be determined by the Chief Executive Officer.

In formulating its proposals, the Committee is required to give such persons every encouragement to enhance the Company’s performance and to ensure that they are fairly, but responsibly, rewarded for their individual contributions.

(ii)	To make recommendations to the Board for the Company’s Executive Share Option Scheme and Employee and Executive Performance Bonus Schemes (and any other similar schemes) and to exercise the powers of the Directors under the rules of such schemes.

(iii)	At all times to ensure that the Company complies to the fullest extent appropriate and practicable with the Combined Code setting out Principles of Good Governance and the Code of Best Practice annexed to the Listing Rules of the Financial Services Authority.

A copy of the Remuneration Committee’s remit is available on the Company’s website1.

[1] www.astrazeneca.com/article/11156.aspx

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DIRECTORS’ REMUNERATION REPORT	83

OVERALL REMUNERATION POLICY AND PURPOSE

In determining the level of Directors’ remuneration, the Remuneration Committee considers the policies, practices and other factors that relate to all employees, as set out below.

In general, the Company is committed to maintaining a dynamic performance culture, in which every employee is clear about the Company’s objectives, and knows how their work impacts on those objectives and that they will benefit from achieving high levels of performance. It is against this background that the specific remuneration of the Executive Directors and other members of the Senior Executive Team (SET) is considered in the deliberations of the Board and the Remuneration Committee.

Consistent with its approach during the year, the Board has confirmed that the Company’s overall remuneration policy and purpose going forward will continue to be:

>	Attract and retain people of the quality necessary to sustain the Company as one of the best pharmaceutical companies in the world.

>	Motivate them to achieve the level of performance necessary to create sustained growth in shareholder value.

In order to achieve this, remuneration policy and practice are designed to:

>	Closely align individual and team reward with business performance at each level.

>	Encourage employees to perform to their fullest capacity.

>	Encourage employees to align their interests with those of shareholders.

>	Support managers’ responsibility to achieve business performance through people and to recognise superior performance, in the short and longer term.

>	Be as locally focused and flexible as is practicable and beneficial.

>	Be as internally consistent as is practicable and beneficial, taking due account of market need.

>	Be competitive and cost-effective in each of the relevant employment markets.

The cost and value of the components of the remuneration package are considered as a whole and are designed to:

>	Ensure a proper balance of fixed and variable performance-related components, linked to short- and longer-term objectives.

>	Reflect market competitiveness.

PRINCIPAL COMPONENTS OF EMPLOYEE REMUNERATION
Throughout 2006, as in 2005, the principal components of the total remuneration package, for employees as a whole, were:

>	Annual salary – based on conditions in the relevant geographic market, with provision to recognise, in addition, the value of an individual’s sustained personal performance, resulting from their ability and experience.

>	Annual bonus – a lump-sum payment related to the targeted achievement of corporate, functional and individual goals, measured over a year and contained within a specific plan. The corporate goals are derived from the annual financial targets set by the Board and take into account external expectations of performance.The functional goals are agreed by the Remuneration Committee at the start of, and are monitored throughout, the year. Bonuses are not pensionable.

>	Longer-term incentives – for selected groups, targeted at the achievement of strategic objectives closely aligned with the interests of shareholders, namely the AstraZeneca Share Option Plan described on pages 85 and 86 and, for some individuals potentially, the AstraZeneca Performance Share Plan described on pages 86 and 87.

>	Pension arrangements appropriate to the relevant national market.

>	Other benefits, such as holidays and sickness benefit, which are cost-effective and compatible with relevant national welfare arrangements.

>	Share participation – various plans provide the opportunity for employees to take a personal stake in the Company’s wealth creation as shareholders. These plans are described in Note 25 to the Financial Statements.

The way in which these elements are combined and applied varies depending, for example, on market need and practice in various countries.

EXECUTIVE DIRECTORS’ REMUNERATION
In 2006, for each Executive Director, the individual components were:

>	Annual salary – the actual salary for each Executive Director determined by the Remuneration Committee on behalf of the Board and established in sterling.
These salaries reflect the experience and sustained performance of the individuals to whom they apply, as judged annually by the Remuneration Committee, taking account also of market competitiveness and the level of increases applicable to all other employees. The Company seeks to position salaries at or slightly above the median of the market, benchmarked against comparable jobs in the countries in which officers normally work, primarily in pharmaceutical companies or companies with levels of global operation similar to those of AstraZeneca. All Executive Directors’ terms and conditions are UK-based, apart from David Brennan’s pension (including health insurance) arrangements, which are described below.

For 2007, the Executive Directors’ revised annual salaries are as follows:

	–	David Brennan £940,000 (this represents an increase of 8.05% over his 2006 salary);

	–	John Patterson £504,692 (this represents an increase of 3.50% over his 2006 salary); and

	–	Jonathan Symonds £600,000 (this represents an increase of 8.15% over his 2006 salary).

>	Short-term bonus:

	–	The Chief Executive Officer was eligible for an annual bonus related to performance against the criteria described below. The bonus payable was on a scale of 0-180% of salary, with 90% of salary payable for the achievement of target performance.
The bonus was not pensionable. David Brennan’s bonus for 2006 amounts to £1,049,220 (120.6% of salary). For 2007, the bonus range will be the same.

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84	ASTRAZENECA ANNUAL REPORT AND FORM 20-F INFORMATION 2006

DIRECTORS’ REMUNERATION REPORT CONTINUED

–	The Chief Financial Officer was eligible for an annual bonus related to performance against the criteria described below. The bonus payable was on a scale of 0-150% of salary, with 75% of salary payable for the achievement of target performance.
The bonus was not pensionable. Jonathan Symonds’ bonus for 2006 amounted to £566,936 (102.2% of salary). For 2007, the bonus range will be the same.

–	The Executive Director, Development was eligible for an annual bonus related to performance against the criteria described below. The bonus payable was on a scale of 0-150% of salary, with 75% of salary payable for the achievement of target performance.
The bonus was not pensionable. John Patterson’s bonus for 2006 amounted to £489,124 (100.3% of salary). For 2007, the bonus range will be the same.

Since the 2004 consultation with shareholders, the performance criteria for determining the annual bonus for Executive Directors (and other SET members) have been as follows:

–	50% by reference to earnings per share.

–	25% by measures relating to the individual’s particular area of responsibility (or, in the case of the Chief Executive Officer, the average of these individual outcomes for the other members of the SET).

–	25% by a balance of qualitative and quantitative measures that address the quality of business performance (discussed below under “Performance targets and measurement”).

There is a requirement for SET members to defer a portion of their bonus earned into shares for a period of three years. The portion currently deferred into shares is one third of the pre-tax bonus for Executive Directors and one sixth for all other SET members. On leaving, participants would normally have to wait for the shares to be released at the end of the three-year period. The Remuneration Committee reserves the right to modify the bonus outcome if it believes it does not reflect the underlying performance of the business.

>	Longer-term incentives:

	–	Executive Directors are also rewarded for improvement in the share price performance of the Company over a period of years by the grant of share options under the AstraZeneca Share Option Plan. The grant of such options is determined by the Remuneration Committee, as are the performance targets that apply and whether they apply to the grant and/or exercise of options – this is described in more detail below.

	–	In 2006, Executive Directors (and other members of the SET) were also eligible to participate in the AstraZeneca Performance Share Plan described below.

>	An expectation to hold shares equivalent to one-times annual salary, and to retain the net number of shares acquired under the AstraZeneca Share Option Plan for at least six months after the option is exercised.

>	Other customary benefits (such as a car and health benefits) are also made available through participation in the Company’s flexible benefits arrangements, which extend to the vast majority of the Company’s UK, Swedish and US employees.

>	Pension arrangements, as described below.

PENSION ARRANGEMENTS
The table on page 89 gives details of the changes in the value of the Executive Directors’ accrued pensions during 2006.

US Executive Directors’ pension arrangements
David Brennan (the Chief Executive Officer) is a member of the AstraZeneca US Defined Benefit Pension Plan, under a schedule applicable to legacy Astra Merck employees. Benefits for members of this plan are delivered on a tax-qualified basis, with accrued benefits that exceed specific limits under the plan’s formula and the US Tax Code being delivered through a supplementary, non-qualified pension plan (accruals in respect of the UK service being booked in the UK accounts). The normal pension age under both plans is 65. The tax-qualified plan has unreduced, early retirement benefits payable at age 62, or earlier if:

>	combined age and service at retirement equals or exceeds 85; and
>	at 1 July 1996, combined age and service was equal to or exceeded 60; and

>	the member was categorised as a non- highly-compensated employee.

Similar early retirement terms apply to the supplementary, non-qualified plan, as it relates to highly-compensated employees.

The US Defined Benefit Pension Plan and the supplementary, non-qualified pension plan have a service cap at 35 years’ service, after which no further service accrual is earned.

On death in retirement, there is a pension payable to the surviving spouse or other dependant if the member so elects prior to retirement. The pension plan provides for continuation of service credit in the event of disability until age 65, death or commencement of benefit. In the event of death prior to retirement, pre-survivor retirement benefits are payable under the pension plan and under the insurance plans available to all US employees.

Members and surviving spouses/dependants can elect to take pensions in lump-sum form based on actuarial valuation.

UK Executive Directors’ pension arrangements
Certain changes to the tax treatment of pensions in the UK took effect from 6 April 2006. The Remuneration Committee considered the impact those changes may have on UK Executive Directors’ pension arrangements. The Remuneration Committee endorsed the offer of a cash allowance in lieu of future pension, offered annually and payable at the election of each individual Executive Director. The cash allowance is consistent with the cost of the alternative gross pension benefit.

This approach was considered in the context of:

>	The Company’s desire to offer employees flexibility and choice in their reward packages.

>	The Company’s policies of funded, defined contribution pension provision.

>	The Company’s desire to ensure it does not respond to tax changes in a way that would effectively deliver a guaranteed ‘net’ pension promise.

>	The requirement that any alternative to pension should be cost-neutral to the Company.

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DIRECTORS’ REMUNERATION REPORT	85

The Executive Director, Development has elected to remain a member of the Company’s main UK defined benefit pension plan for the option year 2006/7 rather than take the cash allowance. The normal pension age under this plan is 62. However, a member’s accrued pension is available from age 60 without any actuarial reduction. In addition, the accrued pension is available, unreduced, from age 57 if the Company consents to a request for early retirement and from age 50 if the retirement is at the Company’s request.

On death in retirement, the accrued pension is guaranteed payable for the first five years of retirement and then reduces to two-thirds of this amount should there be a surviving spouse or other dependant. Any member may choose higher or lower levels of survivor’s pensions at retirement, subject to HM Revenue & Customs limits, in return for an adjustment to their own pension of equivalent actuarial value. Pensions are also payable to dependent children.

In the event of a senior employee becoming incapacitated, then a pension is payable immediately as if such person had reached normal retirement age (subject to a maximum of 10 years’ additional service), based on current pensionable salary. In the event of a member’s death prior to retirement, dependants are entitled to a pension of two-thirds of the pension that would have been earned had the deceased remained in service to age 62, plus a capital sum of four times pensionable pay.

Pensions in payment are increased annually in line with inflation, as measured by the UK Retail Prices Index, up to a maximum of 5%.

The Chief Financial Officer benefits from a pension promise equivalent to membership of the defined benefit pension plan that applies to the Executive Director, Development. The composition of the promise originates from the application of the statutory earnings cap, which has now been removed following the April 2006 tax changes to the treatment of pensions in the UK. The equivalent pension promise remains unchanged. It is delivered through a combination of:

>	Annual payment by the Company of 26% of base salary. (The Company payment is calculated as 30% of base salary less the required member contribution of 4%.) The Company contribution in 2006 for Jonathan Symonds in respect of the pension element was £172,000. This payment represents three months at the pre-April rate of 50% and nine months at the new rate.
>	To the extent this payment does not provide equivalence to the UK defined benefit pension plan, the Company makes up the difference. The benefits derived from equivalence are shown in the table on page 89 as if the scheme were a defined benefit arrangement.

Performance targets and measurement
Each year, as referred to above, both short-term and longer-term objectives are agreed with the Board and regularly monitored, in respect of both individual business functions and integrated corporate strategy, in the Business Performance Management (BPM) report. Performance against these objectives determines functional bonuses and, separately, whether or not share options will be granted.

In respect of bonuses for 2006, relevant factors included strong financial results ahead of expectations and excellent progress in key areas. Earnings per share increased by 34% compared to 2005; global sales increased by 11% overall and by 23% for key growth products; operating profit increased by 28% and R&D investment by16% (all at constant exchange rates). The development pipeline was strengthened and now comprises 120 projects (compared with 106 a year earlier), including 95 new chemical entities and 25 life-cycle management projects. Significant externalisation activity included six significant licence and acquisition transactions signed during the calendar year, among them the acquisition of Cambridge Antibody Technology Group plc. Good progress was made in life-cycle management, with nine submissions and nine approvals in the US or EU, including the submissions for Crestor (atherosclerosis) and Seroquel SR (schizophrenia) in both the EU and US. These achievements were underpinned by a continuing emphasis on cost discipline, improved productivity and performance management. Bonus outcomes for 2006 reflected overall corporate and relevant functional performance in 2006 against clear objectives in relation to:

>	financial performance;
>	progress in R&D;
>	risk management;
>	executive development and succession;
>	corporate governance and social responsibility; and
>	reputation.

During 2006, the BPM framework was reviewed, with a view to further enhancing our focus on our strategic objectives. Bonus outcomes for 2007 will reflect overall corporate and relevant functional performance against clear objectives in relation to:

>	patients;
>	products;
>	people; and
>	performance.

More information about these objectives is set out on pages11 and 15 of the Business Review.

ASTRAZENECA SHARE OPTION PLAN
The AstraZeneca Share Option Plan, as approved at the AGM in 2000 and operated subsequently, requires that the Remuneration Committee must, before agreeing the grant of options to Executive Directors and others, be satisfied that both the most recent and the underlying performance of the Company justify each grant; and that each individual to whom options are proposed to be granted has achieved the necessary performance.

In agreeing grants of options during 2006, the Remuneration Committee took into account that, the AstraZeneca share price increased by 53.5% between January 2005 and January 2006, outperforming that of every major US, European Union and Swiss pharmaceutical company; dividends increased by 38% to $1.30 for the full year; earnings per share for 2005, at $2.91, were ahead of market expectations and up 41% on the previous year and profits increased by 39%, to $6.5 billion in 2005. In addition, costs remained strictly controlled throughout the value chain, with significant productivity gains achieved and people costs as a percentage of operating costs remained flat at 33% whereas operating profit per employee increased by 41.5% to $100,200. Group sales increased in 2005 by 10% to $23.95 billion. In relation to research and development, expenditure totalled $3.4 billion in 2005, including new investment in laboratory facilities. Productivity increased in 2005, with 25 candidate drugs selected for the early development portfolio (compared with 18 in 2004 and 15 in 2003); four new chemical entities were entered into Phase III development. There were 45 projects in the

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86	ASTRAZENECA ANNUAL REPORT AND FORM 20-F INFORMATION 2006

DIRECTORS’ REMUNERATION REPORT CONTINUED

pre-clinical phase and 17, 15 and 29 projects in Phases I, II and III respectively. The Company’s outward focus has increased considerably, with three licensing transactions completed in 2005. These will have the effect of augmenting the development pipeline with two Phase II compounds and one Phase III compound. In addition, the acquisition of KuDOS Pharmaceuticals Limited was announced in December 2005.

As well as taking into account these performance considerations at the point of granting options, the Remuneration Committee imposed testing performance conditions in respect of the exercise of such granted options for members of the SET. In order for the options to vest, EPS must increase by the UK retail price index plus 5% per annum on average, for three years following grant, with no re-test.

The Remuneration Committee also sought and received assurances that all individuals proposed for a grant of options had been performing in a manner that justified a grant to them. It was noted that there was some variation in the level of grants being proposed between individuals, to reflect differing levels of performance.

The dilutive effect of the proposed grants of options on the Company’s issued share capital was also considered by the Remuneration Committee, in accordance with its commitment that the percentage of the issued share capital that could be allocated under all of the Company’s employee share plans over a period of 10 years should be under 10%. This commitment is applied by the Remuneration Committee in practice as a limit, on average, of under 1% per annum. The Remuneration Committee concluded that a grant of options to those plan participants and individual Executive Directors proposed for a grant was appropriate given the level of performance achieved.

For the grants of options to members of the SET, since the review of executive remuneration in 2004, the Remuneration Committee has included a condition to the effect that, if an event occurs which causes material reputational damage to the Company, such that it is not appropriate for the options to vest and become exercisable, the Remuneration Committee can make a determination to that effect.

The Company has a policy prohibiting the backdating of share options and no backdating of the grant of share options has taken place on any occasion. The exercise price is fixed by reference to the market price of AstraZeneca shares over the three-day period preceding the date of grant. The Remuneration Committee approves all grants of options shortly before the grant date.

ASTRAZENECA PERFORMANCE SHARE PLAN
One of the changes announced by the Company following the 2004 review of executive remuneration was the introduction of a new AstraZeneca Performance Share Plan (the “Plan”). In last year’s report, we described the first year of operation of the new Plan.

Grant and vesting of Awards
The Plan provides for the grant of performance share awards (“Awards”) in respect of Ordinary Shares in AstraZeneca PLC (“Shares”) (which may be delivered in the form of American Depositary Shares in the US). Save in exceptional circumstances, which are prescribed in the Plan rules or at the discretion of the Remuneration Committee, vesting of Awards is contingent on the satisfaction of specified performance targets and continued employment with the AstraZeneca Group. Awards are not pensionable and may not be assigned or transferred (except on a participant’s death, when they may be assigned to the participant’s personal representatives).

Basis of participation
The Remuneration Committee is responsible for agreeing any Awards under the Plan and for setting the policy for the way in which the Plan should be operated, including agreeing performance targets and which employees should be invited to participate in the Plan. All employees of the Company and its subsidiaries, including Executive Directors, are eligible to participate. In practice, participation is highly selective and performance-driven.

Generally, Awards can be granted at any time, but not during a close period of the Company. As reported last year, the first grant of Awards was made on 29 June 2005 (the “2005 Award”). In 2006, grants of Awards were made on 24 March and 19 May (the “2006 Award”).

Details of these grants are shown in the table on page 92. The majority of Awards are likely to be made at or around the same time each year as options are granted under the AstraZeneca Share Option Plan. No payment is required for the grant of Awards.

Performance period and vesting dates
In the case of the 2005 Award, the performance target relates to the three-year period commencing on 1 January 2005 and the vesting date is 29 June 2008. For the 2006 Award, the performance target relates to the three-year period commencing on 1 January 2006 and the vesting date is the third anniversary of the date of grant.

Performance targets
For both Awards, the performance targets are the Company’s Total Shareholder Return (“TSR”) over the relevant three-year period compared to the TSR of a selected peer group of 12 other pharmaceutical companies for the same period. These companies are: Abbott Laboratories, Bristol-Myers Squibb, Eli Lilly, GlaxoSmithKline, Johnson & Johnson, Merck, Novartis, Pfizer, Roche, Sanofi-Aventis, Schering-Plough and Wyeth.

TSR looks at share price increase and dividends re-invested in respect of a notional number of shares, from the beginning of the relevant performance period to the end of it, and ranks the companies in the selected comparator group by reference to the TSR achieved over that period. The rank which the Company’s TSR achieves over the performance period will determine how many Shares will vest under the relevant Award, as per the vesting schedule shown in the table below:

Vesting percentage of
TSR ranking of the Company	Shares under Award

Below median	0%

Median	30%

Upper quartile	100%

Between median and upper quartile	Pro rata

To alleviate any short-term volatility, the return index is averaged in the TSR calculations for each company over the three months prior to the start and end of the relevant performance period.

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DIRECTORS’ REMUNERATION REPORT	87

In addition to the TSR performance target being met for each Award as set out above, the Remuneration Committee also has to satisfy itself that achievement of the TSR performance target is a genuine reflection of the Company’s underlying financial performance.

The Remuneration Committee has the discretion to award Shares up to a further 25% over and above the Shares subject to the Award, if the Company’s TSR performance is substantially better than that of the upper quartile of the comparator group.

Details of Executive Directors’ service contracts at 31 December 2006

	Date of	Unexpired term at
Executive Director	service contract	31 December 2006	Notice period

David R Brennan	1 January 2006	One year	One year

Jonathan Symonds	20 May 1998	One year	One year

John Patterson	1 January 2005	One year	One year

The Remuneration Committee may vary or waive these performance target(s) to take account of events that lead the Remuneration Committee, acting fairly and reasonably, to believe the performance target(s) to be no longer appropriate. Any variation to the performance target(s) made by the Remuneration Committee will not result in the revised performance target(s) being, in the opinion of the Remuneration Committee, more difficult or easier to satisfy than the initial performance target(s).

Individual limit
In respect of any financial year, the maximum market value of Shares that may be put under Award in respect of an employee is 500% of that employee’s basic salary. This limit excludes the above 25% maximum additional Shares that may vest, at the sole discretion of the Remuneration Committee, if the Company’s TSR performance is substantially above that of the upper quartile of the comparator group.

The actual individual limits that apply under the Plan are set by the Remuneration Committee from time to time.

Performance under the AstraZeneca Performance Share Plan in 2006
The “Peer Group Graphs” on page 90 show, for each Award, how the Company’s TSR performance has compared with the TSR for the companies in the comparator group from the first day of the relevant performance period to 31 December 2006 and how the Company ranks against those other companies on this basis. We will continue to report on the performance of each Award against the relevant performance target during the relevant vesting period.

EXECUTIVE DIRECTORS’ SERVICE CONTRACTS
The service contracts of the current Executive Directors provide for a notice period of one year. For new Executive Directors, the Board would aim to negotiate a one-year notice period. In exceptional circumstances, the initial notice period may be longer than one year. In those circumstances, the Board would explain to shareholders the reasons why it believed a longer notice period was necessary and it would be the Board’s intention that it should be reduced to one year subsequently. At the time of the AGM on 26 April 2007, the unexpired term of Executive Directors’ service contracts will be a maximum of one year. The details of the Executive Directors’ individual service contracts are set out in the table above. If an Executive Director’s service contract is terminated, the Company may, depending upon the circumstances, be liable to provide compensation to the Executive Director equivalent to the salary and benefits which he or she would have received during the contractual notice period plus, in the case of the Executive Director, Development, the unreduced pension entitlement described on page 85. For current Executive Directors, it is the Company’s expectation that any such liability would be calculated on the basis of one year’s base salary, target bonus and other benefits. The Company’s policy in the event of the termination of an Executive Director’s service contract is to avoid any liability to the Executive Director in excess of his or her contractual entitlement and to aim to ensure that any liability is mitigated to the fullest extent possible.

POSITION OF THE NON-EXECUTIVE DIRECTORS
None of the Non-Executive Directors has a service contract. They are not eligible for performance-related bonuses or the grant of share options. No pension contributions are made on their behalf. The fees payable to the Non-Executive Directors are set by a committee of the Board comprising the Executive Directors.

EXTERNAL APPOINTMENTS AND RETENTION OF FEES
With the specific approval of the Board in each case, Executive Directors may accept external appointments as non-executive directors of other companies and retain any related fees paid to them.

John Patterson is a Non-Executive Director of Cobham plc. In respect of such position, he retained the fees paid to him for his services. In 2006, the total amount of such fees paid to him in respect of these services was £51,500.

Jonathan Symonds is a Non-Executive Director and Chairman of the Audit Committee of Diageo plc. In respect of such position, he retained the fees paid to him for his services. In 2006, the total amount of such fees paid to him in respect of these services was £80,000. Mr Symonds also received £3,750 for his position as a member of the UK Accounting Standards Board until August 2006.

DIRECTORS’ EMOLUMENTS IN 2006
The Directors’ emoluments in 2006 are disclosed on page 88.

DIRECTORS’ INTERESTS IN SHARES
Details of the Directors’ interests in the Company’s Ordinary Shares are disclosed on pages91 to 94.

AUDIT
The Directors’ emoluments in 2006 and the details of the Directors’ interests in the Company’s Ordinary Shares disclosed on pages 88 to 94 have been audited by the Company’s external auditor.

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88	ASTRAZENECA ANNUAL REPORT AND FORM 20-F INFORMATION 2006

DIRECTORS’ REMUNERATION REPORT CONTINUED

DIRECTORS’ EMOLUMENTS IN 2006
The aggregate remuneration, excluding pension contributions and the value of share options and performance share plan awards, paid to or accrued for all Directors and officers of the Company for services in all capacities during the year ended 31 December 2006 was £12 million ($21 million). Remuneration of individual Directors is set out below in sterling and US dollars. All salaries, fees, bonuses and other benefits for Directors are established in sterling.

			Bonuses
	Salary				Taxable		Total	Total		Total
	and fees	Cash	Shares	[1]	benefits	Other	2006	2005		2004
	£’000	£’000	£’000		£’000	£’000	£’000	£’000		£’000

Louis Schweitzer	260	–	–		–	–	260	260		31	[2]

David R Brennan	942	699	350		1	671	2,663	819	[3]	N/A

John Patterson	483	326	163		14	21	1,007	1,049		N/A

Jonathan Symonds	598	378	189		6	5	1,176	1,269		970

Sir Peter Bonfield	82	–	–		–	–	82	82		76

John Buchanan	69	–	–		–	–	69	69		61

Jane Henney	57	–	–		–	–	57	57		54

Michele Hooper	49	–	–		–	–	49	49		43

Joe Jimenez	49	–	–		–	–	49	49		43

Håkan Mogren	100	–	–		–	–	100	100		479	[4]

Erna Möller	57	–	–		–	–	57	57		54

Dame Bridget Ogilvie[5]	18	–	–		–	–	18	57		54

Dame Nancy Rothwell[6]	30	–	–		–	–	30	–		–

John Varley[7]	21	–	–		–	–	21	–		–

Marcus Wallenberg	40	–	–		–	–	40	49		46

Former Directors

Others[8]	–	–	–		–	–	–	2,289		2,115

Total	2,855	1,403	702		21	697	5,678	6,255		4,026

			Bonuses
	Salary				Taxable		Total	Total		Total
	and fees	Cash	Shares	[1]	benefits	Other	2006	2005		2004
	$’000	$’000	$’000		$’000	$’000	$’000	$’000		$’000

Louis Schweitzer	475	–	–		–	–	475	476		56	[2]

David R Brennan	1,720	1,278	639		2	1,226	4,865	1,499	[3]	N/A

John Patterson	883	596	298		25	37	1,839	1,918		N/A

Jonathan Symonds	1,093	691	345		11	9	2,149	2,321		1,764

Sir Peter Bonfield	150	–	–		–	–	150	150		138

John Buchanan	126	–	–		–	–	126	126		111

Jane Henney	104	–	–		–	–	104	104		98

Michele Hooper	89	–	–		–	–	89	90		78

Joe Jimenez	89	–	–		–	–	89	90		78

Håkan Mogren	183	–	–		–	–	183	183		871	[4]

Erna Möller	104	–	–		–	–	104	104		98

Dame Bridget Ogilvie[5]	34	–	–		–	–	34	104		98

Dame Nancy Rothwell[6]	56	–	–		–	–	56	–		–

John Varley[7]	39	–	–		–	–	39	–		–

Marcus Wallenberg	73	–	–		–	–	73	90		84

Former Directors

Others[8]	–	–	–		–	–	–	4,191		3,847

Total	5,218	2,565	1,282		38	1,272	10,375	11,446		7,321

[1] These figures represent that portion of the 2006 bonus required to be deferred into shares to be held for a three-year period as explained on page 84.
[2] Part year only.
[3] Part year only as only appointed as a Director on 14 March 2005.
[4] Comprises compensation payment of £450,000 ($818,000) and part year Non-Executive Director’s fee of £29,000 ($53,000).
[5] Part year only as ceased to be a Director on 27 April 2006.
[6] Part year only as appointed as a Director on 27 April 2006.
[7] Part year only as appointed as a Director on 26 July 2006.
[8] This comprises Sir Tom McKillop’s 2005 total of £2,253,000 ($4,125,000) plus Åke Stavling’s final payment of £36,000 ($66,000).

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DIRECTORS’ REMUNERATION REPORT	89

In the tables on page 88, salaries have been converted between sterling and US dollars at the average exchange rate for the year in question. These rates were:

GBP/USD

2004	0.555

2005	0.546

2006	0.547

Some Directors and officers were also granted options to subscribe for Ordinary Shares under the Company’s share option plans and awards under the AstraZeneca Performance Share Plan (or, in the case of David Brennan, the AstraZeneca US Executive Performance Share Plan). Details of share options granted to, and exercised by, Directors and the aggregate of gains realised on exercised options, and of awards under the above performance share plans, in the year are given on pages 93 and 94.

No Director or officer has a family relationship with any other Director or officer.

PENSIONS
Pensions are payable to Directors in sterling, with the exception of David Brennan’s, which is payable in US dollars. For ease of understanding, the table below has been presented in both sterling and US dollars using the exchange rates for 2006 set out above.

		David R	John	Jonathan	David R	John	Jonathan
		Brennan	Patterson	Symonds	Brennan	Patterson	Symonds
		£’000	£’000	£’000	$’000	$’000	$’000

Defined Benefit Arrangements
1.	Accrued pension
	at 1 January 2006	442	291	256	808	532	468

2.	Increase in accrued pension
	during year as a result of inflation	–	11	9	–	20	16

3.	Adjustment to accrued pension
	as a result of salary increase
	relative to inflation	80	–	–	146	–	–

4.	Increase in accrued pension
	as a result of additional service	8	11	13	15	20	24

5.	Accrued pension at
	31 December 2006	530	313	278	969	572	508

6.	Employee contributions
	during year	–	–	22	–	–	40

7.	Transfer value of
	accrued pension
	at 31 December 2005	3,708	5,449	2,593	6,773	9,953	4,736

8.	Transfer value of
	accrued pension
	at 31 December 2006	4,356	6,129	3,020	7,956	11,195	5,516

9.	Change in transfer value during
	the period less employee contributions	648	680	405	1,183	1,242	740

10.	Age at 31 December 2006	53[3] /12	58[11] /12	47 10/12	53 3/12	58 11/12	47 10/12

11.	Pensionable service (years)	31	31 7/12	26 4/12	31	31 7/12	26 4/12

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90	ASTRAZENECA ANNUAL REPORT AND FORM 20-F INFORMATION 2006

DIRECTORS’ REMUNERATION REPORT CONTINUED

TRANSACTIONS WITH DIRECTORS
There were no material recorded transactions between the Company and the Directors during 2006 or 2005.

TOTAL SHAREHOLDER RETURN GRAPHS
The UK Directors’ Remuneration Report Regulations 2002 require the inclusion in the Directors’ Remuneration Report of a graph showing total shareholder return (TSR) over a five year period in respect of a holding of the Company’s shares, plotted against TSR in respect of a hypothetical holding of shares of a similar kind and number by reference to which a broad equity market index is calculated. The Company is a member of the FTSE 100 Index and consequently, for the purposes of this graph which is set out below, we have selected the FTSE 100 Index as the appropriate index. This graph is re-based to 100 at the start of the rolling five-year period. We have also included a “Pharma Peers Average”, which reflects the TSR of the same comparator group used for the Performance Share Plan graphs below.

The AstraZeneca Performance Share Plan (the “Plan”) referred to on pages 86 and 87 requires that the TSR in respect of a holding of the Company’s shares over the relevant performance period be compared with the TSR of a peer group of 12 other pharmaceutical companies. The first graph below shows how the Company’s TSR performance has compared with the TSR for the companies in the comparator group from 1 January 2005 (the first day of the current three-year performance period for the 2005 Award) to 31 December 2006 and how the Company ranks against those other companies on this basis. The second graph below shows how the Company’s TSR performance has compared with the TSR for the companies in the comparator group from 1 January 2006 (the first day of the current three-year performance period for the 2006 Award) to 31 December 2006 and how the Company ranks against those other companies on this basis.

To alleviate any short-term volatility, the return index is averaged in the TSR calculations for each company over the three months prior to the start of the relevant performance period (as stipulated in the Plan) and, for the purposes of the above interim snapshots, over the last three months of 2006.

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DIRECTORS’ REMUNERATION REPORT	91

DIRECTORS’ INTERESTS IN SHARES
The table below shows the interests at 31 December 2006 or on the date of resignation (if earlier) of the persons who on that date were Directors (including the interests of their families) in shares and debentures of AstraZeneca PLC. All such interests were beneficial except as otherwise stated. However, interests in Ordinary Shares or American Depositary Shares (ADSs) that are the subject of awards under the AstraZeneca Performance Share Plan, the AstraZeneca Deferred Bonus Plan or the AstraZeneca US Executive Performance Share Plan discussed elsewhere, are not included in the table below but are shown on page 92. None of the Directors has a beneficial interest in the shares of any of the Company’s subsidiaries. Between 31 December 2006 and 31 January 2007 there was no change in the interests in shares and debentures shown in the table below.

	Interest in Ordinary Shares		Net shares		Interest in Ordinary Shares
Director	at 1 Jan 2006 or appointment date		acquired/(disposed)		at 31 Dec 2006 or resignation date

Louis Schweitzer	4,000		–		4,000

David R Brennan[1,2]	80,612	[3]	31,176	[3]	111,788	[3]

John Patterson[2]	503		7,512		8,015

Jonathan Symonds[2]	11,527		–		11,527

Sir Peter Bonfield	500		–		500

John Buchanan	2,500		–		2,500

Jane Henney	500		–		500

Michele Hooper	500		–		500

Joe Jimenez	500		–		500

Håkan Mogren	62,164		–		62,164

Erna Möller	2,718		–		2,718

Dame Bridget Ogilvie	500		–		500	[4]

Marcus Wallenberg	67,264		–		67,264

Dame Nancy Rothwell	500	[5]	–		500

John Varley	–	[5]	500		500

[1]	Shareholding includes ADSs held in the AstraZeneca Executive Deferral Plan, the AstraZeneca Deferred Compensation Plan and the AstraZeneca Savings and Security Plan (see table below). Does not include interests in ADSs that are the subject of awards under the AstraZeneca US Executive Performance Share Plan (see page 92).
[2]	Does not include interests in Ordinary Shares that are the subject of Awards under the AstraZeneca Performance Share Plan or of awards under the AstraZeneca Deferred Bonus Plan.
[3]	Numbers of ADSs. One ADS represents one Ordinary Share.
[4]	Shareholding at date of resignation (27 April 2006).
[5]	Shareholding at date of appointment.

Unitised stock plans
David Brennan, in common with other participating executives in the US, has interests in the following: the AstraZeneca Executive Deferral Plan, the AstraZeneca Executive Deferred Compensation Plan and the AstraZeneca Savings and Security Plan. These are unitised stock plans and participants hold units in each plan. A unit comprises part cash and part ADSs. The overall unit price is determined daily by taking the market value of the underlying ADSs and adding the cash position. The ADSs held within these units carry both voting and dividend rights. Mr Brennan is deemed to have a notional interest in these ADSs, calculated by reference to the fund value and the closing price of ADSs. As the value of the unit varies, the number of ADSs attached to each unit varies. Therefore, the number of ADSs held within each unit varies daily.

	ADSs held at	Net ADSs	ADSs held
Unitised stock plan	1 Jan 2006	acquired/(disposed) during 2006	at 31 Dec 2006

AstraZeneca Executive Deferral Plan	74,453	1,618	76,071

AstraZeneca Executive Deferred Compensation Plan	–	29,103	29,103

AstraZeneca Savings and Security Plan	6,001	455	6,456

No Director or senior executive beneficially owns, or has options over, 1% or more of the outstanding shares of the Company, nor do they have different voting rights to other shareholders.

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92	ASTRAZENECA ANNUAL REPORT AND FORM 20-F INFORMATION 2006

DIRECTORS’ REMUNERATION REPORT CONTINUED

The interests of Directors and former Directors at 31 December 2006, or on the date of resignation (if earlier), in Shares that are the subject of Awards under the AstraZeneca Performance Share Plan are not included in the table on the previous page but are shown below:

	Awards held (target number of Shares)
							Monetary value
	At 1 Jan 2006 or		At 31 Dec 2006 or		Target number of Shares		of Awards		Date	Vesting
Award and performance period	appointment date		resignation date		the subject of Awards		(£)	[1]	of grant	date

David R Brennan
2006 Award: 1 Jan 06 – 1 Jan 09	–		73,109		73,109	[2]	2,174,993		24.03.06	24.03.09

2006 Award: 1 Jan 06 – 1 Jan 09	–		19,092		19,092	[3]	543,740		19.05.06	19.05.09

Total	–		92,201		92,201		2,718,733

John Patterson
2005 Award: 1 Jan 05 – 1 Jan 08	41,945		41,945		41,945	[4]	939,987		29.06.05	29.06.08

2006 Award: 1 Jan 06 – 1 Jan 09	–		32,319		32,319	[2]	961,490		24.03.06	24.03.09

Total	41,945		74,264		74,264		1,901,477

Jonathan Symonds
2005 Award: 1 Jan 05 – 1 Jan 08	47,723		47,723		47,723	[4]	1,069,472		29.06.05	29.06.08

2006 Award: 1 Jan 06 – 1 Jan 09	–		41,646		41,646	[2]	1,238,968		24.03.06	24.03.09

Total	47,723		89,369		89,369		2,308,440

Sir Tom McKillop[5]
2005 Award: 1 Jan 05 – 1 Jan 08	104,417		104,417		104,417	[4]	2,339,985		29.06.05	29.06.08

Total	104,417	[6]	104,417	[6]	104,417		2,339,985

[1]	The relevant target percentage of the Director’s salary was divided by the price per share at date of grant to calculate the target number of Shares.
[2]	Share price at date of grant was 2975p.
[3]	Share price at date of grant was 2848p.
[4]	Share price at date of grant was 2241p.
[5]	Ceased to be a Director on 31 December 2005.
[6]	To be pro-rated as described on page 74 of the 2005 Directors’ Remuneration Report.
References to “target number of Shares” are to the maximum number of Shares that would vest if the vesting percentage were 100%.

There is a requirement for SET members to defer a portion of their bonus earned into Ordinary Shares for a period of three years. The portion currently deferred into Ordinary Shares is one third of the pre-tax bonus for Executive Directors and one sixth for all other SET members. The interests of Directors and former Directors at 31 December 2006, or on the date of resignation (if earlier), in Ordinary Shares that are the subject of awards under the AstraZeneca Deferred Bonus Plan are not included in the table on the previous page but are shown below:

		Awards held	Number of
			Ordinary Shares		Monetary value
	At 1 Jan 2006 or	At 31 Dec 2006 or	the subject		of awards		Date	Vesting
	appointment date	resignation date	of awards		(£)	[1]	of grant	date

David R Brennan	–	6,352	6,352	[2]	167,629		24.02.06	24.02.09

John Patterson	–	6,623	6,623	[2]	174,781		24.02.06	24.02.09

Jonathan Symonds	–	7,534	7,534	[2]	198,822		24.02.06	24.02.09

[1]	The relevant portion of the bonus earned was divided by the price per share at the date of grant to calculate the number of shares.
[2]	Share price at the date of grant was 2639p.

The interests of David Brennan at 31 December 2006 in ADSs of AstraZeneca PLC that are the subject of awards under the AstraZeneca US Executive Performance Share Plan (established in 2000) are not included in the above tables but are shown below. One ADS equals one Ordinary Share. The number of ADSs to which Mr Brennan may become unconditionally entitled on the vesting date will be determined by reference to AstraZeneca’s total shareholder return compared to that of other companies in the US Pharmaceutical Human Resources Association over the three-year performance period.

David R Brennan

							Monetary
				Initial monetary		Awards vested	value of
	Awards held (target number of ADSs)		Awards made	value of		during 2006	awards vested		Awards		Date on
			(target number	awards made		(number	during 2006		expired	Date	which award
	At 1 Jan 2006	At 31 Dec 2006	of ADSs)	($)		of ADSs)	($)		during 2006	of award	may vest

	33,104	–	33,104	1,163,937	[1]	31,780	1,643,979	[2]	1,324	25.03.03	25.03.06

	28,826	28,826	28,826	1,344,156	[3]	–	–		–	26.03.04	26.03.07

	27,877	27,877	27,877	1,124,837	[4]	–	–		–	24.03.05	24.03.08

Total	89,807	56,703	89,807	3,632,930		31,780	1,643,979		1,324

[1]	The award price was $35.16.
[2]	The closing price of ADSs on 25 March 2006 (the date of vesting) was $51.73.
[3]	The award price was $46.63.
[4]	The award price was $40.35.
References to “target number of ADSs” are to the maximum number of ADSs that would vest if the vesting percentage were 100%.

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DIRECTORS’ REMUNERATION REPORT	93

SHARE OPTIONS
The interests of Directors, and of former Directors who served during 2006, in options to subscribe for Ordinary Shares, which include options granted under the AstraZeneca Share Option Plan, the AstraZeneca Savings-Related Share Option Scheme and the 1994 Executive Share Option Scheme, together with options granted and exercised during the year, are included in the following table. All grants in 2006 were made under the AstraZeneca Share Option Plan.

		Number of	Exercise
		Ordinary Shares	price per		Market price at		First day		Last day
		under option	Ordinary Share	[1]	date of exercise		exercisable	[2]	exercisable	[2]

Håkan Mogren	At 1 Jan 2006	244,896	2848p				13.12.02		24.03.13
	– market price above option price	139,530	2499p				13.12.02		24.03.13
	– market price below option price	105,366	3309p				23.08.03		27.03.12
	At 31 Dec 2006	244,896	2848p				13.12.02		24.03.13
	– market price above option price	90,422	2364p				16.03.03		24.03.13
	– market price below option price	154,474	3131p				13.12.02		27.03.12

David R Brennan	At 1 Jan 2006	440,643	$43.27				16.03.03		23.03.15
	– market price above option price	364,948	$41.96				16.03.03		23.03.15
	– market price below option price	75,695	$49.59				28.03.05		27.03.12
	Granted 24 March 2006	87,731	2975p				24.03.09		23.03.16
	Granted 19 May 2006	22,910	2848p				19.05.09		18.05.16
	Exercised 8 August 2006	85,397	$35.16		$61.07	[3]	25.03.06		24.03.13
	At 31 Dec 2006
	– options over ADSs	355,246	$45.22				16.03.03		23.03.15
	– options over Ordinary Shares	110,641	2949p				24.03.09		18.05.16
	– market price above option price	355,246	$45.22				16.03.03		23.03.15
	– market price below option price	110,641	2949p				24.03.09		18.05.16

John Patterson	At 1 Jan 2006	196,635	2579p				26.03.01		23.03.15
	– market price above option price	146,397	2325p				26.03.01		23.03.15
	– market price below option price	50,238	3319p				23.08.03		27.03.12
	Granted 24 March 2006	41,552	2975p				24.03.09		23.03.16
	Exercised 4 August 2006	10,944	2448p		3185p	[4]	26.03.01		25.03.08
	Exercised 4 August 2006	34,669	2231p		3182p	[5]	25.03.06		24.03.13
	At 31 Dec 2006	192,574	2735p				25.03.02		23.03.16
	– market price above option price	100,784	2344p				25.03.02		23.03.15
	– market price below option price	91,790	3163p				23.08.03		23.03.16

Jonathan Symonds	At 1 Jan 2006	312,558	2560p				01.10.00		23.03.15
	– market price above option price	225,809	2284p				01.10.00		23.03.15
	– market price below option price	86,749	3278p				23.08.03		27.03.12
	Granted 24 March 2006	50,862	2975p				24.03.09		23.03.16
	At 31 Dec 2006	363,420	2618p				01.10.00		23.03.16
	– market price above option price	225,809	2284p				01.10.00		23.03.15
	– market price below option price	137,611	3166p				23.08.03		23.03.16

[1]	Exercise prices at 1 January and 31 December are weighted averages.
[2]	First and last exercise dates of groups of options, within which periods there are shorter exercise periods.
[3]	Price at which he sold all of the shares (85,397) he acquired from the exercise that same day.
[4]	Price at which he sold 9,486 shares of the shares he acquired from the exercise that same day to meet exercise cost and tax liability.
[5]	Price at which he sold 28,615 shares of the shares he acquired from the exercise that same day to meet exercise cost and tax liability.

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94	ASTRAZENECA ANNUAL REPORT AND FORM 20-F INFORMATION 2006

DIRECTORS’ REMUNERATION REPORT CONTINUED

In addition to the above, the following Director held options under the Astra Shareholder Value Incentive Plan, which were converted into options over AstraZeneca shares on completion of the merger based on an exchange ratio of 0.5045 AstraZeneca options for each Astra option held. No further options have been or will be granted under the scheme:

Astra SVIP Options
		Number of shares	Exercise price	Market price at	First day	Last day
		under option	per share (SEK)[1]	date of exercise	exercisable[2]	exercisable[2]

Håkan Mogren	At 1 Jan 2006	9,826	441.78		06.04.99	23.01.06
	– market price above option price	–	–		–	–
	– market price below option price	9,826	441.78		06.04.99	23.01.06
	Expired	9,826	441.78		06.04.99	23.01.06
	At 31 Dec 2006	–

1	Exercise prices are weighted averages.
2	First and last exercise dates of groups of options, within which periods there are shorter exercise periods.

Gains by Directors on exercise of share options
The aggregate amount of gains made by Directors on the exercise of share options during the year amounted to $2,962,173.19 (2005 $577,795.42, 2004 $nil) and the gains made by the highest paid Director were $2,212,636.27 (2005 $577,407.91, 2004 $nil). The market price of shares trading on the London Stock Exchange at 31 December 2006 was 2744 pence and the range during 2006 was 2574 pence to 3529 pence. The market price of shares trading on the Stockholm Stock Exchange at 31 December 2006 was 367.5 SEK and the range during 2006 was 352.5 SEK to 484.0 SEK. The market price of shares trading on the New York Stock Exchange was $53.55 at 31 December 2006 and the range during 2006 was $45.12 to $66.37. The Register of Directors’ Interests (which is open to inspection) contains full details of Directors’ shareholdings and options to subscribe for Ordinary Shares.

On behalf of the Board
G H R MUSKER
Group Secretary and Solicitor
1 February 2007

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96	ASTRAZENECA ANNUAL REPORT AND FORM 20-F INFORMATION 2006

PREPARATION OF THE FINANCIAL STATEMENTS AND DIRECTORS’ RESPONSIBILITIES

The Directors are responsible for preparing the Annual Report and Form 20-F Information and the Group and Company Financial Statements, in accordance with applicable law and regulations.

UK company law requires the Directors to prepare Group and Company Financial Statements for each financial year. Under that law the Directors are required to prepare the Group Financial Statements in accordance with IFRS as adopted by the European Union (EU) and applicable law and have elected to prepare the Company Financial Statements in accordance with UK Accounting Standards and applicable law. The Directors have also presented additional information under US requirements.

The Group Financial Statements are required by law and IFRS as adopted by the EU to present fairly the financial position and performance of the Group; the Companies Act 1985 provides in relation to such financial statements that references in the relevant part of that Act to financial statements giving a true and fair view are references to their achieving a fair presentation.

The Company Financial Statements are required by law to give a true and fair view of the state of affairs of the Company.

In preparing each of the Group and Company Financial Statements, the Directors are required to:

>	Select suitable accounting policies and then apply them consistently.

>	Make judgements and estimates that are reasonable and prudent.

>	For the Group Financial Statements, state whether they have been prepared in accordance with IFRS as adopted by the EU.

>	For the Company Financial Statements, state whether applicable UK Accounting Standards have been followed, subject to any material departures disclosed and explained in the Company Financial Statements.

>	Prepare the financial statements on the going concern basis unless it is inappropriate to presume that the Group and theCompany will continue in business.

The Directors are responsible for keeping proper accounting records that disclose with reasonable accuracy at any time the financial position of the Company and enable them to ensure that its financial statements comply with the Companies Act 1985. They have general responsibility for taking such steps as are reasonably open to them to safeguard the assets of the Group and the Company and to prevent and detect fraud and other irregularities.

Under applicable law and regulations, the Directors are also responsible for preparing a Directors’ Report, Directors’ Remuneration Report and Corporate Governance Statement that comply with that law and those regulations.

DIRECTORS’ RESPONSIBILITIES FOR, AND REPORT ON, INTERNAL CONTROL OVER FINANCIAL REPORTING

The Directors are responsible for establishing and maintaining adequate internal control over financial reporting. AstraZeneca’s internal control over financial reporting is designed to provide reasonable assurance over the reliability of financial reporting and the preparation of consolidated financial statements in accordance with International Financial Reporting Standards as adopted by the EU and generally accepted accounting principles in the United States.

Due to its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Projections of any evaluation of effectiveness to future periods are subject to the risks that controls may become inadequate because of changes in conditions or that the degree of compliance with the policies or procedures may deteriorate.

The Directors assessed the effectiveness of AstraZeneca’s internal control over financial reporting as at 31 December 2006 based on the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control-Integrated Framework. Based on this assessment, the Directors believe that, as at 31 December 2006, the internal control over financial reporting is effective based on those criteria.

KPMG Audit Plc, an independent registered public accounting firm, has audited the Directors’ assessment of the internal control over financial reporting and, as explained on page 97, has issued an unqualified report thereon.

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98	ASTRAZENECA ANNUAL REPORT AND FORM 20-F INFORMATION 2006

CONSOLIDATED INCOME STATEMENT FOR THE YEAR ENDED 31 DECEMBER

		2006	2005	2004
	Notes	$m	$m	$m

Sales		26,475	23,950	21,426

Cost of sales		(5,559)	(5,356)	(5,193)

Distribution costs		(226)	(211)	(177)

Research and development		(3,902)	(3,379)	(3,467)

Selling, general and administrative costs		(9,096)	(8,695)	(8,268)

Other operating income and expense	1	524	193	226

Operating profit	1	8,216	6,502	4,547

Profit on sale of interest in joint venture	2	–	–	219

Finance income	3	888	665	532

Finance expense	3	(561)	(500)	(454)

Profit before tax		8,543	6,667	4,844

Taxation	4	(2,480)	(1,943)	(1,161)

Profit for the period		6,063	4,724	3,683

Attributable to:
Equity holders of the Company		6,043	4,706	3,664

Minority interests	20	20	18	19

Basic earnings per $0.25 Ordinary Share	5	$3.86	$2.91	$2.18

Diluted earnings per $0.25 Ordinary Share	5	$3.85	$ 2.91	$2.18

Weighted average number of Ordinary Shares in issue (millions)	5	1,564	1,617	1,673

Diluted weighted average number of Ordinary Shares in issue (millions)	5	1,570	1,618	1,675

Dividends declared and paid in the period	21	2,217	1,676	1,408

All activities were in respect of continuing operations.

CONSOLIDATED STATEMENT OF RECOGNISED INCOME AND EXPENSE FOR THE YEAR ENDED 31 DECEMBER

		2006	2005	2004
	Notes	$m	$m	$m

Profit for the period		6,063	4,724	3,683

Foreign exchange and other adjustments on consolidation	18	922	(1,052)	744

Available for sale (losses)/gains taken to equity	18	(20)	(10)	31

Actuarial loss for the period	18	(108)	(35)	(179)

Tax on items taken directly to reserves	4, 18	137	(25)	416

		931	(1,122)	1,012

Total recognised income and expense for the period		6,994	3,602	4,695

Attributable to:
Equity holders of the Company		6,970	3,595	4,690

Minority interests		24	7	5

Tax on items taken directly to reserves in 2004 includes a credit of $357m in respect of foreign exchange losses in 2000 (Note 4).

$m means millions of US dollars.

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FINANCIAL STATEMENTS	99

CONSOLIDATED BALANCE SHEET
AT 31 DECEMBER

		2006	2005	2004
	Notes	$m	$m	$m

Assets
Non-current assets

Property, plant and equipment	7	7,453	6,985	8,097

Intangible assets	8	4,204	2,712	3,050

Other investments	9	119	256	262

Deferred tax assets	4	1,220	1,117	1,218

		12,996	11,070	12,627

Current assets
Inventories	10	2,250	2,206	3,020

Trade and other receivables	11	5,561	4,778	4,620

Other investments	9	657	1,624	1,198

Income tax receivable		1,365	183	120

Cash and cash equivalents	12	7,103	4,979	4,067

		16,936	13,770	13,025

Total assets		29,932	24,840	25,652

Liabilities
Current liabilities
Interest bearing loans and borrowings	13	(136)	(90)	(142)

Trade and other payables	16	(6,334)	(5,466)	(5,478)

Income tax payable		(2,977)	(1,283)	(967)

		(9,447)	(6,839)	(6,587)

Non-current liabilities
Interest bearing loans and borrowings	13	(1,087)	(1,111)	(1,127)

Deferred tax liabilities	4	(1,559)	(1,112)	(1,328)

Retirement benefit obligations	24	(1,842)	(1,706)	(1,761)

Provisions	17	(327)	(309)	(266)

Other payables	16	(254)	(72)	(86)

		(5,069)	(4,310)	(4,568)

Total liabilities		(14,516)	(11,149)	(11,155)

Net assets		15,416	13,691	14,497

Equity
Capital and reserves attributable to equity holders of the Company
Share capital	29	383	395	411

Share premium account	19	1,671	692	550

Capital redemption reserve	19	71	53	36

Merger reserve	19	433	433	433

Other reserves	19	1,398	1,345	1,384

Retained earnings	19	11,348	10,679	11,590

		15,304	13,597	14,404

Minority equity interests	20	112	94	93

Total equity	18	15,416	13,691	14,497

The Financial Statements on pages 98 to 156 were approved by the Board of Directors on 1 February 2007 and were signed on its behalf by:

DAVID R BRENNAN	JONATHAN SYMONDS
Director	Director

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100	ASTRAZENECA ANNUAL REPORT AND FORM 20-F INFORMATION 2006

CONSOLIDATED CASH FLOW STATEMENT
FOR THE YEAR ENDED 31 DECEMBER

		2006	2005	2004
	Notes	$m	$m	$m

Cash flows from operating activities
Profit before tax		8,543	6,667	4,844

Finance income and expense	3	(327)	(165)	(78)

Profit on sale of interest in joint venture	2	–	–	(219)

Depreciation, amortisation and impairment	1	1,345	1,327	1,268

Increase in trade and other receivables		(470)	(502)	(207)

Decrease in inventories		158	596	129

Increase in trade and other payables		420	238	11

Other non-cash movements		263	220	384

Cash generated from operations		9,932	8,381	6,132

Interest paid		(70)	(32)	(69)

Tax paid		(2,169)	(1,606)	(1,246)

Net cash inflow from operating activities		7,693	6,743	4,817

Cash flows from investing activities
Acquisitions of business operations	22	(1,148)	–	–

Disposal of business operations	23	–	–	355

Movement in short term investments and fixed deposits		1,120	(491)	1,855

Purchase of property, plant and equipment		(794)	(810)	(1,063)

Disposal of property, plant and equipment		35	87	35

Purchase of intangible assets		(545)	(157)	(215)

Disposal of intangible assets		661	–	–

Purchase of non-current asset investments		(17)	(12)	(117)

Disposal of non-current asset investments		68	–	–

Interest received		352	206	119

Payments made by subsidiaries to minority interests		(4)	(5)	(5)

Dividends received		–	–	6

Net cash (outflow)/inflow from investing activities		(272)	(1,182)	970

Net cash inflow before financing activities		7,421	5,561	5,787

Cash flows from financing activities
Proceeds from issue of share capital		985	143	102

Re-purchase of shares		(4,147)	(3,001)	(2,212)

Loans received		–	–	746

Loan repayment		–	–	(21)

Dividends paid		(2,220)	(1,717)	(1,378)

Movement in short term borrowings		16	3	2

Net cash outflow from financing activities		(5,366)	(4,572)	(2,761)

Net increase in cash and cash equivalents in the period		2,055	989	3,026

Cash and cash equivalents at beginning of the period		4,895	3,927	872

Exchange rate effects		39	(21)	29

Cash and cash equivalents at the end of the period	12	6,989	4,895	3,927

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FINANCIAL STATEMENTS	101

ACCOUNTING POLICIES

BASIS OF ACCOUNTING AND PREPARATION OF FINANCIAL INFORMATION
The consolidated financial statements have been prepared under the historical cost convention, modified to include revaluation to fair value of certain financial instruments as described below, in accordance with the Companies Act 1985 and International Financial Reporting Standards (IFRSs) as adopted by the European Union (“adopted IFRS”) in response to the IAS regulation (EC 1606/2002).

Where there are significant differences to US GAAP these have been described in the US GAAP section on pages149 to156.

The Company has elected to prepare the Company Financial Statements in accordance with UK Accounting Standards. These are presented on pages158 to 162 and the accounting policies in respect of Company information are set out on page159.

In preparing their individual financial statements, the accounting policies of some overseas subsidiaries and associated undertakings do not conform with adopted IFRSs. Therefore, where appropriate, adjustments are made in order to present the Group Financial Statements on a consistent basis.

The preparation of the Financial Statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the Financial Statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

AstraZeneca’s management considers the following to be the most important accounting policies in the context of the Group’s operations.

In applying these accounting policies management makes certain judgements and estimations. Judgements include classification of transactions between the income statement and balance sheet, whilst estimations focus on areas such as carrying values and estimated lives.

The accounting policy descriptions set out the areas where judgement needs exercising, the most significant of which are revenue recognition, research and development, goodwill and intangible assets, provisions for contingent liabilities, post-retirement benefits, taxation and share-based compensation.

Revenue
Sales exclude inter-company sales and value-added taxes and represent net invoice value less estimated rebates, returns and settlement discounts. Sales are recognised when the significant risks and rewards of ownership have been transferred to a third party. No revenue is recognised when there are significant uncertainties regarding the consideration to be received or the costs associated with the transaction.

Research and development
Research expenditure is recognised in the income statement in the year in which it is incurred.

Internal development expenditure is recognised in the income statement in the year in which it is incurred unless it meets the recognition criteria of IAS 38 ‘Intangible Assets’. Regulatory and other uncertainties generally mean that such criteria are not met. Where, however, the recognition criteria are met, intangible assets are capitalised and amortised on a straight-line basis over their useful economic lives from product launch. Payments to in-licence products and compounds from external third parties, generally taking the form of up-front payments and milestones, are capitalised and amortised, generally on a straight-line basis, over their useful economic lives from product launch. Under this policy, it is not possible to determine precise economic lives for individual classes of intangible. However, lives range from three years to twenty years.

Intangible assets relating to products in development (both internally generated and externally acquired) are subject to impairment testing at each balance sheet date. All intangible assets are tested for impairment when there are indications that the carrying value may not be recoverable. Any impairment losses are recognised immediately in the income statement.

Business combinations and goodwill
On the acquisition of a business, fair values are attributed to the identifiable assets and liabilities and contingent liabilities unless the fair value cannot be measured reliably in which case the value is subsumed into goodwill. Where fair values of acquired contingent liabilities cannot be measured reliably, the assumed contingent liability is not recognised but is disclosed in the same manner as other contingent liabilities.

Goodwill arising on acquisitions is capitalised and subject to an impairment review, both annually and when there is an indication that the carrying value may not be recoverable.

Prior to 1 January 2003, goodwill was amortised over its estimated useful life; such amortisation ceased on 31 December 2002.

The Group’s policy up to and including 1997 was to eliminate goodwill arising upon acquisitions against reserves. Under IFRS 1 ‘First-time Adoption of International Financial Reporting Standards’ and IFRS 3 ‘Business Combinations’, such goodwill will remain eliminated against reserves.

Employee benefits
The Group accounts for pensions and other employee benefits (principally healthcare) under IAS 19 ‘Employee Benefits’. In respect of defined benefit plans, obligations are measured at discounted present value whilst plan assets are measured at fair value. The operating and financing costs of such plans are recognised separately in the income statement; current service costs are spread systematically over the lives of employees and financing costs are recognised in full in the periods in which they arise. Actuarial gains and losses are recognised immediately in the statement of recognised income and expense.

Where the calculation results in a benefit to the Group, the recognised asset is limited to the present value of any future refunds from the plan or reductions in future contributions to the plan.

Payments to defined contribution schemes are recognised in the income statement as they fall due.

Taxation
The current tax payable is based on taxable profit for the year. Taxable profit differs from profit as reported in the income statement because it excludes items that are never taxable or deductible. The Group’s liability for current tax is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.

Deferred tax is provided using the balance sheet liability method, providing for temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax assets are recognised to the extent that it is probable that taxable profit will be available against which the asset can be utilised. This requires judgements to be made in respect of the availability of future taxable income.

No deferred tax asset or liability is recognised in respect of temporary differences associated with investments in subsidiaries, branches and joint ventures where the Group is able to

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102	ASTRAZENECA ANNUAL REPORT AND FORM 20-F INFORMATION 2006

ACCOUNTING POLICIES CONTINUED

control the timing of reversal of the temporary differences and it is probable that the temporary differences will not reverse in the foreseeable future.

Accruals for tax contingencies require management to make judgements and estimates of ultimate exposures in relation to tax audit issues. Tax benefits are not recognised unless the tax positions will probably be sustained. Once considered to be probable, management reviews each material tax benefit to assess whether a provision should be taken against full recognition of that benefit on the basis of potential settlement through negotiation and/or litigation. All provisions are included in creditors due within one year. Any recorded exposure to interest on tax liabilities is provided for in the tax charge.

Share-based payments
All plans are classified as equity settled. The grant date fair value of employee share option plans is generally calculated using the Black-Scholes model. In accordance with IFRS 2 ‘Share-based Payments’, the resulting cost is recognised in the income statement over the vesting period of the options, being the period in which the services are received. The value of the charge is adjusted to reflect expected and actual levels of options vesting, except where the failure to vest is as a result of not meeting a market condition.

Property, plant and equipment
The Group’s policy is to write off the difference between the cost of each item of property, plant and equipment and its residual value systematically over its estimated useful life. Assets under construction are not depreciated.

Reviews are made annually of the estimated remaining lives and residual values of individual productive assets, taking account of commercial and technological obsolescence as well as normal wear and tear. Under this policy it becomes impractical to calculate average asset lives exactly. However, the total lives range from approximately thirteen to fifty years for buildings, and three to fifteen years for plant and equipment. All items of property, plant and equipment are tested for impairment when there are indications that the carrying value may not be recoverable. Any impairment losses are recognised immediately in the income statement.

Borrowing costs
Borrowing costs are recognised in the income statement as incurred.

Leases
Assets held under finance leases are capitalised and included in property, plant and equipment at fair value. Each asset is depreciated over the shorter of the lease term or its useful life. The obligations related to finance leases, net of finance charges in respect of future periods, are included, as appropriate, under current liabilities or non-current liabilities.

The interest element of the rental obligation is allocated to accounting periods during the lease term to reflect a constant rate of interest on the remaining balance of the obligation for each accounting period.

Rentals under operating leases are charged to the income statement on a straight-line basis.

Subsidiaries, associates and joint ventures
A subsidiary is an entity controlled, directly or indirectly, by AstraZeneca. Control is regarded as the power to govern the financial and operating policies of the entity so as to obtain benefits from its activities.

The financial results of subsidiaries are consolidated from the date control is obtained until the date that control ceases.

An associate is an undertaking, not being a subsidiary or joint venture, over whose commercial and financial policy decisions AstraZeneca has significant influence.

A joint venture is an entity which is jointly controlled by AstraZeneca and one or more other venturers under a contractual arrangement.

AstraZeneca’s share of the profits less losses of joint ventures and associates is included in the Group income statement on the equity accounting basis. The holding value of associates and joint ventures in the Group balance sheet is calculated by reference to AstraZeneca’s equity in the net assets of such associates and joint ventures, as shown by the most recent accounts available, adjusted where appropriate and including goodwill on acquisitions made since 1 January 1998.

Inventories
Inventories are stated at the lower of cost or net realisable value. The first in, first out or an average method of valuation is used. For finished goods and work in progress, cost includes directly attributable costs and certain overhead expenses (including depreciation). Selling expenses and certain other overhead expenses (principally central administration costs) are excluded. Net realisable value is determined as estimated selling price less all estimated costs of completion and costs to be incurred in selling and distribution.

Write downs of inventory occur regularly in the general course of business and are included in cost of sales in the income statement.

Financial instruments
Financial instruments are recorded initially at fair value. Subsequent measurement depends on the designation of the instrument, as follows:

>	Investments (other than interests in joint ventures, associates and fixed deposits) and short term investments (other than fixed deposits) are normally designated as available for sale. Where the exposure to a change in fair value of such an asset is substantially offset by the exposure to a change in the fair value of derivatives, the asset is generally classified as fair value through profit or loss.

>	Fixed deposits, comprising principally funds held with banks and other financial institutions, classified as loans and receivables, and short term borrowings and overdrafts, classified as other liabilities, are held at amortised cost.

>	Derivatives, comprising interest rate swaps, foreign exchange contracts and options and embedded derivatives, are classified as held for trading.

>	Long term loans, where the change in fair value is substantially offset by the exposure to a change in the fair value of derivatives, are classified as fair value through profit or loss when certain criteria are met.

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FINANCIAL STATEMENTS	103

Changes in the fair value of financial instruments are dealt with as follows:

>	For available for sale assets, exchange gains and losses and impairments are taken to the income statement. All other changes in fair value are taken to reserves. On disposal of the related asset, the accumulated changes in fair value recorded in reserves are included in the gain or loss recorded in the income statement.

>	For assets and long term loans classified as fair value through profit or loss and assets held for trading, all changes in fair value are recognised in the income statement.

Contingent liabilities
Through the normal course of business, AstraZeneca is involved in legal disputes, the settlement of which may involve cost to the Group. Provision is made where an adverse outcome is probable and associated costs can be estimated reliably. In other cases, appropriate descriptions are included.

AstraZeneca is exposed to environmental liabilities relating to its past operations, principally in respect of soil and groundwater remediation costs. Provisions for these costs are made when there is a present obligation and where it is probable that expenditure on remedial work will be required and a reliable estimate can be made of the cost. Provisions are discounted where the effect is material.

Foreign currencies
Income statement items in foreign currencies are translated into US dollars at average exchange rates, which approximate to actual rates, for the relevant accounting periods. Assets and liabilities are translated at exchange rates prevailing at the date of the Group balance sheet.

Exchange gains and losses on short term foreign currency borrowings and deposits are included within finance income and finance expense. Exchange differences on all other transactions, except relevant foreign currency loans, are taken to operating profit.

In the consolidated financial statements exchange differences arising on consolidation of the net investments in subsidiaries, joint ventures and associates together with those on foreign currency loans which hedge these net investments are taken directly to equity via the statement of recognised income and expense.

Accounting standards issued but not adopted
IFRS 7 ‘Financial Instruments: Disclosures’ was issued in August 2005. It revises and enhances previous disclosures required by IAS 32 ‘Financial Instruments: Disclosure and Presentation’ and IAS 30 ‘Disclosures in the Financial Statements of Banks and similar Financial Institutions’. It is effective for annual periods beginning on or after 1 January 2007. The adoption of IFRS 7 will have no impact upon the results or net assets of AstraZeneca.

IFRS 8 ‘Operating Segments’ was issued in November 2006. It requires the identification of operating segments based on internal reporting to the chief operating decision maker and extends the scope and disclosure requirements of IAS 14 ‘Segmental Reporting’. It is effective for annual periods beginning on or after 1 January 2009. The adoption of IFRS 8 will have no impact upon the net results or net assets of AstraZeneca.

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104	ASTRAZENECA ANNUAL REPORT AND FORM 20-F INFORMATION 2006

NOTES TO THE FINANCIAL STATEMENTS

1	OPERATING PROFIT
	2006	2005	2004
	$m	$m	$m

Group operating profit	8,216	6,502	4,547

Charges included above
– for depreciation	(950)	(965)	(921)

– for amortisation	(325)	(272)	(306)

– for impairment	(70)	(90)	(41)

Gross profit	20,916	18,594	16,233

Impairment charges in 2006 relate to the write-down of assets in respect of Toprol-XL, NXY-059 and a collaboration agreement.

Impairment charges in 2005 relate to the write-down of assets associated with capacity reviews at manufacturing sites, primarily in the UK and France.

Cost of sales in 2004 includes charges against inventories and prepayments in respect of Exanta and Iressa totalling $195m. In addition, the charge for impairment in 2004 arose from writing off property, plant and equipment and goodwill associated with Exanta and Iressa.

	2006	2005	2004
	$m	$m	$m

Other operating income and expense
Royalties	327	165	95

Other income and expense	197	28	131

	524	193	226

Other income and expense includes gains and losses arising from disposals under ongoing product and investment rationalisation programmes.

2	PROFIT ON SALE OF INTEREST IN JOINT VENTURE
	2006	2005	2004
	$m	$m	$m

Profit on sale of interest in joint venture	–	–	219

Net taxation credit	–	–	9

Total profit on sale of interest in joint venture after taxation	–	–	228

The profit on sale of interest in joint venture in 2004 relates to the disposal of the Group’s interest in the Ordinary Share capital of Advanta BV. There is a tax credit of $9m arising on costs associated with the disposal.

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FINANCIAL STATEMENTS	105

3	FINANCE INCOME AND EXPENSE
	2006	2005	2004
	$m	$m	$m

Finance income
Securities	29	15	10

Short term deposits	330	197	81

Expected return on post-employment defined benefit plan assets	518	448	390

Gain on disposal of interest rate swap	–	–	30

Dividend income	–	–	6

Fair value gains on interest rate swaps and investments	11	–	–

Net exchange gains	–	5	15

	888	665	532

Finance expense
Loan interest	(59)	(42)	(29)

Interest on short term borrowings and other financing costs	(13)	(19)	(17)

Interest on post-employment defined benefit plan liabilities	(475)	(433)	(398)

Fair value losses on interest rate swaps	–	(6)	(10)

Net exchange losses	(14)	–	–

	(561)	(500)	(454)

Net finance income	327	165	78

The amount of exchange losses recognised in profit or loss, other than those arising on financial instruments measured at fair value through profit or loss in accordance with IAS 39 (see Note 15), is $14m (2005 $5m gains, 2004 $15m gains).

4	TAXATION
Taxation recognised in the income statement is as follows:

	2006	2005	2004
	$m	$m	$m

Current tax expense
Current year	2,431	1,747	1,349

Adjustment for prior years	270	112	(171)

	2,701	1,859	1,178

Deferred tax expense
Origination and reversal of temporary differences	(81)	165	18

Adjustment to prior years	(140)	(81)	(35)

Total taxation expense in the income statement	2,480	1,943	1,161

Taxation has been provided at current rates on the profits earned for the periods covered by the Group Financial Statements. The 2006 and 2005 prior period adjustments relate mainly to an increase in provisions in respect of a number of transfer pricing audits and double tax relief. The 2004 prior period adjustment relates to the settlement of a number of tax issues covering several accounting periods including merger costs, divestment provisions and fixed asset valuations. Deferred tax income statement amounts arise principally in respect of the origination and reversal of temporary differences. The 2006 prior year deferred tax credit relates to provision to return adjustments and the recognition of previously unrecognised deferred tax assets. To the extent that dividends remitted from overseas subsidiaries, joint ventures and associates are expected to result in additional taxes, appropriate amounts have been provided for. No deferred tax has been provided for unremitted earnings of Group companies overseas as these are considered permanently employed in the businesses of these companies and, in the case of joint ventures and associates, the taxes would not be material. Unremitted earnings may be liable to overseas taxes and/or UK taxation (after allowing for double taxation relief) if they were to be distributed as dividends. The aggregate amount of temporary differences associated with investments in subsidiaries, branches and associates, and interests in joint ventures for which deferred tax liabilities have not been recognised totalled approximately $13,291m at 31 December 2006 (2005 $13,649m, 2004 $10,923m).

Exceptional items included in taxation:

	2006	2005	2004
	$m	$m	$m

Zoladex settlement	–	–	(58)

Disposal of interest in joint venture	–	–	(9)

Total tax credit on exceptional items	–	–	(67)

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106	ASTRAZENECA ANNUAL REPORT AND FORM 20-F INFORMATION 2006

NOTES TO THE FINANCIAL STATEMENTS CONTINUED

4	TAXATION CONTINUED

The tax credit on exceptional items in 2004 includes an amount of $58m arising from an agreement with the US tax authority to allow $170m of the Zoladex settlement (originally accrued in 2002 and paid in 2003) to be a deductible item for tax purposes. There is also a tax credit of $9m arising on costs associated with the disposal of Advanta BV.

Consolidated statement of recognised income and expense
The current tax credit on consolidation exchange adjustments taken to reserves amounted to $62m in 2006 (2005 charge of $46m, 2004 credit of $22m). The current tax credit on share-based payments amounted to $36m (2005 $nil, 2004 $nil). The deferred tax credit taken to reserves amounted to $39m in 2006 (2005 $21m, 2004 $37m).

The consolidated statement of recognised income and expense also includes a tax credit of $357m in 2004, arising from agreement with the tax authorities to allow a proportion of certain foreign exchange losses arising on intra-group balances in 2000.

Factors affecting future tax charges
As a group involved in worldwide operations, AstraZeneca is subject to several factors that may affect future tax charges, principally the levels and mix of profitability in different jurisdictions, transfer pricing regulations and tax rates imposed. A number of material items currently under audit and negotiation are set out in detail in Note 26.

Tax reconciliation to UK statutory rate
The table shown below reconciles the UK statutory tax charge to the Group’s total tax charge.

	2006	2005	2004
	$m	$m	$m

Profit before tax	8,543	6,667	4,844

Notional taxation charge at UK corporation tax rate of 30% (30% for 2005, 30% for 2004)	2,563	2,000	1,453

Differences in effective overseas tax rates	(156)	(128)	20

Unrecognised deferred tax asset	(6)	25	25

Items not deductible for tax purposes	58	117	73

Items not chargeable for tax purposes	(109)	(102)	(71)

Adjustments in respect of prior periods	130	31	(206)

Exceptional items	–	–	(133)

Total tax charge for the year	2,480	1,943	1,161

Deferred taxation

	2006	2005	2004
	$m	$m	$m

Deferred taxation asset/(liability) movement
At beginning of year	5	(110)	(230)

Income statement	221	(84)	17

Statement of recognised income and expense	39	21	37

Acquisition of subsidiary undertakings*	(454)	–	–

Disposal of subsidiary undertakings	–	–	4

Exchange	(150)	178	62

At end of year	(339)	5	(110)

Asset	1,220	1,117	1,218

Liability	(1,559)	(1,112)	(1,328)

*	The deferred tax liability of $454m relates to the acquisitions of KuDOS Pharmaceuticals Limited and Cambridge Antibody Technology Group plc (Note 22). During the course of the year the HumiraTM royalty stream was sold resulting in a release of the deferred tax liability of $198m recognised on acquisition.

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FINANCIAL STATEMENTS	107

4	TAXATION CONTINUED

The amounts of deferred taxation accounted for in the Group balance sheet, before netting off of balances within countries, comprised the following deferred tax liabilities and assets:

	2006	2005	2004
	$m	$m	$m

Deferred tax liabilities
Property, plant and equipment and intangible assets	1,321	1,042	1,383

Deferred capital gains	99	94	106

Interest accruals	–	10	28

Untaxed reserves*	881	492	360

Other	55	52	94

	2,356	1,690	1,971

Deferred tax assets
Inter-company inventory transfers	853	821	875

Property, plant and equipment and intangible assets	39	119	44

Accrued expenses	323	200	384

Pension and post-retirement benefits	604	461	475

Share schemes	113	82	42

Other	85	12	41

	2,017	1,695	1,861

Net deferred tax asset/(liability)	(339)	5	(110)

* Untaxed reserves relate to taxable profits where the tax liability is deferred to later periods.

Unrecognised deferred tax assets
Deferred tax assets of $103m have not been recognised in respect of deductible temporary differences (2005 $87m, 2004 $62m) because it is not probable that future taxable profit will be available against which the Group can utilise the benefits therefrom.

5	EARNINGS PER $0.25 ORDINARY SHARE
	2006	2005	2004

Profit for the financial year before exceptional items ($m)	6,043	4,706	3,378

Exceptional items after tax ($m)	–	–	286

Profit for the financial year ($m)	6,043	4,706	3,664

Earnings per Ordinary Share before exceptional items	$3.86	$2.91	$2.01

Earnings per Ordinary Share on exceptional items	–	–	$0.17

Earnings per Ordinary Share	$3.86	$2.91	$2.18

Diluted earnings per Ordinary Share before exceptional items	$3.85	$2.91	$2.01

Diluted earnings per Ordinary Share on exceptional items	–	–	$0.17

Diluted earnings per Ordinary Share	$3.85	$2.91	$2.18

Weighted average number of Ordinary Shares in issue for basic earnings (millions)	1,564	1,617	1,673

Dilutive impact of share options outstanding (millions)	6	1	2

Diluted weighted average number of Ordinary Shares in issue (millions)	1,570	1,618	1,675

There are no options, warrants or rights outstanding in respect of unissued shares except for employee share option schemes. The number of options outstanding and the weighted average exercise price of these options is shown in Note 25. The earnings figures used in the calculations above are unchanged for diluted earnings per Ordinary Share. Earnings per Ordinary Share before exceptional items in 2004 exclude the effect of two items – the profit after tax on the sale of an interest in a joint venture of $228m (see Note 2) and tax relief of $58m in respect of an agreement with the US tax authority to allow a part of the Zoladex settlement recognised in 2002 as deductible (see Note 4).

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108	ASTRAZENECA ANNUAL REPORT AND FORM 20-F INFORMATION 2006

NOTES TO THE FINANCIAL STATEMENTS CONTINUED

6	SEGMENT INFORMATION

The Group’s activities are in one business segment, pharmaceuticals. There are no other significant classes of business, either singularly or in aggregate.

Geographic areas
The tables below show information by geographic area and, for sales and property, plant and equipment, material countries. The figures show the sales, operating profit and profit before tax made by companies located in that area/country, together with segment assets, segment assets acquired, net operating assets and property, plant and equipment owned by the same companies; export sales and the related profit are included in the area/country from which those sales were made.

			Sales

	2006	2005	2004
	$m	$m	$m

UK
External	1,686	1,388	1,108

Intra-Group	6,123	5,037	4,927

	7,809	6,425	6,035

Continental Europe
Belgium	344	360	325

France	1,641	1,630	1,569

Germany	1,113	1,180	961

Italy	1,075	986	922

Spain	723	713	709

Sweden	843	767	723

Others	1,929	1,779	1,624

Intra-Group	4,314	3,852	3,545

	11,982	11,267	10,378

The Americas
Canada	1,031	976	876

US	12,381	10,735	9,604

North America	13,412	11,711	10,480

Others	673	523	420

Intra-Group	351	413	484

	14,436	12,647	11,384

Asia, Africa & Australasia
Australia	481	502	451

Japan	1,433	1,453	1,364

China	224	198	157

Others	898	760	613

Intra-Group	49	41	39

	3,085	2,954	2,624

Continuing operations	37,312	33,293	30,421

Intra-Group eliminations	(10,837)	(9,343)	(8,995)

	26,475	23,950	21,426

Export sales from the UK totalled $7,012m for the year ended 31 December 2006 (2005 $5,716m, 2004 $5,489m). In the US, sales to three wholesalers accounted for approximately 80% of US sales (2005 three wholesalers accounted for approximately 80%, 2004 three wholesalers for 80%).

Intra-Group pricing is determined on an arm’s length basis.

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FINANCIAL STATEMENTST	109

6	SEGMENT INFORMATION CONTINUED

			Operating profit			Profit before tax

	2006	2005	2004	2006	2005	2004
Profit from	$m	$m	$m	$m	$m	$m

UK	1,852	1,526	920	1,936	1,560	1,000

Continental Europe	3,648	3,073	2,244	3,700	3,095	2,481

The Americas	2,437	1,628	1,103	2,627	1,743	1,086

Asia, Africa & Australasia	279	275	280	280	269	277

Continuing operations	8,216	6,502	4,547	8,543	6,667	4,844

			Total assets

	2006	2005	2004
	$m	$m	$m

UK	13,346	10,694	9,517

Continental Europe	6,937	6,525	8,303

The Americas	6,334	5,686	6,045

Asia, Africa & Australasia	1,950	1,752	1,667

Income tax receivable	1,365	183	120

Continuing operations	29,932	24,840	25,652

	Assets acquired*			Net operating assets**

	2006	2005	2004	2006	2005	2004
	$m	$m	$m	$m	$m	$m

UK	2,282	366	437	4,977	3,761	4,222

Continental Europe	440	380	453	4,820	4,703	6,046

The Americas	292	224	347	2,081	1,930	2,234

Asia, Africa & Australasia	50	38	51	1,270	1,228	1,293

Continuing operations	3,064	1,008	1,288	13,148	11,622	13,795

*	Included in ‘assets acquired’ are those assets that are expected to be used during more than one period (property, plant and equipment and intangible assets).
**	Net operating assets exclude short term investments, cash, short term borrowings, loans, retirement benefit obligations and non-operating receivables and payables. Net operating assets for prior years have been adjusted to exclude retirement benefit obligations and taxation.

		Property, plant and equipment

	2006	2005	2004
	$m	$m	$m

UK	2,508	2,276	2,655

Sweden	2,104	1,897	2,359

US	1,172	1,176	1,152

Rest of World	1,669	1,636	1,931

Continuing operations	7,453	6,985	8,097

Geographic markets
The table below shows turnover in each geographic market in which customers are located.

	2006	2005	2004
	$m	$m	$m

UK	850	757	590

Continental Europe	8,053	7,706	7,060

The Americas	14,213	12,327	10,971

Asia, Africa & Australasia	3,359	3,160	2,805

Continuing operations	26,475	23,950	21,426

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110	ASTRAZENECA ANNUAL REPORT AND FORM 20-F INFORMATION 2006

NOTES TO THE FINANCIAL STATEMENTS CONTINUED

7	PROPERTY, PLANT AND EQUIPMENT

	Land and	Plant and	Assets in course	Total property, plant
	buildings	equipment	of construction	and equipment
	$m	$m	$m	$m

Cost
At 1 January 2004	4,128	7,981	948	13,057

Capital expenditure	17	205	851	1,073

Transfer of assets into use	430	641	(1,071)	–

Disposals and other movements	(55)	(335)	(6)	(396)

Exchange adjustments	281	590	45	916

At 31 December 2004	4,801	9,082	767	14,650

Capital expenditure	13	150	669	832

Transfer of assets into use	257	594	(851)	–

Disposals and other movements	(99)	(820)	(14)	(933)

Exchange adjustments	(482)	(971)	(91)	(1,544)

At 31 December 2005	4,490	8,035	480	13,005

Capital expenditure	23	196	577	796

Additions through business combinations	–	26	–	26

Transfer of assets into use	154	494	(648)	–

Disposals and other movements	(35)	(300)	(3)	(338)

Exchange adjustments	450	912	57	1,419

At 31 December 2006	5,082	9,363	463	14,908

Depreciation
At 1 January 2004	1,139	4,371	–	5,510

Charge for year	172	749	–	921

Impairment	–	31	–	31

Disposals and other movements	(37)	(302)	–	(339)

Exchange adjustments	86	344	–	430

At 31 December 2004	1,360	5,193	–	6,553

Charge for year	166	799	–	965

Impairment	–	90	–	90

Disposals and other movements	(53)	(794)	–	(847)

Exchange adjustments	(153)	(588)	–	(741)

At 31 December 2005	1,320	4,700	–	6,020

Charge for year	203	747	–	950

Impairment	6	47	–	53

Disposals and other movements	(21)	(277)	–	(298)

Exchange adjustments	148	582	–	730

At 31 December 2006	1,656	5,799	–	7,455

Net book value

At 31 December 2004	3,441	3,889	767	8,097

At 31 December 2005	3,170	3,335	480	6,985

At 31 December 2006	3,426	3,564	463	7,453

Impairment charges in 2006 are attributable to the write-down of assets in relation to the termination of NXY-059 and the write-down of assets in association with Toprol-XL, resulting from the introduction of generic competition in the US. The charges were recognised in cost of sales in the income statement.

Impairment charges in 2005 relate to the write-down of assets associated with capacity reviews at manufacturing sites, primarily in the UK and France. These were recognised in cost of sales in the income statement.

The impairment charge in 2004 was made to write-off assets associated with Iressa. This was recognised in cost of sales in the income statement.

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FINANCIAL STATEMENTST	111

7	PROPERTY, PLANT AND EQUIPMENT CONTINUED

	2006	2005	2004
	$m	$m	$m

The net book value of land and buildings comprised
Freeholds	3,421	3,164	3,434

Short leases	5	6	7

	3,426	3,170	3,441

8	INTANGIBLE ASSETS

		Product,
		marketing and		Software
		distribution	Other	development
	Goodwill	rights	intangibles	costs	Total
	$m	$m	$m	$m	$m

Cost
At 1 January 2004	1,307	2,957	435	462	5,161

Additions – separately acquired	–	42	40	74	156

Additions – internally developed	–	–	–	59	59

Exchange and other movements	18	203	2	1	224

At 31 December 2004	1,325	3,202	477	596	5,600

Additions – separately acquired	–	43	57	76	176

Additions – internally developed	–	–	–	–	–

Exchange adjustments	(45)	(442)	(31)	(23)	(541)

At 31 December 2005	1,280	2,803	503	649	5,235

Additions – through business combinations	116	1,260	281	–	1,657

Additions – separately acquired	–	413	51	121	585

Additions – internally developed	–	–	–	–	–

Disposals	–	(675)	(4)	–	(679)

Exchange adjustments	34	372	79	16	501

At 31 December 2006	1,430	4,173	910	786	7,299

Amortisation and impairment losses
At 1 January 2004	324	1,186	318	306	2,134

Amortisation for year	–	220	25	61	306

Impairment	10	–	–	–	10

Exchange adjustments	2	101	(8)	5	100

At 31 December 2004	336	1,507	335	372	2,550

Amortisation for year	–	214	19	39	272

Exchange adjustments	(9)	(288)	3	(5)	(299)

At 31 December 2005	327	1,433	357	406	2,523

Amortisation for year	–	250	25	50	325

Disposals	–	(14)	(4)	–	(18)

Impairment	–	–	17	–	17

Exchange adjustments	6	190	48	4	248

At 31 December 2006	333	1,859	443	460	3,095

Net book value
At 31 December 2004	989	1,695	142	224	3,050

At 31 December 2005	953	1,370	146	243	2,712

At 31 December 2006	1,097	2,314	467	326	4,204

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112	ASTRAZENECA ANNUAL REPORT AND FORM 20-F INFORMATION 2006

NOTES TO THE FINANCIAL STATEMENTS CONTINUED

8	INTANGIBLE ASSETS CONTINUED
Amortisation and impairment charge Amortisation charges are recorded in selling, general and administrative costs in the income statement.

The impairment in 2006 was in relation to the termination of NXY-059 and a collaboration agreement. These costs were included in research and development in the income statement.

The impairment in 2004 was in relation to the write-off of goodwill associated with Exanta. This cost was included in selling, general and administrative costs in the income statement.

For the purposes of impairment testing of goodwill, the Group is regarded as a single, cash-generating unit. The cash-generating unit’s recoverable amount is based on value in use using projections of the Group’s performance over ten years, a period reflecting the patent-protected lives of our current products. The projections include assumptions about product launches, competition from rival products, pricing policy as well as the possibility of generics entering the market. The ten year period is covered by internal budgets and forecasts. A risk-adjusted discount rate of 12% has been applied to the projections. Tests on a similar basis are also conducted at geographic specific levels using proportionate allocations of cross-functional assets.

Significant assets

		Carrying	Remaining
		value	amortisation
	Description	$m	period

Goodwill in the US	Goodwill	707	Not amortised

Intangible assets arising from joint venture with Merck*	Product, marketing and distribution rights	330	7 and 11 years

Advance payment*	Product, marketing and distribution rights	715	12 years

Intangible assets arising from the acquisition of CAT	Product, marketing and distribution rights	603	9 and 14 years**

Intangible assets arising from the acquisition of KuDOS	Product, marketing and distribution rights	285	Not amortised**

*	These assets are associated with the restructuring of the joint venture with Merck & Co., Inc. Refer to Note 26.
**	Assets in development are not amortised.

9	OTHER INVESTMENTS
	2006	2005	2004
	$m	$m	$m

Non-current investments
Loans and receivables at fair value through profit or loss	37	100	76

Equity securities available-for-sale	82	156	186

	119	256	262

Current investments
Assets held for trading:

Equity securities	22	12	14

Fixed deposits	559	1,549	1,065

Derivative financial instruments	76	63	119

	657	1,624	1,198

An impairment of $nil in respect of an available-for-sale security (2005 $16m, 2004 $nil) is included in research and development in the income statement.

In 2006, the Company completed the acquisition of Cambridge Antibody Technology Group plc, which was previously held as an available-for-sale investment.

10	INVENTORIES

	2006	2005	2004
	$m	$m	$m

Raw materials and consumables	541	491	646

Inventories in process	778	957	970

Finished goods and goods for re-sale	931	758	1,404

	2,250	2,206	3,020

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FINANCIAL STATEMENTST	113

11	TRADE AND OTHER RECEIVABLES

	2006	2005	2004
	$m	$m	$m

Amounts due within one year
Trade receivables	4,340	3,809	3,636

Less: Amounts provided for doubtful debts	(52)	(45)	(46)

	4,288	3,764	3,590

Other receivables	462	312	340

Prepayments and accrued income	578	417	390

	5,328	4,493	4,320

Amounts due after more than one year
Other receivables	44	58	78

Prepayments and accrued income	189	227	222

	233	285	300

	5,561	4,778	4,620

	2006	2005	2004
	$m	$m	$m

Provisions for doubtful debts
Balance at beginning of year	45	46	57

Income statement charge	4	3	–

Amounts utilised including exchange and other movements	3	(4)	(11)

Balance at end of year	52	45	46

12	CASH AND CASH EQUIVALENTS

	2006	2005	2004
	$m	$m	$m

Cash at bank and in hand	684	545	1,055

Short term deposits	6,419	4,434	3,012

Cash and cash equivalents	7,103	4,979	4,067

Unsecured bank overdrafts	(114)	(84)	(140)

Cash and cash equivalents in the cash flow statement	6,989	4,895	3,927

The Group’s insurance subsidiaries hold cash and short term investments totalling $320m (2005 $300m, 2004 $326m), of which $220m (2005 $176m, 2004 $207m) is required to meet insurance solvency requirements and which, as a result, is not readily available for the general purposes of the Group.

13	INTEREST BEARING LOANS AND BORROWINGS

	Repayment	2006	2005	2004
	dates	$m	$m	$m

Current liabilities
Bank overdrafts	on demand	114	84	140

Other loans	on demand	22	6	2

		136	90	142

Non-current liabilities
7% Guaranteed debentures	2023	331	341	338

5.4% Callable bond	2014	756	770	789

		1,087	1,111	1,127

All loans and borrowings above are unsecured.

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114	ASTRAZENECA ANNUAL REPORT AND FORM 20-F INFORMATION 2006

NOTES TO THE FINANCIAL STATEMENTS CONTINUED

14	FINANCIAL RISK MANAGEMENT OBJECTIVES AND POLICIES
The Group’s principal financial instruments, other than derivatives, comprise bank overdrafts, short term borrowings, loans, current and non-current investments, cash and short term deposits. The main purpose of these financial instruments is to manage the Group’s funding and liquidity requirements. The Group has other financial instruments such as trade receivables and trade payables, which arise directly from its operations.

The principal financial risks to which the Group is exposed are those of interest rate, liquidity, foreign currency and credit. Each of these are managed in accordance with Board-approved policies. These policies are set out below.

The Group uses foreign currency forwards and options, interest rate swaps and forward rate agreements for the purpose of hedging its foreign currency and interest rate risks. All hedging referred to is operational hedging and not hedging from an accounting perspective; hedge accounting as defined in IAS 39 has not been adopted. Key controls, applied to transactions in derivative financial instruments, are to use only instruments where good market liquidity exists, to revalue all financial instruments regularly using current market rates and to sell options only to offset previously purchased options.

Interest rate risk
The Group’s policy is to match the interest rate exposure on the Group’s gross debt balance with that arising on the surplus cash position using interest rate swaps. The net effect of this is to exchange the fixed rate interest paid on the two outstanding bonds (fair value of $1,087m) into floating rate interest referenced to six month US dollar LIBOR. The majority of the Group’s cash balance is invested in short dated commercial paper or held with third party fund managers who return a target yield referenced to seven day US dollar LIBID. In addition to interest rate swaps, the Group uses forward rate agreements to manage any short term timing difference between the swapped debt interest expense and cash interest income.

Liquidity risk
In addition to cash balances (comprising fixed deposits, cash and cash equivalents less overdrafts and short term borrowings) of $7,526m, the Group has an SEC-registered shelf debt programme of $4bn, of which $750m has been utilised through a loan note maturing in 2014. The Board reviews the Group’s ongoing liquidity risks annually as part of the strategic planning process.

Foreign currency risk
Translational exposure
The US dollar is the Group’s most significant currency. As a consequence, the Group results are presented in US dollars and exposures are managed against US dollars accordingly. Approximately 53% of Group external sales in 2006 were denominated in currencies other than the US dollar, while a significant proportion of manufacturing and R&D costs were denominated in sterling and Swedish krona. In addition, surplus cash generated by business units is converted to, and held centrally in US dollars. As a result, operating profit and total cash flow in US dollars will be affected by movements in exchange rates.

This currency exposure is managed centrally based on forecast cash flows for the currencies of Swedish krona, sterling, euro, Australian dollar, Canadian dollar and Japanese yen. The impact of movements in exchange rates is mitigated significantly by the correlations which exist between the major currencies to which the Group is exposed and the US dollar, and accordingly we will hedge only if there is a significant change or anticipated change in our risk position. Strict monitoring of currency exposures and correlations is undertaken on a regular basis and hedging is subject to pre-execution approval.

Transactional exposure
The transaction exposures that arise from non-local currency sales and purchases by subsidiaries are, where practicable, fully hedged using forward foreign exchange contracts.

It is our policy not to engage in any speculative transactions nor to hedge currency translation exposures arising from the consolidation of non-US dollar subsidiaries.

Credit risk
Exposure to financial counterparty credit risk is controlled by the treasury team centrally in establishing and monitoring counterparty limits. Centrally managed funds are invested entirely with counterparties whose credit rating is ‘A’ or better. External fund managers who manage $5,033m of the Group’s cash are rated AAA by Standard & Poor’s. There were no other significant concentrations of credit risk at the balance sheet date. All financial instruments are transacted with commercial banks, in line with standard market practice and are not backed with cash collateral. Trade receivable exposures are managed locally in the operating units where they arise. The Group is exposed to customers ranging from government backed agencies and large private wholesalers to privately owned pharmacies, and the underlying local economic and sovereign risks vary throughout the world. Where appropriate, the Group endeavours to minimise risks by the use of trade finance instruments such as letters of credit and insurance.

The maximum exposure to credit risk is represented by the carrying amount of each financial asset, including derivative financial instruments recorded in the balance sheet.

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FINANCIAL STATEMENTS	115

15	FINANCIAL INSTRUMENTS
Interest rate risk
The interest-earning assets and interest-bearing liabilities of the Group, along with their effective interest rates and periods in which they reprice, as at 31 December 2006 and at 31 December 2005 are set out below. In the case of non-current financial liabilities, the classification includes the impact of interest rate swaps which convert the debt to floating rate.

			2006			2005

	Effective		Less than	Effective		Less than
	interest rate	Total	one year	interest rate	Total	one year
	%	$m	$m	%	$m	$m

Financial liabilities
Interest bearing loans and borrowings
Current	(see below)	136	136	(see below)	90	90

Non-current	5.69%	1,087	1,087	4.91%	1,111	1,111

		1,223	1,223		1,201	1,201

Financial assets

Fixed deposits	5.20%	559	559	4.46%	1,549	1,549

Cash and cash equivalents	4.92%	7,103	7,103	3.92%	4,979	4,979

		7,662	7,662		6,528	6,528

The current interest bearing loans and borrowings comprise short term bank borrowings and overdrafts, bearing interest at rates set by reference to applicable local rates.

The financial assets principally comprise cash on overnight deposit or held directly with third party fund managers and short term investments with an average maturity of 30 days. The main benchmark rates for US dollar financial assets are the relevant LIBID rates. In addition to the financial assets above, there are $217m of other current and non-current asset investments on which no interest is received.

After taking into account the effect of the interest rate swaps, the financial assets and liabilities above all reprice or mature within one year and as such are exposed to changes in floating rates of interest.

Foreign currency risk
Transactional exposure
100% of the Group’s major transactional currency exposures on working capital balances, which typically extend for up to three months, are hedged, where practicable, using forward foreign exchange contracts. As a result, as at 31 December 2006 and 31 December 2005, there were no material monetary assets or liabilities in currencies other than the functional currencies of the Group companies concerned, having taken into account the effect of forward exchange currency contracts that have been used to match foreign currency exposures.

Translational exposure
During the year there was no significant change in our risk position in relation to the cash flows of the Group’s principal six currency exposures (sterling, Swedish kroner, euros, Australian dollar, Japanese yen and Canadian dollar). As such, no hedges were transacted during the year, and no hedges were outstanding at 31 December 2006.

Sensitivity analysis
The sensitivity analysis set out below summarises the sensitivity of the market value of our financial instruments to hypothetical changes in market rates and prices. Changes to the value of the financial instruments are normally offset by our underlying transactions or assets and liabilities. The range of variables chosen for the sensitivity analysis reflects our view of changes which are reasonably possible over a one year period. Market values are the present value of future cash flows based on market rates and prices at the valuation date. For long term debt, an increase in interest rates results in a decline in the fair value of debt.

The sensitivity analysis assumes an instantaneous 100 basis point change in interest rates in all currencies from their levels at 31 December 2006, with all other variables held constant. Because all our debt was hedged effectively to floating rates in 2006, changes in interest rates will not change the carrying value of debt after interest rate swaps. Based on the composition of our long term debt portfolio as at 31 December 2006, a 1% increase in interest rates would result in an additional $10m in interest expense being incurred per year. The exchange rate sensitivity analysis assumes an instantaneous 10% change in foreign currency exchange rates from their levels at 31 December 2006, with all other variables held constant. The +10% case assumes a 10% strengthening of the US dollar against all other currencies and the -10% case assumes a 10% weakening of the US dollar.

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116	ASTRAZENECA ANNUAL REPORT AND FORM 20-F INFORMATION 2006

NOTES TO THE FINANCIAL STATEMENTS CONTINUED

15	FINANCIAL INSTRUMENTS CONTINUED
31 December 2006

			Market value change favourable/(unfavourable)

	Market value		Interest rate		Exchange rate
	31 December 2006		movement		movement

		+1%	-1%	+10%	-10%
	$m	$m	$m	$m	$m

Cash and fixed deposits	7,662	–	–	(81)	81

Long term debt, net of interest rate swaps	(1,060)	–	–	–	–

Foreign exchange forwards	45	–	–	(97)	97

Foreign exchange options	–	–	–	–	–

		–	–	(178)	178

31 December 2005

			Market value change favourable/(unfavourable)

	Market value		Interest rate		Exchange rate
	31 December 2005		movement		movement

		+1%	-1%	+10%	-10%
	$m	$m	$m	$m	$m

Cash and fixed deposits	6,528	–	–	(46)	46

Long term debt, net of interest rate swaps	(1,062)	–	–	–	–

Foreign exchange forwards	10	–	–	(45)	45

Foreign exchange options	–	–	–	–	–

		–	–	(91)	91

31 December 2004
			Market value change favourable/(unfavourable)

	Market value		Interest rate		Exchange rate
	31 December 2004		movement		movement

		+1%	-1%	+10%	-10%
	$m	$m	$m	$m	$m

Cash and fixed deposits	5,132	–	–	(38)	38

Long term debt, net of interest rate swaps	(1,056)	–	–	–	–

Foreign exchange forwards	10	–	–	(75)	75

Foreign exchange options	32	–	–	(24)	185

		–	–	(137)	298

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FINANCIAL STATEMENTS	117

15	FINANCIAL INSTRUMENTS CONTINUED
Fair values of financial assets and financial liabilities
Set out below is a comparison by category of carrying values and fair values of all the Group’s financial assets and financial liabilities as at 31 December 2006, 31 December 2005 and 31 December 2004. None of the financial assets or financial liabilities have been reclassified during the year. Carrying values are equivalent to fair values for all years presented.

		Carrying value and fair value

	2006	2005	2004
	$m	$m	$m

Financial assets at fair value through profit or loss
Loans and receivables
Abgenix loan notes	37	100	76

Classified as held for trading
Equity securities and fixed deposits (current)	581	1,561	1,079

Cash and cash equivalents	7,103	4,979	4,067

	7,721	6,640	5,222

Available-for-sale financial assets
Other investments (non-current)	82	156	186

Financial liabilities at fair value through profit or loss
Designated under the fair value option
7% Unsecured guaranteed debentures	(331)	(341)	(338)

5.4% Unsecured callable bond	(756)	(770)	(789)

Classified as held for trading
Bank overdrafts	(114)	(84)	(140)

Other loans	(22)	(6)	(2)

	(1,223)	(1,201)	(1,269)

Derivative financial instruments held to manage the interest rate and currency profile
Cross-currency swaps and interest rate swaps	27	49	71

Derivative financial instruments held or issued to hedge
the currency exposure on existing transactions
Forward foreign exchange contracts	45	10	10

Derivative financial instruments held or issued to hedge
the currency exposure on expected future transactions
Forward foreign exchange contracts	–	–	–

Foreign currency option contracts	–	–	32

Other derivatives	4	4	6

	2006	2005	2004
	$m	$m	$m

Total fair value gains/(losses)
Recognised in the income statement	(5)	(23)	(6)

Recognised in equity	(20)	(5)	48

One available-for-sale investment was deemed to be impaired during 2005. Consequently, an impairment loss of $16m was recognised in the income statement during 2005. No similar impairments have occurred in 2006.

Credit risk reduces the fair value of the 5.4% callable bond by $1m and the 7% guaranteed debenture by $2m. Changes in credit risk had no material effect on the fair value of any other financial liabilities. The change in fair value attributable to changes in credit risk is calculated as the change in fair value not attributable to market risk.

With respect to the repayment amounts at maturity of the financial liabilities at fair value through profit or loss, the 7% guaranteed debenture was $287m (2005 $287m), the 5.4% callable bond was $750m (2005 $750m), the bank overdrafts were $114m (2005 $84m) and the other loans were $22m (2005 $6m).

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118	ASTRAZENECA ANNUAL REPORT AND FORM 20-F INFORMATION 2006

NOTES TO THE FINANCIAL STATEMENTS CONTINUED

15	FINANCIAL INSTRUMENTS CONTINUED
The methods and assumptions used to estimate the fair values of financial instruments are as follows:

>	Current investments – the fair value of listed investments is based on year end quoted market prices. For unlisted investments, carrying values approximate fair value.

>	Non-current investments (excluding equity investments in joint ventures and associates) – the fair value of listed investments is based on year end quoted market prices. For unlisted investments, carrying values approximate fair value.

>	Loans – the fair value of publicly traded debt is based on year end quoted market prices; the fair value of floating rate debt is nominal value, as mark to market differences would be minimal given frequency of resets; the fair value of remaining debt is estimated using appropriate zero coupon valuation techniques based on rates current at year end.

>	Forward foreign exchange contracts – the Group has forward foreign exchange contracts to sell currency for the purpose of hedging non-dollar commercial transaction exposures which existed at the date of the balance sheet. The majority of the contracts for existing transactions had a maturity of six months or less from year end. The fair value of forward foreign exchange contracts is based on market forward foreign exchange rates at year end.

>	Foreign currency option contracts – the Group may use foreign currency option contracts to hedge anticipated, but not firmly committed, non-dollar commercial transactions. The fair value of option contracts is estimated using Black-Scholes valuation techniques.

>	Interest rate swaps – the Group uses interest rate swaps to hedge the Group’s exposure to fluctuations in interest rates, in accordance with a formal risk management strategy. The fair value is estimated using appropriate zero coupon curve valuation techniques based on rates current at year end.

16	TRADE AND OTHER PAYABLES

	2006	2005	2004
	$m	$m	$m

Current liabilities
Trade payables	3,482	3,161	3,125

Value added and payroll taxes and social security	280	263	282

Other payables	1,367	1,143	1,172

Accruals	1,205	899	899

	6,334	5,466	5,478

Non-current liabilities
Other payables	254	72	86

Included in other payables are amounts totalling $241m (2005 $180m, 2004 $138m) to meet insurance obligations of the Group’s insurance subsidiaries.

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FINANCIAL STATEMENTS	119

17	PROVISIONS FOR LIABILITIES AND CHARGES

Total
$m

At 1 January 2004	395

Income statement	15

Net amounts paid or becoming current	(123)

Other movements, including exchange	(21)

At 31 December 2004	266

Income statement	102

Net amounts paid or becoming current	(39)

Other movements, including exchange	(20)

At 31 December 2005	309

Income statement	87

Net amounts paid or becoming current	(97)

Other movements, including exchange	28

At 31 December 2006	327

Provisions comprise environmental, litigation and other provisions. Further details of environmental provisions are given in Note 26.

No provision has been released or applied for any purpose other than that for which it was established.

18	STATEMENT OF CHANGES IN EQUITY

	2006	2005	2004
	$m	$m	$m

Total equity at 1 January	13,691	14,497	13,175

Net profit for the period	6,063	4,724	3,683

Dividends (Note21)	(2,217)	(1,676)	(1,408)

Transfers from minority interests to payables	(6)	(6)	(1)

Issues of AstraZeneca PLC Ordinary Shares	985	143	102

Repurchase of AstraZeneca PLC Ordinary Shares	(4,147)	(3,001)	(2,212)

Share based payments	129	143	163

Treasury shares	(13)	(11)	(17)

Foreign exchange and other adjustments on consolidation	922	(1,052)	744

Available for sale (losses)/gains	(20)	(10)	31

Actuarial loss	(108)	(35)	(179)

Tax on items taken directly to reserves	137	(25)	416

Net movement in equity	1,725	(806)	1,322

Total equity at 31 December	15,416	13,691	14,497

Included in foreign exchange adjustments on consolidation, is a tax credit in 2004 of $357m in respect of foreign exchange loss deductions arising in 2000 (see Note 4).

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120	ASTRAZENECA ANNUAL REPORT AND FORM 20-F INFORMATION 2006

NOTES TO THE FINANCIAL STATEMENTS CONTINUED

19	RESERVES

	Share	Capital
	premium	redemption	Merger	Other	Retained
	account	reserve	reserve	reserves	earnings	Total
	$m	$m	$m	$m	$m	$m

At 1 January 2004	449	23	433	1,403	10,355	12,663

Profit retained for the year					3,664	3,664

Dividends					(1,408)	(1,408)

Share premiums	101					101

Repurchase of shares		13			(2,212)	(2,199)

Share based payments					163	163

Treasury shares					(17)	(17)

Actuarial loss					(177)	(177)

Fair value adjustments					31	31

Exchange adjustments:
Goodwill				(19)	19	–

Foreign exchange and other adjustments on consolidation					757	757

Tax on items taken directly to reserves					415	415

Net movements	101	13	–	(19)	1,235	1,330

At 31 December 2004	550	36	433	1,384	11,590	13,993

Profit retained for the year					4,706	4,706

Dividends					(1,676)	(1,676)

Share premiums	142					142

Repurchase of shares		17			(3,001)	(2,984)

Share based payments					143	143

Treasury shares					(11)	(11)

Actuarial loss					(40)	(40)

Fair value adjustments					(10)	(10)

Exchange adjustments:
Goodwill				(39)	39	–

Foreign exchange and other adjustments on consolidation					(1,038)	(1,038)

Tax on items taken directly to reserves					(23)	(23)

Net movements	142	17	–	(39)	(911)	(791)

At 31 December 2005	692	53	433	1,345	10,679	13,202

Profit retained for the year					6,043	6,043

Dividends					(2,217)	(2,217)

Share premiums	979					979

Repurchase of shares		18			(4,147)	(4,129)

Share based payments					129	129

Treasury shares					(13)	(13)

Actuarial loss					(108)	(108)

Fair value adjustments					(20)	(20)

Exchange adjustments:
Goodwill				53	(53)	–

Foreign exchange and other adjustments on consolidation					918	918

Tax on items taken directly to reserves					137	137

Net movements	979	18	–	53	669	1,719

At 31 December 2006	1,671	71	433	1,398	11,348	14,921

The cumulative translation differences at 31 December 2006 were $1,945m (2005 $1,080m, 2004 $2,079m).

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FINANCIAL STATEMENTS	121

19	RESERVES CONTINUED
Nature and purpose of other reserves

The other reserves arose from the cancellation of £1,255m of share premium account by the parent company in 1993 and the redenomination of share capital ($157m) in 1999. The reserves are available for writing off goodwill arising on consolidation and, subject to guarantees given to preserve the rights of creditors as at the date of the court order, are available for distribution.

The cumulative amount of goodwill written off directly to reserves resulting from acquisitions, net of disposals, amounted to $661m (2005 $714m, 2004 $675m) using year end rates of exchange. At 31 December 2006, 1,112,223 shares, at a cost of $40m, have been deducted from retained earnings (2005 1,132,144 shares, at a cost of $42m, 2004 1,137,335 shares, cost $45m).

There are no significant statutory or contractual restrictions on the distribution of current profits of subsidiaries, joint ventures or associates; undistributed profits of prior years are, in the main, permanently employed in the businesses of these companies. The undistributed income of AstraZeneca companies overseas may be liable to overseas taxes and/or UK taxation (after allowing for double taxation relief) if they were to be distributed as dividends (see Note 4).

20	MINORITY INTERESTS

	2006	2005	2004
	$m	$m	$m

At beginning of year	94	93	89

Minority interest share of profit	20	18	19

Actuarial gain/(losses), net of tax	–	3	(1)

Transfers from minority interests to payables	(6)	(6)	(1)

Other movements including exchange	4	(14)	(13)

At end of year	112	94	93

21	DIVIDENDS TO SHAREHOLDERS

	2006	2005	2004
	Per	Per	Per	2006	2005	2004
	share	share	share	$m	$m	$m

Final, paid March 2006	$0.920	$0.645	$0.540	1,453	1,061	914

Interim, paid September 2006	$0.490	$0.380	$0.295	764	615	494

	$1.410	$1.025	$0.835	2,217	1,676	1,408

The second interim dividend, to be confirmed as final, is $1.23 per share and $1,885m in total. This will be payable on 19 March 2007.

On payment of the dividends, exchange losses of $3m (2005 losses of $41m, 2004 gains of $30m) arose. These exchange gains and losses are included in finance income and expense.

22	ACQUISITIONS OF BUSINESS OPERATIONS
Acquisitions made during the year ended 31 December 2006 were as follows:

Cambridge Antibody Technology Group plc
On 22 August 2006, AstraZeneca completed the acquisition of 100% of the issued share capital of Cambridge Antibody Technology Group plc, a biopharmaceutical company with a leading position in the discovery and development of human therapeutic antibodies. On 22 June 2006, the offer to acquire the entire share capital of Cambridge Antibody Technology Group plc was declared unconditional and the financial results of Cambridge Antibody Technology Group plc were consolidated into the Company’s results from this date. Cash consideration of $1,074 million was paid during the year. Prior to the acquisition, AstraZeneca had been engaged in a collaboration and licensing agreement with Cambridge Antibody Technology Group plc. At 31 December 2005, AstraZeneca held a 19.2% interest in the issued share capital of Cambridge Antibody Technology Group plc, which was recorded on the balance sheet within non-current asset investments as ‘Equity securities available for sale’.

The goodwill arising on the acquisition results from assets which cannot be recognised separately and measured reliably including early stage pipeline products and a highly skilled workforce.

Cambridge Antibody Technology Group plc had a turnover of $nil and a loss of $58m for the year, of which $nil of turnover and $38m loss relates to the period since acquisition.

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122	ASTRAZENECA ANNUAL REPORT AND FORM 20-F INFORMATION 2006

NOTES TO THE FINANCIAL STATEMENTS CONTINUED

22	ACQUISITIONS OF BUSINESS OPERATIONS CONTINUED
Subsequent to the acquisition of Cambridge Antibody Technology Group plc, the HumiraTM royalty stream acquired with the company was sold for $661 million (see Note 8).

		Fair value
	Book value	adjustment	Fair value
	$m	$m	$m

Non-current assets
Intangible assets – HumiraTM royalty stream	–	675	675

Intangible assets – other	21	560	581

Property, plant and equipment	24	–	24

Other	20	–	20

	65	1,235	1,300

Current assets	336	–	336

Current liabilities	(72)	–	(72)

Non-current liabilities
Deferred taxation	(5)	(364)	(369)

Other	–	(20)	(20)

	(5)	(384)	(389)

Total assets acquired	324	851	1,175

Goodwill	–	104	104

Less:
Existing non-current asset investment	–	(163)	(163)

Total consideration	324	792	1,116

Exchange	–	(24)	(24)

Settled in loan notes	–	(18)	(18)

Cash paid	324	750	1,074

The total consideration includes $15m of directly attributable costs.

KuDOS Pharmaceuticals Limited
On 31 January 2006, the Company acquired 100% of the issued share capital of KuDOS Pharmaceuticals Limited for a cash consideration of $206 million. KuDOS Pharmaceuticals Limited is a UK biotechnology company focused on the discovery and development of oncology therapies based on inhibition of DNA repair. The acquisition provides the Company with a widely recognised expert group and technology platform that complements the existing capabilities of the oncology franchise, one of the Company’s key therapy areas. The goodwill arising on the acquisition results from assets which cannot be recognised separately and measured reliably and includes early stage pipeline products.

KuDOS Pharmaceuticals Limited had a turnover of $nil and a loss of $15m for the year, of which $nil of turnover and $14m of loss relates to the period since acquisition.

		Fair value
	Book value	adjustment	Fair value
	$m	$m	$m

Non-current assets
Intangible assets – other	–	285	285

Property, plant and equipment	2	–	2

	2	285	287

Current assets	3	–	3

Current liabilities	(11)	–	(11)

Non-current liabilities
Deferred taxation	–	(85)	(85)

Total assets acquired	(6)	200	194

Goodwill	–	12	12

Total consideration	(6)	212	206

The total consideration includes $2m of directly attributable costs.

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FINANCIAL STATEMENTS	123

22	ACQUISITIONS OF BUSINESS OPERATIONS CONTINUED
Cash flows

	Cambridge
	Antibody	KuDOS
	Technology	Pharmaceuticals
	Group plc	Limited	Total

Total consideration	1,074	206	1,280

Cash and cash equivalents included in undertaking acquired	(129)	(3)	(132)

Net cash consideration	945	203	1,148

23	DISPOSAL OF BUSINESS OPERATIONS

	2006	2005	2004
	$m	$m	$m

Non-current assets	–	–	2

Current assets	–	–	17

Current liabilities	–	–	(7)

Book value of net assets disposed	–	–	12

Disposal costs	–	–	72

Profit on disposals	–	–	274

Less:

Cash and cash equivalents included in undertakings disposed	–	–	(3)

Consideration received	–	–	355

The cash consideration in 2004 is in relation to the sale of the Group’s share of the joint venture Advanta BV, which was completed on 1 September 2004 ($284m) and the disposal of the Durascan business in the first half of 2004 ($71m). The profit on disposal is stated after transaction costs and warranty provisions.

24	POST-RETIREMENT BENEFITS
Pensions
Background
The Company and most of its subsidiaries offer retirement plans which cover the majority of employees in the Group. Many of these plans are “defined contribution”, where the company contribution and resulting income statement charge is fixed at a set level or is a set percentage of employees’ pay. However, several plans, mainly in the UK, the US and Sweden, are “defined benefit”, where benefits are based on employees’ length of service and average final salary (typically averaged over 1, 3 or 5 years). The major defined benefit plans, apart from the collectively bargained Swedish plan, have been closed to new entrants since 2000.

The UK plan, which is the single largest plan, has specific restrictions imposed on one section of the membership preventing amendments that will prejudice the rights or interest of that section of the membership.

The major defined benefit plans are funded through legally separate fiduciary administered funds. The cash funding of the plans, which may from time to time involve special payments, is designed, in consultation with independent qualified actuaries, to ensure that the assets together with future contributions should be sufficient to meet future obligations. The funding is monitored rigorously by the Company and appropriate fiduciaries specifically with reference to the Company’s credit rating, market capitalisation and cash flows.

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124	ASTRAZENECA ANNUAL REPORT AND FORM 20-F INFORMATION 2006

NOTES TO THE FINANCIAL STATEMENTS CONTINUED

24	POST-RETIREMENT BENEFITS CONTINUED
Post-retirement scheme deficit
The assets and obligations of the defined benefit schemes operated by the Group at 31 December 2006 as calculated in accordance with IAS 19 are shown below. The fair values of the schemes’ assets are not intended to be realised in the short term and may be subject to significant change before they are realised. The present value of the schemes’ obligations is derived from cash flow projections over long periods and is thus inherently uncertain.

		Value at 31 December 2006			Value at 31 December 2005

		Rest of			Rest of
	UK	Group	Total	UK	Group	Total
	$m	$m	$m	$m	$m	$m

Scheme assets
Equities	2,669	1,497	4,166	2,194	1,354	3,548

Bonds	2,154	735	2,889	1,999	847	2,846

Others	1,255	261	1,516	1,121	83	1,204

Total fair value of assets	6,078	2,493	8,571	5,314	2,284	7,598

Present value of scheme obligations	(7,352)	(3,109)	(10,461)	(6,309)	(2,995)	(9,304)

Past service cost not yet recognised	–	48	48	–	–	–

Deficit in the scheme as recognised in the balance sheet	(1,274)	(568)	(1,842)	(995)	(711)	(1,706)

96.4% of the Group’s defined benefit obligations at 31 December 2006 are in schemes within the UK, the US, Sweden or Germany. In these countries the pension obligations are funded with reference to the following financing principles:

Financing Principles
>	The Group has a fundamental belief in funding the benefits it promises to employees.

>	The Group considers its pension arrangements in the context of its broader capital structure. In general it does not believe in committing excessive capital for funding whilst it has better uses of capital within the business nor does it wish to generate surpluses.

>	The pension funds are not part of the Group’s core business. Pension funds may take rewarded risks with the investments underlying the funding, subject to adequate controls and the expected rewards outweighing the risks.

>	The Group recognises that deciding to hold certain investments may cause volatility in the funding position. The Group would not wish to amend its contribution level for relatively small deviations from its preferred funding level, because it is expected that there will be short term volatility, but it is prepared to react appropriately to more significant deviations.

>	In the event that local regulations require an additional level of financing, the Group would consider the use of alternative methods of providing this that do not require immediate cash funding but help mitigate exposure of the pension arrangement to the credit risk of the Group.

These principles are appropriate to AstraZeneca’s business at the present date; should circumstances change they may require review.

The Company has developed a funding framework to implement these principles. This determines the cash contributions payable to the pension funds, but does not affect the IAS 19 liabilities. To reduce the risk of committing excess capital to pension funds, liabilities are based on the expected return on the actual pension assets, rather than a corporate bond yield. At present this puts a lower value on the liabilities than IAS 19 and so the Company’s expectation is to continue to run an IAS 19 pension deficit for the foreseeable future.

UK
With regard to the Group’s UK defined benefit fund, the above principles are modified in light of the new UK regulatory requirements and resulting discussions with the pension fund Trustee. The most recent full actuarial valuation was carried out at 31 March 2006 and results have not been formally adopted at the time of this report. However, following discussions the Company and Trustee have agreed in substance the funding principles, underlying assumptions and resulting recovery plan, subject to finalisation of documentation.

Under the proposed approach, cash contributions will be paid to the fund to target a level of assets in excess of the current expected cost of providing benefits. The Company will make additional contributions to an escrow account which will be held outside of the pension fund. The escrow account assets will be payable to the fund in agreed circumstances, for example in the event of the Company and Trustee agreeing a change to the current long term investment strategy.

The market value of the fund’s assets at the valuation date was £3,070m ($5,363m equivalent), representing 95% of the fund’s actuarially assessed liabilities on the proposed basis. The shortfall will be funded over nine years through payments of about £72m pa which include the regular contributions required to meet the benefits accruing of about £53m. In addition to this, contributions of around £17m pa will be payable to the escrow account which is outside of the pension fund.

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FINANCIAL STATEMENTS	125

24	POST-RETIREMENT BENEFITS CONTINUED
Under the proposal, the key assumptions as at 31 March 2006 for contributions to both the fund and escrow account would be as follows: Long-term UK price inflation set at 2.8% pa, salary increases at 4.1% pa, pension increases at 2.8% pa and investment returns at 6.8% pa (pre-retirement) and 5.1% pa (post-retirement).

Rest of Group
The IAS 19 positions as at 31 December 2006 are shown below for each of the other countries with large defined benefit plans. These plans account for 88.7% of the Group’s defined benefit obligations outside of the UK. In practice, these plans are funded in line with the financing principles and contributions paid as prescribed by the funding framework.

>	The US defined benefits programme was actuarially revalued at 31 December 2006, when plan obligations were $1,629m and plan assets were $1,496m. This includes obligations in respect of the non-qualified plan which is largely unfunded.

>	The Swedish defined benefits programme was actuarially revalued at 31 December 2006, when plan obligations were estimated to amount to $880m and plan assets were $682m.

>	The German defined benefits programme was actuarially revalued at 31 December 2006, when plan obligations amounted to $223m and plan assets were $31m.The plan is largely unfunded but work is currently underway to put in place a funding strategy during 2007.

>	The Japanese defined benefits programme was actuarially revalued at 31 March 2006, when plan obligations amounted to $278m and plan assets were $175m. At that point, the majority of the Japanese plan obligations were converted to defined contribution assets following employee agreement to revise the Japanese benefits programmes. Defined benefit liabilities remain for a closed pensioner population and amounted to $26m at 31 December 2006 backed by plan assets of $26m.

Post-retirement benefits other than pensions
In the US, and to a lesser extent in certain other countries, AstraZeneca’s employment practices include the provision of healthcare and life insurance benefits for retired employees. As at 31 December 2006, some 3,659 retired employees and covered dependants currently benefit from those provisions and some 13,794 current employees will be eligible on their retirement. AstraZeneca accrues for the present value of such retiree obligations over the working life of the employee. In practice these benefits will be funded with reference to the Financing Principles.

The cost of post-retirement benefits other than pensions for the Group in 2006 was $12m (2005 $12m, 2004 $11m). Plan assets were $260m and plan obligations were $335m at 31 December 2006. These benefit plans have been included in the disclosure of post-retirement benefits under IAS 19.

Financial assumptions
Qualified independent actuaries have updated the actuarial valuations of the major defined benefit schemes operated by the Group to 31 December 2006. The assumptions used by the actuaries are chosen from a range of possible actuarial assumptions which, due to the long-term nature of the scheme, may not necessarily be borne out in practice. These assumptions were as follows:

		2006		2005

		Rest of		Rest of
	UK	Group	UK	Group

Inflation assumption	3.0%	2.2%	2.7%	2.1%

Rate of increase in salaries	4.3%	3.8%	3.9%	3.5%

Rate of increase in pensions in payment	3.0%	0.7%	2.7%	0.7%

Discount rate	5.1%	5.2%	4.9%	4.6%

Long term rate of return expected at 31 December

Equities	8.2%	8.3%	8.3%	7.9%

Bonds	5.1%	6.1%	5.1%	5.6%

Others	6.2%	4.6%	5.6%	4.4%

Rate of increase in medical costs	10.0%	10.0%	9.0%	10.0%

The expected return on assets is determined with reference to the expected long term level of dividends, interest and other returns derived from the plan assets, together with realised and unrealised gains or losses on the plan assets, less any costs of administering the plan, less any tax payable by the plan. The expected returns are based on long term market expectations and analysed on a regular basis to ensure any sustained movements in underlying markets are reflected.

Demographic assumptions
The mortality assumptions are based on country specific mortality tables. These are compared to actual AstraZeneca experience and adjusted where sufficient data is available. Additional allowance for future improvements in life expectancy is included for all major schemes where there is credible data to support this continuing trend.

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126	ASTRAZENECA ANNUAL REPORT AND FORM 20-F INFORMATION 2006

NOTES TO THE FINANCIAL STATEMENTS CONTINUED

24	POST-RETIREMENT BENEFITS CONTINUED
The table below illustrates life expectancy assumptions at age 65 for male members retiring in 2006 and members expected to retire in 2026.

	Life expectancy assumption for a male member retiring at age 65

Country	2006	2026

UK	20.6	22.0

US	19.6	21.1

Sweden	19.2	20.0

Germany	17.7	20.5

Sensitivity of medical cost assumption

	Effect of change in medical cost assumption increase/(decrease)

		2006		2005
	+1%	–1%	+1%	–1%

Current service and interest cost of net periodic post-employment medical costs ($m)	3	(2)	2	(1)

Accumulated post-employment benefit obligation for medical costs ($m)	26	(24)	19	(15)

	2006	2005	2004

UK
Present value of defined benefit obligations ($m)	(7,352)	(6,309)	(6,147)

Fair value of plan assets ($m)	6,078	5,314	5,007

Deficit in the scheme ($m)	(1,274)	(995)	(1,140)

Experience adjustments on:
Scheme assets

Amount ($m)	(259)	636	138

Percentage of scheme assets	4.3	12.0	2.8

Scheme obligations

Amount ($m)	71	(539)	(220)

Percentage of scheme obligations	1.0	8.5	3.6

Rest of Group
Present value of defined benefit obligations ($m)	(3,109)	(2,995)	(2,811)

Fair value of plan assets ($m)	2,493	2,284	2,190

Deficit in the scheme ($m)	(616)	(711)	(621)

Experience adjustments on:
Scheme assets

Amount ($m)	55	63	14

Percentage of scheme assets	2.2	2.8	0.6

Scheme obligations

Amount ($m)	25	(195)	(111)

Percentage of scheme obligations	0.8	6.5	4.0

Total
Present value of defined benefit obligations ($m)	(10,461)	(9,304)	(8,958)

Fair value of plan assets ($m)	8,571	7,598	7,197

Deficit in the scheme ($m)	(1,890)	(1,706)	(1,761)

Experience adjustments on:
Scheme assets

Amount ($m)	(204)	699	152

Percentage of scheme assets	2.4	9.2	2.1

Scheme obligations

Amount ($m)	96	(734)	(331)

Percentage of scheme obligations	0.9	7.9	3.7

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FINANCIAL STATEMENTS	127

24	POST-RETIREMENT BENEFITS CONTINUED
The defined benefit obligation arises from the following plans:

		2006		2005

	UK	Rest of Group	UK	Rest of Group
	$m	$m	$m	$m

Funded	(7,321)	(2,650)	(6,282)	(2,624)

Unfunded	(31)	(459)	(27)	(371)

Total	(7,352)	(3,109)	(6,309)	(2,995)

Income statement disclosures
The amounts that have been charged to the consolidated income statement and consolidated statement of recognised income and expense, in respect of defined benefit schemes for the year ended 31 December 2006 are set out below:

			2006			2005

	UK	Rest of Group	Total	UK	Rest of Group	Total
	$m	$m	$m	$m	$m	$m

Operating profit
Current service cost	(153)	(139)	(292)	(148)	(120)	(268)

Past service cost	(18)	(10)	(28)	–	–	–

Finance expense
Expected return on post-retirement scheme assets	364	154	518	296	152	448

Interest on post-retirement scheme obligations	(330)	(145)	(475)	(301)	(132)	(433)

Net return	34	9	43	(5)	20	15

Charge before taxation	(137)	(140)	(277)	(153)	(100)	(253)

Consolidated statement of
recognised income and expense
Difference between the actual return and the expected
return on the post-retirement schemes’ assets	(259)	55	(204)	636	63	699

Experience losses arising on
the post-retirement schemes’ obligations	55	(9)	46	(26)	47	21

Changes in assumptions underlying the present
value of the post-retirement schemes’ obligations	16	34	50	(513)	(242)	(755)

Actuarial gain/(loss) recognised	(188)	80	(108)	97	(132)	(35)

The Japanese defined benefits programme was settled on 31 March 2006. Upon settlement the deficit in the scheme of $92m was transferred to current liabilities. The gain arising on settlement, of $12m, has been included in other income.

Movement in post-retirement scheme obligations

			2006			2005

	UK	Rest of Group	Total	UK	Rest of Group	Total
	$m	$m	$m	$m	$m	$m

Present value of obligation in schemes
at beginning of year	(6,309)	(2,995)	(9,304)	(6,147)	(2,811)	(8,958)

Current service cost	(153)	(139)	(292)	(148)	(120)	(268)

Past service cost	(18)	(10)	(28)	–	–	–

Participant contributions	(27)	(6)	(33)	(26)	(6)	(32)

Benefits paid	296	97	393	228	92	320

Other finance expense	(330)	(145)	(475)	(301)	(132)	(433)

Expenses	9	–	9	–	–	–

Actuarial gain/(loss)	71	25	96	(539)	(195)	(734)

Amendments	–	(48)	(48)	–	–	–

Settlements	–	290	290	–	–	–

Exchange	(891)	(178)	(1,069)	624	177	801

Present value of obligations in schemes at end of year	(7,352)	(3,109)	(10,461)	(6,309)	(2,995)	(9,304)

It is expected that the contributions to the schemes during the year ended 31 December 2007 will be $266m.

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128	ASTRAZENECA ANNUAL REPORT AND FORM 20-F INFORMATION 2006

NOTES TO THE FINANCIAL STATEMENTS CONTINUED

24	POST-RETIREMENT BENEFITS CONTINUED
Fair value of scheme assets
			2006			2005

	UK	Rest of Group	Total	UK	Rest of Group	Total
	$m	$m	$m	$m	$m	$m

At beginning of year	5,314	2,284	7,598	5,007	2,190	7,197

Expected return on plan assets	364	154	518	296	152	448

Expenses	(9)	–	(9)	–	–	–

Actuarial (loss)/gain	(259)	55	(204)	636	63	699

Exchange	760	126	886	(523)	(113)	(636)

Contributions	204	157	361	126	84	210

Benefits paid	(296)	(97)	(393)	(228)	(92)	(320)

Settlements	–	(186)	(186)	–	–	–

At end of year	6,078	2,493	8,571	5,314	2,284	7,598

The cumulative amount of actuarial losses before deferred tax recognised in the statement of recognised income and expense is $522m (2005 $414m).

Costs in respect of defined contribution schemes during the year were $62m (2005 $71m, 2004 $106m).

Reserves
Included within the retained earnings reserve is the actuarial reserve. Movements on this reserve are as follows:

	2006	2005	2004
	$m	$m	$m

At 1 January	(328)	(303)	(167)

Actuarial losses	(108)	(35)	(179)

Deferred tax	35	10	43

At 31 December	(401)	(328)	(303)

25	EMPLOYEE COSTS AND SHARE OPTION PLANS FOR EMPLOYEES
Employee costs
The average number of people employed by the Group is set out in the table below. In accordance with the Companies Act 1985, this includes part-time employees:

Employees	2006	2005	2004

Average number of people employed by the Group in:
UK	11,800	11,600	11,500

Continental Europe	26,600	26,200	25,600

The Americas	18,200	17,900	18,500

Asia, Africa & Australasia	10,000	9,200	8,600

Continuing operations	66,600	64,900	64,200

The number of people employed by the Group at the end of 2006 was 66,800 (2005 65,300, 2004 64,200).

The costs incurred during the year in respect of these employees were:

	2006	2005	2004
	$m	$m	$m

Salaries	4,580	4,270	4,078

Social security costs	832	670	644

Pension costs	390	339	360

Other employment costs	553	482	370

	6,355	5,761	5,452

Severance costs of $66m are not included above (2005 $29m, 2004 $nil).

The Directors believe that, together with the basic salary system, the Group’s employee incentive schemes provide competitive and market-related packages to motivate employees. They should also align the interests of employees with those of shareholders, as a whole, through long-term share ownership in the Company. The Group’s current UK, Swedish and US schemes are described below; other arrangements apply elsewhere.

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FINANCIAL STATEMENTS	129

25	EMPLOYEE COSTS AND SHARE OPTION PLANS FOR EMPLOYEES CONTINUED
The AstraZeneca UK Performance Bonus Plan
Employees of participating AstraZeneca UK companies are invited to participate in this bonus plan, which rewards strong individual performance. Bonuses are paid partly in the form of Ordinary Shares in the Company (under the Inland Revenue-approved AstraZeneca All-Employee Share Plan and up to a maximum annual value of £3,000) and partly in cash. A tax-efficient share retention scheme, under which employees leave their bonus shares in trust for three to five years, forms part of the All-Employee Share Plan. The Company also offers UK employees the opportunity to buy Partnership Shares (Ordinary Shares) under the All-Employee Share Plan. Employees may invest up to £1,500 over a 12 month accumulation period and purchase Partnership Shares in the Company with the total proceeds at the end of the period. The purchase price for the shares is the lower of the price at the beginning or the end of the 12 month period. A tax-efficient share retention scheme is also available in respect of Partnership Shares. At the Company’s AGM in 2002, shareholders approved the issue of new shares for the purposes of the All-Employee Share Plan.

The AstraZeneca Executive Annual Bonus Scheme
This scheme is a performance bonus scheme for Directors and senior employees who do not participate in the AstraZeneca UK Performance Bonus Plan. Annual bonuses are paid in cash and reflect both corporate and individual performance measures. The Remuneration Committee has discretion to reduce or withhold bonuses if business performance falls sufficiently short of expectations in any year such as to make the payment of bonuses inappropriate.

The AstraZeneca Deferred Bonus Plan
This plan was introduced in 2006 and is used to defer a portion of the bonus earned under the AstraZeneca Executive Annual Bonus Scheme into Ordinary Shares in the Company for a period of three years. The plan currently operates only in respect of Executive Directors and members of the Senior Executive Team (SET). The first award of shares under this plan was made in February 2006.

The AstraZeneca Savings-Related Share Option Scheme and the AstraZeneca Savings-Related Share Option Plan
UK employees may make regular monthly savings contributions over a three or five year period and may apply for options to acquire AstraZeneca Ordinary Shares. Further details are set out below.

The AstraZeneca Share Option Plan
This is a share option plan for employees of participating AstraZeneca Group companies which was approved by shareholders at the Company’s AGM in 2000. The first grant of options occurred in August 2000. The main grant of options in 2006 under the plan was in March, with a further smaller grant in August. The Remuneration Committee sets the policy for the Company’s operation of the plan and, in accordance with the rules of the plan, conducted a review of the plan in 2004. Further details are set out below.

The AstraZeneca Performance Share Plan
This plan was approved by shareholders in 2005 for a period of 10 years. Generally, awards can be granted at any time, but not during a close period of the Company. The first grant of awards was made in June 2005. The main grant of awards in 2006 under the plan was in March, at the same time as options were granted under the AstraZeneca Share Option Plan. Awards granted under the plan vest after three years depending on the performance of the Company compared with that of a selected peer group of other pharmaceutical companies. The Remuneration Committee has responsibility for agreeing any awards under the plan and for setting the policy for the way in which the plan should be operated, including agreeing performance targets and which employees should be invited to participate. A fuller description of this plan can be found on page 86 in the Directors’ Remuneration Report.

Sweden
In Sweden an all-employee performance bonus plan is in operation, which rewards strong individual performance. Bonuses are paid partly in the form of Ordinary Shares in the Company and partly in cash. Existing Ordinary Shares purchased in the market are used to pay bonuses awarded under the plan. The AstraZeneca Executive Annual Bonus Scheme and the AstraZeneca Share Option Plan both operate in respect of relevant AstraZeneca employees in Sweden.

US
In the US, there are two all-employee performance bonus plans in operation, which reward strong individual performance. Bonuses are paid in cash. There are also two senior staff incentive schemes, under which approximately 140 participants are awarded either AstraZeneca ADSs or stock appreciation rights related to AstraZeneca ADSs. AstraZeneca ADSs necessary to satisfy the awards are purchased in the market. The AstraZeneca Share Option Plan operates in respect of relevant AstraZeneca employees in the US.

Share option plans
At 31 December 2006, there were options outstanding under the Zeneca 1994 Executive Share Option Scheme, the AstraZeneca Savings-Related Share Option Scheme, the AstraZeneca Savings-Related Share Option Plan and the AstraZeneca Share Option Plan.

(1) Summary of the AstraZeneca Share Option Plan
Eligibility
Any AstraZeneca employee may be recommended from time to time for the grant of an option. The Remuneration Committee sets the policy for the Company’s operation of the plan including as regards which employees will be eligible to participate.

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130	ASTRAZENECA ANNUAL REPORT AND FORM 20-F INFORMATION 2006

NOTES TO THE FINANCIAL STATEMENTS CONTINUED

25	EMPLOYEE COSTS AND SHARE OPTION PLANS FOR EMPLOYEES CONTINUED
Grant of options

Options may be granted at any time other than during a close period. The grant of options is supervised by the Remuneration Committee, which is comprised wholly of Non-Executive Directors. No payment is required for the grant of an option. Options are not transferable. Options may be granted over AstraZeneca Ordinary Shares or ADSs.

Acquisition price
The price per Ordinary Share payable upon the exercise of an option will not be less than an amount equal to the average of the middle-market closing price for an Ordinary Share or ADS of the Company on the London or New York Stock Exchange on the three consecutive dealing days immediately before the date of grant (or as otherwise agreed with HM Revenue & Customs). Where the option is an option to subscribe, the price payable upon exercise cannot be less than the nominal value of an Ordinary Share of the Company.

Exercise of options
An option will normally be exercisable between three and 10 years following its grant provided any relevant performance condition has been satisfied. Options may be satisfied by the issue of new Ordinary Shares or by existing Ordinary Shares purchased in the market. The Remuneration Committee sets the policy for the Company’s operation of the plan including as regards whether any performance target(s) will apply to the grant and/or exercise of each eligible employee’s option. Options normally lapse on cessation of employment. Exercise is, however, permitted for a limited period following cessation of employment either for reasons of injury or disability, redundancy or retirement, or at the discretion of the Remuneration Committee, or on an amalgamation, take-over or winding-up of the Company.

(2) Summary of the AstraZeneca Savings-Related Share Option Scheme and the AstraZeneca Savings-Related Share Option Plan
The AstraZeneca Savings-Related Share Option Scheme was approved by shareholders in 1994 for a period of 10 years. The last grant of options under this scheme was made in September 2002. In 2003, shareholders approved the AstraZeneca Savings-Related Share Option Plan for a period of 10 years. The first grant of options under this plan was made in September 2003. The following sections apply to both the AstraZeneca Savings-Related Share Option Scheme and the AstraZeneca Savings-Related Share Option Plan, which have broadly similar rules.

Eligibility
UK-resident employees of participating AstraZeneca companies are automatically eligible to participate.

Grant of options
Invitations to apply for options may be issued within six weeks after the announcement by the Company of its results for any period and at other times in circumstances considered to be exceptional by the Directors. No invitations may be issued later than 10 years after the approval of the scheme by shareholders. Options may only be granted to employees who enter into HM Revenue & Customs-approved savings contracts with the savings body nominated by the Company, under which monthly savings of a fixed amount (currently not less than £5 nor more than £250) are made over a period of three or five years. The number of Ordinary Shares over which an option is granted will be such that the total amount payable on its exercise will be the proceeds on maturity of the related savings contract. No payment will be required for the grant of an option. Options are not transferable.

Individual participation
Monthly savings by an employee under all savings contracts linked to options granted under any Save As You Earn scheme may not exceed £250 or such lower amounts as may be determined by the Directors.

Acquisition price
The price per Ordinary Share payable upon the exercise of an option will not normally be less than the higher of:

(a)	90% of the arithmetical average of the middle-market quotations for an Ordinary Share on the London Stock Exchange on three consecutive dealing days shortly before the date on which invitations to apply for options are issued (provided that no such day may fall before the Company last announced its results for any period) or such other dealing day or days falling within the six week period for the issue of invitations, as the Directors may decide; and

(b)	the nominal value of an Ordinary Share (unless the option is expressed to relate only to existing Ordinary Shares).

Exercise of options
An option will normally be exercisable only for six months commencing on the third or fifth anniversary of the commencement of the related savings contract. Options are satisfied by the issue of new Ordinary Shares. Options normally lapse on cessation of employment. Exercise is, however, permitted for a limited period (irrespective of the period during which the option has been held) following cessation of employment in certain compassionate circumstances or where an option has been held for more than three years (except on dismissal for misconduct) or on an amalgamation, take-over or winding-up of the Company.

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FINANCIAL STATEMENTS	131

25	EMPLOYEE COSTS AND SHARE OPTION PLANS FOR EMPLOYEES CONTINUED
(3)	Summary of the Zeneca 1994 Executive Share Option Scheme
The Zeneca 1994 Executive Share Option Scheme was introduced in 1994. The last date for the grant of options was 16 March 2000 and the scheme has been replaced by the AstraZeneca Share Option Plan. Options granted under the 1994 scheme are normally exercisable between three and 10 years following grant, provided the relevant performance condition has been satisfied. Options are satisfied by the issue of new Ordinary Shares. The performance condition applicable to the 1994 scheme was that earnings per share must have grown by at least the increase in the UK Retail Price Index over three years plus 3% per annum. Satisfaction of this condition was tested annually by reference to the audited financial statements. All options granted under the 1994 scheme have become exercisable, the performance conditions having been satisfied.

(4) Summary of the Astra Shareholder Value Incentive Plan
In 1996, Astra established a stock option plan for some 100 Astra employees in key senior positions. The plan is no longer used for the grant of options and has been superseded by the AstraZeneca Share Option Plan. On completion of Astra’s merger with Zeneca, options in Astra shares granted under the plan were replaced by options to acquire a number of AstraZeneca Ordinary Shares based on the exchange ratio used in the exchange offers used to effect the AstraZeneca merger. The ratio of AstraZeneca options granted in respect of former Astra options was 0.5045 AstraZeneca options for each Astra option held. At 31 December 2006, there were no options outstanding under this scheme.

	AstraZeneca
	Share Option Plan			1994 Scheme			SAYE Schemes			ASVIP

										Shares
	Options	WAEP	*	Options	WAEP	*	Options	WAEP	*	under option	WAEP	*
	’000	pence		’000	pence		’000	pence		’000	SEK

At 1 January 2004
Options outstanding	35,688	2874		8,360	2654		3,952	1988		607	411

Movements during 2004
Options granted	10,741	2529		–	–		550	2262		–	–

Options exercised	(329)	2787		(586)	2704		(113)	2184		(114)	321

Options forfeited	(1,964)	2886		(285)	2660		(276)	2199		(10)	474

Options lapsed	–	–		–	–		–	–		–	–

Weighted average fair value of
options granted during the year		650						632

At 31 December 2004
Options outstanding	44,136	2790		7,489	2650		4,113	2005		483	431

Movements during 2005
Options granted	9,621	2133		–	–		606	2257		–	–

Options exercised	(1,053)	2486		(1,259)	2601		(689)	1782		(6)	442

Options forfeited	(2,625)	2800		(272)	2688		(592)	2248		(168)	411

Options lapsed	–	–		–	–		–	–		–	–

Weighted average fair value of
options granted during the year		619						700

At 31 December 2005
Options outstanding	50,079	2670		5,958	2658		3,438	2053		309	442

Movements during 2006
Options granted	9,266	2977		–	–		280	3001		–	–

Options exercised	(18,543)	2708		(4,038)	2665		(289)	2278		–	–

Options forfeited	(1,078)	2669		(14)	2862		(218)	2473		(309)	442

Options lapsed	–	–		–	–		–	–		–	–

Weighted average fair value of
options granted during the year		857						943

At 31 December 2006
Options outstanding	39,724	2428		1,906	2371		3,211	2087		–	–

Range of exercise prices		1913 p to 3487p			1740p to 2749p			1756p to 3001p			n/a

Weighted average remaining contractual life		2,638 days			1,051 days			847 days			n/a

Options exercisable	13,624	3051		1,906	2641		60	2661		–	n/a

* Weighted average exercise price

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132	ASTRAZENECA ANNUAL REPORT AND FORM 20-F INFORMATION 2006

NOTES TO THE FINANCIAL STATEMENTS CONTINUED

25	EMPLOYEE COSTS AND SHARE OPTION PLANS FOR EMPLOYEES CONTINUED
Options Outstanding
	Share option schemes – shares			Share option schemes – ADSs			Savings related share option schemes

		Weighted	Latest		Weighted	Latest		Weighted	Latest
Year of	Number	exercise	exercise	Number	exercise	exercise	Number	exercise	exercise
Grant	’000	price	date	’000	price	date	’000	price	date

1997	90	£18.91	30/9/07	–	–	–	–	–	–

1998	111	£24.31	19/8/08	–	–	–	–	–	–

1999	275	£25.90	12/12/09	–	–	–	–	–	–

2000	651	£28.94	22/8/10	1,113	$44.03	22/8/10	–	–	–

2001	903	£32.45	30/8/11	3,219	$47.15	30/8/11	36	£29.71	31/5/07

2002	1,041	£34.37	29/8/12	4,227	$49.58	29/8/12	1,533	£17.56	31/5/08

2003	1,139	£22.34	28/8/13	2,113	$35.16	28/8/13	318	£22.11	31/5/09

2004	1,576	£25.29	26/8/14	7,314	$46.62	26/8/14	473	£22.62	31/5/10

2005	2,072	£21.36	25/8/15	6,718	$40.36	25/8/15	572	£22.57	31/5/11

2006	1,901	£29.76	24/8/16	7,167	$51.81	24/8/16	279	£30.01	31/5/12

Total	9,759	£26.81		31,871	$46.07		3,211	£20.87

Options exercisable

	Share option		Share option		Savings related share
	schemes – shares		schemes – ADSs		option schemes		ASVIP

		Weighted		Weighted		Weighted		Weighted
	Number	exercise	Number	exercise	Number	exercise	Number	exercise
	’000	price	’000	price	’000	price	’000	price

At 31 December 2004	3,179	£27.94	15,016	$45.69	390	£23.73	483	SEK 431.00

At 31 December 2005	4,065	£29.71	20,862	$47.06	191	£24.56	309	SEK 442.00

At 31 December 2006	4,592	£28.31	10,938	$45.43	60	£26.61	–	–

Share options were exercised on a regular basis throughout the period.

The fair value of the options is estimated at the date of grant using the Black-Scholes option pricing model. The following table gives the assumptions applied to the options granted in the respective periods shown. Expectations of early exercise are incorporated into the model.

	2006	2005	2004

Average share price (pence)	3020	2384	2439

Weighted average exercise price (pence)
AstraZeneca Share Option Plan	2977	2133	2529

SAYE schemes	3001	2257	2262

Weighted average fair value of options granted in the period (pence)

AstraZeneca Share Option Plan	857	619	650

SAYE schemes	943	700	632

Expected volatility (%)	30.0	30.0	25.0

Dividend yield (%)	2.3	2.3	2.3

Risk-free interest rate (%)	4.3	4.3	3.5

Expected lives: AstraZeneca Share Option Plan (years)	6.0	6.0	6.0

Expected lives: SAYE schemes (years)	4.1	3.9	3.8

The expected volatility is based on the historic volatility (calculated based on the weighted average remaining life of the share options) adjusted for any expected changes to future volatility due to publicly available information.

No other features of options granted were incorporated into the measurement of fair value.

The charge for share-based payments in respect of share options is $125m (2005 $128m, 2004 $147m) which is comprised entirely of equity-settled transactions.

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FINANCIAL STATEMENTS	133

25	EMPLOYEE COSTS AND SHARE OPTION PLANS FOR EMPLOYEES CONTINUED
AstraZeneca Performance Share Plan
	Shares	WAFV*
	’000	pence

Shares awarded in June 2005	312	1121

Shares awarded in March 2006	280	1486

Shares awarded in May 2006	19	1424

The fair value was determined using a modified version of the binomial model.This method incorporated expected dividends but no other features into the measurements of fair value.

US incentive share schemes

	Shares	WAFV*
	’000	$

	864	46.16

* Weighted average fair value

The charge for share-based payments in respect of the AstraZeneca Performance Share Plan and the US incentive share schemes is $14m (2005 $15m, 2004 $16m). The plans are equity-settled.

26	COMMITMENTS AND CONTINGENT LIABILITIES
	2006	2005	2004
	$m	$m	$m

Commitments
Contracts placed for future capital expenditure not provided for in these accounts	383	220	298

Included in the above total are contracts related to certain product purchase and licence agreements with deferred consideration obligations, the amounts of which are variable depending upon particular ‘milestone’ achievements. Sales of the products to which these milestones relate could give rise to additional payments, contingent upon the sales levels achieved. Guarantees and contingencies arising in the ordinary course of business, for which no security has been given, are not expected to result in any material financial loss.

During January 2007, AstraZeneca entered into two collaboration agreements with Bristol-Myers Squibb Company and Palatin Technologies Inc. for initial consideration of $100m and $10m respectively. Both collaboration agreements have deferred consideration obligations, dependent upon particular milestone events. AstraZeneca also entered into an agreement in January 2007 to acquire the total share capital of Arrow Therapeutics Ltd for $150m.

Arrangements with Merck
Introduction
In 1982, Astra AB set up a joint venture with Merck & Co., Inc. for the purposes of selling, marketing and distributing certain Astra products in the US. In 1998, this joint venture was restructured (the “Restructuring”). Under the agreements relating to the Restructuring (the “Agreements”), a US limited partnership was formed, in which Merck is the limited partner and AstraZeneca is the general partner, and AstraZeneca obtained control of the joint venture’s business subject to certain limited partner and other rights held by Merck and its affiliates. These rights provide Merck with safeguards over the activities of the partnership and place limitations on AstraZeneca’s commercial freedom to operate. The Agreements provide for:

>	Annual contingent payments.
>	A payment to Merck in the event of a business combination between Astra and a third party in order for Merck to relinquish certain claims to that third party’s products.
>	Termination arrangements which, if and when triggered, cause Merck to relinquish its interests in AstraZeneca’s products and activities.

These elements are discussed in further detail below together with a summary of their accounting treatments.

Annual contingent payments
AstraZeneca makes ongoing payments to Merck based on sales of certain of its products in the US (the “contingent payments” on the “agreement products”). As a result of the merger of Astra and Zeneca in 1999, these contingent payments (excluding those in respect of Prilosec and Nexium) cannot be less than annual minimum sums between 2002 and 2007 ranging from $125m to $225m. AstraZeneca’s payments have exceeded the minimum level in 2002 to 2006 and, notwithstanding the entry of a generic competitor to Toprol-XL in November 2006, AstraZeneca has no reason to believe that the annual payment in 2007, the final year in which minimum levels apply, will fall below the minimum obligations.

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134	ASTRAZENECA ANNUAL REPORT AND FORM 20-F INFORMATION 2006

NOTES TO THE FINANCIAL STATEMENTS CONTINUED

26	COMMITMENTS AND CONTINGENT LIABILITIES CONTINUED
Payment in the event of a business combination
On the merger of Astra and Zeneca, a one-time Lump Sum Payment of $809m was triggered. As a result of this payment, Merck relinquished any claims it may have had to Zeneca products.

Termination arrangements
The Agreements provided for arrangements and payments under which, subject to the exercise of certain options, the rights and interests in AstraZeneca’s activities and products held by Merck immediately prior to the merger would be terminated, including details of:

>	The Advance Payment
>	The Partial Retirement
>	The First Option and True-Up
>	The Loan Note Receivable
>	The Second Option

Advance Payment
The merger between Astra and Zeneca triggered the first step in the termination arrangements. Merck relinquished all rights, including contingent payments on future sales, to potential Astra products with no existing or pending US patents at the time of the merger. As a result, AstraZeneca now has rights to such products and is relieved of potential obligations to Merck and restrictions in respect of those products (including annual contingent payments), affording AstraZeneca substantial freedom to exploit the products as it sees fit.

At the time of the merger, the Advance Payment was paid. It was calculated as the then net present value of $2.8bn discounted from 2008 to the date of merger at a rate of 13% per annum and amounted to $967m. It is subject to a true-up in 2008, as discussed under “First Option and True-Up” below.

Partial Retirement
In 2008, there will be a partial retirement of Merck’s limited partnership interest by payment to Merck of an amount calculated as a multiple of the average annual contingent payments from 2005 to 2007 on the relevant products, plus $750m. Upon the Partial Retirement, Merck’s rights in respect of certain of the agreement products will end. The products covered by the Partial Retirement include Toprol-XL, Pulmicort, Rhinocort and Symbicort, the last of which is planned to be launched in the US in the middle of 2007, although this timeline is dependent upon successful transfer of technology from development to manufacturing and completion of validation batches.

First Option and True-Up
In 2008, a calculation will be made of the Appraised Value, being the net present value of the future contingent payments in respect of all agreement products not covered by the Partial Retirement, other than Prilosec and Nexium. Payment of the Appraised Value to Merck in 2008 will take place only if Merck exercises the First Option. Should Merck not exercise this option in 2008, AstraZeneca may exercise it in 2010 for a sum equal to the 2008 Appraised Value. Contingent payments will continue from 2008 to 2010 if AstraZeneca exercises in 2010. Upon exercise of the First Option Merck will relinquish its rights over the agreement products not covered by the Partial Retirement, other than Nexium and Prilosec. If neither Merck nor AstraZeneca exercises the option, the contingent payment arrangements in respect of these agreement products will continue (as will AstraZeneca’s other obligations and restrictions in respect of these products) and the Appraised Value will not be paid.

Products covered by the First Option include Atacand, Plendil and certain compounds still in development. In addition, in 2008 there will be a true-up of the Advance Payment. The true-up amount will be based on a multiple of the average annual contingent payments from 2005 to 2007 in respect of all the agreement products with the exception of Prilosec and Nexium (subject to a minimum of $6.6bn), plus other defined amounts (totalling $912m). It is then reduced by the Appraised Value (whether paid or not), the Partial Retirement and the Advance Payment (at its undiscounted amount of $2.8bn) to determine the true-up amount. The true-up will be settled in 2008 irrespective of whether the First Option is exercised, and this could result in a further payment by AstraZeneca to Merck or a payment by Merck to AstraZeneca.

Should Merck exercise the First Option in 2008, AstraZeneca will make payments in respect of the Partial Retirement, the First Option and the true-up totalling a minimum of $4.7bn. If AstraZeneca exercises the First Option in 2010, the combined effect of the amounts paid to Merck in 2008 and 2010 will total the same amount.

Loan Note Receivable
Included in the assets and liabilities covered by the Restructuring is a loan note receivable by AstraZeneca from Merck with a face value of $1.4bn. In 2008, at the same time as the settlement of the Partial Retirement and the true-up, Merck will settle the loan note receivable by paying AstraZeneca $1.4bn.

Second Option
A Second Option exists whereby AstraZeneca has the option to re-purchase Merck’s interests in Prilosec and Nexium in the US. This option is exercisable by AstraZeneca two years after the exercise of the First Option, whether the First Option is exercised in either 2008 or 2010. Exercise of the Second Option by AstraZeneca at a later date is also provided for in 2017 or if combined annual sales of the two products fall below a minimum amount provided, in each case, that the First Option has been exercised. The exercise price for the Second Option is the net present value of the future annual contingent payments on Prilosec and Nexium as determined at the time of exercise. If the Second Option is exercised, Merck will then have relinquished all its interests in the partnership and the agreement products including rights to contingent payments.

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FINANCIAL STATEMENTS	135

26	COMMITMENTS AND CONTINGENT LIABILITIES CONTINUED
General
The precise amount and timing of settlements with Merck under the Partial Retirement, the First Option and the true-up cannot be determined at this time. Various components of the calculations are based, in part, on net sales between 2005 and 2007 and on forecasted performance beyond 2007, and payment of the First Option is contingent upon Merck (or AstraZeneca) exercising the First Option. Similarly, the timing and amount of the Second Option cannot be determined at this time.

With the exception of the interests in Nexium and Prilosec, the total of the payments yet to be made under the termination arrangements is based, in part, on the contingent payments made in 2005 to 2007 (subject to the minimum amount) and is likely to be substantially driven by the sales of Toprol-XL, Pulmicort, Rhinocort and Atacand. However, AstraZeneca anticipates that the benefits that accrue under all the termination arrangements arise:

>	Currently, from the substantial freedom over products acquired or discovered post-merger.

>	On occurrence of each stage of such arrangements, from enhanced contributions from, and substantial freedom over, those products that have already been launched (for example, Rhinocort and Atacand), those that are due to be launched in the US (in particular, Symbicort) and those that are in development. Benefits include relief from contingent payments, anticipated cost savings from cessation of manufacturing arrangements and other cost efficiencies together with the strategic advantages of increased freedom to operate.

Accounting treatments
Annual contingent payments: The annual contingent payments on agreement products are expensed as incurred.

Payment in the event of a business combination: The Lump Sum Payment was expensed at the point of merger since it caused no incremental benefits over the prior years’ aggregate Astra and Zeneca performance to accrue to the merged AstraZeneca entity.

Termination arrangements: AstraZeneca considers that the termination arrangements described above represent the acquisition, in stages, of Merck’s interests in the partnership and agreement products (including Merck’s rights to contingent payments) and depend, in part, on the exercise of the First and Second Options. The effects will only be reflected in the Financial Statements as these stages are reached. If and when all such payments are made, AstraZeneca will have unencumbered discretion in its operations in the US market.

The Advance Payment has been accounted for as an intangible asset and is being amortised over 20 years. This approach reflects the fact that, under the Agreements, AstraZeneca has acquired rights relieving it of potential obligations and restrictions in respect of Astra products with no existing or pending patents at the time of merger. Although these rights apply in perpetuity, the period of amortisation of 20 years has been chosen to reflect the typical timescale of development and marketing of a product.

The payments under the Partial Retirement, the First Option and true-up and the Second Option will be accounted for under the extant guidance when they are paid, with allocations to intangibles and goodwill, as appropriate. If Merck exercises the First Option in 2008, the net minimum payment to be made to Merck, being the combined payments of $4.7bn less the repayment of the loan note of $1.4bn, would be $3.3bn. In accounting for the Restructuring in 1998, the loan note was included in the determination of the fair values of the assets and liabilities to be acquired. At that time, the loan note was ascribed a fair value of zero on acquisition and on the balance sheet because it was estimated that the net minimum payment of $3.3bn equated to the fair value of the rights to be acquired under the Partial Retirement, true-up and First Option.

Ongoing monitoring of the projected payments to Merck and the value to AstraZeneca of the related rights takes full account of changing business circumstances and the range of possible outcomes to ensure that the payments to be made to Merck are covered by the economic benefits expected to be realised, including those attributable to the strategic benefits of being relieved from some or all of the restrictions of the partnership with Merck. Should the monitoring reveal that these payments exceed the economic benefits expected to be realised, a provision for an onerous contract would be recognised.

Environmental costs and liabilities
The Group’s expenditure on environmental protection, including both capital and revenue items, relates to costs which are necessary for implementing internal systems and programmes and meeting legal and regulatory requirements for processes and products.

They are an integral part of normal ongoing expenditure for carrying out the Group’s research, manufacturing and commercial operations and are not separated from overall operating and development costs. There are no known changes in legal, regulatory or other requirements resulting in material changes to the levels of expenditure for 2004, 2005 or 2006.

In addition to expenditure for meeting current and foreseen environmental protection requirements, the Group incurs costs in investigating and cleaning up land and groundwater contamination. In particular, AstraZeneca and/or its affiliates have environmental liabilities at some currently or formerly owned, leased and third party sites.

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136	ASTRAZENECA ANNUAL REPORT AND FORM 20-F INFORMATION 2006

NOTES TO THE FINANCIAL STATEMENTS CONTINUED

26	COMMITMENTS AND CONTINGENT LIABILITIES CONTINUED
In the US, the AstraZeneca affiliate, Zeneca Inc., and/or its indemnitees, have been named as potentially responsible parties (PRPs) or defendants at approximately 18 sites where Zeneca Inc. is likely to incur future investigation, remediation or operation and maintenance costs under federal or state, statutory or common law environmental liability allocations schemes. Similarly, the AstraZeneca affiliate, Stauffer Management Company LLC (SMC), which was established in 1987 to own and manage certain assets of Stauffer Chemical Company acquired that year, and/or its indemnitees, have been named as PRPs or defendants at approximately 31 sites where SMC is likely to incur future investigation, remediation or operation and maintenance costs under federal or state, statutory or common law environmental liability allocations schemes. In Europe and other parts of the world outside the US, AstraZeneca is likely to incur costs at one currently owned site and has given indemnities to third parties in respect of approximately 45 other sites. These environmental liabilities arise from legacy operations that are not part of our current pharmaceuticals business and, at most of these sites, remediation, where required, is either completed or nearing completion.

AstraZeneca has made provisions for the estimated costs of future environmental investigation, remediation and operation and maintenance activity beyond normal ongoing expenditure for maintaining the Group’s R&D and manufacturing capacity and product ranges where a present obligation exists, it is probable that such costs will be incurred, and they can be estimated reliably. With respect to such estimated future costs, there were provisions at 31 December 2006 in the aggregate of approximately $107m, of which approximately $96m relates to the US. These provisions do not include possible additional costs that are not currently probable. Where we are jointly (but not jointly and severally) liable with third parties we reflect only our share of the obligation. Where the liability is insured in part or in whole by insurance or other arrangments for reimbursement, an asset is recognised to the extent that this recovery is virtually certain.

It is possible that the Company, or its affiliates, could incur future environmental costs beyond the extent of our current provisions. The extent of such possible, additional costs is inherently difficult to estimate due to a number of factors, including, but not limited to: (1) the nature and extent of claims that may be asserted in the future; (2) whether the Company or any of its affiliates has or will have any legal obligation with respect to asserted or unasserted claims; (3) the type of remedial action, if any, that may be selected at sites where the remedy is presently not known; (4) the potential for recoveries from or allocation of liability to third parties; and (5) the length of time that the environmental investigation, remediation and liability allocation process can take. Notwithstanding and subject to the foregoing, it is estimated that potential additional loss for future environmental investigation, remediation and remedial operation and maintenance activity above and beyond our provisions could be, in the aggregate, in the order of $15-30 million.

Legal proceedings
AstraZeneca is involved in various legal proceedings considered typical to its businesses, including litigation relating to employment, product liability, commercial disputes, infringement of intellectual property rights, the validity of certain patents, antitrust and securities law. The more significant matters are discussed below. No provisions have been established for any of the claims discussed below (other than the European Union fine which has been paid).

Abraxane® (paclitaxel protein-bound particles for injectable suspension) (albumin-bound)
In July 2006, Elan Pharmaceutical filed a lawsuit in the US District Court for the District of Delaware against Abraxis Bioscience, Inc. Elan essentially alleges that Abraxis infringes two US patents in connection with the marketing, use and sale of Abraxane®. AstraZeneca is not named as a party in the lawsuit. AstraZeneca is party to an agreement with Abraxis to co-promote Abraxane®.

Crestor (rosuvastatin)
AstraZeneca Pharmaceuticals LP and/or AstraZeneca LP in the US were served with seven individual lawsuits in 2004 and 2005 involving alleged injury in association with the use of Crestor. Four of these lawsuits have now been dismissed. In addition, a motion for authorisation to institute a class action and to be a representative was filed in Quebec, Canada against AstraZeneca PLC and AstraZeneca Canada Inc. The petitioner claims alleged injury as a result of the use of Crestor. During 2006, AstraZeneca was served with six additional individual lawsuits in the US, all six of which have since been dismissed. AstraZeneca is vigorously defending all the remaining actions.

Diprivan (propofol)
In August 2002, AstraZeneca LP received a letter from ESI Lederle, a division of Wyeth, informing AstraZeneca of Wyeth’s intention to market a generic version of Diprivan prior to the expiration of AstraZeneca’s patents covering the current formulation. AstraZeneca filed a patent infringement action against Wyeth in the US District Court for the Southern District of New York. Through a series of transactions, the holder of the relevant Abbreviated New Drug Application and now defendant in AstraZeneca’s suit is Mayne Pharma (USA) Inc. (formerly called Faulding Pharmaceutical Co.). Mayne responded to AstraZeneca’s complaint and filed counterclaims alleging non-infringement, invalidity and unenforceability. After a trial in 2005, the court issued its decision finding the AstraZeneca patents to be valid and enforceable and infringed by Mayne’s propofol product. The court has issued an injunction preventing the manufacture, use, sale and offering for sale in the US of Mayne’s propofol product. Mayne filed an appeal against this and in November 2006, the US Court of Appeals for the Federal Circuit affirmed the decision of the District Court. In June 2006, the Diprivan New Drug Application was sold to Abraxis BioScience Inc. as part of an Asset Purchase Agreement.

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FINANCIAL STATEMENTS	137

26	COMMITMENTS AND CONTINGENT LIABILITIES CONTINUED
Exanta (ximelagatran)
Four putative and essentially similar securities class actions were filed in the US against AstraZeneca PLC, Håkan Mogren, Sir Tom McKillop, Jonathan Symonds and Percy Barnevik between January and March 2005. These actions were subsequently consolidated into a single action pending in the US District Court for the Southern District of New York. The Consolidated Amended Complaint alleges that the defendants made materially false and misleading statements regarding Exanta clinical trials and the status of the Exanta New Drug Application in the US. The plaintiffs purport to assert claims on behalf of purchasers of AstraZeneca publicly traded securities during the period 2 April 2003 to 10 September 2004 under sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and SEC Rule 10b-5.

The defendants deny the allegations made in the lawsuit and will vigorously defend the action. They have filed a motion to dismiss the action, and that motion is pending before the Court.

Iressa (gefitinib)
During 2004, 2005 and 2006, six claims were filed against AstraZeneca KK in Japan, in the Osaka and Tokyo District Courts. In five of the claims, it is alleged that Iressa caused a fatal incidence of interstitial lung disease (ILD) in a Japanese patient. In the sixth claim, it is alleged that Iressa caused a non-fatal incidence of ILD. AstraZeneca KK, following consultation with external legal advisers, believes the claims are without merit and is defending all the cases. ILD is a known complication of lung disease, including advanced lung cancer, regardless of treatment.

Losec/Prilosec (omeprazole)
In 2001, AstraZeneca filed a suit in the US against Andrx Pharmaceuticals, Inc. for infringement of a patent directed to a process for making an omeprazole formulation (the ’281 patent). Andrx filed counterclaims of non-infringement, invalidity and unenforceability for inequitable conduct during prosecution of the ’281 patent. Andrx also asserted that in addition to the ’281 patent, two other formulation patents, the ’505 and ’230 patents, were unenforceable for alleged litigation misconduct by AstraZeneca. Both parties sought attorneys’ fees. In May 2004, the US District Court for the Southern District of New York ruled that the ’281 patent was infringed, but also ruled that the ’281 patent was invalid.

The court dismissed Andrx’s litigation misconduct and other counterclaims and affirmative defences, leaving intact the court’s October 2002 decision finding the ’230 and ’505 patents not invalid and infringed by Andrx. The October 2002 decision was affirmed in all respects on appeal in December 2003. The court entered final judgment regarding the ’281 patent in July 2004, after determining to stay the attorneys’ fees claims pending any appeals. Andrx has appealed the judgment and AstraZeneca has cross-appealed. The appeal was argued to the US Court of Appeals for the Federal Circuit in August 2006, and the Court of Appeals reserved decision.

During 2000 and 2001, AstraZeneca had filed suits against Lek Pharmaceutical and Chemical Company d.d. and Lek Services USA, Inc., Impax Laboratories Inc., Eon Labs Manufacturing Inc., Mylan Pharmaceuticals Inc., Apotex Corp, Apotex, Inc., Torpharm, Inc. and Zenith Goldline Pharmaceuticals, Inc. (now known as IVAX Pharmaceuticals, Inc.). These suits followed the filing of Abbreviated New Drug Applications by these companies with the FDA concerning the companies’ intention to market generic omeprazole products in the US. The basis for the proceedings is that the actions of all the companies infringe the’505 and’230 formulation patents relating to omeprazole. The cases are proceeding under the US Hatch-Waxman legislation. The case against IVAX was dismissed without prejudice shortly after it was filed, after IVAX withdrew its application to market generic omeprazole. During 2003, after Mylan commenced commercial sale of its product, AstraZeneca filed suit against Laboratorios Esteve, SA and Esteve Quimica, SA, manufacturers of the omeprazole product to be distributed in the US by Mylan. In 2003 and 2004, Lek, Apotex and Impax all began commercial sales of their generic omeprazole products. In July 2004, Lek filed a motion for summary judgment of non-infringement. In January 2005, AstraZeneca filed suit against Teva Pharmaceutical Industries Ltd. and Teva Pharmaceuticals USA, Inc., which are marketing and selling Impax’s omeprazole products. The Teva case was stayed in June 2005 until liability issues in the Impax action are resolved. AstraZeneca made claims for damages against each of the selling defendants. Anti-trust and non-infringement counterclaims were filed by Andrx, Apotex/Torpharm, Impax, Eon and Lek. All defendants except Lek have also raised invalidity and unenforceability counterclaims. The anti-trust counterclaims, as well as AstraZeneca’s claims for damages, have been stayed pending resolution of the patent liability issues.

The cases were consolidated for discovery before, or are directly assigned to, Judge Jones in the US District Court for the Southern District of New York. All discovery in these cases was completed in February 2005. Briefing on the summary judgment motion filed by Lek and 14 additional motions for summary judgment was completed in July 2005. All of the defendants’ motions for summary judgment were denied in January 2006. In February 2006, the Eon suit was dismissed after it announced it would not commence sales until after the’505 and’230 patents expired. In July 2005, AstraZeneca filed suit against Ranbaxy Laboratories Ltd., Ranbaxy Inc. and Ranbaxy Pharmaceuticals, Inc. for infringement of the ’505 and ’230 formulation patents. The Ranbaxy case was consolidated with the other omeprazole patent cases for pre-trial purposes. In March 2006, the Ranbaxy case was dismissed when it announced it would not commence sales until after the’505 and’230 patents expired.

In January 2006, AstraZeneca dismissed its claims for damages against Impax, and as a result the Court struck Impax’s jury demand. Impax appealed this decision on an interlocutory basis to the US Court of Appeals for the Federal Circuit, which denied the appeal, and then to the United States Supreme Court, which also denied the appeal. From April to June 2006, Judge Jones conducted a consolidated bench trial on patent liability issues involving the remaining defendants, Mylan/Esteve, Lek, Apotex and Impax. Post-trial briefing was completed in July 2006. No decision has yet been rendered.

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In April 2006, AstraZeneca received a notice from Dexcel Pharma Technologies (“Dexcel”) that Dexcel had submitted a New Drug Application seeking FDA approval to market a 20mg omeprazole tablet for the over-the-counter (OTC) market. Dexcel seeks approval to market a generic omeprazole OTC product before the expiration of the patents listed in the FDA Orange Book in reference to AstraZeneca’s Prilosec product and the Prilosec OTC that is marketed by Procter & Gamble. In May, AstraZeneca filed suit in the US District Courts for the District of Delaware and the Eastern District of Virginia charging Dexcel with infringement of the’505 and’230 patents and US Patent No. 6,150,380 which expires in 2019. The Virginia case is stayed pending resolution of Dexcel’s objection to jurisdiction in Delaware. Discovery is ongoing, and no trial date has yet been set.

In June and July 2004, AstraZeneca applied in France for injunctions based on its omeprazole formulation patent against six companies for marketing generic omeprazole. In August 2004, the applications were rejected at first instance. AstraZeneca appealed this decision and in March 2005 the applications were rejected on appeal. In May 2004, AstraZeneca also started legal proceedings against the same companies for infringement of its omeprazole formulation patent in France. These proceedings have been consolidated with a case challenging the validity of the patent, brought by one of the companies against AstraZeneca. No date has yet been set for a hearing.

During 2000, AstraZeneca was granted interlocutory injunctions based on certain of AstraZeneca’s omeprazole patents against the generic companies, Generics (UK) Ltd. and Scandinavian Pharmaceuticals-Generics AB (Scand Pharm), in Denmark and Scand Pharm in Norway. In October 2001, Oslo City Court in Norway confirmed that Scand Pharm had infringed AstraZeneca’s formulation patent for omeprazole. At the same time, the court declared AstraZeneca’s formulation patent valid. In November 2004, these findings were upheld by the Appeal Court. As a result of the Norwegian case, Scand Pharm cannot sell its omeprazole product in Norway. Furthermore, it has also been prevented from selling its omeprazole product in Denmark pending the outcome of the main action in the Danish case. The parties have settled these cases.

In addition, in 2001 AstraZeneca was granted an interlocutory injunction based on AstraZeneca’s omeprazole formulation patents against the generic company A/S Gea Farmaceutiske Fabrik (now Hexal A/S), which is still prevented from selling the omeprazole product in Denmark pending the outcome of the main action.

An interlocutory injunction against Biochemie Novartis Healthcare A/S was granted in Denmark during 2003, based on AstraZeneca’s omeprazole formulation patent and the main action is still pending.

In December 2004, an interlocutory injunction against Nomeco A/S, a Danish distributor of a generic omeprazole product from ratiopharm, was granted in Denmark based on AstraZeneca’s omeprazole formulation patent. The case was heard on appeal in November and December 2005 and, in February 2006, the High Court repealed the interlocutory injunction. The main action on the merits is still pending.

During 2003 and 2004, AstraZeneca was denied interlocutory injunctions based on certain of its omeprazole patents against Novartis Sverige AB and ratiopharm AB in Sweden and Novartis Finland Oy and ratiopharm Oy in Finland. In 2002 and 2003, Novartis Sverige AB, ratiopharm AB and Arrow Läkemedel AB initiated cases to invalidate AstraZeneca’s omeprazole formulation patent. These cases have been consolidated and are currently pending before the Stockholm District Court AstraZeneca-initiated infringement cases against Novartis Sverige AB and ratiopharm AB in Sweden, in 2003. These infringement cases have been stayed pending the outcome of the invalidity cases.

In Finland, the separate infringement proceedings against ratiopharm Oy and Novartis Finland Oy based on infringement of AstraZeneca’s omeprazole formulation patent had been stayed in 2005, as Novartis Finland Oy had initiated an invalidation action against the formulation patent. In May 2006, AstraZeneca and Novartis Finland Oy settled their disputes, as a result of which the invalidation action against the formulation patent and the infringement action against Novartis Finland Oy were withdrawn. During the autumn of 2006, the infringement action against ratiopharm Oy, which had been stayed pending the outcome of the invalidation action by Novartis Finland Oy, was resumed and is currently pending.

Also during 2003, the District Court in Norway found that the generic omeprazole product marketed by ratiopharm AB did not infringe AstraZeneca’s omeprazole formulation patent. This judgment was confirmed by the Norwegian Appeal Court in October 2005. In January 2006, the Supreme Court in Norway denied AstraZeneca leave to appeal.

AstraZeneca continues to be involved in numerous proceedings in Canada involving various generics and patents, including under the Patented Medicines (Notice of Compliance) Regulations, relating to omeprazole capsules or omeprazole magnesium tablets. Apotex Inc. launched a generic omeprazole capsule product in Canada in January 2004. Following this launch, AstraZeneca commenced judicial review proceedings seeking to quash Apotex’s notice of compliance (marketing approval) and AstraZeneca sued Apotex in July 2004 alleging infringement of its formulation patents by Apotex’s omeprazole capsules. In May 2005, the Canadian Federal Court of Appeal quashed Apotex’s notice of compliance (marketing approval), overruling the first instance decision in September 2004, which went against AstraZeneca. In June 2005, the Canadian Federal Court of Appeal granted Apotex’s motion for a stay of the Court’s decision to quash the notice of compliance, pending an application by Apotex for leave to appeal to the Supreme Court of Canada. The Supreme Court of Canada granted Apotex leave to appeal and also continued the stay granted by the Federal Court of Appeal, thereby allowing Apotex to continue selling its omeprazole capsules pending a decision by the Supreme Court on Apotex’s appeal. The appeal was heard in May 2006 and allowed in November 2006, with the result that Apotex can continue to sell omeprazole capsules pending the outcome of the patent infringement action.

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In February 2006, the Federal Court of Appeal upheld a lower court decision which prohibited Apotex from obtaining a notice of compliance (marketing approval) for omeprazole magnesium tablets until the expiry of a relevant formulation patent in December 2008.

In January 2006, AstraZeneca Canada Inc. was served with a claim in the Federal Court of Canada for payment of an undetermined sum based on damages allegedly suffered by Apotex due to the delay from January 2002 to January 2004 in the issuance to Apotex of a notice of compliance (marketing approval) in Canada for its 20mg omeprazole capsule product. The claim was held in abeyance pending Apotex’s appeal to the Supreme Court of Canada, and following the November 2006 allowance of that appeal Apotex has indicated it will be advancing the damages claim. AstraZeneca believes the claim is without merit and intends to defend it and to pursue its already pending patent infringement actions against Apotex vigorously.

AstraZeneca Canada initiated proceedings in the Federal Court of Canada against Novopharm Limited in connection with certain patents related to omeprazole magnesium tablets, on the basis that Novopharm was seeking a notice of compliance (marketing approval) in Canada based on a comparison with AstraZeneca’s Losec tablets. While several proceedings remain pending, Novopharm has not made an allegation in respect of the omeprazole salt patent and has indicated that it will await expiry of the patent on 23 January 2007.

AstraZeneca Canada initiated proceedings in the Federal Court of Canada against Sandoz Canada Inc. in connection with certain patents related to omeprazole capsules, on the basis that Sandoz was seeking a notice of compliance (marketing approval) in Canada based on a comparison with AstraZeneca’s Losec capsules.

In January 2007, AstraZeneca Canada Inc. discontinued long pending proceedings against Reddy-Cheminor Inc. in respect of patents relating to omeprazole capsules, following Reddy-Cheminor’s withdrawal of its allegations.

In February 2000, the European Commission commenced an investigation relating to certain omeprazole intellectual property rights, and associated regulatory and patent infringement litigation. The investigation is pursuant to Article 82 of the EC Treaty, which prohibits an abuse of a dominant position. The investigation was precipitated by a complaint by a party to a number of patent and other proceedings involving AstraZeneca. AstraZeneca has, in accordance with its corporate policy, co-operated with the Commission. In July 2003, the Commission served a Statement of Objections on AstraZeneca, referring to alleged infringements regarding the obtaining of supplementary protection certificates for omeprazole in certain European countries; and regarding AstraZeneca’s replacement of omeprazole capsules by omeprazole MUPS (tablets) and withdrawal of capsule marketing authorisations in three European countries. AstraZeneca replied fully to the Commission, explaining why its actions were, in AstraZeneca’s view, lawful. An oral hearing took place in February 2004. In June 2005, the European Commission notified AstraZeneca PLC and AstraZeneca AB of its Decision to impose fines totalling €60m on the companies for infringement of European competition law (Article 82 of the EC Treaty and Article 54 of the EEA Agreement). The Commission alleges that the companies abused their dominant positions in the periods between 1993 and 2000 by making a pattern of misleading representations before the patent offices and/or courts in Belgium, Denmark, Germany, the Netherlands, Norway and the UK in regard to obtaining supplementary protection certificates for omeprazole; and by requesting the surrender of market authorisations for omeprazole capsules in Denmark, Norway and Sweden, combined with withdrawal from these countries of omeprazole capsules and the launch of omeprazole MUPS (tablets). AstraZeneca does not accept the Commission’s Decision and has appealed it to the Court of First Instance. AstraZeneca denies that it had a dominant position or that it was engaged in the behaviours as characterised by the Commission. In the meantime, the fine was fully provided for in the half year results in 2005 through a charge to operating profit of $75m. It is alleged by the Commission that these activities had the effect of hindering the entry of the generic version of Losec and parallel trade. It is possible that third parties could seek damages for alleged losses arising from this matter. Any such claims would be vigorously resisted.

Nexium (esomeprazole)
AstraZeneca entities have been sued in various state and federal courts in the US in purported representative and class actions involving the marketing of Nexium (esomeprazole magnesium). These actions generally allege that AstraZeneca’s promotion and advertising of Nexium to physicians and consumers is unfair, unlawful and deceptive conduct, particularly as the promotion relates to comparisons of Nexium with Prilosec. They also allege that AstraZeneca’s conduct relating to the pricing of Nexium was unfair, unlawful and deceptive. The plaintiffs allege claims under various state consumer protection, unfair practices and false advertising laws. The plaintiffs in these cases seek remedies that include restitution, disgorgement of profits, damages, punitive damages, injunctive relief, attorneys’ fees and costs of suit.

The first action was brought in 2004 in the Superior Court of the State of California for the County of Los Angeles by the Afl-CIO, two unincorporated associations and an individual on behalf of themselves, the general public and a class of California consumers, third party payers, cash payers and those making a co-payment. A second action was filed in the same court on behalf of a similar putative class of consumers. Actions making substantially similar allegations were filed in 2004 and 2005 on behalf of putative classes of consumers, third party payers, purchasers and labour management trust funds in the Circuit Court of Searcy County, Arkansas; in the Superior Court of the State of Delaware in and for New Castle County; in the Superior Court of Massachusetts in Boston; in the US District Court for the District of Delaware (three consolidated cases); and in the Circuit Court of the 11th Judicial Court in and for Miami-Dade County, Florida.

In September 2005, the court in California issued a ruling on AstraZeneca’s demurrer and motion to strike in the two California actions. The court granted AstraZeneca’s motion with respect to the associational plaintiffs and denied the motion with respect to the individual plaintiffs, allowing the cases of the individuals to proceed. In October 2005, the court in Massachusetts denied AstraZeneca’s motion to dismiss. Discovery in the California and Massachusetts cases is proceeding, and plaintiffs’ motions for class certification are expected to be filed in mid-2007.

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In November 2005, the US District Court for the District of Delaware granted AstraZeneca’s motion to dismiss the consolidated class action complaint. The plaintiffs appealed the dismissal to the US Court of Appeals for the Third Circuit. The Delaware state case has been stayed pending the outcome of the Delaware federal cases.

In May 2006, the Arkansas state court granted AstraZeneca’s motion to dismiss the plaintiffs’ complaint. The plaintiffs filed additional motions and pleadings, including an amended complaint. AstraZeneca filed a motion to dismiss the amended complaint.

In October 2006, the Florida court dismissed the plaintiff’s complaint with prejudice and without leave to amend. The plaintiff has appealed the dismissal, and the opening appeal brief is due in February 2007.

In December 2006 and January 2007, several lawsuits against AstraZeneca entities, including putative class actions, were filed in US District Court for the District of Columbia alleging claims of unlawful monopolisation relating to Prilosec and Nexium. Individual actions were filed on 7 December 2006 by Walgreen Co., Eckerd Corporation. Maxi Drug, Inc. d/b/a Brooks Pharmacy, The Kroger Co., New Albertson’s Inc., Safeway, Inc., Hy-Vee, Inc., and American Sales Company, Inc. and on 8 December 2006 by Rite Aid Corporation, and Rite Aid Headquarters Corp. Putative class actions brought on behalf of direct purchasers were filed on 18 December 2006 by Meijer, Inc. and Meijer Distribution, Inc., on 19 December 2006 by Louisiana Wholesale Drug Co., Inc., and on 8 January 2007 by Burlington Drug Co., Inc., Dik Drug Co., Inc, and King Drug Co. of Florence, Inc. The plaintiffs seek treble damages, injunctive relief, and attorney fees. AstraZeneca denies the allegations and intends to vigourously defend each of the actions.

In November 2003, the European Patent Office (EPO) ruled that the European substance patent covering magnesium esomeprazole, the active pharmaceutical ingredient in Nexium, was valid. The patent, which expires in May 2014, was challenged by the generic manufacturer ratiopharm. The EPO ruling was appealed by ratiopharm. In December 2006, the Board of Appeals of the EPO ruled that the patent is invalid.

While disappointed with the EPO decision, AstraZeneca has confidence in the intellectual property portfolio protecting Nexium. This portfolio includes process, method of use and additional substance patents with expiration dates ranging from 2009 through to 2019. The process patent is under opposition with the EPO and an Opposition Division oral hearing is scheduled for October 2007 (postponed from the original hearing date in March 2007). In addition to these patents, Nexium has data exclusivity valid to 2010 in major European markets.

The revocation of the AstraZeneca European substance patent relating to Nexium should not have any substantive impact on AstraZeneca’s ability to uphold and enforce its Nexium patents in the United States. AstraZeneca has several US patents covering Nexium, all of which can be differentiated from the European patent found to be invalid.

In October 2004, AstraZeneca LP filed suit in the US District Court for the District of Delaware seeking declaratory judgment that its ‘Better is Better’ campaign for Nexium was not false or misleading advertising in violation of section 43(a) of the Lanham Act, a federal statute governing false advertising claims. The action was taken in response to a letter from TAP Pharmaceuticals, Inc. demanding that AstraZeneca immediately withdraw the television commercial and other components of the direct-to-consumer advertising campaign for Nexium on the basis that they allegedly violated the statute. In November 2004, TAP requested expedited consideration of the case by filing a motion for a preliminary injunction, which the court denied in December 2004. In May and June 2006, the court dismissed all of the claims for damages asserted by TAP in its counterclaims and dismissed most of TAP’s claims for injunctive relief. In August 2006, the parties entered into a settlement agreement, and the case has been dismissed in its entirety.

In October 2005, AstraZeneca received a notice from Ranbaxy Pharmaceuticals, Inc. that Ranbaxy Laboratories Limited had submitted an Abbreviated New Drug Application (ANDA) to the US FDA for esomeprazole magnesium delayed-release capsules, 20mg and 40mg. The ANDA contained paragraph IV certifications of invalidity and/or non-infringement in respect of certain AstraZeneca US patents listed in the FDA’s Orange Book with reference to Nexium. In November 2005, AstraZeneca commenced wilful infringement patent litigation in the US District Court for the District of New Jersey against Ranbaxy Pharmaceuticals, Inc. and its affiliates in response to Ranbaxy’s paragraph IV certifications regarding Nexium.

In January 2006, AstraZeneca received a notice from IVAX Pharmaceuticals Inc. that IVAX Corporation had submitted an ANDA to the US FDA for esomeprazole magnesium delayed-release capsules, 20mg and 40mg. The ANDA contained paragraph IV certifications of invalidity and/or non-infringement in respect of certain AstraZeneca US patents listed in the FDA’s Orange Book with reference to Nexium. IVAX also certified in respect of certain other AstraZeneca US patents listed in the Orange Book with reference to Nexium that IVAX will not launch its product prior to the expiry of those patents, the latter of which expires in October 2007. In March 2006, AstraZeneca commenced wilful patent infringement litigation in the US District Court for the District of New Jersey against IVAX, its parent Teva Pharmaceuticals, and their affiliates. The Ranbaxy and Teva/IVAX matters have been consolidated.

In August 2006, AstraZeneca received a notice from Dr. Reddy’s Laboratories, Ltd. and Dr. Reddy’s Laboratories, Inc. (“Dr. Reddy’s”) that Dr. Reddy’s had submitted an ANDA to the US FDA for esomeprazole magnesium delayed-release capsules, 20mg and 40mg. Dr. Reddy’s was seeking FDA approval to market a generic esomeprazole magnesium product prior to the expiration of some but not all of the patents listed in the FDA Orange Book with reference to Nexium.

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Dr. Reddy’s notice did not challenge three Orange Book-listed patents claiming esomeprazole magnesium (US Patent Nos. 5,714,504, 5,877,192 and 6,875,872). AstraZeneca’s exclusivity relating to these three patents expires on 3 August 2015, 27 November 2014 and 27 November 2014, respectively. Because AstraZeneca has not received notice from Dr. Reddy’s as to these three US patents, Dr. Reddy’s cannot market generic esomeprazole magnesium until the end of the exclusivity afforded by these patents. As a result, AstraZeneca did not bring a lawsuit at this time. AstraZeneca reserves the right to enforce all patents related to Nexium, including those listed in the FDA Orange Book.

AstraZeneca continues to have full confidence in and will vigorously defend and enforce its intellectual property protecting Nexium.

Nolvadex (tamoxifen)
AstraZeneca is a co-defendant with Barr Laboratories, Inc. in numerous purported class actions filed in federal and state courts throughout the US. All of the state court actions were removed to federal court and have been consolidated, along with all of the cases originally filed in the federal courts, in a federal multi-district litigation proceeding pending in the US District Court for the Eastern District of New York. Some of the cases were filed by plaintiffs representing a putative class of consumers who purchased tamoxifen. The other cases were filed on behalf of a putative class of ‘third party payers’ (including health maintenance organisations, insurers and other managed care providers and health plans) that have reimbursed or otherwise paid for prescriptions of tamoxifen. The plaintiffs allege that they paid ‘supra-competitive and monopolistic prices’ for tamoxifen as a result of the settlement of patent litigation between Zeneca and Barr in 1993. The plaintiffs seek injunctive relief, treble damages under the antitrust laws, disgorgement and restitution. In April 2002, AstraZeneca filed a motion to dismiss the cases for failure to state a cause of action. In May 2003, the US District Court for the Eastern District of New York granted AstraZeneca’s motion to dismiss. The plaintiffs appealed the decision.

In November 2005, the US Court of Appeals for the Second Circuit affirmed the District Court’s decision. The plaintiffs thereafter moved for re-hearing by the original panel of judges in the case and re-hearing by a panel of all of the judges on the US Court of Appeals for the Second Circuit. The plaintiffs’ requests for re-hearing were denied in September 2006. In December 2006, the plaintiffs filed a petition for a writ of certiorari to the US Supreme Court seeking to have the Court hear an appeal of the Second Circuit’s decision.

Pulmicort Respules (budesonide inhalation suspension)
In September 2005, AstraZeneca received a notice from IVAX Pharmaceuticals Inc. that IVAX had submitted an Abbreviated New Drug Application (ANDA) to the US FDA for a budesonide inhalation suspension containing a paragraph IV certification and alleging invalidity and non-infringement in respect of certain of AstraZeneca’s patents relating to budesonide inhalation suspension. In October 2005, AstraZeneca filed a patent infringement action against IVAX in the US District Court for the District of New Jersey. In December 2005, IVAX responded and filed counterclaims alleging non-infringement and invalidity. In January 2006, AstraZeneca filed an amended complaint, withdrawing averments as to the infringement of one of the patents-in-suit. Discovery in the litigation is ongoing.

AstraZeneca continues to have full confidence in and will vigorously defend and enforce its intellectual property protecting Pulmicort Respules.

Seroquel (quetiapine fumarate)
In August 2003, Susan Zehel-Miller filed a putative class action against AstraZeneca PLC and AstraZeneca Pharmaceuticals LP on behalf of “all persons in the US who purchased and/or used Seroquel”. Among other things, the class action alleged that AstraZeneca failed to provide adequate warnings in connection with an alleged association between Seroquel and the onset of diabetes. In 2004, the US District Court for the Middle District of Florida denied class certification and the case was ultimately dismissed. Two additional putative class actions raising similar allegations have likewise been dismissed. There are no other US class actions relating to Seroquel; however, four putative class actions raising substantially similar allegations have been filed in Canada.

Additionally, AstraZeneca Pharmaceuticals LP, either alone or in conjunction with one or more affiliates, has been sued in numerous individual personal injury actions involving Seroquel. In the overwhelming majority of these cases, the nature of the plaintiffs’ alleged injuries is not clear. Although some plaintiffs contend that they developed diabetes or other related injuries as a result of taking Seroquel and/or other atypical anti-psychotic medications, in most instances, little or no factual information regarding the alleged injury has been provided. As of 24 January 2007, AstraZeneca was defending 604 served or answered lawsuits involving approximately 7,450 plaintiff groups. These include a number of recently filed cases that include close to 1,000 plaintiff groups per case. The majority of the Seroquel cases are pending in federal court with clusters of state court activity in Delaware, New Jersey, New York and Missouri. AstraZeneca is also aware of over 600 additional cases that have been filed but not yet served and has not determined how many additional cases, if any, may have been filed. Some of the cases also include claims against other pharmaceutical manufacturers such as Eli Lilly, Janssen Pharmaceutica and/or Bristol-Myers Squibb. AstraZeneca intends to vigorously defend all of the Seroquel cases.

In September 2005, AstraZeneca received a notice from Teva Pharmaceuticals USA that Teva had submitted an Abbreviated New Drug Application (ANDA) for quetiapine fumarate 25mg tablets containing a paragraph IV certification alleging invalidity, unenforceability, or non-infringement respecting AstraZeneca’s US patent listed in the FDA’s Orange Book with reference to Seroquel. In November 2005, AstraZeneca filed a lawsuit directed to Teva’s 25mg tablets ANDA in the US District Court for the District of New Jersey for wilful patent infringement. In February 2006, AstraZeneca received another notice from Teva Pharmaceuticals USA that Teva had amended its previously submitted ANDA for quetiapine fumarate 25mg tablets and added 100, 200 and 300mg tablets to its application to the US FDA. The amended ANDA submission contained a similar paragraph IV certification alleging invalidity, unenforceability, or non-infringement in respect of AstraZeneca’s US patent listed in the FDA’s Orange Book with reference to Seroquel. In March 2006, in response to Teva’s amended ANDA and Teva’s intent to market additional strengths of a generic version of Seroquel in the US prior to the expiration of AstraZeneca’s patent, AstraZeneca filed an additional lawsuit against Teva in the US District Court for the District of New Jersey for patent infringement.

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The two lawsuits were consolidated in April 2006. However in March 2006, the US District Court had granted Teva’s motion to strike AstraZeneca’s added allegation of wilfullness in its patent infringement claim in the first complaint directed to Teva’s 25mg tablets. Therefore, in the consolidated action, in response to AstraZeneca’s now-combined allegations of patent infringement directed to Teva’s 25, 100, 200 and 300mg ANDA tablets, Teva alleges non-infringement and patent invalidity. In January 2007, Teva filed a motion seeking leave to amend its pleadings in the consolidated action to add allegations, defences, and counter-claims directed to alleged inequitable conduct in the procurement of AstraZeneca’s patent. Discovery in the consolidated case is proceeding.

AstraZeneca continues to have full confidence in and will vigorously defend and enforce its intellectual property protecting Seroquel.

Symbicort (budesonide/formoterol)
In March 2005, the European Patent Office ruled that the European patent covering the combination of formoterol and budesonide in Symbicort is valid. The patent, which expires in 2012 (Supplementary Patent Certificate expires 2015), was challenged by the generic manufacturers Yamanouchi Europe BV, Miat SpA, Liconsa, Chiesi Farmaceutici SpA, Zambon Group SpA, Generics (UK) Limited and Norton Healthcare Ltd. In May 2005, the European Patent Office ruled that the European patent for Symbicort in the treatment of chronic obstructive pulmonary disease (COPD) is valid. The patent, which expires in 2018, was challenged by the generic manufacturers Chiesi Farmaceutici SpA, Norton Healthcare Ltd and Generics (UK) Limited.

The European Patent Office rulings relating to both the combination and the COPD European patents for Symbicort have been appealed by certain of the opponents in the proceedings. It is not anticipated that the appeals will be heard before the latter part of 2007.

In February 2004, IVAX Pharmaceuticals (UK) Limited initiated proceedings against AstraZeneca AB claiming that the UK parts of the two European patents related to Symbicort were invalid. In May 2004, the court granted AstraZeneca’s application for a stay of the proceedings pending the determination of the parallel opposition proceedings before the European Patent Office, described above. In April 2004, IVAX initiated proceedings against AstraZeneca AB in relation to the Republic of Ireland claiming that the Irish parts of the two European patents related to Symbicort were invalid. In October 2004, the court granted AstraZeneca’s application for a stay of proceedings pending the final decision of the European Patent Office and its Boards of Appeal in the opposition proceedings.

Toprol-XL (metoprolol succinate)
In May 2003, AstraZeneca filed a patent infringement action against KV Pharmaceutical Company in the US District Court for the Eastern District of Missouri in response to KV’s notification of its intention to market a generic version of Toprol-XL tablets in the 200mg dose prior to the expiration of AstraZeneca’s patents covering the substance and its formulation. In response to later similar notices from KV related to the 25, 50 and 100mg doses, AstraZeneca filed further actions. KV responded in each instance and filed counterclaims alleging non-infringement, invalidity and unenforceability of the listed patents.

In February 2004, AstraZeneca filed a patent infringement action against Andrx Pharmaceuticals LLC in the US District Court for the District of Delaware in response to Andrx’s notification of its intention to market a generic version of Toprol-XL tablets in the 50mg dose prior to the expiration of AstraZeneca’s patents. In response to two later similar notices from Andrx related to the 25,100 and 200mg doses, AstraZeneca filed two additional patent infringement actions in the same court. In each instance, Andrx claimed that each of the listed patents is invalid, not infringed and unenforceable.

In April 2004, AstraZeneca filed a patent infringement action against Eon Labs Manufacturing Inc. in the US District Court for the District of Delaware in response to Eon’s notification of its intention to market generic versions of Toprol-XL tablets in the 25, 50, 100 and 200mg doses prior to the expiration of AstraZeneca’s patents. In its response, Eon alleged that each of the listed patents is invalid, not infringed and unenforceable. Eon also alleged that the filing of the infringement complaints, as well as other actions by AstraZeneca, constitutes anti-competitive conduct in violation of US anti-trust laws. Pursuant to a joint motion of AstraZeneca and Eon these anti-trust counts were severed from the case and stayed, for possible consideration depending on the outcome of the trial of the patent claims.

All of the patent litigation relating to Toprol-XL against KV, Andrx and Eon was consolidated for pre-trial discovery purposes and motion practice in the US District Court for the Eastern District of Missouri. The defendants filed a motion for summary judgment in December 2004 alleging that the Toprol-XL patents are invalid due to double patenting. A summary judgment motion of unenforceability was filed by the defendants in 2005 and AstraZeneca filed summary judgment motions on infringement and validity in 2005. In January 2006, the US District Court for the Eastern District of Missouri issued a ruling finding that the two patents-in-suit are unenforceable (based on the Company’s inequitable conduct in the prosecution of these patents in the US Patent and Trademark Office) and invalid. AstraZeneca appealed the District Court decision to the US Court of Appeals for the Federal Circuit. The appeal was fully briefed in 2006 and was argued on 8 December 2006. We await the decision of the Court of Appeals.

In August 2006, Sandoz (formerly Eon) received final approval from the US Food and Drug Administration (FDA) on the 25mg dose of metoprolol succinate and tentative approval on the 50, 100 and 200mg doses. On 21 November 2006, Sandoz launched its 25mg metoprolol succinate product, which was followed by Par Pharmaceuticals’ launch of a 25mg generic metoprolol succinate under a distribution agreement by AstraZeneca. There is no longer a stay in effect on the approval of the ANDAs filed by KV and Andrx but neither has received FDA approval.

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FINANCIAL STATEMENTS	143

26	COMMITMENTS AND CONTINGENT LIABILITIES CONTINUED
In the first quarter of 2006, AstraZeneca was served with 14 complaints filed in the US District Courts in Delaware, Massachusetts, and Florida against AstraZeneca Pharmaceuticals LP, AstraZeneca LP, AstraZeneca AB and Aktiebolaget Hässle. The complaints were putative class actions filed on behalf of both direct purchasers and indirect purchasers that allege that the AstraZeneca defendants attempted to illegally maintain monopoly power in the US over Toprol-XL in violation of the Sherman Act through the listing of invalid and unenforceable patents in the FDA’s Orange Book and the enforcement of such patents through litigation against generic manufacturers seeking to market metoprolol succinate. The complaints seek treble damages based on alleged overcharges to the putative classes of plaintiffs. The lawsuit is based upon the finding described above by the US District Court for the Eastern District of Missouri in the consolidated litigation against KV, Andrx and Eon that the AstraZeneca patents relating to Toprol-XL are invalid and unenforceable. As noted above, AstraZeneca is appealing the ruling in the patent litigation. These 14 complaints were consolidated into two amended complaints, one on behalf of direct purchasers, and one on behalf of indirect purchasers. AstraZeneca has filed a motion seeking to dismiss or in the alternative stay the consolidated complaint in both cases. AstraZeneca denies the allegations of the anti-trust complaints and will vigorously defend the lawsuits.

AstraZeneca continues to maintain that its patents for Toprol-XL are valid, enforceable and infringed by the actual and proposed generic products of KV, Andrx and Eon and that its enforcement of its patents did not violate anti-trust laws.

Zestril (lisinopril)
In 1996, two of AstraZeneca’s predecessor companies, Zeneca Limited and Zeneca Pharma Inc. (as licensees), Merck & Co., Inc. and Merck Frosst Canada Inc. commenced a patent infringement action in the Federal Court of Canada against Apotex Inc., alleging infringement of Merck’s lisinopril patent. Apotex sold a generic version of AstraZeneca’s Zestril and Merck’s Prinivil™ tablets. Apotex admitted infringement but has raised positive defences to infringement, including that it acquired certain quantities of lisinopril prior to issuance of the patent and that certain quantities were licensed under a compulsory licence. Apotex also alleged invalidity of the patent. Following a trial in early 2006, in April 2006 the Federal Court of Canada ruled in favour of AstraZeneca and Merck on the key issues and Apotex stopped selling lisinopril in May 2006. In October 2006, the Federal Court of Appeal in Canada upheld the lower court’s decision and dismissed Apotex’s appeal. In December 2006 Apotex sought leave to appeal to the Supreme Court of Canada and the application remains pending.

AstraZeneca (as licensee) also had a case pending in the Federal Court of Canada against Cobalt Pharmaceuticals Inc., pertaining to the same Merck lisinopril patent, on the basis that Cobalt was seeking a notice of compliance (marketing approval) in Canada based on a comparison with AstraZeneca’s Zestril.

However, in 2006, Cobalt withdrew its notice of allegation relating to lisinopril and AstraZeneca discontinued its case against Cobalt.

Zestoretic (lisinopril/hydrochlorothiazide)
AstraZeneca (as licensee) had a case pending in the Federal Court of Canada against Apotex Inc., pertaining to Merck’s lisinopril/hydrochlorothiazide combination patent, on the basis that Apotex was seeking a notice of compliance (marketing approval) in Canada based on a comparison with AstraZeneca’s Zestoretic. AstraZeneca is potentially liable for damages in the event that Apotex’s market entry is held to have been improperly delayed.

The case against Apotex was discontinued by AstraZeneca in August 2006. Apotex’s combination product will likely remain off the market until the expiry of a relevant patent in October 2007.

Average wholesale price class action litigation
In January 2002, AstraZeneca was named as a defendant along with 24 other pharmaceutical manufacturers in a class action suit, in Massachusetts, brought on behalf of a putative class of plaintiffs alleged to have overpaid for prescription drugs as a result of inflated wholesale list prices. Following the Massachusetts complaint, nearly identical class action suits were filed against AstraZeneca and various other pharmaceutical manufacturers in four other states. AstraZeneca and other manufacturers have since been sued in similar lawsuits filed by the state Attorneys General of Pennsylvania, Nevada, Montana, Wisconsin, Illinois, Alabama, Kentucky, Arizona, Mississippi, Hawaii, and Alaska, as well as by multiple individual counties in the State of New York. The Attorney General lawsuits seek to recover alleged overpayments under Medicaid and other state-funded healthcare programmes. In several cases, the states are also suing to recover alleged overpayments by state residents. Several of these suits have been consolidated with the Massachusetts action for pre-trial purposes, pursuant to federal multi-district litigation (MDL) procedures.

In January 2006, the District Court in Boston certified three classes of plaintiffs against the “Track 1” manufacturer defendants, AstraZeneca, GlaxoSmithKline, Bristol-Myers Squibb, Schering-Plough, and Johnson & Johnson. The three certified classes are: (Class1) a nationwide class of consumers who made co-payments for certain physician-administered drugs reimbursed under the Medicare Part B programme (“Part B drugs”); (Class 2) a Massachusetts-only class of third-party payers, including insurance companies, union health and welfare benefit plans, and self-insured employers, who covered consumer co-payments for Part B drugs; and (Class 3) a Massachusetts-only class of third-party payers and consumers who paid for Part B drugs outside of the Medicare programme. For all classes, the only AstraZeneca drug at issue is Zoladex (goserelin acetate implant).

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144	ASTRAZENECA ANNUAL REPORT AND FORM 20-F INFORMATION 2006

NOTES TO THE FINANCIAL STATEMENTS CONTINUED

26	COMMITMENTS AND CONTINGENT LIABILITIES CONTINUED
A bench trial against four of the Track 1 defendants, including AstraZeneca, by Classes 2 and 3 began on 6 November 2006 and concluded on 26 January 2007. The Court has yet to render its decision. A separate jury trial against AstraZeneca only, by Class 1, is scheduled for 30 April 2007. The multiple Attorney General lawsuits filed in state courts are proceeding independently of the Boston MDL proceeding. The first trials that potentially involve AstraZeneca are scheduled for November 2007 in the Alabama and Mississippi Attorney General cases.

AstraZeneca denies the allegations made in all of the average wholesale price lawsuits and will vigorously defend the actions.

340B Class Action Litigation
In August 2004, AstraZeneca was named as a defendant along with multiple other pharmaceutical manufacturers in a class action suit filed in Alabama Federal Court on behalf of all so-called “disproportionate share” entities. These are the hospitals and clinics that treat a substantial portion of uninsured patients and thus qualify for preferential pricing under the Public Health Service Act drug discount programme (the “340B” Program). According to the complaint, the genesis of the suit was an audit report by the Department of Health and Human Services Office of Inspector General (OIG) in June 2004. The OIG later withdrew the audit report and in 2006, re-issued a revised audit report that substantially modified the previous audit findings. After the issuance of the revised OIG audit report, the named plaintiffs voluntarily dismissed their lawsuit against the defendants.

A similar class action suit was filed in August 2005 by the County of Santa Clara in California state court. The County of Santa Clara sued as a representative of a class of similarly situated counties and cities in California alleged to have overpaid for 340B-covered drugs. The case was removed to the US District Court for the Northern District of California. In 2006, the US District Court dismissed each of the allegations in the County’s complaint. The County appealed the dismissal to the US Court of Appeals for the North Circuit. AstraZeneca denies the allegations in the County’s complaint and intends to continue to defend them vigorously.

Additional government investigations into drug marketing practices
As is true for most, if not all, major prescription pharmaceutical companies operating in the US, AstraZeneca is currently involved in multiple US federal and state criminal and civil investigations into drug marketing and pricing practices. Two of the active investigations are being handled by the US Attorney’s Office in Boston. The first involves a subpoena for documents and information relating to sales and marketing interactions with a leading provider of pharmacy services to long-term care facilities. The second involves an investigation relating to the sale and marketing of products to an individual physician in Worcester, Massachusetts and certain physicians and entities affiliated with that physician. These investigations may be the subject of sealed qui tam lawsuits filed under the False Claims Act.

The US Attorney’s Office in Philadelphia is directing three additional, active investigations. The first two involve requests for documents and information relating to contracting and disease management programmes with two of the leading national Pharmacy Benefits Managers. The third involves a review of sales and marketing practices relating to Seroquel, including allegations that the Company promoted Seroquel for non-indicated (off-label) uses. AstraZeneca understands that all of these investigations may be the subjects of sealed qui tam lawsuits filed under the False Claims Act.

There are a number of additional active investigations led by state Attorneys General. These include subpoenas received in September 2006 from the Alaska and California Attorney General’s Offices seeking information relating to Seroquel sales and marketing practices. In addition, the Nevada and Delaware Attorney General’s Offices have requested documents and information relating to the development of patient education and practice management materials for physicians.

It is not possible to predict the outcome of any of these investigations, which could include the payment of damages and the imposition of fines, penalties and administrative remedies.

Informal SEC inquiry
In October 2006, AstraZeneca received from the US Securities and Exchange Commission (“SEC”) a letter requesting documents related to its business activities in Italy, Croatia, Russia and Slovakia for the period 1 October 2003 to the present. The SEC’s request generally seeks documents concerning any payments to doctors or government officials and related internal accounting controls. The request also seeks policies, correspondence, audits and other documents concerning compliance with the Foreign Corrupt Practices Act, as well as any allegations or communications with prosecutors’ offices relating to corruption or bribery of doctors or government officials. AstraZeneca is in the process of responding to the SEC’s request. It is not currently possible to predict the outcome of this inquiry.

Drug importation anti-trust litigation
In May 2004, plaintiffs in a purported class action filed complaints in the US District Court for Minnesota and for New Jersey, alleging that AstraZeneca Pharmaceuticals LP and eight other pharmaceutical manufacturer defendants conspired to prevent American consumers from purchasing prescription drugs from Canada, “depriving consumers of the ability to purchase” drugs at competitive prices. The New Jersey case was voluntarily dismissed in July 2004. In August 2005, the Minnesota District Court dismissed with prejudice the plaintiffs’ federal anti-trust claims and declined to exercise supplemental jurisdiction in relation to the state statutory and common law claims, which claims were dismissed without prejudice. The plaintiffs appealed the District Court’s decision to the US Court of Appeals for the Eighth Circuit. In November 2006, the US Court of Appeals for the Eighth Circuit affirmed the District Court’s decision.

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FINANCIAL STATEMENTS	145

26	COMMITMENTS AND CONTINGENT LIABILITIES CONTINUED
In August 2004, Californian retail pharmacy plaintiffs filed an action in the Superior Court of California making similar allegations to the Minnesota action and also alleging a conspiracy by approximately 15 pharmaceutical manufacturer defendants to set the price of drugs sold in California at or above the Canadian sales price for those same drugs. In July 2005, the court overruled in part and sustained in part, without leave to amend, the defendants’ motion to dismiss the plaintiffs’ third amended complaint in these proceedings. The Court overruled the defendants’ motion in respect of conspiracy claims but sustained the motion in respect of the California Unfair Competition Law claims. On 15 December 2006, the court granted the defendants’ motion for summary judgment and the case will be dismissed. In January 2007, plaintiffs filed a Notice of Appeal with the Court of Appeal of the State of California.

AstraZeneca denies the material allegations of both the Minnesota and California actions and is vigorously defending these matters.

Anti-trust
In July 2006, AstraZeneca Pharmaceuticals LP was named as a defendant, along with a number of other pharmaceutical manufacturers and wholesalers, in a complaint filed by RxUSA Wholesale, Inc. in the US District Court for the Eastern District of New York. The complaint alleges that the defendants violated federal and state anti-trust laws by, among other things, allegedly refusing to deal with RxUSA and other “secondary wholesalers” in the wholesale pharmaceutical industry. The plaintiff alleges a conspiracy among the manufacturers and seeks an injunction and treble damages. AstraZeneca vigorously denies the allegations and in November 2006 filed a motion to dismiss the complaint.

For a description of other anti-trust-related litigation involving AstraZeneca, see the subsections entitled “Losec/Prilosec (omeprazole)”, “Nolvadex (tamoxifen)” and “Toprol-XL (metoprolol succinate)” in this Note 26 to the Financial Statements.

StarLink
AstraZeneca Insurance Company Limited (AZIC) commenced arbitration proceedings in the UK against insurers in respect of amounts paid by Garst Seed Company of the US in settlement of claims arising in the US from Garst’s sale of StarLink, a genetically engineered corn seed. The English High Court ruled, on appeal by reinsurers from a preliminary finding in AZIC’s favour by the arbitration panel, that English law applies to recovery under the reinsurance arrangements. This is contrary to AZIC’s view, which is that recovery should be assessed under Iowa law, and AZIC sought leave to appeal this finding to the Court of Appeal. Leave to appeal was refused and in the circumstances AZIC decided not to proceed further with the case. Taking into account recoveries and a central provision, taken in 2004, this will have no impact on 2006 profits. AstraZeneca’s interest in Garst was through AstraZeneca’s 50% ownership of Advanta BV, the sale of which to Syngenta AG was announced in May 2004 and completed in September 2004.

General
With respect to each of the legal proceedings described above, other than those which have been disposed of, we are unable to make estimates of the possible loss or range of possible losses at this stage, other than where noted in the case of the European Commission fine. We also do not believe that disclosure of the amount sought by plaintiffs, if that is known, would be meaningful with respect to those legal proceedings. This is due to a number of factors including: the stage of the proceedings (in many cases trial dates have not been set) and overall length and extent of legal discovery; the entitlement of the parties to an action to appeal a decision; clarity as to theories of liability; damages and governing law; uncertainties in timing of litigation; and the possible need for further legal proceedings to establish the appropriate amount of damages, if any. However, although there can be no assurance regarding the outcome of any of the legal proceedings or investigations referred to in this Note 26 to the Financial Statements, we do not expect them to have a materially adverse effect on our financial position or profitability.

Taxation
Where tax exposures can be quantified, a provision is made based on best estimates and management’s judgement. Details of the movements in relation to material tax exposures are discussed below.

AstraZeneca faces a number of transfer pricing audits in jurisdictions around the world. The issues under audit are often complex and can require many years to resolve. Accruals for tax contingencies require management to make estimates and judgements with respect to the ultimate outcome of a tax audit, and actual results could vary from these estimates. The total net accrual included in the Financial Statements to cover the worldwide exposure to transfer pricing audits is $995m, an increase of $452m due to a number of new audits, revisions of estimates relating to existing audits, offset by a number of negotiated settlements. For certain of the audits, AstraZeneca estimates the potential for additional losses above and beyond the amount provided to be up to $445m; however, management believes that it is unlikely that these additional losses will arise. Of the remaining tax exposures, the Company does not expect material additional losses. It is not possible to estimate the timing of tax cash flows in relation to each outcome. Included in the provision is an amount of interest of $265m. Interest is accrued as a tax expense.

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146	ASTRAZENECA ANNUAL REPORT AND FORM 20-F INFORMATION 2006

NOTES TO THE FINANCIAL STATEMENTS CONTINUED

27	LEASES
Total rentals under operating leases charged to the income statement were as follows:
2006	2005	2004
$m	$m	$m

197	155	127

The future minimum lease payments under operating leases that have initial or remaining terms in excess of one year at 31 December 2006 were as follows:
	Operating leases

	2006	2005	2004
	$m	$m	$m

Obligations under leases comprise
Rentals due within one year	211	83	112

Rentals due after more than one year:
After five years	88	90	69

From four to five years	22	18	28

From three to four years	31	26	35

From two to three years	43	41	45

From one to two years	56	52	63

	240	227	240

	451	310	352

28	STATUTORY AND OTHER INFORMATION

	2006	2005	2004
	$m	$m	$m

Fees payable to KPMG Audit Plc and its associates:
Group audit fee	3.1	2.5	1.7

Fees payable to KPMG Audit Plc and its associates for other services:
The audit of subsidiaries pursuant to legislation	5.4	5.0	4.4

Other services pursuant to legislation	4.1	0.8	1.4

Taxation	1.2	1.0	2.0

All other services	1.0	2.2	1.8

Fees payable to KPMG Audit Plc in respect of the Company’s pension schemes:
The audit of subsidiaries pension schemes	0.5	0.5	0.5

	15.3	12.0	11.8

Other services pursuant to legislation includes fees of $3.2m (2005 $nil, 2004 $nil) in respect of Sarbanes-Oxley s404. All other services include $nil (2005 $1.8m, 2004 $1.1m) in respect of Sarbanes-Oxley s404.

Taxation services consist of tax compliance services and tax advice.

Related party transactions
The Group had no material related party transactions which might reasonably be expected to influence decisions made by the users of these Financial Statements.

Key management personnel compensation
	2006	2005	2004
	$’000	$’000	$’000

Short-term employee benefits	21,321	19,334	17,382

Post-employment benefits	3,191	1,731	1,595

Share-based payments	8,417	5,663	6,086

	32,929	26,728	25,063

Total remuneration is included within employee costs (Note 25). The prior periods have been restated.

Subsequent events
Other than the completion of the two collaboration agreements and the acquisition agreement signed in January 2007 (as set out in Note 26) there were no material subsequent events.

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FINANCIAL STATEMENTS	147

29	SHARE CAPITAL OF PARENT COMPANY
	Authorised	Allotted, called-up and fully paid

	2006	2006	2005	2004
	$m	$m	$m	$m

Issued Ordinary Shares ($0.25 each)	383	383	395	411

Unissued Ordinary Shares ($0.25 each)	217	–	–	–

Redeemable Preference Shares (£1 each – £50,000)	–	–	–	–

	600	383	395	411

The total authorised number of Ordinary Shares at 31 December 2006 was 2,400,000,000, of which 1,532,245,608 Ordinary Shares were in issue.

The Redeemable Preference Shares carry limited class voting rights and no dividend rights. This class of shares is capable of redemption at par at the option of the Company on the giving of seven days’ written notice to the registered holder of the shares.

The movements in share capital during the year can be summarised as follows:

	No. of shares
	(million)	$m

At 1 January 2006	1,581	395

Issues of shares	23	6

Re-purchase of shares	(72)	(18)

At 31 December 2006	1,532	383

Share re-purchase
During the year the Company re-purchased, and subsequently cancelled, 72,205,192 Ordinary Shares at an average price of 3059 pence per share. The total consideration, including expenses, was $4,147m. The excess of the consideration over the nominal value has been charged against retained earnings.

Share schemes
A total of 23,548,800 Ordinary Shares were issued during the year in respect of share schemes. Details of movements in the number of Ordinary Shares under option are shown in Note 25; details of options granted to Directors are shown in the Directors’ Remuneration Report.

Shares held by subsidiaries
No shares in the Company are held by subsidiaries in any year.

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148	ASTRAZENECA ANNUAL REPORT AND FORM 20-F INFORMATION 2006

PRINCIPAL SUBSIDIARIES

		Percentage of voting
At 31 December 2006	Country	share capital held		Principal activity

UK
AstraZeneca UK Limited	England	100	[1]	Research and development,
				manufacturing, marketing

AstraZeneca Reinsurance Limited	England	100		Insurance and reinsurance underwriting

AstraZeneca Treasury Limited	England	100		Treasury

Continental Europe
NV AstraZeneca SA	Belgium	100		Manufacturing, marketing

AstraZeneca Dunkerque Production SCS	France	100		Manufacturing

AstraZeneca SAS	France	100		Research, manufacturing, marketing

AstraZeneca GmbH	Germany	100		Development, manufacturing, marketing

AstraZeneca Holding GmbH	Germany	100		Manufacturing, marketing

AstraZeneca SpA	Italy	100		Manufacturing, marketing

AstraZeneca Farmaceutica Spain SA	Spain	100		Manufacturing, marketing

AstraZeneca AB	Sweden	100		Research and development,
				manufacturing, marketing

AstraZeneca BV	The Netherlands	100		Marketing

The Americas
AstraZeneca Canada Inc.	Canada	100		Research, manufacturing, marketing

IPR Pharmaceuticals Inc.	Puerto Rico	100		Development, manufacturing, marketing

AstraZeneca LP	US	99		Research and development,
				manufacturing, marketing

AstraZeneca Pharmaceuticals LP	US	100		Research and development,
				manufacturing, marketing

Zeneca Holdings Inc.	US	100		Manufacturing, marketing

Asia, Africa & Australasia
AstraZeneca Pty Limited	Australia	100		Development, manufacturing, marketing

AstraZeneca KK	Japan	80		Manufacturing, marketing

1	Shares held directly

The companies and other entities listed above are those whose results or financial position principally affected the figures shown in the Group Financial Statements. A full list of subsidiaries, joint ventures and associates will be annexed to the Company’s next annual return filed with the Registrar of Companies. The country of registration or incorporation is stated alongside each company. The accounting year ends of subsidiaries and associates are 31 December, except for Aptium Oncology, Inc. which, owing to local conditions and to avoid undue delay in the preparation of the Financial Statements, is 30 November. AstraZeneca operates through 240 subsidiaries worldwide. The Group Financial Statements consolidate the Financial Statements of AstraZeneca PLC and its subsidiaries at 31 December 2006. Products are manufactured in 19 countries worldwide and are sold in over 100 countries.

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ADDITIONAL INFORMATION FOR US INVESTORS	149

ADDITIONAL INFORMATION FOR US INVESTORS

INTRODUCTION
The accompanying consolidated Financial Statements included in this Annual Report are prepared in accordance with adopted IFRSs. There are certain significant differences between adopted IFRS and US GAAP which affect AstraZeneca’s net income and shareholders’ equity and, on pages 149 to 156, additional information under US GAAP is set out as follows:

>	Summary of differences between adopted IFRS and US GAAP accounting principles; pages 149 to 150.

>	Net income; page151.

>	US GAAP condensed consolidated statement of operations; page 151.

>	US GAAP statement of comprehensive income; page 152.

>	Stock-based compensation; page152.

>	Pension and post-retirement benefits; pages152 to 154.

>	Taxation; page 155.

>	Shareholders’ equity; page155.

>	Acquired intangible assets and goodwill; page156.

DIFFERENCES BETWEEN INTERNATIONAL AND US ACCOUNTING PRINCIPLES
Purchase accounting adjustments
Under adopted IFRS, the merger of Astra and Zeneca is accounted for as a ‘merger of equals’ (pooling-of-interests) as a result of the business combinations exemption permitted by IFRS 1 ‘First-time Adoption of International Financial Reporting Standards’. Under US GAAP, the merger was accounted for as the acquisition of Astra by Zeneca using ‘purchase accounting’. Under purchase accounting, the assets and liabilities of the acquired entity are recorded at fair value. As a result of the fair value exercise, increases in the values of Astra’s property, plant and equipment and inventory were recognised and values attributed to its in-process research and development and existing products, together with appropriate deferred taxation effects. The difference between the cost of investment and the fair value of the assets and liabilities of Astra was recorded as goodwill. The amount allocated to in-process research and development was, as required by US GAAP, expensed immediately in the first reporting period after the business combination. Fair value adjustments to the recorded amount of inventory were expensed in the period the inventory was utilised. Additional amortisation and depreciation have also been recorded in respect of the fair value adjustments to tangible and intangible assets.

Under adopted IFRS, up until 31 December 2002, goodwill was required to be capitalised and amortised. From 1 January 2003, goodwill is tested annually for impairment but not amortised. Under US GAAP, there is an equivalent requirement, but the effective date was 1 January 2002.

Capitalisation of interest
AstraZeneca does not capitalise interest under adopted IFRS. US GAAP requires interest incurred as part of the cost of constructing property, plant and equipment to be capitalised and amortised over the life of the asset.

Deferred taxation
Under adopted IFRS, full provision for deferred taxation is made although there are a number of different bases from US GAAP on which this calculation is made; for example, the elimination of intra-group profit on inventories and share-based payment transactions. Deferred taxation is provided on a full liability basis under US GAAP, which requires deferred tax assets to be recognised without a valuation allowance if their realisation is considered to be more likely than not.

Pension and post-retirement benefits
Adopted IFRS requires that in respect of defined benefit plans, obligations are measured at discounted fair value whilst plan assets are recorded at fair value. The operating and financing costs of such plans are recognised separately in the income statement; service costs are spread systematically over the lives of employees and financing costs are recognised in the periods in which they arise. US GAAP adopts a similar approach. Under adopted IFRS, actuarial gains and losses are permitted to be recognised immediately in the statement of recognised income and expense. Under US GAAP, such actuarial gains and losses are permitted to be amortised on a straight-line basis over the average remaining service period of employees.

The funded status of all post-retirement benefit plans, being the difference between the fair value of the plan assets and its benefit obligation, is now recognised on the Group balance sheet under US GAAP.

Intangible assets
Under adopted IFRS, certain payments to third parties for rights to compounds in development are capitalised and amortised over their economic lives from launch. Under US GAAP, these payments are generally expensed.

In-process research & development (IPR&D)
Under adopted IFRS, IPR&D compounds acquired in a business combination are capitalised as intangible assets and amortised, generally on a straight line basis, over their economic lives from launch. Such intangible assets are subject to impairment testing at each balance sheet date. Deferred tax is provided for IPR&D assets acquired in a business combination. Under US GAAP, such assets are expensed immediately in the first reporting period after the business combination. Consequently no deferred tax is provided, resulting in a reconciling adjustment to deferred tax and goodwill.

Financial instruments and hedging activities
Under adopted IFRS, certain financial assets and certain financial liabilities (including derivatives) are recognised at fair value; movements in the fair value may be recorded in equity or through income, depending upon their designation. Under US GAAP, marketable securities are recognised at fair value, with movements in fair value taken to a separate component of equity. Derivatives are also measured at fair value with movements taken through income. However, financial liabilities are recorded at amortised cost.

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150	ASTRAZENECA ANNUAL REPORT AND FORM 20-F INFORMATION 2006

ADDITIONAL INFORMATION FOR US INVESTORS CONTINUED

New accounting standards adopted
In May 2005, the FASB issued SFAS No. 154 ‘Accounting Changes and Error Corrections –a replacement of APB Opinion No. 20 and FASB Statement No. 3’. SFAS No. 154 requires retrospective application of prior periods’ financial statements for changes in accounting principle. SFAS No. 154 applies to accounting periods beginning after 15 December 2005 and has been adopted in the year. There has been no impact upon the results or net assets of AstraZeneca following adoption.

AstraZeneca has adopted the provisions of SFAS No. 158 ‘Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106, and 132(R)’ in 2006. SFAS No. 158 requires a company that sponsors a post-retirement defined benefit plan to fully recognise, as an asset or liability, the overfunded or underfunded status of its benefit plans on its year end balance sheet. The funded status is measured as the difference between the fair value of the plan’s assets and its projected benefit obligation for pension plans and accumulated post-retirement obligation for other retirement benefit plans. The initial impact of the standard due to unrecognised prior service costs or credit and net actuarial gains or losses as well as subsequent changes in the funded status is recognised as a component of accumulated other comprehensive income. The statement requires application as of the end of fiscal years ending after 15 December 2006 for recognition of the asset or liability related to the funded status of plans. Adoption of SFAS No. 158 has led to the recognition of a liability of $1,890m as at 31 December 2006 in respect of pension and post-retirement plans and a decrease to our accumulated OCI of $1,624m. Statement No. 158 does not change the computation of benefit expense recognised in the income statement, consequently there has been no amendment to this computation in the current year.

New accounting standards not adopted
In September 2006, the FASB issued SFAS No. 157 ‘Fair Value Measurements’ to provide a single definition of fair value, being a market-based measurement, and set out a fair value hierarchy. SFAS No. 157 is effective for fiscal years beginning after 15 November 2007. The adoption of SFAS No. 157 is not expected to have a material effect on the results or net assets of AstraZeneca.

In March 2006, the FASB issued SFAS No. 156 ‘Accounting for Servicing of Financial Assets’ requiring an entity to separately recognise a servicing asset or liability when it undertakes an obligation to service a financial asset in certain conditions. Such assets or liabilities must be initially measured at fair value and can be subsequently measured using the amortisation or fair value measurement methods. SFAS No. 156 is effective for fiscal years beginning after 15 September 2006. The adoption of SFAS No. 156 is not expected to have a material effect on the results or net assets of AstraZeneca.

In February 2006, the FASB issued SFAS No. 155 ‘Accounting for Certain Hybrid Financial Instruments’ to allow an entity to make an irrevocable election, on an instrument-by-instrument basis, to fair value in its entirety a hybrid financial instrument containing an embedded derivative, rather than bifurcate the embedded derivative from its host contract and fair value each component separately in accordance with SFAS No. 133 ‘Accounting for Derivative Instruments and Hedging Activities’. SFAS No. 155 is effective for fiscal years beginning after 15 September 2006. The adoption of SFAS No. 155 is not expected to have a material effect on the results or net assets of AstraZeneca.

In June 2006, the FASB issued FASB Interpretation No. 48 ‘Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109’ (FIN 48). The Interpretation establishes a two-step approach for recognising and measuring tax benefits, with tax positions only to be recognised when considered to be more likely than not sustained upon examination by the taxing authority. Explicit disclosures are required at the end of each reporting period about uncertainties in the entity’s tax position. The Company is currently in the process of quantifying the effect of adoption of FIN 48 on the results and net assets of AstraZeneca.

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ADDITIONAL INFORMATION FOR US INVESTORS	151

NET INCOME
As a result of the significant difference between the adopted IFRS and US GAAP treatment of the combination of Astra and Zeneca in the year of acquisition, and in the results of preceding periods, condensed statements of operations under US GAAP have been prepared for the benefit of US investors.

The following is a summary of the adjustments to net income and shareholders’ equity which would have been required if US GAAP had been applied instead of adopted IFRS.

	2006	2005	2004
For the years ended 31 December	$m	$m	$m

Net income for the period under adopted IFRS	6,043	4,706	3,664

Adjustments to conform to US GAAP
Purchase accounting adjustments (including goodwill and intangibles)
Deemed acquisition of Astra
Amortisation and other acquisition adjustments	(1,017)	(1,019)	(1,014)

In-process research and development	(502)	–	–

Capitalisation, less disposals and amortisation of interest	(21)	(13)	(1)

Deferred taxation
On fair values of Astra	283	283	283

Others	(101)	65	55

Pension and other post-retirement benefits expense	(128)	(74)	(52)

Financial instruments	7	(35)	61

In-licensed development intangibles	(193)	(29)	(46)

Other	21	–	1

Net income in accordance with US GAAP	4,392	3,884	2,951

US GAAP CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	2006	2005	2004
For the years ended 31 December	$m	$m	$m

Sales	26,475	23,950	21,426

Cost of sales	(5,562)	(5,356)	(5,152)

Distribution costs	(226)	(211)	(177)

Research and development	(4,042)	(3,429)	(3,900)

In-process research and development	(502)	–	–

Selling, general and administrative expenses	(9,238)	(8,783)	(8,003)

Amortisation of intangibles	(1,007)	(1,009)	(953)

Other income and expense	524	193	534

Operating income	6,422	5,355	3,775

Net interest income/(expense)	268	123	(1)

Income from continuing operations before taxation	6,690	5,478	3,774

Taxes on income from continuing operations	(2,298)	(1,594)	(823)

Net income from continuing operations	4,392	3,884	2,951

Net income for the year	4,392	3,884	2,951

Weighted average number of $0.25 Ordinary Shares in issue (millions)	1,564	1,617	1,673

Dilutive impact of share options outstanding (millions)	6	1	2

Diluted weighted average number of $0.25 Ordinary Shares (millions)	1,570	1,618	1,675

Net income per $0.25 Ordinary Share and ADS in accordance with US GAAP – basic	$2.81	$2.40	$1.76

Net income per $0.25 Ordinary Share and ADS in accordance with US GAAP – diluted	$2.80	$2.40	$1.76

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152	ASTRAZENECA ANNUAL REPORT AND FORM 20-F INFORMATION 2006

ADDITIONAL INFORMATION FOR US INVESTORS CONTINUED

US GAAP STATEMENT OF COMPREHENSIVE INCOME

	2006	2005	2004
For the years ended 31 December	$m	$m	$m

Net income for the year	4,392	3,884	2,951

Exchange gains/(losses) net of tax	2,628	(3,279)	2,106

Transitional obligation upon adoption of SFAS No. 158	(17)	–	–

Prior service cost, upon adoption of SFAS No.158	(89)	–	–

Net loss, upon adoption of SFAS No.158	(1,358)	–	–

Recognition of minimum liability	(160)	181	–

Tax effect of adoption of SFAS No. 158	452	–	–

Other movements, net of tax	(14)	37	20

Total comprehensive income	5,834	823	5,077

Tax effects on exchange gains/(losses) were $(77)m and on other movements $44m. The cumulative exchange gains and losses (net of tax) on the translation of foreign currency financial statements under US GAAP are set out in the following note:

	2006	2005	2004
For the years ended 31 December	$m	$m	$m

Balance at 1 January	1,063	4,342	2,236

Movement in year	2,628	(3,279)	2,106

Balance at 31 December	3,691	1,063	4,342

The cumulative total of other movements (net of tax) at 31 December 2006 was a charge of $1,102m (2005 credit of $84m, 2004 charge of $134m).

STOCK-BASED COMPENSATION
The Group adopted SFAS No. 123(R) ‘Share-Based Payments’ in the prior year in respect of share options granted and applied its provisions retrospectively. The total compensation cost for non-vested awards not yet recognised at 31 December 2006 was approximately $166m and is expected to be recognised over a weighted average period of 21 months. $985m was received during 2006 from the exercise of share options and similar instruments granted under share-based payment arrangements and $51m tax benefit was realised from share options exercised during the year.

PENSION AND POST-RETIREMENT BENEFITS
For the purposes of US GAAP, the pension in respect of the UK retirement plans and of the retirement plans of the major non-UK subsidiaries has been restated in the following tables in accordance with the requirements of SFAS No. 158 ‘Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106 and 132(R)’. These plans comprise substantially all of the actuarial liabilities of all AstraZeneca retirement plans. The changes in projected benefit obligations, plan assets and details of the funded status of these retirement plans, together with the changes in the accumulated other post-retirement benefit obligations, under SFAS No. 158 are as follows:

	Pension benefits			Other post-retirement benefits

	2006	2005	2004	2006	2005	2004
Change in projected benefit obligation	$m	$m	$m	$m	$m	$m

Benefit obligation at beginning of year	9,047	8,707	7,416	257	249	242

Service cost	280	256	229	12	12	11

Interest cost	462	419	385	13	14	14

Participant contributions	33	31	30	–	1	1

Actuarial loss/(gain)	(104)	764	328	8	(1)	(3)

Amendments	20	–	–	56	–	–

Settlement and curtailment	(290)	–	10	–	–	–

Benefits paid	(375)	(305)	(281)	(18)	(15)	(18)

Expenses	(10)	–	–	1	–	–

Exchange	1,063	(825)	590	6	(3)	2

Benefit obligation at end of year	10,126	9,047	8,707	335	257	249

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ADDITIONAL INFORMATION FOR US INVESTORS	153

PENSION AND POST-RETIREMENT BENEFITS CONTINUED

	Pension benefits			Other post-retirement benefits

	2006	2005	2004	2006	2005	2004
Change in plan assets	$m	$m	$m	$m	$m	$m

Fair value at beginning of year	7,368	6,972	5,905	230	217	195

Actual return on plan assets	284	1,134	565	30	13	22

Group contribution	310	165	280	18	13	17

Participant contributions	33	31	30	–	1	–

Settlements	(186)	–	–	–	–	–

Benefits paid	(375)	(305)	(281)	(18)	(15)	(17)

Exchange	887	(629)	473	(1)	1	–

Expenses	(10)	–	–	1	–	–

Fair value of plan assets at end of year	8,311	7,368	6,972	260	230	217

Funded status of plans	(1,815)	(1,679)	(1,735)	(75)	(27)	(32)

Unrecognised net loss	–	1,420	1,644	–	32	29

Prior service cost not recognised	–	25	15	–	(8)	(11)

Unrecognised net obligation on implementation	–	–	(1)	–	19	25

	(1,815)	(234)	(77)	(75)	16	11

Adjustments to recognise minimum liability:

Intangible assets	–	–	(36)	–	–	–

Accumulated other comprehensive income	–	(36)	(217)	–	–	–

Accrued benefit (liability)/asset	(1,815)	(270)	(330)	(75)	16	11

	2006 – before
	adoption of
	SFAS No. 158	2005
Reconciliation of funded status	$m	$m

Funded status	(1,890)	(1,706)

Unrecognised net loss	1,554	1,452

Unrecognised prior service cost	89	17

Unrecognised transition obligation	17	19

Adjustment to recognise minimum liability	(196)	(36)

Net amount recognised	(426)	(254)

2006
Funded status	$m

Projected benefit obligation	(10,461)

Fair value of plan assets	8,571

Funded status	(1,890)

Current liability	–

Non-current liabilities	(1,890)

At 31 December 2006, the projected benefit obligation, accumulated benefit obligation and fair value of the plan assets in respect of the pension plans above with accumulated benefit obligations in excess of plan assets were $8,087m, $7,088m and $6,352m (2005 $6,984m, $5,990m and $5,566m), respectively. The total of accumulated benefit obligations for the pension plans was $9,043m (2005 $7,965m). The measurement date for the plan assets and benefit obligations set out above was 31 December 2006. Contributions to the plans in 2007 are estimated to be $266m.

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154	ASTRAZENECA ANNUAL REPORT AND FORM 20-F INFORMATION 2006

ADDITIONAL INFORMATION FOR US INVESTORS CONTINUED

PENSION AND POST-RETIREMENT BENEFITS CONTINUED
Assumed discount rates and rates of increase in remuneration used in calculating the projected benefit obligations together with long term rates of return on plan assets vary according to the economic conditions of the country in which the retirement plans are situated. The weighted average rates used for calculation of year end benefit obligations and forecast benefit cost in the retirement plans and other benefit obligations were as follows:

			Pension benefits	Other post-retirement benefits

	2006	2005	2004	2006	2005	2004
	%	%	%	%	%	%

Discount rate	5.1	4.8	5.2	5.7	5.4	5.7

Long term rate of increase in remuneration	4.1	3.8	3.9	n/a	n/a	n/a

Expected long term return on assets	6.7	6.4	6.8	7.5	6.5	7.8

The Group has assumed a long term rate of increase in healthcare costs of 10%, reducing to 4.9% .

			Pension benefits		Other post-retirement benefits

	2006	2005	2004	2006	2005	2004
	$m	$m	$m	$m	$m	$m

Net periodic cost
Service cost – present value of benefits
accruing during the year	280	256	229	12	12	11

Interest cost on projected benefit obligations	462	419	385	13	14	14

Expected return on assets	(501)	(431)	(406)	(17)	(17)	(15)

Settlements and curtailments	32	–	–	–	–	–

Net amortisation and deferral	118	111	76	6	3	3

Net periodic cost for the year	391	355	284	14	12	13

The weighted average allocation of pension and other post-retirement plan assets was as follows:

	2006	2005	2004
	%	%	%

Equities	48.6	46.6	48.2

Bonds	33.7	37.5	35.6

Other	17.7	15.9	16.2

The benefits expected to be paid in the future are as follows:

$m

2007	370

2008	384

2009	400

2010	414

2011	430

2012-2016	2,431

Estimated amount to be amortised from accumulated other comprehensive income into net periodic benefit cost during 2007 are as follows:

$m

Transition obligation	1

Prior service cost	7

Net loss	120

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ADDITIONAL INFORMATION FOR US INVESTORS	155

TAXATION

	2006	2005	2004
For the years ended 31 December	$m	$m	$m

Taxes on income from continuing operations
Current tax expense
Current year	2,438	1,747	1,349

Adjustment for prior years	270	112	(171)

Deferred tax expense
Origination and reversal of temporary differences	(410)	(265)	(355)

Total taxation expense in the income statement	2,298	1,594	823

The table below reconciles the UK statutory tax charge with the Group’s actual charge on income from continuing operations.

	2006	2005	2004
For the years ended 31 December	$m	$m	$m

Income from continuing operations	6,690	5,478	3,774

Taxation charge at UK corporation tax rate of 30% for 2006 (30% for 2005, 30% for 2004)	2,007	1,644	1,132

Differences in effective overseas tax rates	(37)	(147)	2

Unrecognised deferred tax asset	(6)	25	25

Items not deductible for tax purposes	313	136	30

Items not chargeable for tax purposes	(109)	(95)	(71)

Adjustments in respect of prior periods	130	31	(171)

Exceptional items	–	–	(124)

Tax on income from continuing operations	2,298	1,594	823

SHAREHOLDERS’ EQUITY

	2006	2005	2004
	$m	$m	$m

Total shareholders’ equity under adopted IFRS	15,304	13,597	14,404

Adjustments to conform to US GAAP
Purchase accounting adjustments (including goodwill and intangibles)
Deemed acquisition of Astra
Goodwill	14,765	13,504	15,130

Property, plant and equipment and intangible assets	4,656	5,229	6,988

Others
Goodwill	(53)	58	99

Property, plant and equipment	(1)	–	–

In-process research and development	(605)	–	–

Capitalisation, less disposals and amortisation of interest	220	241	254

Deferred taxation
On fair value of Astra	(1,485)	(1,629)	(2,134)

On other purchase accounting adjustments	163	–	–

Others	(153)	(492)	(618)

In-licensed development intangibles	(309)	(112)	(83)

Pension and other post-retirement benefits	(48)	1,483	1,418

Financial instruments	–	18	22

Others	13	(3)	(3)

Shareholders’ equity in accordance with US GAAP	32,467	31,894	35,477

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156	ASTRAZENECA ANNUAL REPORT AND FORM 20-F INFORMATION 2006

ADDITIONAL INFORMATION FOR US INVESTORS CONTINUED

ACQUIRED INTANGIBLE ASSETS AND GOODWILL
Details of the carrying amounts of intangible assets and past and projected amortisation expenses are set out below.

		2006		2005		2004

	Gross carrying	Accumulated	Gross carrying	Accumulated	Gross carrying	Accumulated
	amount	amortisation	amount	amortisation	amount	amortisation
	$m	$m	$m	$m	$m	$m

Product rights	14,314	(8,846)	12,961	(7,011)	14,590	(6,744)

Marketing and distribution rights	1,699	(1,183)	1,494	(1,043)	1,729	(1,043)

Software	785	(460)	652	(396)	589	(367)

Others	968	(513)	437	(310)	460	(360)

Total	17,766	(11,002)	15,544	(8,760)	17,368	(8,514)

Aggregate amortisation expense

$m

For year ended 31 December 2006	1,333

For year ended 31 December 2005	1,287

For year ended 31 December 2004	1,316

Estimated amortisation expense

$m

For year ended 31 December 2007	1,234

For year ended 31 December 2008	1,234

For year ended 31 December 2009	1,234

For year ended 31 December 2010	1,234

For year ended 31 December 2011	1,234

The weighted average amortisation period in respect of each class of intangible asset is as follows:

Product rights	13 years
Marketing and distribution rights	12 years
Software	4 years
Other	8 years

Goodwill
The changes in the carrying amount of goodwill for the three years ended 31 December 2006 were as follows:

$m

Balance as at 1 January 2004	15,306

Exchange movements	837

Balance as at 31 December 2004	16,143

Exchange movements	(1,737)

Balance as at 31 December 2005	14,406

Exchange movements	1,281

Balance as at 31 December 2006	15,687

US GAAP CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
There are no significant differences between cash flows under adopted IFRS and US GAAP.

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GROUP FINANCIAL RECORD	163

GROUP FINANCIAL RECORD – IFRS

	2003	2004	2005	2006
For the year ended 31 December	$m	$m	$m	$m

Turnover and profits
Sales	18,849	21,426	23,950	26,475

Cost of sales	(4,463)	(5,193)	(5,356)	(5,559)

Distribution costs	(162)	(177)	(211)	(226)

Research and development	(3,012)	(3,467)	(3,379)	(3,902)

Selling, general and administrative costs	(7,393)	(8,268)	(8,695)	(9,096)

Other operating income and expense	188	226	193	524

Operating profit	4,007	4,547	6,502	8,216

Profit on sale of interest in joint venture	–	219	–	–

Finance income	381	532	665	888

Finance expense	(311)	(454)	(500)	(561)

Profit before tax	4,077	4,844	6,667	8,543

Taxation	(1,033)	(1,161)	(1,943)	(2,480)

Profit for the period	3,044	3,683	4,724	6,063

Attributable to:
Equity holders of the Company	3,022	3,664	4,706	6,043

Minority interests	22	19	18	20

Earnings per share
Earnings per $0.25 Ordinary Share before exceptional items	$1.77	$2.01	$2.91	$3.86

Earnings per $0.25 Ordinary Share (basic)	$1.77	$2.18	$2.91	$3.86

Earnings per $0.25 Ordinary Share (diluted)	$1.77	$2.18	$2.91	$3.85

Dividends	$0.725	$0.835	$1.025	$1.410

Return on sales
Operating profit as a percentage of sales	21.3%	21.2%	27.2%	31.0%

Ratio of earnings to fixed charges (IFRS)	100.4	93.6	85.6	92.7

	2003	2004	2005	2006
At 31 December	$m	$m	$m	$m

Balance sheet
Property, plant and equipment and intangible assets	10,574	11,147	9,697	11,657

Other investments	133	262	256	119

Deferred tax assets	1,261	1,218	1,117	1,220

Current assets	11,593	13,025	13,770	16,936

Total assets	23,561	25,652	24,840	29,932

Current liabilities	(6,558)	(6,587)	(6,839)	(9,447)

Non-current liabilities	(3,828)	(4,568)	(4,310)	(5,069)

Net assets	13,175	14,497	13,691	15,416

Capital and reserves attributable to equity holders	13,086	14,404	13,597	15,304

Minority equity interests	89	93	94	112

Total equity and reserves	13,175	14,497	13,691	15,416

	2003	2004	2005	2006
For the year ended 31 December	$m	$m	$m	$m

Cash flows
Net cash inflow/(outflow) from:
Operating activities	3,368	4,817	6,743	7,693

Investing activities	(852)	970	(1,182)	(272)

Financing activities	(2,674)	(2,761)	(4,572)	(5,366)

	(158)	3,026	989	2,055

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164	ASTRAZENECA ANNUAL REPORT AND FORM 20-F INFORMATION 2006

GROUP FINANCIAL RECORD – US GAAP

GROUP FINANCIAL RECORD – US GAAP
The selected financial data set out below, for each of the years in the five year period ended 31 December 2006, have been extracted or derived from the audited Financial Statements.

The selected financial data should be read in conjunction with, and are qualified in their entirety by reference to, the Financial Statements of AstraZeneca and the notes thereto, which are included elsewhere in this document.

Consolidated income statement data
For the years ended 31 December	2002	2003	2004	2005	2006

Net income from operations ($m)	2,307	2,149	2,951	3,884	4,392

Net income from operations per $0.25 Ordinary Share	$1.33	$1.26	$1.76	$2.40	$2.81

Diluted income from operations per $0.25 Ordinary Share	$1.33	$1.26	$1.76	$2.40	$2.80

Ratio of earnings to fixed charges
For the Group, with adjustments to accord with US GAAP	36.7	77.0	73.5	70.7	73.0

Consolidated balance sheet data
	2002	2003	2004	2005	2006
At 31 December	$m	$m	$m	$m	$m

Total assets	42,660	45,483	47,690	43,757	48,600

Shareholders’ equity	30,265	33,759	35,477	31,894	32,467

Merger accounting
For the purpose of US GAAP, the merger has been regarded as a purchase accounting acquisition of Astra by Zeneca.

Ratio of earnings to fixed charges (IFRS and US GAAP)
For the purpose of computing these ratios, earnings consist of the income from continuing ordinary activities before taxation of Group companies and income received from companies owned 50% or less, plus fixed charges (excluding capitalised interest). Fixed charges consist of interest (including capitalised interest) on all indebtedness, amortisation of debt discount and expense and that portion of rental expense representative of the interest factor.

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SHAREHOLDER INFORMATION	165

SHAREHOLDER INFORMATION

AstraZeneca	2002	2003	2004	2005	2006

Ordinary Shares in issue – millions
At year end	1,719	1,693	1,645	1,581	1,532

Weighted average for year	1,733	1,709	1,673	1,617	1,564

Stock market price – per $0.25 Ordinary Share
Highest (pence)	3625	2868	2749	2837	3529

Lowest (pence)	1799	1820	1863	1861	2574

At year end (pence)	2220	2680	1889	2829	2744

Percentage analysis at 31 December 2006 of issued share capital
By size of account	2006
No. of shares	%

1 – 250	0.5

251 – 500	0.7

501 – 1,000	0.9

1,001 – 5,000	1.3

5,001 – 10,000	0.2

10,001 – 50,000	1.0

50,001 – 1,000,000	12.3

over 1,000,000†	83.1

Issued share capital	100.0

† Includes VPC and ADR holdings

At 31 December 2006, AstraZeneca PLC had 137,137 registered holders of 1,532,245,608 Ordinary Shares of $0.25 each. At 31 December 2006, there were approximately 100,000 holders of American Depositary Receipts (ADRs) representing 10.48% of the issued share capital and 157,000 holders of shares held under the VPC Services Agreement representing 23.32% of the issued share capital. The ADRs, each of which is equivalent to one Ordinary Share, are issued by JPMorgan Chase Bank.

ASTRAZENECA PLC
Since April 1999, following the AstraZeneca merger, the principal markets for trading in the shares of AstraZeneca PLC are the London, Stockholm and New York Stock Exchanges. The table below sets out, for the four quarters of 2005 and for the first two quarters and last six months of 2006 the reported high and low share prices of AstraZeneca PLC, on the following bases:

>	For shares listed on the London Stock Exchange (‘LSE’) the reported high and low middle market closing quotations are derived from The Daily Official List.
>	For shares listed on the Stockholm Stock Exchange (‘SSE’) the high and low closing sales prices are as stated in the Official List.
>	For American Depositary Shares (‘ADS’) listed on the New York Stock Exchange the reported high and low sales prices are as reported by Dow Jones (ADR quotations).

		Ordinary LSE				ADS				Ordinary SSE			*

		High		Low		High		Low		High		Low
		(pence	)	(pence	)	(US$	)	(US$	)	(SEK	)	(SEK	)

2005	– Quarter 1	2201		1861		42.12		34.72		288.5		243.0

	– Quarter 2	2363		2081		45.06		39.29		324.5		279.5

	– Quarter 3	2668		2311		49.10		40.68		370.5		319.0

	– Quarter 4	2837		2485		49.50		44.43		392.0		349.0

2006	– Quarter 1	2975		2574		51.73		45.12		403.5		352.5

	– Quarter 2	3264		2757		59.82		50.54		434.5		376.5

	– July	3320		3101		62.00		56.60		450.5		414.5

	– August	3404		3183		65.14		60.13		467.5		432.0

	– September	3435		3292		65.43		61.35		477.0		447.5

	– October	3529		3098		66.37		58.70		484.0		428.0

	– November	3226		2919		61.40		56.24		441.5		388.5

	– December	2925		2728		57.78		53.55		394.0		365.5

* Principally held in bearer form

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166	ASTRAZENECA ANNUAL REPORT AND FORM 20-F INFORMATION 2006

SHAREHOLDER INFORMATION CONTINUED

During 2006, AstraZeneca’s share re-purchase programme, which was introduced in 1999, continued with the re-purchase and subsequent cancellation of 72.2 million shares at a total cost of $4,147m, representing 4.7% of the total issued share capital of the Company. The average price paid per share in 2006 was 3059 pence. Between 1999 and 2005, a total of 210.6 million Ordinary Shares were re-purchased, and subsequently cancelled, at an average price of 2568 pence per share for a consideration, including expenses, of $9,172m. The excess of the consideration over the nominal value was charged against the profit and loss account reserve. Shares issued in respect of share schemes totalled 23.5 million.

In 1999, in connection with the merger, AstraZeneca’s share capital was redenominated in US dollars. On 6 April 1999, Zeneca shares were cancelled and US dollar shares issued, credited as fully paid on the basis of one dollar share for each Zeneca share then held. This was achieved by a reduction of capital under section 135 of the Companies Act 1985. Upon the reduction of capital becoming effective, all issued and unissued Zeneca shares were cancelled and the sum arising as a result thereof credited to a special reserve, which was converted into US dollars at the rate of exchange prevailing on the record date. This US dollar reserve was then applied in paying up, at par, newly created US dollar shares.

At the same time as the US dollar shares were issued, the Company issued 50,000 Redeemable Preference Shares with a nominal value of £1.00 each for cash at par. The Redeemable Preference Shares carry limited class voting rights and no dividend rights. This class of shares is also capable of redemption at par at the option of the Company on the giving of seven days’ written notice to the registered holder of the shares.

A total of 826 million AstraZeneca shares were issued to Astra shareholders who accepted the merger offer before the final closing date, 21 May 1999. AstraZeneca received acceptances from Astra shareholders representing 99.6% of Astra’s shares and the remaining 0.4% was acquired in 2000 for cash.

MAJOR SHAREHOLDINGS
At 31 January 2007, the following had disclosed an interest in the issued Ordinary Share capital of the Company in accordance with the requirements of sections 198-208 of the Companies Act 1985:

		Date of		Percentage
		disclosure		of issued
Shareholder	Number of shares	to Company	*	share capital

The Capital Group Companies, Inc.	179,266,829	15 Dec 2006		11.70%

Investor AB	63,465,810	11 Feb 2004		4.14%

Barclays PLC	61,721,820	18 Dec 2006		4.03%

Wellington Management Co., LLP	60,565,299	30 Oct 2006		3.95%

Legal & General Investment Management Limited	52,518,020	13 Jun 2002		3.43%

*	Since the date of disclosure to the Company, the interest of any person listed above in the Ordinary Shares of the Company may have increased or decreased. No requirement to notify the Company of any increase or decrease would have arisen unless the holding moved up or down through a whole number percentage level. The percentage level may increase (on the cancellation of shares following a re-purchase of shares under the Company’s share re-purchase programme) or decrease (on the issue of new shares under any of the Company’s share plans).

No other person held a notifiable interest in shares, comprising 3% or more of the issued Ordinary Share capital of the Company, appearing in the register of interests in shares maintained under the provisions of section 211 of the Companies Act 1985.

Changes in the percentage ownership held by major shareholders during the past three years are set out below. Major shareholders do not have different voting rights.

	Percentage of issued share capital

Shareholder	31 Jan 2007	31 Jan 2006	26 Jan 2005	28 Jan 2004

The Capital Group Companies, Inc.	11.70%	12.57%	13.39%	15.01%

Investor AB	4.14%	4.01%	3.86%	5.41%

Barclays PLC	4.03%	3.20%	3.08%	<3.00%

Wellington Management Co., LLP	3.95%	4.97%	3.25%	<3.00%

Legal & General Investment Management Limited	3.43%	3.32%	3.19%	3.10%

AstraZeneca PLC American Depositary Shares (each representing one Ordinary Share) evidenced by American Depositary Receipts issued by JPMorgan Chase Bank, as depositary, are listed on the New York Stock Exchange. At 31 January 2007, the proportion of Ordinary Shares represented by American Depositary Shares was 10.34% of the Ordinary Shares outstanding.

Number of registered holders of Ordinary Shares at 31 January 2007:
> In the US	816
> Total	136,672

Number of record holders of American Depositary Receipts at 31 January 2007:
> In the US	2,533
> Total	2,571

So far as the Company is aware, it is neither directly nor indirectly owned nor controlled by one or more corporations or by any government.

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SHAREHOLDER INFORMATION	167

At 31 January 2007, the total amount of the Company’s voting securities owned by Directors and Officers of the Company was:

Title of class	Amount owned	Percentage of class

Ordinary Shares	322,601	0.02%

The Company does not know of any arrangements, the operation of which might result in a change in the control of the Company.

RELATED PARTY TRANSACTIONS
During the period 1 January 2007 to 31 January 2007, there were no transactions, loans, or proposed transactions between the Company and any related parties which were material to either the Company or the related party, or which were unusual in their nature or conditions (see also Note 28).

OPTIONS TO PURCHASE SECURITIES FROM REGISTRANT OR SUBSIDIARIES
(a)	At 31 January 2007, options outstanding to subscribe for Ordinary Shares of $0.25 of the Company were:

Number of shares	Subscription price	Normal expiry date

44,547,783	1740p-3487p	2007-2016

The weighted average subscription price of options outstanding at 31 January 2007 was 2675p. All options were granted under Company employee share schemes.

(b)	Included in paragraph (a) are options granted to Directors and Officers of AstraZeneca as follows:

Number of shares	Subscription price	Normal expiry date

2,265,118	1740p-3487p	2007-2016

(c)	Included in paragraph (b) are options granted to individually named Directors. Details of these option holdings at 31 December 2006 are shown in the Directors’ Remuneration Report.

During the period 1 January 2007 to 31 January 2007, no Director exercised any options.

DIVIDEND PAYMENTS
The record date for the second interim dividend for 2006, payable on 19 March 2007 (in the UK, the US and Sweden), is 9 February 2007. Shares trade ex-dividend on the London and Stockholm Stock Exchanges from 7 February 2007 and ADRs trade ex-dividend on the New York Stock Exchange from the same date. Dividends will normally be paid as follows:

First interim:	Announced in July and paid in September.
Second interim:	Announced in January/February and paid in March.

The record date for the first interim dividend for 2007, payable on 17 September 2007 (in the UK, the US and Sweden), is 10 August 2007.

SHAREVIEW
AstraZeneca’s shareholders with internet access may visit shareview.co.uk and register their details to create a portfolio. Shareview is a free and secure on-line service from the Company’s registrars, Lloyds TSB Registrars,which gives access to shareholdings including balance movements, indicative share prices and information about recent dividends.

SHAREGIFT
AstraZeneca welcomes and values all of its shareholders, no matter how many or how few shares they own. However, shareholders who have only a small number of shares whose value makes it uneconomic to sell them, either now or at some stage in the future, may wish to consider donating them to charity through ShareGift, an independent charity share donation scheme. One feature of the scheme is that there is no gain or loss for UK capital gains tax purposes on gifts of shares through ShareGift, and it may now also be possible to obtain UK income tax relief on the donation. Further information about ShareGift can be found on its website, sharegift.org, or by contacting ShareGift on 020 7337 0501 or at 46 Grosvenor Street, London W1K 3HN. More information about the UK tax position on gifts of shares to ShareGift can be obtained from HM Revenue & Customs, whose website address is hmrc.gov.uk. The share transfer form needed to make a donation may be obtained from the Company’s registrars, Lloyds TSB Registrars, whose address can be found on the back cover of this document. ShareGift is administered by The Orr Mackintosh Foundation, registered charity number 1052686.

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168	ASTRAZENECA ANNUAL REPORT AND FORM 20-F INFORMATION 2006

SHAREHOLDER INFORMATION CONTINUED

THE UNCLAIMED ASSETS REGISTER
AstraZeneca supplies unclaimed dividend data to the Unclaimed Assets Register (UAR), which provides investors who have lost track of shareholdings with an opportunity to search the UAR’s database of unclaimed financial assets on payment of a small, fixed fee. The UAR donates part of the search fee to charity. The UAR can be contacted on 0870 2411713 or at 6th Floor, Cardinal Place, 80 Victoria Street, Victoria, London SW1E 5JL.

RESULTS
Unaudited trading results of AstraZeneca in respect of the first three months of 2007 will be published on 26 April 2007 and results in respect of the first six months of 2007 will be published on 26 July 2007.

DOCUMENTS ON DISPLAY
The Memorandum and Articles of Association of the Company and other documents concerning the Company which are referred to in this document may be inspected at the Company’s registered office at 15 Stanhope Gate, London W1K 1LN.

TAXATION FOR US RESIDENTS
The following summary of the material UK and US federal income tax consequences of ownership of Ordinary Shares or ADRs held as capital assets by US resident shareholders is based on current UK and US federal income tax law, including the US/UK double taxation convention relating to income and capital gains, which entered into force on 31 March 2003 (the “Convention”) and practice. This discussion is also based in part on representations of JPMorgan Chase Bank as Depositary for ADRs and assumes that each obligation in the deposit agreement among the Company, the Depositary and the holders from time to time of ADRs and any related agreements will be performed in accordance with its terms. The US Treasury has expressed concerns that parties to whom ADRs are pre-released may be taking actions that are inconsistent with the claiming, by US holders of ADRs, of foreign tax credits for US federal income tax purposes. Such actions would also be inconsistent with the claiming of the reduced tax rate, described below, applicable to dividends received by certain non-corporate US resident shareholders. Accordingly, the availability of the reduced tax rate for dividends received by certain non-corporate US resident shareholders could be affected by actions that may be taken by parties to whom ADRs are pre-released.

This discussion assumes that we are not, and will not become, a passive foreign investment company (PFIC), as discussed below.

UK AND US INCOME TAXATION OF DIVIDENDS
The UK does not currently impose a withholding tax on dividends paid by a UK company, such as the Company.

For US federal income tax purposes, distributions paid by the Company to a US resident shareholder are includible in gross income as foreign source ordinary dividend income to the extent of the Company’s current or accumulated earnings and profits, calculated in accordance with US federal income tax principles. The amount of the dividend will be the US dollar value of the pounds sterling received on the date the dividend is received by the Depositary for US resident holders of ADRs (or in the case of Ordinary Shares, received by the US resident shareholders) regardless of whether the dividend is converted into US dollars. If the dividend is converted into US dollars on the date of receipt, US resident shareholders generally should not be required to recognise foreign currency gain or loss in respect of the dividend income. They may have foreign currency gain or loss if the amount of such dividend is not converted into US dollars on the date of its receipt.

Subject to applicable limitations and the discussion above regarding concerns expressed by the US Treasury, dividends received by certain non-corporate US resident holders of Ordinary Shares or ADRs in taxable years beginning before 1 January 2011 may be subject to US federal income tax at a maximum rate of 15%. US resident shareholders should consult their own tax advisers to determine whether they are subject to any special rules which may limit their ability to be taxed at this favourable rate.

TAXATION ON CAPITAL GAINS
Under the Convention, each contracting state may in general tax capital gains in accordance with the provisions of its domestic law. Under present UK law, individuals who are neither resident nor ordinarily resident in the UK, and companies which are not resident in the UK, will not be liable to UK tax on capital gains made on the disposal of their Ordinary Shares or ADRs, unless such Ordinary Shares or ADRs are held in connection with a trade, profession or vocation carried on in the UK through a branch or agency.

A US resident shareholder will generally recognise US source capital gain or loss for US federal income tax purposes on the sale or exchange of Ordinary Shares or ADRs in an amount equal to the difference between the US dollar amount realised and such holder’s US dollar adjusted tax basis in the Ordinary Shares or ADRs. US resident shareholders should consult their own tax advisers about the treatment of capital gains, which may be taxed at lower rates than ordinary income for non-corporate US resident shareholders and capital losses, the deductibility of which may be limited.

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SHAREHOLDER INFORMATION	169

PASSIVE FOREIGN INVESTMENT COMPANY RULES
We believe that we were not a passive foreign investment company (PFIC) for US federal income tax purposes for the year ended 31 December 2006, and do not expect to be a PFIC in the foreseeable future. However, since PFIC status depends on the composition of our income and assets and the market value of our assets (including, among others, less than 25%-owned equity investments) from time to time, there can be no assurance that we will not be considered a PFIC for any taxable year. If we were treated as a PFIC for any taxable year during which you held Ordinary Shares or ADRs, certain adverse tax consequences could apply to US resident shareholders.

UK INHERITANCE TAX
Under the current Double Taxation (Estates) Convention (the “Estate Tax Convention”) between the US and the UK, Ordinary Shares or ADRs held by an individual shareholder who is domiciled for the purposes of the Estate Tax Convention in the US, and is not for the purposes of the Estate Tax Convention a national of the UK, will generally not be subject to UK inheritance tax on the individual’s death or on a chargeable gift of the Ordinary Shares or ADRs during the individual’s lifetime, provided that any applicable US federal gift or estate tax liability is paid, unless the Ordinary Shares or ADRs are part of the business property of a permanent establishment of the individual in the UK or, in the case of a shareholder who performs independent personal services, pertain to a fixed base situated in the UK. Where the Ordinary Shares or ADRs have been placed in trust by a settlor who, at the time of settlement, was a US resident shareholder, the Ordinary Shares or ADRs will generally not be subject to UK inheritance tax unless the settlor, at the time of settlement, was not domiciled in the US and was a UK national. In the exceptional case where the Ordinary Shares or ADRs are subject to both UK inheritance tax and US federal gift or estate tax, the Estate Tax Convention generally provides for double taxation to be relieved by means of credit relief.

UK STAMP DUTY RESERVE TAX AND STAMP DUTY
A 1.5% stamp duty reserve tax is payable upon the deposit of Ordinary Shares in connection with the creation of, but not subsequent dealing in, ADRs. A 0.5% stamp duty is payable on all purchases of Ordinary Shares.

EXCHANGE CONTROLS AND OTHER LIMITATIONS AFFECTING SECURITY HOLDERS
There are no governmental laws, decrees or regulations in the UK restricting the import or export of capital or affecting the remittance of dividends, interest or other payments to non-resident holders of Ordinary Shares or ADRs.

There are no limitations under English law or the Company’s Memorandum and Articles of Association on the right of non-resident or foreign owners to be the registered holders of and to vote Ordinary Shares or ADRs or to be registered holders of notes or debentures of Zeneca Wilmington Inc. or AstraZeneca PLC.

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170	ASTRAZENECA ANNUAL REPORT AND FORM 20-F INFORMATION 2006

SHAREHOLDER INFORMATION CONTINUED

EXCHANGE RATES
For the periods up to April 1999, Astra accounted for and reported its results in Swedish kronor, whereas Zeneca accounted for and reported its results in sterling. Consistent with AstraZeneca’s decision to publish its Financial Statements in US dollars, the financial information in this document has been translated from kronor and sterling into US dollars at the following applicable exchange rates:

	SEK/USD	USD/GBP

Average rates (profit and loss account, cash flow)
1995	7.1100	1.5796

1996	6.7000	1.5525

1997	7.6225	1.6386

1998	7.9384	1.6603

1999	8.2189	1.6247

End of year spot rates (balance sheet)
1995	6.6500	1.5500

1996	6.8400	1.6900

1997	7.8500	1.6600

1998	8.0400	1.6600

1999	8.5130	1.6185

The following information relating to average and spot exchange rates used by AstraZeneca is provided for convenience:

	SEK/USD	USD/GBP

Average rates (income statement, cash flow)
2004	7.4613	1.8031

2005	7.3878	1.8306

2006	7.4472	1.8265

End of year spot rates (balance sheet)
2004	6.6144	1.9264

2005	7.9464	1.7239

2006	6.8824	1.9626

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SHAREHOLDER INFORMATION	171

DEFINITIONS AND INTERPRETATION
Figures in parentheses in tables and in the Financial Statements are used to represent negative numbers.

Except where otherwise indicated, figures included in this report relating to pharmaceutical product market sizes and market shares are obtained from syndicated industry sources, primarily IMS Health (IMS), a market research firm internationally recognised by the pharmaceutical industry. The 2006 market share figures included in this report are based primarily on data obtained from an online IMS database.

IMS data may differ from that compiled by the Group with respect to its own products. Of particular significance in this regard are the following: (1) AstraZeneca publishes its financial results on a financial year and quarterly interim basis, whereas IMS issues its data on a monthly and quarterly basis; (2) the online IMS database is updated quarterly and uses the average exchange rates for the relevant quarter; (3) IMS data from the US is not adjusted for Medicaid and similar state rebates; and (4) IMS sales data are compiled using actual wholesaler data and data from statistically representative panels of retail and hospital pharmacies, which data are then projected by IMS to give figures for national markets.

References to prevalence of disease have been derived from a variety of sources and are not intended to be indicative of the current market or any potential market for AstraZeneca’s pharmaceutical products since, among other things, there may be no correlation between the prevalence of a disease and the number of individuals who are treated for such a disease.

Terms used in the Annual Report
and Form 20-F Information	US equivalent or brief description
Accruals	Accrued expenses

Allotted	Issued

Bank borrowings	Payable to banks

Called-up share capital	Issued share capital

Creditors	Liabilities/payables

Current instalments of loans	Long term debt due within one year

Debtors	Receivables and prepaid expenses

Earnings	Net income

Finance lease	Capital lease

Fixed asset investments	Non-current investments

Freehold	Ownership with absolute rights in perpetuity

Interest receivable	Interest income

Interest payable	Interest expense

Loans	Long term debt

Prepayments	Prepaid expenses

Profit	Income

Profit and loss account	Income statement/consolidated statement of income

Reserves	Retained earnings

Short term investments	Redeemable securities and short term deposits

Share premium account	Premiums paid in excess of par value of Ordinary Shares

Statement of recognised
income and expense	Statement of comprehensive income

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172	ASTRAZENECA ANNUAL REPORT AND FORM 20-F INFORMATION 2006

RISK FACTORS

RISKS ASSOCIATED WITH
FORWARD-LOOKING STATEMENTS
This report contains certain forward-looking statements about AstraZeneca. Although we believe our expectations are based on reasonable assumptions, any forward-looking statements may be influenced by factors that could cause actual outcomes and results to be materially different from those predicted. Forward-looking statements are identified in this report by using the words ‘anticipates’, ‘believes’, ‘expects’, ‘intends’ and similar expressions. These forward-looking statements are subject to numerous risks and uncertainties. Important factors that could cause actual results to differ materially from those in forward-looking statements, certain of which are beyond our control, include, among other things: the loss or expiration of patents, marketing exclusivity or trade marks; the risk of substantial adverse litigation/government investigation claims and insufficient insurance coverage; exchange rate fluctuations; the risk that R&D will not yield new products that achieve commercial success; the risk that strategic alliances will be unsuccessful; the impact of competition, price controls and price reductions; taxation risks; the risk of substantial product liability claims; the impact of any failure by third parties to supply materials or services; the risk of failure to manage a crisis; the risk of delay to new product launches; the difficulties of obtaining and maintaining regulatory approvals for products; the risk of failure to observe ongoing regulatory oversight; the risk that new products do not perform as we expect; the risk of environmental liabilities; the risks associated with conducting business in emerging markets; the risk of reputational damage; and the risk of product counterfeiting.

RISK OF EXPIRATION OF PATENTS, MARKETING EXCLUSIVITY OR TRADE MARKS
Scientific development and technological innovation are crucial if AstraZeneca is to deliver long-term market success. In the pharmaceutical market, a drug, diagnostic or medical device is normally only subject to competition from alternative products, for the same use, during the period of patent protection or other types of marketing exclusivity. Once patent protection or other types of marketing exclusivity have expired the product is generally open to competition from generic copy products. Products under patent protection or other types of marketing exclusivity usually generate significantly higher revenues than those not protected by patents or other types of marketing exclusivity.

For example, during 2004 compared to 2003 and, to a lesser extent, during 2005 compared to 2004, sales in the US of Losec/Prilosec, Plendil, Zestril and Nolvadex fell significantly following anticipated patent expiries or the end of marketing exclusivity.

We believe that we have robust patent protection for many of our most important products.

Trade mark protection for our products is also an important element of our overall product marketing programmes. Combined with patent protection or other types of marketing exclusivity, products protected by a valid trade mark usually generate higher revenues than those not protected by a trade mark. We believe that we have trade mark protection for many of our most important products. However, trade mark protection may be challenged by third parties.

RISK OF PATENT LITIGATION AND EARLY LOSS OF PATENTS, MARKETING EXCLUSIVITY OR TRADE MARKS
Over the last few years there has been a marked increase in intellectual property litigation. Increasingly, manufacturers of generic pharmaceutical products, whether based in developing countries, such as those in Asia, or elsewhere in the world, seek to challenge our patents or other types of marketing exclusivity in order to gain access to the market for their own generic products. Furthermore, in addition to generic manufacturers, the research-based industry has become more aggressive in recent years in using intellectual property rights offensively as an additional basis for commercial competition between patented products. This has included the use of patent litigation directed at relatively young products and in the case of litigation both by generic manufacturers and other research-based companies, it is to be expected that the greatest challenges will be focused on the most valuable products.

Parts of our technology, techniques and proprietary compounds and potential candidate drugs, including those which are in-licensed, may be found to infringe patents owned by or granted to others. This risk may increase as our focus on biopharmaceuticals increases, as intellectual property questions related to biological medicines can be extremely complex. If we cannot resolve any intellectual property disputes, we may be liable for damages, be required to obtain costly licences or be stopped from manufacturing, using or selling our products. During the course of our activities, we may become aware of broad patents owned by others relating to some of our intellectual property, and in some instances we may receive notices from the owners of patents claiming that their patents may be infringed by the development, manufacture or sale of some of our products and candidate drugs. In response, we may obtain licences, determine that our products do not infringe the patents or that the patents are not valid, or we may make various modifications that we believe should not infringe the patents and that should permit commercialisation of our products.

There can be no assurance that any of our currently patented products will not be the subject of intellectual property litigation in the future, despite our efforts to establish and defend the most robust patent protection. There can be no assurance that we would prevail in a patent infringement action; will be able to obtain a licence to any third party patent on commercially reasonable terms; successfully develop non-infringing alternatives on a timely basis; license alternative non-infringing technology, if any exists, on commercially reasonable terms; or whether patent protection is available at all. If we are not successful during the patent protection or data exclusivity periods in maintaining exclusive rights to market one or more of our major products, particularly in the US where we have our highest revenue and margins, our revenue and margins would be adversely affected.

For example, we were involved in litigation in the US and elsewhere during 2005 relating to omeprazole, the active ingredient in Losec/ Prilosec, and in the US, relating to metoprolol succinate, the active ingredient in Toprol–XL, concerning the infringement of certain patents, including formulation patents, by generic manufacturers. In January 2006, the US District Court for the Eastern District of Missouri issued a decision holding that certain of our US compound and composition patents relating to metoprolol succinate are unenforceable and invalid. We appealed the District Court decision to the US Court of Appeals for the Federal Circuit. Also, during 2005, certain generic manufacturers filed Abbreviated New Drug Applications (ANDAs) with the US Food and Drug Administration containing paragraph IV certifications alleging invalidity and non-infringement in respect of certain of our patents relating to Nexium, Pulmicort Respules and Seroquel. Following filing of the ANDAs, we commenced patent infringement proceedings against such manufacturers.

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RISK FACTORS	173

The more significant patent litigation relating to our products is described in Note 26 to the Financial Statements.

In addition to challenges to our patented products from manufacturers of generic or other patented pharmaceutical products, there is a risk that some countries, particularly those in the developing world, may seek to impose limitations on the availability of patent protection for pharmaceutical products, or on the extent to which such protection may be obtained, within their jurisdictions.

Limitations on the availability of patent protection in developing countries or the expiration or loss of certain patents, marketing exclusivity or trade marks would have an adverse effect on pricing and sales with respect to these products and, consequently, could result in a material adverse effect on our financial condition and results of operations.

RISK OF SUBSTANTIAL ADVERSE OUTCOMES OF LITIGATION AND GOVERNMENT INVESTIGATIONS AND INSUFFICIENT INSURANCE COVERAGE
See Note 26 of the Financial Statements for a discussion of proceedings in which the Group is currently involved. Unfavourable resolution of these and similar future proceedings, including government investigations and securities class action law suits, may have a material adverse effect on the Group’s financial results, not least because the Group may be required to make significant provisions in its accounts related to legal proceedings and/or governmental investigations, which would reduce earnings. In many cases, the practice of the plaintiff bar is to claim damages – compensatory, punitive and statutory – in amounts that may not bear any relation to the underlying harm. Accordingly, it is difficult to quantify the potential exposure to claims in proceedings of the type referred to in Note 26. Recent insurance loss experience, including pharmaceutical product liability exposures, has increased the cost of, and narrowed the coverage afforded by, pharmaceutical companies’ insurance generally. In order to contain insurance costs in recent years, the Group has continued to adjust its coverage profile, accepting a greater degree of uninsured exposure. In addition, where claims are made under insurance policies, insurers may reserve the right to deny coverage on various grounds. If denial of coverage is ultimately upheld on these claims, this could result in material additional charges to the Group’s earnings.

IMPACT OF FLUCTUATIONS IN EXCHANGE RATES
The results of AstraZeneca’s operations are accounted for in US dollars. Approximately 51% of our 2006 sales were in North America (comprised of the US and Canada) with a significant proportion of that figure being in respect of US sales. The US is, and is expected to remain, our largest market. Sales in certain other countries are also in US dollars, or in currencies whose exchange rates are linked to the US dollar. Major components of our cost base are, however, located in Europe, where an aggregate of approximately 58% of our employees are based. Movements in the exchange rates used to translate foreign currencies into US dollars may therefore have a material adverse effect on AstraZeneca’s financial condition and results of operations.

Certain subsidiaries of AstraZeneca import and export goods and services in currencies other than their own functional currency. The results of such subsidiaries could, therefore, be affected by currency fluctuations arising between the transaction dates and the settlement dates for those transactions. We hedge these exposures through financial instruments. The fair value of financial instruments used to hedge these exposures, principally forward foreign exchange contracts and purchased currency options, at 31 December 2006 was $45m. We have policies that seek to mitigate the effect of exchange rate fluctuations on the value of foreign currency cash flows and in turn their effects on the results of the various subsidiaries, but we do not seek to remove all such risks. See Financial Review – Financial Risk Management Policies – Foreign exchange on page 60. In general, a unilateral strengthening of the US dollar adversely affects our reported results whereas a weakening of the US dollar is generally favourable. We cannot ensure that exchange rate fluctuations will not have a material adverse effect on AstraZeneca’s financial condition and results of operations in the future.

RISK THAT R&D WILL NOT YIELD NEW PRODUCTS THAT ACHIEVE COMMERCIAL SUCCESS
The development of new products involves the commitment of substantial effort, funds and other resources to research and development activities, and also involves a high degree of risk and can take many years. Our product development efforts with respect to any product candidate may fail, and we may ultimately be unable to achieve commercial success for any number of reasons, including:

>	Difficulty enrolling patients in clinical trials.

>	Our failure to obtain the required regulatory approvals for the product candidate or the facilities in which it is manufactured.

>	Adverse reactions to the product candidate or indications of other safety concerns.

>	Our inability to manufacture sufficient quantities of the product candidate for development or commercialisation activities in a timely and cost-efficient manner.

>	Strategic collaborations that we have entered into may not be successful.

As a result of these complexities and uncertainties associated with pharmaceutical research, it cannot be ensured that compounds currently under development will achieve success. For example, in 2006, late-stage development of Galida (a potential diabetes therapy) and NXY-059 (a potential treatment for stroke) were discontinued due to failure to meet their target product profiles.

STRATEGIC ALLIANCES FORMED AS PART OF OUR EXTERNALISATION STRATEGY MAY BE UNSUCCESSFUL
We may pursue acquisitions of complementary businesses, technology licensing arrangements and strategic alliances to expand our product portfolio and geographic presence as part of our business strategy. Examples of recent such strategic alliances include:

>	Collaboration with Bristol-Myers Squibb Company to develop and commercialise two investigational compounds being studied for the treatment of Type 2 diabetes.

>	Collaboration with Pozen Inc. to co-develop fixed dose combinations of naproxen and esomeprazole for chronic pain, utilising Pozen’s proprietary formulation technology.

>	Agreement with AtheroGenics, Inc. to develop and commercialise their anti-inflammatory cardiovascular product candidate for the treatment of atherosclerosis.

>	Acquisition of Cambridge Antibody Technology Group plc and KuDOS Pharmaceuticals Limited.

We may not complete these types of transactions in a timely manner, on a cost-effective basis, or at all, and may not realise the expected benefits of any acquisition, licensing arrangement or strategic alliance.

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174	ASTRAZENECA ANNUAL REPORT AND FORM 20-F INFORMATION 2006

RISK FACTORS CONTINUED

Other companies may also compete with us for these strategic opportunities. When we are able to complete these transactions, the success of these types of arrangements (whether already existing or to be entered into in the future) is largely dependent on the technology and other intellectual property acquired from a business or contributed from our strategic partners and the resources, efforts and skills of our partners. Disputes and difficulties in such relationships are common, often due to conflicting priorities or conflicts of interest. The benefits of these alliances would be reduced or eliminated should strategic partners: terminate the agreements; fail to devote sufficient financial or other resources to the alliances; or suffer negative outcomes in intellectual property disputes.

If these types of transactions are unsuccessful, our operating results will be negatively impacted. In addition, integration of an acquired business could result in the incurrence of significant debt and unknown or contingent liabilities, as well as the negative effects on our reported results of operations from acquisition-related charges, amortisation of expenses related to intangibles and charges for impairment of long-term assets. These effects, individually or in combination, could cause a deterioration of our credit rating and result in increased borrowing costs and interest expense. We could also experience difficulties in integrating geographically separated organisations, systems and facilities, and personnel with diverse backgrounds. Integration of an acquired business may also require management resources that would otherwise be available for ongoing development of our existing business.

Under many of our strategic alliances we make milestone payments well in advance of commercialisation of products, with no assurance that we will ever recoup those payments, in which case our operating results may be negatively affected.

COMPETITION, PRICE CONTROLS AND PRICE REDUCTIONS
The principal markets for our pharmaceutical products are the Americas, the countries of the European Union (EU), Asia Pacific and Japan. These markets are highly competitive. We compete in all of them, and elsewhere in the world, against major prescription pharmaceutical companies which, in many cases, are able to match or exceed the resources that we have available to us, particularly in the areas of R&D and marketing spend. Industry consolidation has resulted in the formation of a small number of very large companies. Some of our most important products for future growth, such as Crestor, Seroquel and Symbicort, compete directly with similar products marketed by some of these companies. Increasingly, we also compete directly with biotechnology companies and companies that manufacture generic versions of our products following the expiry or loss of patent protection or other marketing exclusivity. In addition, some of our patented products, including Nexium, are subject to pricing pressure from competition from generic products in the same class.

In most of the principal markets in which we sell our products, there is continued economic, regulatory and political pressure to limit the cost of pharmaceutical products. Certain groups have been involved in exerting price pressure on pharmaceutical companies to ensure medicines are affordable to those who need them.

Currently, there is no direct government control of prices for non-government sales in the US. In 1990, however, federal legislation was enacted which required drug manufacturers to agree to substantial rebates in order for the manufacturer’s drugs to be reimbursed by state Medicaid programmes, and an additional rebate if manufacturer price increases after 1990 exceed the increase in inflation. In addition, certain states have taken action to require further manufacturer rebates on Medicaid drug utilisation and for other state pharmaceutical assistance programmes. For example, some states permit or require the dispensing pharmacist to substitute a less expensive generic drug instead of an original branded drug. Congress has also enacted statutes that place a ceiling on the price manufacturers may charge US government agencies, thereby causing a substantial discount, as well as establishing a minimum discount (comparable to the Medicaid rebate) on manufacturers’ sales to certain clinics and hospitals that serve the poor and other populations with special needs. These government initiatives, together with competitive market pressures, have contributed to restraints on realised prices in the US.

See also pages 33 (Geographic Review) and 50 (Industry Regulation) for a discussion of the impact of Medicare Part D.

In addition, realised prices are being depressed by pressure from managed care organisations and institutional purchasers, who use cost considerations to restrict the sale of preferred drugs that their physicians may prescribe, as well as other competitive activity. Such limited lists or formularies may force manufacturers either to reduce prices or be excluded from the list, thereby losing all the sales revenue from patients covered by that formulary. In addition, private health insurance companies and employers that self-insure have been raising co-payments required from beneficiaries, particularly for branded pharmaceuticals and biotechnology products, among other reasons, to encourage beneficiaries to utilise generic products. The increased use of strict formularies by institutional customers in response to the current cost-containment environment and increasingly restrictive reimbursement policies could negatively impact our net revenue.

Some governments in Europe, such as Italy and Spain, set price controls having regard to the medical, economic and social impact of the product. In other European countries, primarily Germany, the UK, the Netherlands and, more recently, France, governments have exerted a strong downward pressure on prices by incentives and sanctions to encourage doctors to prescribe cost-effectively. For example, in Germany, jumbo reference price groups are formed around broad drug classes, such as statins and proton pump inhibitors, which include branded as well as generic products, resulting in significant decreases in reimbursed prices for some patented drugs. In other countries, such as Italy and Belgium, clawbacks or price cuts have been imposed to recover budget overruns from the industry and this is a trend that is likely to continue. Efforts by the European Commission to harmonise the disparate national systems have met with little immediate success. The industry is, therefore, exposed to ad hoc national cost-containment measures on prices and the consequent cross-border movement of products from markets with prices depressed by governments into those where higher prices prevail. See also page 51 for further discussion of price regulation in Europe.

The importation of pharmaceutical products from countries where prices are low due to government price controls or other market dynamics (including production of counterfeit products), to countries where prices for those products are higher may increase. The accession of additional countries from Central and Eastern Europe to the EU could result in significant increases in the parallel trading of pharmaceutical products. Movements of pharmaceutical products into the US, in particular from Canada into the US, may increase despite the need to meet current or future safety requirements imposed by regulatory authorities. The effects of any increase in the volume of this cross-border

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RISK FACTORS	175

movement of products could result in a material adverse effect on AstraZeneca’s financial condition and results of operations.

There is formal central government control of prices in Japan. New product prices are determined primarily by comparison with existing products for the same medical condition. All existing products are subject to a price review at least every two years. Regulations introduced in 2000 included provisions allowing a drug’s price to be set according to the average price of the product in four major countries (the US, the UK, Germany and France).

We expect that pressures on pricing will continue and may increase. Because of these pressures, there can be no certainty that in every instance we will be able to charge prices for a product that, in a particular country or in the aggregate, enable us to earn an adequate return on our investment in that product.

TAXATION
The integrated nature of AstraZeneca’s worldwide operations can produce conflicting claims from revenue authorities as to the profits to be taxed in individual territories. The resolution of these disputes can result in a reallocation of profits between jurisdictions and an increase or decrease in related tax costs. This is a continuing risk for AstraZeneca which is unlikely to change in the foreseeable future.

AstraZeneca operates in many jurisdictions, the majority of which have double tax treaties with other foreign jurisdictions, which enable AstraZeneca’s revenues and capital gains to escape a double tax charge. If any of these double tax treaties should be withdrawn or amended, in a territory where a member of the AstraZeneca Group is involved in a taxation dispute with a tax authority in relation to cross-border transactions, such withdrawal, amendment or a negative outcome of such disputes could have a material adverse effect on AstraZeneca’s financial condition and results of operations.

RISK OF SUBSTANTIAL PRODUCT LIABILITY CLAIMS
Given the widespread impact prescription drugs may have on the health of large patient populations, pharmaceutical and medical device companies have, historically, been subject to large product liability damages claims, settlements and awards for injuries allegedly caused by the use of their products. Product liability claims, regardless of their merits or their outcome, are costly, divert management attention, and may adversely affect our reputation and demand for our products. In addition, substantial product liability claims that are not covered by insurance could have a material adverse effect on AstraZeneca’s financial condition and results of operations. We are currently subject to extensive product liability litigation, particularly in relation to Seroquel. See Note 26 of the Financial Statements.

RISK OF RELIANCE ON THIRD PARTIES FOR SUPPLIES OF MATERIALS AND SERVICES
Like most, if not all, major prescription pharmaceutical companies, in some of its key business operations, such as the manufacture, formulation and packaging of products, AstraZeneca relies on third parties for the timely supply of specified raw materials, equipment, contract manufacturing, formulation or packaging services and maintenance services. Although we actively manage these third party relationships to ensure continuity of supplies on time and to our required specifications, some events beyond our control could result in the complete or partial failure of supplies or in supplies not being delivered on time. Any such failure could have a material adverse effect on AstraZeneca’s financial condition and results of operations.

RISK OF FAILURE TO MANAGE A CRISIS
AstraZeneca handles toxic materials, runs manufacturing plants and distributes products worldwide. Major disruption to business and damage to reputation may be triggered by an operational incident or actions by third parties. In these circumstances, a well-tried and tested plan for addressing operational and other issues should ensure a timely response and the ability to resume business as usual. Failure to institute proper communication to internal and external stakeholders and mobilise a rapid operational response could have a material adverse effect on AstraZeneca’s financial condition and results of operations.

RISK OF DELAY TO NEW PRODUCT LAUNCHES
AstraZeneca’s continued success depends on the development and successful launch of innovative new drugs. The anticipated launch dates of major new products have a significant impact on a number of areas of our business, including investment in large clinical trials, the manufacture of pre-launch stocks of the products and the timing of anticipated future revenue streams from commercial sales of the products. These launch dates are primarily driven by the development programmes that we run and the demands of the regulatory authorities in the approvals process, as well as pricing negotiation in some countries. Delays in anticipated launch dates can arise as a result of adverse findings in pre-clinical or clinical studies, regulatory demands, competitor activity and technology transfer. Any delay to the anticipated launch dates may therefore impact AstraZeneca’s business and operations in a number of ways. In 2004 for example, we made provisions of $236 million following setbacks suffered by Exanta and Iressa. Significant delay to the anticipated launch dates of new products could have a material adverse effect on AstraZeneca’s financial condition and results of operations.

DIFFICULTIES OF OBTAINING AND MAINTAINING REGULATORY APPROVALS FOR NEW PRODUCTS
AstraZeneca is subject to strict controls on the manufacture, labelling, distribution and marketing of pharmaceutical products. The requirement to obtain regulatory approval based on safety, efficacy and quality, before such products may be marketed in a particular country, and to maintain and to comply with licences and other regulations relating to their manufacture, are particularly important. The submission of an application to a regulatory authority does not guarantee that approval to market the products will be granted. The countries that constitute material markets for our pharmaceutical products include the US, the countries of the EU and Japan. Approval of such products is required by the relevant regulatory authority in each country, although a single pan-EU, marketing authorisation approval can be obtained through a centralised mutual recognition procedure. In addition, each jurisdiction has very high standards of regulatory approval and, consequently, in most cases, a lengthy approval process. In recent years, the public and various governments appear to apply more conservative benefit/risk criteria in relation to pharmaceutical products of the type sold by companies such as ours than in the past. This apparent trend could in the future result in even more stringent requirements, including more difficult approval processes for our products. Furthermore, each regulatory authority may impose its own requirements and may refuse to grant, or may require additional data before granting or as a condition to granting, an approval, even though the relevant product has been approved in another country. Post-marketing studies involving our marketed products (whether conducted by us or by others, and whether or not mandated by regulatory agencies), as well as other emerging data about marketed products such as adverse event reports, could lead to a loss of approval, changes in product labelling or concerns about the side effects or efficacy of a product wherever it is marketed. For example, in

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176	ASTRAZENECA ANNUAL REPORT AND FORM 20-F INFORMATION 2006

RISK FACTORS CONTINUED

February 2006 we decided to withdraw Exanta from the market and terminate its development as a result of new patient safety data from a clinical trial, which involved the use of Exanta for a longer duration of therapy than was then approved for marketing. In addition although the Japanese regulatory authority granted approval for Crestor, this was conditional on a post-marketing surveillance programme being carried out. New data about our products, or products similar to our products, could negatively impact demand for our products and our net profit due to real or perceived safety or efficacy concerns.

RISK OF FAILURE TO OBSERVE ONGOING REGULATORY OVERSIGHT
AstraZeneca’s products are only licensed following exhaustive regulatory approval processes and only for a specified therapeutic indication or indications. Once a product is licensed, it is subject to ongoing control and regulation, such as the manner of its manufacture, distribution, marketing and safety surveillance. In addition, facilities in which products are produced are subject to ongoing inspections, and minor changes in manufacturing processes may require additional regulatory approvals, either of which could cause us to incur significant additional costs and lose revenue. Regulatory authorities have wide-ranging administrative powers to deal with any failure to comply with their ongoing regulatory oversight (whether such failure is by us or third parties with which we have relationships). These powers include withdrawal of a licence approval previously granted, product recalls, seizure of products and other sanctions for non-compliance. Regulatory sanction, following a failure to comply with such ongoing regulatory oversight, could have a material adverse effect on AstraZeneca’s financial condition and results of operations. In addition, because our products are intended to promote the health of patients, any supply interruption could lead to allegations that the public health has been endangered, and could subject us to lawsuits.

PERFORMANCE OF NEW PRODUCTS
Although we carry out numerous and extensive clinical trials on all our products before they are launched, for a new product it can be difficult, for a period following its launch, to establish from available data a complete assessment of its eventual efficacy and/or safety in broader clinical use on the market. Due to the relatively short time that a product has been tested and the relatively small number of patients who have taken the product, the available data may be immature. Simple extrapolation of the data may not be accurate and could lead to a misleading interpretation of a new product’s likely future commercial performance. See further discussion of product safety and efficacy in the Managing Risk section of this report.

The successful launch of a new pharmaceutical product involves a substantial investment in sales and marketing costs, launch stocks and other items. If a new product does not succeed as anticipated or its rate of sales growth is slower than anticipated, there is a risk that the costs incurred in launching it could have a material adverse effect on AstraZeneca’s financial condition and results of operations.

ENVIRONMENTAL/OCCUPATIONAL HEALTH & SAFETY LIABILITIES
AstraZeneca has environmental liabilities at some currently or formerly owned, leased and third party sites in the US, as described in more detail on pages 135 and 136. There is no reason for us to believe that associated current and expected expenditure and risks are likely to have a material adverse effect on AstraZeneca’s financial condition and results of operations as a general matter, although they could, to the extent that they exceed applicable provisions, have a material adverse effect on AstraZeneca’s financial condition and results of operations for the relevant period. In addition, a change in circumstances (including a change in applicable laws or regulations) may result in such a material adverse effect. Although we take great care to ensure that we maintain compliance with all applicable environmental, health and safety laws, regulations, licences and permits at each of our operating facilities, a significant non-compliance or incident for which we were responsible could result in AstraZeneca being liable to pay compensation, fines or remediation costs. In some circumstances, such liability could have a material adverse effect on AstraZeneca’s financial condition and results of operations. In addition, our financial provisions for any obligations that we may have relating to environmental liabilities may be insufficient if the assumptions underlying the provisions – including our assumptions regarding the portion of waste at a site for which we are responsible – prove incorrect, or if we are held responsible for additional contamination.

EMERGING MARKETS
Growing our business in emerging markets may be a critical factor in determining our future ability to sustain or increase the level of our global product revenues. Challenges that arise in relation to the development of the business in emerging markets include, but are not limited to, competition from companies that are already present in the market, the need to correctly identify and leverage appropriate opportunities for sales and marketing, poor protection over intellectual property, inadequate protection against crime (including counterfeiting, corruption and fraud), inadvertent breaches of local law/regulation and not being able to recruit sufficient personnel with appropriate skills and experience. The failure to exploit potential opportunities appropriately in emerging markets may have a material adverse effect on AstraZeneca’s financial condition and results of operations.

REPUTATION STRATEGY
There is considerable public sentiment against the pharmaceuticals industry, and the industry is under the close scrutiny of the public, the media and other stakeholders. Rising expectations are especially noteworthy in the areas of improving access to medicines for the underprivileged, both in our established markets and in less-developed nations; business conduct in our supply chain; fair marketing practices; bio-ethical challenges; working conditions; human rights; and animal rights. Whilst we seek to manage these risks through various pro-active measures, there can be no assurance that in the future such risks will not cause our financial condition or results of operations to be materially affected.

PRODUCT COUNTERFEITING
See Managing Risk section on page 46.

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ADDITIONAL INFORMATION	177

ADDITIONAL INFORMATION

HISTORY AND DEVELOPMENT OF THE COMPANY
AstraZeneca PLC was incorporated in England and Wales on 17 June 1992 under the Companies Act 1985. It is a public limited company domiciled in the UK. The Company’s registered number is 2723534 and its registered office is at 15 Stanhope Gate, London W1K 1LN (telephone + 44 (0)20 7304 5000). From February 1993 until April 1999, the Company was called Zeneca Group PLC. On 6 April 1999, the Company changed its name to AstraZeneca PLC.

The Company was formed when the pharmaceutical, agrochemical and specialty chemical businesses of Imperial Chemical Industries PLC were demerged in 1993. In 1999, the Company sold the specialty chemical business. Also in 1999, the Company merged with Astra AB of Sweden. In 2000, it demerged the agrochemical business and merged it with the similar agribusiness of Novartis AG to form a new company called Syngenta AG.

The Company owns and operates numerous R&D, production and marketing facilities worldwide. Its corporate headquarters are at 15 Stanhope Gate, London W1K 1LN.

MEMORANDUM AND ARTICLES OF ASSOCIATION
Objects
As is typical of companies registered in England and Wales, the Company’s objects, which are detailed in the Memorandum of Association, are broad and wide-ranging and include manufacturing, distributing and trading pharmaceutical products.

Directors
Subject to certain exceptions, Directors do not have power to vote at Board meetings on matters in which they have a material interest.

The quorum for meetings of the Board of Directors is a majority of the full Board, of whom at least four must be Non-Executive Directors. In the absence of a quorum, the Directors do not have power to determine compensation arrangements for themselves or any member of the Board.

The Board of Directors may exercise all the powers of the Company to borrow money. Variation of these borrowing powers would require the passing of a special resolution of the Company’s shareholders.

Directors are not required to retire at a particular age.

Directors are required to beneficially own Ordinary Shares in the Company of an aggregate nominal amount of $125. At present, this means they must own at least 500 shares.

Rights, preferences and restrictions attaching to shares
The share capital of the Company is divided into 2,400,000,000 Ordinary Shares with a nominal value of $0.25 each and 50,000 Redeemable Preference Shares with a nominal value of £1.00 each. The rights and restrictions attaching to the Redeemable Preference Shares differ from those attaching to Ordinary Shares as follows:

>	The Redeemable Preference Shares carry no rights to receive dividends.

>	The holders of Redeemable Preference Shares have no rights to receive notices of, attend or vote at general meetings except in certain limited circumstances.
They have one vote for every 50,000 Redeemable Preference Shares held.

>	On a distribution of assets of the Company, on a winding-up or other return of capital (subject to certain exceptions), the holders of Redeemable Preference Shares have priority over the holders of Ordinary Shares to receive the capital paid up on those shares.

>	Subject to the provisions of the Companies Act 1985, the Company has the right to redeem the Redeemable Preference Shares at any time on giving not less than seven days’ written notice.

Action necessary to change the rights of shareholders
In order to vary the rights attached to any class of shares, the consent in writing of the holders of three quarters in nominal value of the issued shares of that class or the sanction of an extraordinary resolution passed at a general meeting of such holders is required.

Annual general meetings and extraordinary general meetings
Annual general meetings and extraordinary general meetings where a special resolution is to be passed or a Director is to be appointed require 21 clear days’ notice to shareholders. All other extraordinary general meetings require 14 clear days’ notice.

For all general meetings, a quorum of two shareholders present in person or by proxy is required.

Shareholders and their duly appointed proxies and corporate representatives are entitled to be admitted to general meetings.

Limitations on the rights to own shares
There are no limitations on the rights to own shares.

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178	ASTRAZENECA ANNUAL REPORT AND FORM 20-F INFORMATION 2006

CROSS-REFERENCE TO FORM 20-F

The information in this document that is referenced on this page is included in AstraZeneca’s Form 20-F for 2006 (2006 Form 20-F) and is filed with the Securities and Exchange Commission (SEC). The 2006 Form 20-F is the only document intended to be incorporated by reference into any filings by AstraZeneca under the Securities Act of 1933, as amended. References to major headings include all information under such major headings, including subheadings. References to subheadings include only the information contained under such subheadings. Graphs are not included unless specifically identified. The 2006 Form 20-F has not been approved or disapproved by the SEC, nor has the SEC passed comment upon the accuracy or adequacy of the 2006 Form 20-F. The 2006 Form 20-F filed with the SEC may contain modified information and may be updated from time to time.

Item			Page

3	Key Information

	A.	Selected financial data
		Financial Highlights	6
		Group Financial Record – IFRS	163
		Shareholder Information	165
	D.	Risk factors	172

4	Information on the Company

	A.	History and development of the Company	177
		Financial Review – Investments, divestments
		and capital expenditure	57, 69
		Note 7 – Property, plant and equipment	110
		Note 22 – Acquisitions of business operations	121
		Note 23 – Disposal of business operations	123
	B.	Business overview
		Business Review	8
	C.	Organisational structure
		Directors’ Report – Governance	71
		Principal Subsidiaries	148
	D.	Property, plant and equipment
		Business Review – Main Facilities	49

5	Operating and Financial Review and Prospects

	A-F.	Business Review	8
	A-F.	Financial Review	53
		Note 15 – Financial instruments	115

6	Directors, Senior Management and Employees

	A.	Directors and senior management
		Board of Directors	80
	B.	Compensation
		Directors’ Remuneration Report	82
		Note 24 – Post-retirement benefits	123
		Note 28 – Statutory and other information	146
	C.	Board practices
		Board of Directors	80
		Directors’ Remuneration Report	82
		Directors’ Report – Governance	71
		Audit Committee	72
	D.	Employees
		Note 25 – Employee costs and share option
		plans for employees	128
		Directors’ Report – People	48
	E.	Share ownership
		Directors’ Remuneration Report –
		Directors’ Interests in Shares	91
		Note 25 – Employee costs and
		share option plans for employees	128

7	Major Shareholders and Related Party Transactions

	A.	Major shareholders
		Shareholder Information – Major shareholdings	166
	B.	Related party transactions
		Shareholder Information – Related party
		transactions	167
		Note 28 – Statutory and other information	146
Item			Page

8	Financial Information

	A.	Consolidated statements and other
		financial information
		Financial Statements (excluding Directors’
		responsibilities on page 96 and Auditors’
		opinion on page 97)	98
	B.	Significant changes
		Note 28 – Statutory and other information	146

9	The Offer and Listing

	A4.	Price history of listed stock
		Shareholder Information	165
	C.	Markets
		Shareholder Information	165

10	Additional Information

	B.	Memorandum and Articles of Association	177
	C.	Material contracts	n/a
	D.	Exchange controls and other limitations
		affecting security holders	169
	E.	Taxation	168
	H.	Documents on display	168
	I.	Subsidiary information
		Principal Subsidiaries	148

11	Quantitative and Qualitative Disclosures about Market Risk

	Financial Review – Financial Risk Management
	Policies – Treasury		60

12	Description of Securities other than Equity Securities		n/a

13	Defaults, Dividend Arrearages and Delinquencies		n/a

14	Material Modifications to the Rights of Security
	Holders and Use of Proceeds		n/a

15	Controls and Procedures

	Directors’ Report – Internal controls and
	management of risk		75

16	[Reserved]

	A.	Audit Committee financial expert
		Audit Committee	72
	B.	Code of ethics
		Directors’ Report – Code of Conduct	76
	C.	Principal accountant fees and services
		Note 28 – Statutory and other information	146
	D.	Exemptions from the listing standards
		for audit committees	n/a
	E.	Purchases of equity securities by the issuer
		and affiliated purchasers
		Note 29 – Share capital of parent company	147

18	Financial Statements

	Financial Statements (excluding Directors’ responsibilities
	on page 96 and Auditors’ opinion on page 97)		98

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179

GLOSSARY

The following abbreviations and expressions have the following meanings when used in this report:
ACE (Inhibitor) – Angiotensin-converting enzyme blocks the production of a hormone called angiotensin II. Angiotensin II narrows blood vessels and thereby raises blood pressure.
ACS – Acute Coronary Syndrome, an umbrella term used to cover any group of clinical symptoms compatible with acute myocardial ischemia.
Adjuvant – Assisting in the prevention, improvement or cure of disease.
ADP – Adenosine diphosphate attaches to receptors on the surface of platelets to form blood clots.
Adverse reaction – An unwanted, negative consequence associated with the use of a medicine.
Agonist – A substance capable of binding to a molecular target to initiate or enhance a physiological reaction.
Anaesthesia – The total or partial loss of sensation, especially in relation to pain.
Analgesia – The inability to feel pain.
Abbreviated New Drug Application (ANDA) – A marketing approval application for a generic drug submitted to the US Food and Drug Administration.
Antagonist – A substance capable of binding to a molecular target to neutralise or counteract a physiological reaction.
Anti-androgen – A drug that blocks the cellular uptake of testosterone by the prostate gland and used in the treatment of prostate cancer.
Anti-psychotic drug – For the treatment of the unrealistic ideas, delusions (false beliefs) and hallucinations (false perceptions) that can appear during depression or mania.
Aromatase inhibitor – A drug that inhibits the enzyme aromatase, which is involved in the production of the female sex hormone, oestrogen.
AstraZeneca or AstraZeneca Group – AstraZeneca PLC and its subsidiaries.
Atherosclerosis – Disease of the arteries linked to the build-up of lipids (fats) in the walls and the formation of atheromatous plaque, which contracts the lumen of these vessels.
Atrial fibrillation (AF) – Abnormal irregular heart rhythm with chaotic generation of electrical signals in the atria of the heart.
Atypical anti-psychotic drugs – Second generation drugs to treat psychosis with reduced likelihood to cause movement disorders.
Biomarker – A characteristic that is objectively measured and evaluated as an indicator of normal biological processes, pathogenic processes, or pharmacological responses to a therapeutic intervention.
Biopharmaceuticals/Biologics – A new class of systemic therapies that contain proteins (usually produced naturally by living organisms in response to disease, for example antibodies), as opposed to traditional pharmaceutical drugs that are made up of non-living chemicals.
Bipolar disorder – Any of several mood disorders characterised usually by alternating episodes of depression and mania or by episodes of depression alternating with mild non-psychotic excitement.
Bronchodilator – A drug that causes the widening of the bronchi (major air passages of the lungs).
Cardiovascular (CV) – Relating to the heart and blood vessels.
CAT – Cambridge Antibody Technology Group plc.
Candidate Drug (CD) – A drug to be taken into clinical concept testing phase.
CEE – Central and Eastern Europe.
CHF – Congestive Heart Failure. A condition in which the heart’s function as a pump (to circulate blood throughout the body) is inadequate to meet the body’s needs and leads to a poor blood supply, which may cause the body’s organ systems to fail.
Chronic Obstructive Pulmonary Disease (COPD) – Any disorder that persistently obstructs bronchial airflow, eg bronchitis.

Cognitive disorders – The class of disorders consisting of significant impairment of cognition or memory that represents a marked deterioration from a previous level of functioning.
CR – Corporate Responsibility.
Corticosteroid – Any of the steroid hormones made by the cortex (outer layer) of the adrenal gland.
CRC – Colo-rectal cancer.
Crohn’s disease – A chronic inflammatory disorder of the bowels.
Directors – The Directors of the Company.
Diabetes – A metabolic disorder characterised by hyperglycaemia (high glucose blood sugar), among other signs, or a variable disorder of carbohydrate metabolism usually characterised by inadequate secretion or utilisation of insulin.
Diuretic – A drug that causes the increased passing of urine.
Dopamine partial agonists – Mimic the effects of dopamine in the brain by stimulating dopamine receptors.
Double-blind study – A clinical study in which neither the subject, nor the investigator nor the research team interacting with the subject or data during the trial knows what treatment a subject is receiving.
Drug metabolism – The biochemical modification or degradation of drugs, usually through specialised enzymatic systems.
Dyslipidaemia – A condition marked by abnormal concentrations of lipids or lipoproteins in the blood.
EEA – European Economic Area.
Efficacy – The outcomes measured in Phase III clinical trials that indicate that the test drug has the intended benefit.
Epidermal Growth Factor (EGF) receptor – A protein found on the surface of some cells and to which epidermal growth factor binds, causing the cells to divide. It is found at abnormally high levels on the surface of many types of cancer cells, so these cells may divide excessively in the presence of epidermal growth factor.
EFPIA – European Federation for Pharmaceutical Industries and Associations.
EMEA – The European Medicines Agency.
Excipient – An inactive substance that serves as the vehicle or medium for a drug or other active substance.
Food and Drug Administration (FDA) – Part of the US Department of Health and Human Services Agency responsible for development, approval, manufacture, sale and use of all drugs, biologics, vaccines and medical devices in the US.
First-line therapy – Treatment given to a newly diagnosed patient, who has therefore not yet been treated.
First time in man – The first time that an experimental compound is administered to a human. It implies that the compound has passed ethical review bodies and passed formal regulatory toxicology studies.
Gastrointestinal (GI) – Relating to the stomach and intestines.
Generic – Drugs that are copies of brand-name drugs and have regulatory approval.
Gastro-oesophageal reflux disease (GERD) – A recurrent condition where gastric juices, containing acid, travel back from the stomach into the oesophagus.
Group – The Company and its subsidiaries.
Head-to-head study – A clinical trial in which two different medicines are directly compared with each other with respect to their effect on a marker of the disease or a specific event associated with the disease. (For drugs under development, this is often a comparison with a marketed drug that is seen to be the gold standard.)
Hydrofluoroalkanes (HFAs) – A new propellant for metered-dose inhalers that are more environmentally friendly than the current CFC-based inhalers.
High-density lipoprotein cholesterol (HDL-C) – HDL carries cholesterol in the blood, sometimes referred to as “good” cholesterol.

High-throughput screening – The process of using automated tests to search quickly through large numbers of substances for desired binding or activity characteristics.
Hormone – A chemical “signal” carried in the blood.
HKAPI – Hong Kong Association of the Pharmaceutical Industry.
Hypertension – High blood pressure.
IMS Health Inc. – Provider of pharmaceutical market data globally.
IR – Immediate release.
Ischaemic heart disease – A chronic disease caused by insufficient blood supply to the heart.
Leukotriene receptor antagonist – New type of asthma medication. They are non-steroidal medications, which are taken long term and have been shown to reduce reliever use and may also allow the asthmatic to reduce high doses of inhaled steroids.
Line extension – A new formulation, indication or presentation of a product that is already approved.
Lipid – Another word for “fat”. Lipids are one of the main constituents of plant and animal cells.
Low-density lipoprotein cholesterol (LDL-C) – LDL is the major carrier of cholesterol in the blood, sometimes referred to as “bad” cholesterol.
Luteinising hormone-releasing hormone (LHRH) – A naturally occurring hormone that controls sex hormones in both men and women.
LHRH agonist – A compound that is similar to LHRH in structure and is able to act like it.
Marketing Authorisation Application (MAA) – An application for authorisation to place medicinal products on the market. This is a specific term for the EU/EEA markets.
Medicaid – A US health insurance programme for individuals and families with low incomes and resources. It is jointly funded by the states and federal government, and is managed by the states.
Medicare – A US health insurance programme for US citizens aged 65 or older, US citizens under age 65 with certain disabilities, and US citizens of all ages with permanent kidney failure requiring dialysis or a kidney transplant. Recently, Medicare began offering prescription drug coverage under Part D of the Medicare Prescription Drug Benefit.
Metabolic syndrome – A combination of medical disorders that increase one’s risk for cardiovascular disease and diabetes.
MHLW – Japanese Ministry of Health, Labour and Welfare.
Monoclonal antibody – An antibody derived from a single clone of cells; all antibodies derived from such a group of cells have the same sequence of DNA. Monotherapy – Treatment where only one agent is given.
Myocardial infarction (MI) – A heart attack.
New Chemical Entity (NCE) – A new, pharmacologically-active chemical substance. The term is used to differentiate from line extensions and existing drug products.
NCI – US National Cancer Institute.
New Drug Application (NDA) – An application to the FDA for approval to market a drug product in the US.
Neuroscience – Sciences that deal with the structure or function of the nervous system and brain.
Normotensive – Indicating a normal arterial blood pressure.
NSAID – Non-steroidal anti-inflammatory drug.
NSCLC – Non-small cell lung cancer.
OA – Osteoarthritis.
Oncology – The study of diseases that cause cancer.
Odontology – A science dealing with the teeth, their structure and development, and their diseases.
Outcomes study – A large clinical trial in which the effect of a drug in preventing or delaying a specific and important medical event related to that disease area (eg the occurrence of a heart attack) is measured, rather than the effect on a marker of the disease (eg blood levels of certain enzymes).

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180	ASTRAZENECA ANNUAL REPORT AND FORM 20-F INFORMATION 2006

GLOSSARY CONTINUED

Over the counter (OTC) – A term used for medicines that can be purchased without a prescription.
Palliative – Treatment that has no curative intent but is given to maintain quality of life and to relieve suffering in a terminally-ill patient.
Parenteral – Administered by any way other than through the mouth.
Phage – The abbreviation for bacteriophage, a virus that infects bacteria.
Pharmacology – The study of how drugs affect a living organism.
Pharmacogenomics – A biotechnological science that combines the techniques of medicine, pharmacology and genomics and is concerned with developing drug therapies to compensate for genetic differences in patients which cause varied responses to a single therapeutic regimen.
Pharmacokinetics – The study of what the body does to a drug.
Phase I – The phase of clinical study where researchers test a new drug or treatment in a small group (20-80) of people for the first time to evaluate its safety, determine a safe dosage range, and identify side effects.
Phase II – This phase of clinical study includes the controlled clinical activities conducted to evaluate the effectiveness of the drug for a particular indication or indications in patients with the disease or condition under study and to determine the common short-term side effects and risks associated with the drug. Phase II studies are typically conducted in a relatively small number of patients (usually no more than several hundred).
Phase III – This phase of clinical study is performed after preliminary evidence suggesting effectiveness of the drug has been obtained and is intended to gather additional information about effectiveness and safety that is needed to evaluate the overall benefit/risk profile of the drug and to provide an adequate basis for physician labelling. Phase III studies usually include between several hundred and several thousand subjects.
Phase IV – Post-marketing studies to delineate additional information about the drug’s risks, benefits and optimal use, including those that may be requested by regulatory authorities in conjunction with marketing approval.
PhRMA – Pharmaceutical Research and Manufacturers of America, the US pharmaceutical industry association.
Placebo – In clinical trials, an inert substance identical in appearance to the substance being tested, also known as a sugar pill.
Pharmaceutical and Medical Devices Agency (PMDA) – Japanese regulatory authority, part of the MHLW.
pMDI – Pressurised metered-dose inhaler.
Post-marketing surveillance (PMS) – The systematic detection and evaluation of adverse reactions occurring in association with pharmaceutical products under customary conditions of use in ordinary clinical practice.
Poly-ADP-ribose polymerase (PARP) – An enzyme critical to the repair of damaged cells and maintenance of cellular energy.
Positron Emission Tomography (PET) – A highly specialised imaging technique that uses short-lived radioactive substances to produce three-dimensional coloured images of those substances functioning within the body. These images are called PET scans.
Proton Pump Inhibitor (PPI) – A medicine that reduces the production of acid in the stomach.
Pre-clinical (PC) studies – Studies conducted before a drug is tested in human subjects, and which support and help establish boundaries for safe use of the drug in subsequent Phase I studies.

Primary care – The medical care the patient receives upon first contact with the healthcare system, before referral elsewhere within the system.
Prolactin – The hormone that stimulates milk production after childbirth.
Proof of concept – Proof of concept provides clinical confirmation that an investigational product possesses a desired pharmacological effect in patients with the disease of interest. This can be achieved after a positive placebo-controlled study or dose-response study using a validated surrogate variable or the final clinical outcome variable. Proof of concept also includes establishing a limited dose range to be used in the subsequent confirmatory studies.
Proof of principle – Proof of principle is achieved when an intended pharmacological effect results in an expected change in a relevant biomarker in a dose range, which does not cause any major unwanted effects. Proof of principle therefore provides the first measurable evidence that an investigational product might work in humans. Proof of principle is normally demonstrated in a limited number of subjects with the disease of interest or in healthy volunteers when a relevant model exists.
Prophylaxis or Prophylactic therapy – A therapy or measure used to prevent disease.
RA – Rheumatoid arthritis.
RAG – Risk Advisory Group.
R&D – Research and Development.
Respiratory – Relating to or affecting breathing or the organs used to breathe.
RET-kinase – A receptor-tyrosine kinase which is normally involved in maturation of a variety of tissues, including the nervous system and kidney. It is sometimes mutated and has an abnormal function in certain types of thyroid cancer.
Ribosome – A large complex molecule that synthesises protein.
RoW – Rest of world.
Qui tam action (in the US) – An action brought under a statute that allows a private person to sue for a penalty, part of which the government or some specified public institution will receive.
Second-line therapy – Treatment administered after the failure of, or in addition to, first-line therapy.
SEK, kronor, krona – References to Swedish currency.
Sepsis – A life-threatening condition resulting from uncontrolled severe infections.
Senior Executive Team (SET) – a cross-functional, cross-territorial group, established and led by the Chief Executive Officer.
SHE – Safety, Health and the Environment.
SCLC – Small cell lung cancer.
Specialist care – The medical care the patient receives after being referred within the system.
SR – Sustained-release.
Statin – A class of drugs that alter cholesterol levels in the blood.
Sterling, £, GBP, pence or p – References to UK currency.
Thrombosis – The formation of blood clots at sites where they are not required to prevent blood loss.
Target Product Profile (TPP) – Statement of the essential attributes of a clinically and commercially successful product, which can form the basis for commercial evaluation and guide Discovery and Development activities.
Triglycerides – The major form of fat that comes from the food we eat as well as from being produced by the body.
UK – United Kingdom of Great Britain and Northern Ireland.
US dollar, US$, USD or $ – References to US currency.
US – United States of America.
World Health Organization (WHO) – The United Nations’ specialised agency for health.
Zollinger Ellison Syndrome – A rare gastric acid disorder.

FINANCIAL TERMS

ADR – American Depositary Receipt evidencing title to an ADS.
ADS – American Depositary Share representing one underlying Ordinary Share.
CER – Constant Exchange Rates.
Cost growth rates – Percentage growth of a particular cost category over the comparable cost category for the previous year.
Depositary – JPMorgan Chase Bank, as depositary under the deposit agreement pursuant to which the ADRs are issued.
Earnings per Share (EPS) – Profit for the year after tax and minority interests, divided by the weighted average number of Ordinary Shares in issue during the year.
Exceptional items – Significantly large items that are distinct in nature from items normally occurring during ordinary business activities.
Finance income and expense – Includes interest earned and payable, and similar items.
Free cash flow – Represents net cash flows before financing activities, and is calculated as: net cash inflow before financing activities, adjusted for acquisitions of businesses, movements in short term investments and fixed deposits and disposal of intangible assets.
Gross margin – The margin as a percentage by which sales exceed cost of sales, calculated by dividing the difference between the two by the sales figure.
IAS – International Accounting Standards.
IFRS – International Financial Reporting Standards.
LSE – London Stock Exchange.
Minority interests – Share of profits that belong to non-AstraZeneca shareholders in partially-owned subsidiaries.
NYSE – New York Stock Exchange.
Operating costs – Distribution costs; Research and Development (R&D) costs; and Selling, General and Administrative (SG&A) costs.
Operating profit – Sales, less cost of sales, less operating costs, plus operating income.
Ordinary Shares – Ordinary Shares of $0.25 each in the capital of the Company.
Profit before tax – Operating profit, plus finance income, less finance expense.
SSE – Stockholm Stock Exchange.
TSR – Total Shareholder Returns.

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Trade marks
Trade marks of the AstraZeneca group of companies appear throughout this document in italics. AstraZeneca, the AstraZeneca logotype and the AstraZeneca symbol are all trade marks of the AstraZeneca group of companies. Trade marks of companies other than AstraZeneca appear with a ® or ™ sign and include: Abraxane®, a registered trade mark of Abraxis BioScience, Inc.; Avastin™, a trade mark of Genentech, Inc.; Cubicin™, a trade mark of Cubist Pharmaceuticals, Inc.; CytoFab™, a trade mark of Protherics, Inc.; Herceptin™, a trade mark of Genentech, Inc.; Humira™, a trade mark of Abbott Laboratories, Inc.; Prinivil™, a trade mark of Merck & Co., Inc.; Taxotere™, a trade mark of Aventis Pharma S.A.; TriCor™, a trade mark of Fournier Industrie et Santé and Zocor™, a trade mark of Merck & Co., Inc.

Use of terms
In this Annual Report and Form 20-F Information, unless the context otherwise requires, ‘AstraZeneca’, ‘the Group’, ‘the Company’, ‘we’, ‘us’ and ‘our’ refer to AstraZeneca PLC and its consolidated entities.

Statements of competitive position
Except as otherwise stated, market information in this Annual Report and Form 20-F Information regarding the position of our business or products relative to its or their competition is based upon published statistical data for the 12 months ended 30 September 2006, obtained from IMS Health, a leading supplier of statistical data to the pharmaceutical industry. Except as otherwise stated, these market share and industry data from IMS Health have been derived by comparing our sales revenue to competitors’ and total market sales revenues for that period. For the purposes of this Annual Report and Form 20-F Information, references to the world pharmaceutical market or similar phrases are to 52 countries contained in IMS Health’s MIDAS Quantum database, which amount to approximately 95% (in value) of the countries audited by IMS Health.

Statements of growth rates, sales and market data Except as otherwise stated, growth rates and sales in this Annual Report and Form 20-F Information are given at constant exchange rates (CER) to show underlying performance by excluding the effects of exchange rate movements. Market data are given in actual US dollars.

Statements of dates
Except as otherwise stated, references to days and/or months in this Annual Report and Form 20-F Information are references to days and/or months in 2006.

AstraZeneca websites
Information on or accessible through our websites, including astrazeneca.com, astrazenecaclinicaltrials.com, rosuvastatininformation.com and cambridgeantibody.com, does not form part of this document.

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CONTACT INFORMATION

REGISTERED OFFICE AND CORPORATE HEADQUARTERS ADDRESS AstraZeneca PLC 15 Stanhope Gate London W1K 1LN UK Tel: +44 (0)20 7304 5000 Fax: +44 (0)20 7304 5151

INVESTOR RELATIONS CONTACTS
UK: as above or e-mail
IR@astrazeneca.com
Sweden:
AstraZeneca AB
SE-151 85 Södertälje
Sweden
Tel: +46 (0)8 553 260 00
Fax: +46 (0)8 553 290 00
or e-mail
IR@astrazeneca.com
US:
Investor Relations
AstraZeneca Pharmaceuticals LP
1800 Concord Pike
PO Box 15438
Wilmington
DE 19850-5438
US
Tel: +1 (302) 886 3000
Fax: +1 (302) 886 2972

REGISTRAR AND TRANSFER OFFICE Lloyds TSB Registrars The Causeway Worthing West Sussex BN99 6DA UK Tel (freephone in the UK): 0800 389 1580 Tel (outside the UK): +44 121 415 7033

SWEDISH SECURITIES REGISTRATION CENTRE VPC AB PO Box 7822 SE-103 97 Stockholm Sweden Tel: +46 (0)8 402 9000

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